   As filed with the Securities and Exchange Commission on August 9, 1996
                                                       Registration No. 333-3734



                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1
                                     TO

                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                       ------------------------------

                    U.S. ALCOHOL TESTING OF AMERICA, INC.
- --------------------------------------------------------------------------------
           (Exact name of registrant as specified in its Charter)


          Delaware                      3810                  22-2806310
- ---------------------------   -------------------------  ----------------------
  (State or other jurisdic-       (Primary Standard        (I.R.S. Employer
   tion of incorporation         Industrial Classifi-     Identification No.)
      or organization)            cation Code Number)


                             10410 Trademark Street
                       Rancho Cucamonga, California 91730
                                  (909) 466-8378
- --------------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                               Mr. Robert Stutman

                     U.S. Alcohol Testing of America, Inc.
                             10410 Trademark Street
                       Rancho Cucamonga, California 91730
                               (909) 466-8378
- --------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)


                                   Copies to:

Robert W. Berend, Esq.                                Edward H. Cohen, Esq.
Gold & Wachtel, LLP                                   Rosenman & Colin, LLP
110 East 59th Street                                  575 Madison Avenue
New York, New York 10022                              New York, New York 10022
(212) 909-9500                                        (212) 940-8580
Fax (212) 371-0320                                    Fax (212) 940-8776



                       ------------------------------

         Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with eneral Instruction G, check the following. [ ]

                        CALCULATION OF REGISTRATION FEE


                                                           Proposed
                                           Proposed         maximum
Title of each                              maximum          aggregate        Amount of
class of securities       Amount to be     offering price   offering         registration
to be registered          registered(1)    per unit(2)      price(2)         fee(2)
- -------------------       -------------    --------------   ---------        ------------
Common Stock, $.01
  par value............      774,340           $2.00         $1,548,680          $534

Common Stock, $.01
  par value,
  issuable upon
  exercise of
  Warrants.............       60,000           $15.00        $  900,000          $310

Warrants expiring
  February 16, 1999....       60,000
                                                                                 ----
                                                                    Total        $844



(1) The number of shares of Common Stock of U.S. Alcohol Testing of America, Inc. ("USAT") being registered is based on an estimate as to
         (a) the approximate number of shares to be issued to the minority stockholders of Good Ideas Enterprises, Inc. ("Good Ideas") in connection with the merger of Good Ideas Acquisition Corp., a wholly-owned subsidiary of USAT, with and into Good Ideas and (b) an estimate as to the approximate number of shares to be issued upon the exercise of USAT Warrants to be issued upon the merger in exchange for Good Ideas Warrants, in both instances assuming a $2.00 per share market price for the shares, which is the closing sales price on August 7, 1996.



(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price and the registration fee (a) for the shares to be issued upon the merger are computed, pursuant to Rule 457(a), on the basis of a $2.00 value per share estimate for the price to be determined in accordance with the terms of the merger and (b) for the shares to be issued upon exercise of the USAT Warrants are computed, pursuant to Rule 457(g), on the basis of the assumed exercise price of the USAT Warrants if 60,000 shares are subject thereto.

                        ------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE SHEET
              TO FORM S-4 OF U.S. ALCOHOL TESTING OF AMERICA, INC.


                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS



      Item Number                                  Location in Consent Solicitation
      and Caption                                  Statement/Prospectus
      -----------                                  --------------------------------

A.    Information About the Transaction

   1.    Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus...........................     Facing Page; Cross Reference Sheet; and
                                                   Outside Front Cover Page of Consent
                                                   Solicitation Statement/Prospectus.

   2.    Inside Front and Outside Back Cover
         Pages................................     Inside Front Cover Page of Consent
                                                   Solicitation Statement/Prospectus; and
                                                   Outside Back Cover Page of Consent
                                                   Solicitation/Prospectus.

   3.    Risk Factors, Ratio Earnings to Fixed
         Charges and Other Information........     Summary; Summary Historical and Proforma
                                                   Combined Financial Data; and Risk Factors;
                                                   Computation of Ratio of Earnings to
                                                   Combined Fixed Charges and Preferred Stock
                                                   Dividends is not applicable.

   4.    Terms of the Transaction.............     Summary; Terms of the Transaction; and The
                                                   Merger and Related Matters.

   5.    Proforma Financial Information......      Summary Historical and Proforma Financial
                                                   Data.

   6.    Material Contacts with the Company
         Being Acquired.......................     Material Contacts of USAT with Good Ideas;
                                                   and The Merger and Related Matters.

   7.    Additional Information Required for
         Reoffering by Persons and Parties
         Deemed to be Underwriters............     Not Applicable.

   8.    Interests of Named Experts and
         Counsel..............................     Experts and Legal Opinions.

   9.    Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities......................     Commission Position on Indemnification.

B.    Information About the Registrant

   10.   Information with Respect to S-3
         Registrants..........................     Not Applicable.

   11.   Incorporation of Certain Information
         by Reference.........................     Not Applicable.

      Item Number                                  Location in Consent Solicitation
      and Caption                                  Statement/Prospectus
      -----------                                  --------------------------------
   12.    Information With Respect to S-2
          or S-3 Registrants..................     Not Applicable.

   13.    Incorporation of Certain Information
          by Reference........................     Not Applicable.

   14.    Information with Respect to
          Registrants Other Than S-3 or S-2
          Registrants.........................     Business of the Company; USAT Market
                                                   Information; USAT Management; The
                                                   Company's Financial Statements; The
                                                   Company's Selected Financial Data; The
                                                   Company's Management's Discussion and
                                                   Analysis of Financial Condition and
                                                   Results of Operations; and Change in
                                                   Accountants.

C.    Information About the Company Being
      Acquired

   15.    Information with Respect to S-3
          Companies...........................     Not Applicable.

   16.    Information with Respect to S-2 or
          S-3 Companies.......................     Not Applicable.

   17.    Information with Respect to
          Companies Other Than S-2 or S-3
          Companies...........................     Business of Good Ideas; Good Ideas Market
                                                   Information; Good Ideas' Financial
                                                   Statements; Good Ideas' Selected Financial
                                                   Data; and Good Ideas' Management's
                                                   Discussion and Analysis of Financial
                                                   Condition and Results of Operations.

D.    Voting and Management Information

   18.    Information if Proxies, Consents
          or Authorizations are to be
          Solicited...........................     Terms of the Transaction; The Merger and
                                                   Related Matters; USAT Principal
                                                   Stockholders; and Good Ideas Principal
                                                   Stockholders.

   19.    Information if Proxies, Consents or
          Authorizations are not to be
          Solicited, or in an Exchange Offer..     Not Applicable.

CONSENT SOLICITATION STATEMENT/PROSPECTUS

                     U.S. ALCOHOL TESTING OF AMERICA, INC.
                PROSPECTUS FOR _______ SHARES OF COMMON STOCK, WARRANTS TO PURCHASE ____________ SHARES OF COMMON STOCK
                AND _________ SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS
                    AND
                CONSENT SOLICITATION STATEMENT TO THE MINORITY STOCKHOLDERS OF GOOD IDEAS ENTERPRISES, INC.



          This Consent Solicitation Statement/Prospectus is being furnished to the minority stockholders of Good Ideas Enterprises, Inc. ("Good Ideas"), a Delaware corporation, in connection with the solicitation of consents by U.S. Alcohol Testing of America, Inc. ("USAT"), a Delaware corporation and a 60.8% stockholder of Good Ideas , from the holders, other than USAT, of Good Ideas Common Stock, $.001 par value (the "Good Ideas Common Stock"), in order to adopt an Agreement and Plan of Merger dated as of April 12, 1996 (the "Merger Agreement") by and among Good Ideas, USAT and Good Ideas Acquisition Corp.("Acquisition Corp."), a Delaware corporation and a wholly-owned subsidiary of USAT , pursuant to which Acquisition Corp. will be merged with and into Good Ideas (the "Merger").



          USAT is offering by this Consent Solicitation Statement/
Prospectus (1) an aggregate of ____________ shares of USAT's Common Stock, $.01 par value (the "USAT Common Stock"), on the basis set forth in the Merger Agreement, to the stockholders of Good Ideas other than USAT (the "Good Ideas Minority Stockholders") in exchange for their 1,548,680 shares of the Good Ideas Common Stock (the "Minority Good Ideas Common Stock") and (2) an aggregate of __________ shares of the USAT Common Stock issuable upon the exercise of Common Stock purchase warrants expiring February 16, 1999 (the "Merger Warrants") to be issued by USAT on the basis set forth in the Merger Agreement in exchange for Common Stock purchase warrants also expiring February 16, 1999 (the "Good Ideas Warrants") to purchase up to 120,000 shares of the Good Ideas Common Stock. If the Merger is consummated, the Good Ideas Minority Stockholders will receive ___ of a share of the USAT Common Stock for each share of the Good Ideas Common Stock. Assuming that there are no exercises of outstanding USAT Common Stock purchase warrants or stock options or any conversions of shares of USAT preferred stock between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the USAT stockholders will own ___% of the outstanding shares of the USAT Common Stock and the Good Ideas Minority Stockholders will own ___%.

          The USAT Common Stock is listed on the American Stock Exchange. On July 31, 1996, the closing sales price as reported on such Exchange was $2.25 per share.



                           --------------------------


          GOOD IDEAS MINORITY STOCKHOLDERS SHOULD CONSIDER CERTAIN RISK FACTORS IN CONNECTION WITH THE PROPOSED TRANSACTIONS. SEE "RISK FACTORS" ON PAGE 21.


                           --------------------------


          NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------





 This Consent Solicitation Statement/Prospectus is dated __________ ___, 1996.

                             AVAILABLE INFORMATION


         USAT and Good Ideas are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material relating to both USAT and Good Ideas can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Because the USAT Common Stock is traded on the American Stock Exchange, reports, proxy and information statements and other information concerning USAT can be inspected by contacting the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881. Because the Good Ideas Common Stock is traded on the Pacific Stock Exchange, reports, proxy and information statements and other information concerning Good Ideas can be inspected by contacting The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104. After the Merger is consummated, USAT, but not Good Ideas, will be required to continue to file periodic reports, proxy and information statements and other information with the Commission pursuant to the Exchange Act.


         USAT has filed with the Commission a Registration Statement on Form S-4, File No. 333-3734 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the USAT Common Stock to be issued upon consummation of the Merger and thereafter upon the exercise of the Merger Warrants. This Consent Solicitation Statement/Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to USAT and Good Ideas and the shares of the USAT Common Stock offered by this Consent Solicitation Statement/Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Consent Solicitation Statement/Prospectus as to any document are not necessarily complete and where such document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions thereof. Copies of the Registration Statement, with exhibits, may be obtained from the Commission's Office in Washington, D.C. (at the address above) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.



         THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST TO ROBERT STUTMAN, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, U.S. ALCOHOL TESTING OF AMERICA, INC., AT THE FOLLOWING
ADDRESS: 4517 NORTH WEST 31ST AVENUE, FT. LAUDERDALE, FLORIDA 33309 OR TELEPHONE NUMBER: (954) 739-9600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________, 1996.


         The information contained in this Consent Solicitation
Statement/Prospectus with respect to Good Ideas has been provided by Good Ideas and all other information has been provided by USAT.


                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Consent Solicitation Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere herein and in the accompanying Appendices. Each Good Ideas Minority Stockholder should read the entire Consent Solicitation Statement/Prospectus and the Appendices hereto prior to taking any action with respect to the proposals contained herein.

BACKGROUND OF THE COMPANY

         USAT was incorporated on April 15, 1987 under the laws of Delaware to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. USAT maintains its principal executive offices at 10410 Trademark Street, Rancho Cucamonga, California 91730, and its telephone number is (909) 466- 8378. USAT and its subsidiaries will be collectively referred to herein as the "Company."

         USAT's subsidiaries, which include Good Ideas, operate in several different industries:


         1. Good Ideas, which is 60.8% owned by USAT and whose Good Ideas Common Stock trades on the Pacific Stock Exchange, designed, markets and distributes a variety of traditional toy products for children of various ages.


         2. U.S. Drug Testing, Inc. ("U.S. Drug"), which is 67.0% owned by USAT and whose common stock, $.001 par value (the "U.S.

Drug Common Stock"), also trades on the Pacific Stock Exchange, is developing proprietary systems that will test for drug use.


         3. ProActive Synergies, Inc. ("ProActive"), which is a wholly-owned subsidiary of USAT incorporated in June 1995, provides single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening to total program management.


         4. On May 21, 1996, the Company completed its acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate drug-free work place programs. Since January 1996, RSA has been designing policies and programs on substance abuse prevention for customers of the ProActive subsidiary.



         5. Alconet, Inc. ("Alconet"), which is a wholly-owned subsidiary acquired by USAT in March 1995, has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices.



         U.S. Rubber Recycling, Inc. ("USRR"), which is a wholly-owned subsidiary of USAT, manufactured and marketed floor covering products for office and industrial use from used truck and bus tires. On April 30, 1996, USRR sold its assets to an unaffiliated third party and discontinued operations. See "Business of the Company-Subsidiaries-U.S. Rubber Recycling, Inc."


         Acquisition Corp. was incorporated on December 18, 1995 under the laws of Delaware as a wholly-owned subsidiary of USAT for the sole purpose of acquiring or being acquired by Good Ideas and, under the terms of the Merger Agreement, will engage in no business operations. Acquisition Corp.'s Board of Directors consists of three USAT directors who have no direct affiliation with Good Ideas.

         The USAT Common Stock is currently traded on the American Stock Exchange under the symbol "AAA". See "USAT Market Information-Market Data."


         Good Ideas Enterprises, Inc. ("Good Ideas Texas") was incorporated under the laws of the State of Texas on December 18, 1987. Pursuant to a Stock Exchange Agreement and Plan of Reorganization dated May 7, 1992 (the "Good Ideas Acquisition Agreement"), USAT through a subsidiary acquired a 55% interest in Good Ideas Texas for which USAT's subsidiary issued shares of its stock valued at $5,844 and received 1,533,125 shares of Good Ideas Common Stock effective June 29, 1992. On June 5, 1992, Good Ideas was incorporated under the laws of the State of Delaware. On December 17, 1992, Good Ideas Texas was merged with and into Good Ideas and a 27,871-for-1 stock split was effected for the previously issued shares of Good Ideas Texas (all references herein to the number of shares of the Good Ideas Common Stock being adjusted to reflect this stock split on a retroactive basis). In August 1993, USAT acquired its subsidiary's interest in Good Ideas, which acquisition included the issuance of 400,000 shares of the USAT Common Stock valued at $2.4375 per share to two officer-stockholders, which transaction gave effect to the $5,844 previously paid. During the fiscal year ended March 31, 1993 ("fiscal 1993"), USAT settled litigation against USAT by a person who was also an investor in Good Ideas and, as part of the settlement, received from such investor 696,875 shares of the Good Ideas Common Stock. As a result of these transactions, USAT owned 2,230,000 shares of the Good Ideas Common Stock for which it had paid for in shares of the USAT Common Stock or of its subsidiary having an aggregate value of $975,000. On December 15, 1993, USAT received 170,000 shares of the Good Ideas Common Stock as payment for $748,682 in indebtedness owed by Good Ideas to USAT. In addition, also on December 15, 1993, the two officer-stockholders surrendered 157,500 shares of the Good Ideas Common Stock to Good Ideas in consideration of receiving new employment agreements. As a result of this reduction in the outstanding shares of the Good Ideas Common Stock, USAT's ownership was increased to 2,400,000 or 85.7% of the 2,800,000 shares of the Good Ideas Common Stock then outstanding. In February and March 1994, Good Ideas had a public offering of Good Ideas Common Stock in which an aggregate of 1,320,000 shares were sold. As of June 30, 1996, USAT owned 2,400,000 of the 3,948,680 shares of the Good Ideas Common Stock outstanding or 60.8%.



         As a result of certain of the transactions described in the preceding paragraph, USAT acquired 2,400,000 shares of the Good Ideas Common Stock for an aggregate cost, without attempting to value the shares surrendered in the settlement, of $1,723,682 or $.72 per share of the Good Ideas Common Stock as compared with a fraction of a share of the USAT Common Stock having a value of $1.00 per share being offered to the Good Ideas Minority Stockholders for each share of the Minority Good Ideas Common Stock pursuant to this Consent Solicitation Statement/Prospectus.



         Good Ideas currently has four directors, two of whom are directors and executive officers of USAT, one of whom is a consultant to the USAT Board of Directors and all four of whom are stockholders of USAT. See "Risk Factors-USAT Affiliations of Good Ideas Directors" and "Material Contacts of USAT with Good Ideas.



         Good Ideas designed, markets and distributes a variety of traditional toy products for children of various ages. Good Ideas' sales historically have been derived from a line of traditional wooden construction toys. Good Idea's principal product line, includes classic interlocking log sets marketed under the trademark Paul Bunyan Log Builders(TM), themed playsets such as General Custer's Fort Apache(TM), building block sets marketed under the trademark Paul Bunyan Log Builders(TM) and brightly-painted, multi-colored combination log and block sets marketed under the trademark Paul Bunyan Wood Builders(TM). In addition to its line of wooden construction toys, Good Ideas currently markets one other line of traditional toys which is a line of equestrian toys consisting of various styles and sizes of flocked plastic horses and related accessories marketed under the trademark Black Beauty and Friends(TM). Good Ideas currently shares office space with USAT. See "Business of Good Ideas."



         The Good Ideas Common Stock is currently traded on the Pacific Stock Exchange under the symbol "KID." See "Good Ideas Market Information-Market Data." If the Merger is consummated, trading in the Good Ideas Common Stock will cease on the effective date thereof and the registration of such security under Section 12(b) of the Exchange Act will be terminated.



         USAT is also currently seeking to acquire the minority stock interests in U.S. Drug by an offer of shares of the USAT Common Stock to the minority stockholders of U.S. Drug as consideration for their consent to a merger (the "U.S. Drug Merger") of U.S. Drug into Drug Testing Acquisition Corp., a newly-incorporated wholly-owned subsidiary of USAT. See "Business of the Company-Subsidiaries-U.S. Drug Testing, Inc." There can be no assurance that any such merger will be successfully consummated. The acquisition of U.S. Drug is not a condition to the Merger.


THE CONSENT PROCEDURE

(1)      STATUTORY BASIS

         Unless a corporation's certificate of incorporation otherwise provides, Section 228 of the Delaware General Corporation Law (the "GCL") permits stockholders' actions without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of the outstanding voting stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. Good Ideas' certificate of incorporation does not otherwise provide, so that a consent procedure pursuant to Section 228 of the GCL may be utilized by USAT. Under such section of the GCL, an action taken by consent is effective when written consents from the holders of record of the minimum number of outstanding shares of the voting stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the earliest dated consent delivered in accordance with the GCL to the corporation. Under Section 251 of the GCL, a domestic corporation may be merged with and into another domestic corporation by the affirmative vote of the record holders of a majority of the outstanding shares of the voting stock acting without a meeting and without prior notice. Accordingly, USAT as the owner of 60.8% of the Good Ideas Common Stock, which is the sole voting stock in Good Ideas, could adopt the Merger Agreement without any other stockholder voting in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, the Merger Agreement provides that it is a condition to the consummation of the Merger that the record holders of more than 50% of the outstanding shares of the Good Ideas Common Stock owned by Good Ideas stockholders other than USAT (i.e., the Good Ideas Minority Stockholders) consent to the adoption of the Merger Agreement. (USAT intends not to include an aggregate of 210,000 shares of the Good Ideas Common Stock held by two current directors (one of whom is also an executive officer) of Good Ideas in determining whether it has a majority. See "Terms of the Transaction-The Consent Procedure- Miscellaneous.") USAT will execute and deliver a consent to the adoption of the Merger Agreement as a stockholder of Good Ideas after the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock have consented in order to permit the filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement. USAT will not execute and deliver its consent if the consents of the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock are not obtained.


(2)      PROCEDURE TO CONSENT


         UNDER THE GCL, ONLY HOLDERS OF RECORD ON THE RECORD DATE (AS DEFINED BELOW) ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT. ANYONE OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, WHO WISHES TO GIVE THEIR CONSENT SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE FORM OF CONSENT ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT.


         USAT is soliciting the written consents referred to herein and, if a stockholder wishes to consent, the white consent card should be returned to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, in the enclosed envelope or to Good Ideas Enterprises, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.

(3)      REVOCATION

         An executed consent card may be revoked at any time before expiration by marking, dating, signing and delivering a written revocation before the time that sufficient unrevoked consents have been received to authorize the action for which consents are solicited. As indicated above, consents must be received within 60 days after the first consent is delivered to Good Ideas. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, or to Good Ideas Enterprises, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.

(4)      MISCELLANEOUS

         ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. IF YOU ARE THE STOCKHOLDER OF RECORD AND WISH TO GIVE YOUR CONSENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD PROMPTLY IN THE ENVELOPE PROVIDED.

         IF YOUR SHARES OF GOOD IDEAS COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY THEY CAN CONSENT TO THE MERGER AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, IF YOU WISH TO GIVE YOUR CONSENT, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS WITH RESPECT TO SUCH SHARES IMMEDIATELY.

(5)      RECORD DATE, QUORUM AND REQUIRED VOTE


         Only holders of record of shares of the Good Ideas Common Stock on August __, 1996 (the "Record Date") will be entitled to consent to adoption of the Merger Agreement.



         On the Record Date, there were 3,948,680 shares of the Good Ideas Common Stock outstanding, of which 1,548,680 shares were the Minority Good Ideas Common Stock and were not owned by USAT. The affirmative consent of the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock is necessary to adopt the Merger Agreement. Thus, the holders of at least 774,341 shares of the 1,548,680 shares of the Minority Good Ideas Common Stock must consent to the adoption of the Merger Agreement. (USAT intends not to include an aggregate of 210,000 shares held by two current directors (one of whom is also an executive officer) of Good Ideas in determining whether it has a majority; however, if the necessary consents are obtained, these holders will receive shares of the USAT Common Stock on the same basis as the other Good Ideas Minority Stockholders. See "Terms of the Transaction-The Consent Procedure- Miscellaneous.") USAT will execute and deliver a consent to such adoption only after the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock (excluding the aforesaid 210,000 shares from such computation) have consented in order to permit filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement.

         On February 6, 1996, the Board of Directors of USAT, acting on behalf of USAT as the sole stockholder of Acquisition Corp., adopted the Merger Agreement. On April 12, 1996, the Acquisition Board authorized execution of the Merger Agreement. Accordingly, Acquisition Corp. has approved the Merger.


(6)      APPRAISAL RIGHTS

         The Good Ideas Minority Stockholders will have no rights of appraisal under the GCL with respect to the consummation of the Merger. See "Terms of the Transaction-The Consent Procedure-Rights of Dissenting Good Ideas Stockholders."

THE MERGER

(1)      GENERAL


         Pursuant to the Merger Agreement, Acquisition Corp. will be merged with and into Good Ideas (i.e., the Merger) and each outstanding share of the Minority Good Ideas Common Stock will be converted into __________ of a share of the USAT Common Stock. Such exchange ratio reflected an offer of a fraction of a share of the USAT Common Stock having a value of $1.00 per share determined on the basis of the average of the closing sales prices of the USAT Common Stock during the 30 calendar days prior to the Record Date, which average price was $_______ per share. An aggregate of _________ shares of the USAT Common Stock will be issued to the Good Ideas Minority Stockholders, subject to adjustment for fractional shares. Assuming that there are no exercises of outstanding Common Stock purchase warrants or stock options or any conversions of USAT preferred stock between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the USAT stockholders will own ___% of the outstanding shares of the USAT Common Stock and the Good Ideas Minority Stockholders will own ___%. The shares of the Good Ideas Common Stock owned by USAT, except for ten shares, will be canceled upon the Merger becoming effective. The shares of Acquisition Corp. owned by USAT will be canceled upon the Merger becoming effective.


(2)      OPTIONS AND WARRANTS


         As of the Record Date, there were outstanding options expiring December 17, 2003 (the "Good Ideas Options") to purchase 22,500 shares of the Good Ideas Common Stock and Common Stock purchase warrants expiring February 16, 1999 (the "Good Ideas Warrants") to purchase an aggregate of 120,000 shares of Good Ideas Common Stock. The Good Ideas Options are all owned by three former members of the Board of Directors of Good Ideas and are exercisable at $4.40 per share. The holders of the Good Ideas Options have agreed to waive their rights under the Options upon the consummation of the Merger and, accordingly, no USAT securities will be issued in lieu thereof.


         The Good Ideas Warrants are owned by Baraban Securities, Inc. ("Baraban"), the underwriter of the initial public offering of the Good Ideas Common Stock, and Baraban's designees. The exercise price of the Good Ideas Warrants is $7.50 per share and was initially negotiated by Baraban with Good Ideas at 150% of the public offering price of $5.00 per share of the Good Ideas Common Stock in Good Ideas' initial public offering. If the Merger is consummated, as a result of the anti-dilution provisions of the Good Ideas Warrants, the Good Ideas Warrants will be converted into USAT Common Stock purchase warrants expiring February 16, 1999 (the "Merger Warrants") to purchase an aggregate of ___________ shares of the USAT Common Stock, which is the same number of shares which the holders of the Good Ideas Warrants would have been entitled to receive after the consummation of the Merger had the Good Ideas Warrants been exercised immediately prior to the consummation of the Merger. The exercise price will be proportionately adjusted to $___ per share in accordance with the anti-dilution provisions of the Good Ideas Warrants.
The same anti-dilution provisions as were applicable to the Good Ideas Warrants will be applicable to the Merger Warrants. For further information, see "The Merger and Related Matters-Good Ideas Options and Warrants."


(3)      RECOMMENDATIONS BY THE BOARDS OF DIRECTORS


         On November 16, 1995, the Board of Directors of USAT approved in principle seeking the acquisition of the minority stockholder interests in Good Ideas and, on February 6, 1996, authorized execution of the Merger Agreement, which included an offer of a fraction of a share of the USAT Common Stock having a value of $1.00 per share, the determination to be based on the average of the closing sales prices of the USAT Common Stock during the 30 calendar days prior to the Record Date. In determining this exchange ratio, the USAT Board considered, based on an application of the formula, a range as to the number of shares of the USAT Common Stock to be issued to the Good Ideas Minority Stockholders - a maximum above which the USAT Board would not want to proceed with the Merger because it would, in the USAT Board's opinion, be unfair to the USAT stockholders and a minimum below which the offer would, in the opinion of the USAT Board, probably be unacceptable to the Good Ideas Minority Stockholders.



         On April 12, 1996, the Good Ideas Board of Directors authorized execution of, and submission to the Good Ideas Minority Stockholders for approval of, the Merger Agreement. Also in making its determination as to the exchange ratio, the Good Ideas Board considered a range as to the number of shares of the USAT Common Stock to be issued to the Good Ideas Minority

Stockholders based on an application of the formula - a minimum below which the offer would be unacceptable to the Good Ideas Board for offering to the Good Ideas Minority Stockholders and a maximum above which the USAT Board would, in the opinion of the Good Ideas Board, reject as being unfair to the USAT stockholders. Based on such range, the Good Ideas Board concluded that the offer was fair to the Good Idea Minority Stockholders from a financial point of view (a conclusion also reached by the USAT Board) and recommended to the Good Ideas Minority Stockholders adoption of the Merger Agreement. The Good Ideas Board directs attention to the affiliation of the directors of Good Ideas with USAT. See the section "The Merger-Affiliation of Good Ideas with USAT" under this caption "Summary," "Risk Factors-USAT Affiliations of Good Ideas Directors" and "Material Contacts of USAT with Good Ideas."



        For a review of the factors each of the USAT Board and the Good Ideas Board considered in making its decision, see "The Merger and Related Matters-Reasons for the Merger and Approval." On August __, 1996, after the number of shares to be offered to the Good Ideas Minority Stockholders was calculated pursuant to the exchange ratio, both the USAT Board and the Good Ideas Board concluded that the number of shares was within the ranges each had previously considered and deemed appropriate.



(4)     AFFILIATION OF GOOD IDEAS WITH USAT



        USAT owns 60.8% of the outstanding shares of the Good Ideas Common Stock. Of the four directors of Good Ideas who approved the Merger Agreement on April 12, 1996, three were then executive officers (two of whom were also then directors and the other a former director) of USAT, such three were then employees of USAT, the fourth director was an employee of Good Ideas and all four directors were stockholders of USAT. Of the current four directors, two are executive officers, directors and employees of USAT, one is a consultant to the USAT Board, the fourth is still an employee of Good Ideas and all four are securityholders of USAT. As of June 30, 1996, there was a note receivable from USAT to Good Ideas in the amount of $2,052,000, which, as extended, is due December 31, 1996. USAT also has been performing management services for Good Ideas. See "Material Contacts of USAT with Good Ideas."



         Because of the foregoing relationships with USAT, the Good Ideas Board has never been independent of USAT and at least a majority of the directors have owed fiduciary duties to both USAT and Good Ideas, creating a conflict of interests. This condition has existed since USAT acquired a majority interest in Good Ideas in June 1992. As a result of these conflicts of interests, the Good Ideas Board has approved, with respect to the Merger, certain safeguards for the Good Ideas Minority Stockholders, i.e, a majority of them must approve the Merger for it to be consummated, a fairness opinion has been obtained and independent counsel for Good Ideas was engaged with respect to the Merger.



(5)      FAIRNESS OPINION



         The Board of Directors of Good Ideas has received an opinion from Whale Securities Co., L.P. ("Whale Securities") as to the fairness of the Merger to the Good Ideas Minority Stockholders from a financial point of view as of the date of the opinion. A copy of such opinion is annexed as Appendix B hereto and should be read in its entirety. See "The Merger and Related Matters-Fairness Opinion."



(6)      THE MERGER AGREEMENT



         Following the satisfaction or waiver of the conditions of the Merger, the Merger will become effective upon the filing in the State of Delaware of a Certificate of Merger in accordance with Sections 103 and 251 of the GCL. (The date of such filing in Delaware is referenced to herein as the "Effective Date.") As soon as practical after the Effective Date, a notice of consummation of the Merger, together with a letter of transmittal for use in surrendering certificates for shares of the Good Ideas Common Stock, will be mailed to the holders of record as of the Effective Date of the shares of the Minority Good Ideas Common Stock. The Good Ideas Minority Stockholders are requested not to surrender their certificates for shares of the Minority Good Ideas Common Stock until they receive such a letter of transmittal. See "The Merger and Related Matters-Exchange of Certificates."



(7)      CONDITIONS OF THE MERGER



         The obligations of USAT, Good Ideas and Acquisition Corp. to consummate the Merger are subject to the satisfaction of the following conditions, among others: (1) the Merger Agreement shall have been adopted by the holders of at least 50% of the outstanding shares of the Minority Good Ideas Common Stock, even though the consent of USAT alone would have been sufficient to have adopted the Merger Agreement in accordance with the GCL, and
(2) this Registration Statement shall have been declared effective by the Commission under the Securities Act and no stop order suspending such effectiveness shall have been issued or a proceeding for such purpose shall have been instituted. No party to the Merger Agreement may waive either of the foregoing conditions. There exist other conditions to consummation of the Merger that may be waived (other than the requirement of a fairness opinion) if the respective Board of USAT and U.S. Drug considers such waiver to be in the best interest of the stockholders of its respective corporation. See "The Merger and Related Matters-Conditions to the Merger" and the Merger

Agreement attached as Appendix A hereto for additional information as to the conditions of the Merger.


(8)      AMENDMENT AND TERMINATION


         The Merger Agreement may be amended in writing at any time prior to the Effective Date by the Boards of Directors of the parties thereto, whether before or after the adoption by the Good Ideas Minority Stockholders of the Merger Agreement, but, after such adoption, no amendment may, without further approval by such stockholders, alter or change the amount or kind of consideration to be received in exchange for the shares of the Minority Good Ideas Common Stock.


         The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, whether before or after the adoption of the Merger Agreement by the Good Ideas Minority Stockholders: (1) by mutual written consent of the Boards of Directors of USAT and Good Ideas, (2) by either USAT or Good Ideas if the respective Board of Directors, based on the opinion of its outside counsel, determines that making a recommendation to the Good Ideas Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law to their respective stockholders, or (3) by either USAT or Good Ideas if there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining USAT, Good Ideas or Acquisition Corp. from consummating the Merger and such order, decree, injunction or judgment has become final and non-appealable. The obligations automatically terminate if the Merger has not been consummated by December 31, 1996.


         For additional information relating to the Merger Agreement, see "The Merger and Related Matters" and Appendix A hereto.


(9)      MARKET PRICES



         The following table sets forth the closing sales prices per share for the USAT Common Stock and the Good Ideas Common Stock as reported by the American Stock Exchange and the Pacific Stock Exchange, respectively, on February 5, 1996, the last full day on which these stocks were traded prior to the initial public announcement of the principal terms of the proposed Merger and on August __, 1996, the latest available date. See "USAT Market Information" and "Good Ideas Market Information" for a historical comparison of market prices of the USAT Common Stock and the Good Ideas Common Stock, respectively.

                                  USAT                      Good Ideas
                                  Common Stock              Common Stock
                                  ------------              ------------
February 5, 1996                  $2.375                    $.375
August __, 1996                   $                         $




(10)     FEDERAL INCOME TAX CONSEQUENCES



         If the Merger is consummated, there will be no federal income tax consequences to USAT, Acquisition Corp. or the stockholders of USAT. It is expected that there will be Federal income tax consequences to the Good Ideas Minority Stockholders in that they may recognize income or loss on the exchange of the Minority Good Ideas Common Stock for the USAT Common Stock. Additionally, stockholders of Good Ideas receiving cash in lieu of fractional shares may recognize income as to such cash payment. See "The Merger and Related Matters-Certain Tax Consequences."



(11)     REGULATORY APPROVALS



         As of the date hereof, the Merger requires no approval by any federal or state governmental agency, except for compliance with the Securities Act, the Exchange Act and state "blue sky" or securities laws. Without limiting the foregoing, no compliance is necessary under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder. See "The Merger and Related Matters-Regulatory Approvals."



(12)     ACCOUNTING TREATMENT


         The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles. See "The Merger and Related Matters-Accounting Treatment."


RECENT DEVELOPMENTS



         In mid-May 1995, as a result of communications among certain stockholders of USAT relating to their dissatisfaction with the performance of the management of USAT in maximizing the value of USAT, Lee S. Rosen, Michael
S. McCord, Arthur Schwartz, Morris B. Black and Stuart S. Greenberg (the then Chairman of Baraban) formed a stockholders' committee later named "The Committee for Maximizing Stockholder Value of U.S. Alcohol Testing of America, Inc. (the "Committee") to make recommendations to the management of USAT. On July 5, 1995, Mr. Black resigned from the Committee for personal reasons and, on July 19, 1995, Peter M. Mark joined the Committee. Between May 12, 1995 and August 17, 1995, the Committee or affiliated stockholders took certain actions, including the formulation of certain recommendations by the Committee which it attempted to communicate to management.


         On August 17, 1995, the Committee determined to seek consents (1) to remove and replace incumbent directors with its own nominees; (2) to amend the by-laws of USAT to delete the provision that establishes three classes of directors on USAT's Board of Directors; and (3) to amend the by-laws of USAT to fix the number of directors at seven instead of five and to require that a majority of the directors be independent. On September 11, 1995, the Committee, acting through Georgeson & Company Inc. as its solicitation agent, first delivered and mailed definitive consent solicitation material pursuant to Regulation 14A under the Exchange Act to brokers and certain stockholders of record of USAT. USAT thereafter initiated an action in the Delaware District Court alleging that the Committee had violated Section 14 of the Exchange Act, sent out a "stop, look and listen letter" and filed its preliminary consent revocation statement.



         On September 26, 1995, the following events occurred:



         a.      the Committee and USAT settled the above litigation;



         b. the number of directors of USAT was increased from five to seven;



         d. incumbent directors Glenn A. Bergenfield, William DiTuro and Gary S. Wolff resigned as directors of USAT; however, they continued to serve as directors of Good Ideas and U.S. Drug (Mr. Bergenfield and Dr. DiTuro subsequently resigned as directors of both subsidiaries on November 16, 1995 and Mr. Wolff resigned as a director of both subsidiaries on July 3, 1996);



         d. Alan I. Goldman, a nominee of the Committee, Peter M. Mark, a member of the Committee, and Lee S. Rosen, a member of the Committee and also a Committee nominee, were elected as directors of USAT;



         e. John C. Lawn and Linda H. Masterson were elected as directors of USAT (prior to their election as directors, neither Mr. Lawn nor Ms. Masterson had any affiliation with USAT or the Committee, although Ms. Masterson had been interviewed by he Committee as a possible executive officer if changes were required as the result of a successful consent solicitation and Mr. Lawn had been recommended to the Committee as a possible candidate for a directorship by the Committee's counsel (now general counsel to USAT)); and



         f. James C. Witham, Chairman of the Board, President and Chief Executive Officer, and Karen B. Laustsen, Executive Vice President, continued to serve USAT in such capacities and as directors until April 18, 1996 (see second succeeding paragraph), while Gary S. Wolff remained as Chief Financial Officer on an interim basis until his resignation on July 3, 1996. See "USAT Management."


         At the Annual Meeting of Stockholders held on February 7, 1996, Mr. Witham and Ms. Laustsen were elected to serve for a one-year term, Messrs. Goldman and Mark were elected to serve for a two-year term and Messrs. Lawn and Rosen and Ms. Masterson were elected to serve for a three-year term.


         On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their officerships and directorships in USAT; however, they remained as employees of USAT until May 31, 1996 to assist in the transition and other matters relating to the Company, including the Merger. They continued to serve as directors of U.S. Drug and Good Ideas until May 28, 1996 in the case of Ms. Laustsen and May 31, 1996 in the case of Mr. Witham. The resignations of Mr. Witham and Ms. Laustsen were voluntary and relationships have continued on a cordial, cooperative basis since April 18th.



         Recognizing that RSA, a provider of corporate drug-free work place programs, could bring potential revenues to the Company in what the USAT Board deemed to be the Company's core businesses, especially if RSA were part of the Company and not just a consultant, and that Robert Stutman, RSA's President and founder, was a recognized authority in the area of substance abuse prevention programs, four of the independent directors of USAT negotiated with Mr. Stutman on April 17, 1996 the terms for a possible acquisition of RSA. When Mr. Witham joined the discussions on the next day, he favored naming Mr. Stutman as Chief Executive Officer of USAT and offered to resign so that there would be no question as to Mr. Stutman's authority, believing that this would be in the best interests of the Company and all USAT stockholders. Ms. Laustsen subsequently also offered to resign for the same reason. Recognizing that, as a result of these offers, USAT would lose two of its principal executive officers, the remaining directors and Mr. Stutman then negotiated with Ms. Masterson the terms of her becoming President and Chief Operating Officer of USAT.



         On April 18, 1996, Mr. Stutman was elected as Chairman of the Board and a director of USAT and designated as its Chief Executive Officer. On the same day, but effective May 13, 1996, Ms. Masterson, a director, was elected as the President of USAT and designated as its Chief Operating Officer. Mr. Stutman and Ms. Masterson were, on May 31, 1996, elected as directors of Good Ideas and U.S. Drug, as was Michael S. McCord, a former member of the Committee, a consultant to USAT's Board of Directors and a stockholder of each of USAT, Good Ideas and U.S. Drug.



         On May 21, 1996, the Company completed its acquisition of RSA and RSA became a 100%-owned subsidiary of USAT. Since

January 1996, RSA has been designing policies and programs for the ProActive subsidiary. See the section "Subsidiaries- ProActive Synergies, Inc./Robert Stutman & Associates, Inc." under the caption "Business of the Company" for a description of RSA's prior consulting arrangement and the terms of its acquisition by RSA.



(14)     PROSPECTIVE SALE OF GOOD IDEAS



         On February 26, 1996, the USAT Board determined to sell or liquidate Good Ideas as soon as possible after the Merger is consummated. See "The Merger and Related Matters-Sale of Good Ideas" and the section "Results of Operations-Good Ideas Enterprises, Inc." under the caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."



            SUMMARY HISTORICAL AND PROFORMA COMBINED FINANCIAL DATA


         The following summary historical financial data of the Company for the five years ended March 31, 1996 is derived from the audited consolidated financial statements of the Company. The following summary historical financial data of Good Ideas for the five years ended March 31, 1996 is derived from the audited financial statements of Good Ideas.



         The proforma condensed consolidated balance sheet of the Company as of March 31, 1996 and the proforma condensed consolidated statement of operations for the fiscal year ended March 31, 1996 ("fiscal 1996") give effect to the following:



         1.     The sale of the assets of USRR on April 30, 1996;



         2. The segregation on the consolidated balance sheet of the assets held for sale or liquidation and the related liabilities of Good Ideas and the effect of the proposed Merger;



         3.     The effect of the proposed U.S. Drug Merger;



         4. The acquisition of RSA using audited financial statements for the year ended December 31, 1995 and the related Common Stock purchase warrant exercise between March 31, 1996 and the acquisition date of May 21, 1996 only to the extent necessary to generate the $2,100,000 of cash used in the acquisition transaction.



         The proforma statements have been prepared by USAT based upon the financial statements included elsewhere in this Consent Solicitation Statement/Prospectus and should be read in conjunction therewith. These pro forma statements may not be indicative of the results that actually would have occurred if the transactions would have been in effect on the date indicated or to project the results of operations for any future date or period.


         The following summary of historical and financial data and proforma financial data should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations," "Good Ideas' Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and related notes for the Company and Good Ideas included elsewhere in this Consent Solicitation Statement/Prospectus.


HISTORICAL FINANCIAL DATA


                                  THE COMPANY


                                                    For the Year Ended March 31
                         ----------------------------------------------------------------------------------
                              1996           1995            1994               1993              1992
                              ----           ----            ----               ----              ----
(Consolidated)
Income Statement Data:
- ---------------------

Continuing Operations:

Total Revenues          $  1,165,661     $ 1,695,215      $    442,728      $   611,739       $   688,412
                        ============     ===========      ============      ===========       ===========

Loss from Continuing
   Operations            ($8,056,045)    ($6,706,127)      ($9,696,139)     ($7,623,615)      ($3,490,024)

Loss on Discontinued
   Operations            ($2,404,541)      ($530,296)        ($369,896)       ($737,638)           -
                        ============     ===========      ============      ===========       ===========

Net Loss                ($10,460,586)    ($7,236,396)     ($10,066,035)     ($7,997,253)      ($3,490,024)
                        ============     ===========      ============      ===========       ===========


                                                    For the Year Ended March 31
                         ---------------------------------------------------------------------------------
                              1996           1995            1994               1993              1992
                              ----           ----            ----               ----              ----
                         (Consolidated) (Consolidated)  (Consolidated)     (Consolidated)   (Consolidated)
Loss Applicable to
   Common Stock:

Net Loss                  ($10,460,586)    ($7,236,396)    ($10,066,035)    ($7,997,253)      ($3,490,024)

Preferred Stock
   Dividend Class A            (28,810)        (39,179)         (26,358)        (39,992)         (199,362)

Preferred Stock
   Dividend Class B              -              (2,425)         (13,826)       (331,767)         (227,083)

Loss Applicable to
   Common Stock           ($10,489,396)    ($7,278,000)    ($10,106,219)    ($8,369,012)      ($3,916,469)
                          ============     ===========     ============     ===========       ===========

Net Loss per
   Common Share           ($       .35)    ($      .28)    ($       .46)    ($      .68)      ($      .66)
                          ============     ===========     ============     ===========       ===========

Weighted Average
   Common Share
   Outstanding            29,834,502      25,691,674        22,027,068       12,317,743         5,938,747
                        ============     ===========      ============      ===========       ===========

                                                      For the Year Ended March 31
                           ---------------------------------------------------------------------------------
                                1996            1995              1994            1993             1992
                                ----            ----              ----            ----             ----
(Consolidated)
Summary Balance Sheet Data:
- --------------------------

Working Capital              $1,685,583       $ 4,634,665       $ 7,489,655     $3,172,817      $11,778,216
                             ==========       ===========       ===========     ==========      ===========

Total Assets                 $6,952,284       $14,097,548       $16,848,773     $6,300,602      $12,904,801
                             ==========       ===========       ===========     ==========      ===========

Stockholders' Equity         $4,032,330       $ 7,693,942       $ 6,844,375     $1,482,943      $ 8,301,977
                             ==========       ===========       ===========     ==========      ===========




                                   GOOD IDEAS



                                                                            For the Three     For the
                                  For the Year Ended March 31,              Months Ended      Year Ended
                          ------------------------------------------        March 31,         December 31,
                            1996             1995              1994            1993               1992
                            ----             ----              ----         -----------       ------------
Income Statement Data:
- ---------------------
Net Sales                $ 1,508,819      $4,606,039        $5,544,221      $  436,015          $3,773,232
                         ===========      ==========        ==========      ==========          ==========

Net Loss                 ($1,566,292)      ($798,307)        ($582,331)      ($317,443)          ($321,648)
                         ===========      ==========        ==========      ==========          ==========

Net Loss per
   Common Share          ($      .39)     ($     .20)       ($     .20)     ($     .11)         ($     .12)
                         ===========      ==========        ==========      ==========          ==========

Weighted Average
   Common Shares
   Outstanding             3,968,372       4,065,200         2,942,000       2,787,500           2,787,500
                         ===========      ==========        ==========      ==========          ==========






                                        March 31, 1996
                                        --------------
Summary Balance Sheet Data:
- --------------------------

Working Capital                           $2,174,525
                                          ==========

Total Assets                              $2,422,732
                                          ==========

Net Assets in Liquidation                 $2,174,525
                                          ==========

                     U.S. ALCOHOL TESTING OF AMERICA, INC.
                             PROFORMA BALANCE SHEET

                                                                       MERGER &
                                                                       PROPOSED          MERGER WITH
                                                                       SALE OR           ACQUISITION     OPERATIONS
                                                         SALE OF       LIQUIDATION OF    CORP.           OF RSA
                                          HISTORICAL     USRR          GOOD IDEAS        USD             YE 12/31/95    PROFORMA
ASSETS                                    3/31/96        DR(CR)        DR(CR)            DR(CR)          DR(CR)         3/31/96
Current Assets:                           -----------    --------      --------------    -----------     ----------     -----------
   Cash and Cash Equivalents                1,286,520     150,000 (1)                                         4,836(7)    1,441,356
   Accounts Receivable (net of
     Allowance for Bad Debts of
     $187,703 and $112,490)                   488,776    (141,038)(2)    (61,612)(3)                          3,761(7)      289,887
   Other Receivables                            1,850                                                           200(7)        2,050
   Inventories                              1,041,261    (174,981)(2)   (196,209)(3)                                        670,071
   Prepaid Expenses                           265,660      (3,721)(2)     (7,358)(3)                          2,888(7)      257,469
                                          -----------    --------      ---------        ----------       ----------     -----------
Total Current Assets                        3,084,067    (169,740)      (265,179)                            11,685       2,660,833
                                          -----------    --------      ---------        ----------       ----------     -----------

Property and Equipment (Net of
  Accumulated Depreciation of
  $2,060,568 and $1,890,439)                2,997,066    (281,120)(2)    (15,801)(3)                          6,027(7)    2,706,172

Other Assets:                                 871,151      (6,000)(2)     (6,808)(3)                                        858,343
Excess of Cost over Fair Value on Net
  Assets Acquired                                                                                         4,143,804(8)    4,143,804
Estimated Net Realizable Value of Assets
  Held for Sale                                                           39,580 (4)                                         39,580
Notes Receivable - Non Current                            300,000 (1)                                                       300,000
                                          -----------    --------      ---------        ----------       ----------     -----------
                                            6,952,284    (156,860)      (248,208)                         4,161,516      10,708,732
                                          ===========    ========      =========        ==========       ==========     ===========

Current Liabilities:                                     CR(DR)        CR(DR)            CR(DR)          CR(DR)
   Accounts Payable                           649,835     (78,613)(2)    (86,831)(3)                                        484,391
   Accrued Liabilities                        708,620     (65,215)      (138,858)                           104,326(7)      608,873
   Unearned Revenue                                                                                         285,416(7)      285,416
   Current Portion Long Term Debt              32,827      (3,431)(2)     (8,337)(3)                                         21,059
   Due to Shareholder                                                                                         5,250(7)        5,250
   Pref. Stock Dividend Payable                 7,202                                                                         7,202
                                          -----------    --------      ---------        ----------       ----------     -----------
Total Current Liabilities                   1,398,484    (147,259)      (234,026)                           394,992       1,412,191
                                          -----------    --------      ---------        ----------       ----------     -----------
Long Term Debt - Net of Current Portion        42,962      (9,601)       (14,182)(3)                        400,000         419,179
Minority Interest                           1,478,508                   (911,039)(5)      (567,469)(6)

Stockholders' Equity
   Preferred Stock Class "A"                      412                                                                           412
   Common Stock $.01                          324,800                      6,883 (5)        40,178 (6)       14,459(3)      386,320

   Additional Paid In Capital              45,176,619                  1,541,797 (5)     8,999,797 (6)    3,648,041(3)   59,366,254
   Accumulated Deficit                    (41,469,501)                  (637,641)(12)   (8,472,506)(11)     295,985(8)  (50,579,648)
                                          ------------   --------      ---------        ----------       ----------     -----------
Total Stockholders' Equity                  4,032,330                    911,039           567,469        3,366,515       8,877,353
                                          -----------    --------      ---------        ----------       ----------     -----------

TOTAL LIABILITIES AND EQUITY                6,952,284    (156,860)      (248,208)                         4,161,507      10,708,732
                                          ===========    ========      ==========       ==========       ==========     ===========

Notes to Proforma Balance Sheet

(1)       Proceeds of sale of USRR

(2)       Assets of USRR sold and liabilities assumed by purchaser

(3) Assets of Good Ideas to be sold or liquidated and liabilities assumed or settled, excluding cash and receivable from parent

(4)       Estimated value of assets to be sold or liquidated less liabilities

(5)       Purchase of minority interest in Good Ideas

(6)       Purchase of minority interest in U.S. Drug

(7) Assets Acquired and Liabilities Assumed in Purchase of Robert Stutman & Associates, Inc. (RSA)

(8)       RSA-Excess of Cost over Fair Value of Assets Acquired
          Consideration Paid:

          Cash                                                $2,100,000
          Note Payable                                           400,000
          Stock 500,000 shares of Common @ 3.125               1,562,500
          Estimated Expenses                                      65,000
                                                              ----------
                  Total Price Paid                             4,127,500
          Accumulated Deficit                                    316,280
          Common Stock                                            (4,000)
                                                              ----------
          Purchase Price in excess of net asset value         $4,439,780
                                                              ==========

          Amortization of purchase price in excess of net asset value is based on a 15 year life and amounts to $295,985 per year.

(9) The cash portion of the Robert Stutman acquisition was provided by the exercise of Common Stock Purchase Warrants subsequent to 3/31/96. The Proforma was calculated using the exercise of 945,946 warrants at an average price of $2.22

(10)      Operations of RSA for the year ended 12/31/95

Calculation of number of shares assumed in Merger Transactions with USD and Good Ideas

                                                                 USD                       GI
                                                              ---------                ---------
Agreed price                                                       5.25                     1.00
Estimated Average USAT price                                       2.25                     2.25
Agreed Price/Est. Ave. USAT price                                  2.33                     0.44
OS USD Minority Shares                                        1,721,900                1,548,680
                                                              ---------                ---------
Estimated Number of USAT Share to be issued                   4,017,767                  688,302
                                                              =========                =========

(11) Charge to operations of incomplete research and development due to the value of USAT stock issued in the merger to purchase the minority interest of U.S. Drug in excess of its historical amount.

(12) Charge to loss on disposal of discontinued operations due to the value of the USAT stock issued to purchase the minority interest of Good Ideas in excess of its historical cost.

(13)      Elimination of minority interest.

U.S. Alcohol Testing of America, Inc.
Proforma Statement of Operations
For the Fiscal Year ended 3/31/96

                                                                        MERGER AND
                                                                        PROPOSED
                                                                        SALE OR      MERGER WITH
                                                               SALE     LIQUIDATION  ACQUISITION      ACQUISITION
                                                                OF          OF       CORP.            OF RSA
                                               HISTORICAL      USRR     GOOD IDEAS   USD              12/31/95          PROFORMA
                                               ----------      ----     ----------   ---              --------        ------------
Continuing Operations:
  Net Sales                                    $  1,165,661                                            1,101,599(10)     2,267,260
  Costs and Expenses
     Cost of Sales (Exclusive of
      Depreciation Shown Below)                   1,208,726                                              845,663(10)     2,054,389
     Selling, General and Administrative
      Expenses (Exclusive of Depreciation
      Shown Below)                                5,720,592                                              275,485(10)     5,996,077
     Research and Development                     1,005,832                                                              1,005,832
     Incomplete Research and Development                                               8,472,506(11)                     8,472,506
     Interest                                        81,450                                                                 81,450
     Depreciation and Amortization                1,017,534                                              295,985         1,313,519
     Loss on Settlement of Litigation             1,137,914                                                              1,137,914
                                               ------------   --------  -----------  ----------       ----------      ------------
       Total Costs and Expenses                  10,172,048                            8,472,506       1,417,133        20,061,687
                                               ------------   --------  -----------  ----------       ----------      ------------
  Loss From Operations                           (9,006,387)                          (8,472,506)        (315,534)      (17,794,427)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Other Income (Expense)
     Interest Income                                116,075                                                                116,075
     Loss on Sale of Marketable Securities       (1,889,216)                                                            (1,889,216)
     Unrealized Gain on Marketable Securities     2,190,721                                                              2,190,721
     Other Losses                                    (8,704)                                                                (8,704)
                                               ------------   --------  -----------  -----------      ----------      ------------
       Total Other Income (Expense)                 408,876                                                                408,876
                                               ------------   --------  -----------  -----------      ----------      ------------
     Loss Before Minority Interest in Net
       Loss of Subsidiaries                      (8,597,511)                          (8,472,506)       (315,534)      (17,385,551)
     Minority Interest in Net Loss of
       Subsidiaries                                 541,466                             (541,466)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Loss from Continuing Operations                (8,056,045)                          (9,013,972)       (315,534)      (17,385,551)
  Discontinued Operations:
     Loss from Operations before Minority
       Interest                                  (1,545,457)                                                            (1,545,457)
     Minority Interest in Net Loss                  467,183                (467,183)
     Loss on Disposal, Net of Minority
       Interest $143,671                         (1,326,267)               (781,312)                                    (2,107,579)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Loss from Discontinued Operations              (2,404,541)             (1,248,495)                                    (3,653,036)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Net Loss                                     $(10,460,586)  $         $ 2,035,973  $(9,013,972)     $ (315,534)      (21,038,587)
                                               ============   ========  ===========  ===========      ==========      ============
  Weighted Average Common Shares Outstanding     29,834,502                 688,302    4,017,767       1,445,946        35,986,517
                                               ============   ========  ===========  ===========      ==========      ============
  Loss Applicable to Common Stock:
     Net Loss                                   (10,460,586)            $(1,248,495) $(9,013,972)       (315,534)      (21,038,587)
     Preferred Stock Dividend - Class "A"           (28,810)                                                               (28,810)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Loss Applicable to Common Stock              $(10,489,396)  $         $(1,248,495) $(9,013,972)     $ (315,534)     $(21,067,397)
                                               ============   ========  ===========  ===========      ==========      ============
  Loss Per Common Share:
     Loss from Continuing Operations           $      (0.27)                                                          $      (0.48)
     Loss from Discontinued Operations         $      (0.08)                                                          $      (0.10)
                                               ------------                                                           ------------
     Net Loss                                  $      (0.35)                                                          $      (0.58)
                                               ============                                                           ============

                                  RISK FACTORS


         In analyzing this offering, the Good Ideas Minority Stockholders should consider all of the matters set forth below:


         1. USAT Affiliations of Good Ideas Directors. Of the four directors who approved the Merger Agreement on April 12, 1996, three were then executive officers (two of whom were also then directors and the other a former director) of USAT, all three were then employees of USAT, the fourth director was an employee of Good Ideas and all four directors were stockholders of USAT. Of the current four directors, two are executive officers, directors and employees of USAT, one is a consultant to the USAT Board of Directors, the fourth is still an employee of Good Ideas and all four are securityholders of USAT.



         Consequently, the Good Ideas Board of Directors has never been independent of USAT and at least a majority of the directors have owed fiduciary duties to both USAT and Good Ideas, creating a conflict of interest, which has existed since USAT, through a subsidiary, acquired a majority interest in Good Ideas in June 1992. However, specifically with respect to the Merger, the Good Ideas Board approved certain safeguards in an effort to assure fairness to the Good Ideas Minority Stockholders. First, the Merger Agreement must be adopted by the holders of at least 50% of the outstanding shares of the Minority Good Ideas Common Stock (excluding from such calculation the 210,000 shares in the aggregate held by two directors of Good Ideas), even though the consent of USAT alone is sufficient to adopt the Merger Agreement in accordance with the GCL. Second, a major firm was engaged as independent counsel for Good Ideas. Lastly, the Board of Directors of Good Ideas has received an opinion from Whale Securities as to the fairness of the Merger to the Good Ideas Minority Stockholders from a financial point of view as of the date of the opinion. The Merger Agreement provides that the first and second protections cannot be waived by any party.



         The USAT Board considered adding independent directors to Good Ideas, but rejected the idea because of what it considered the virtual impossibility, especially in light of potential director liability concerns, of finding a person or persons to accept a directorship in a public company knowing that it is in the process of going private and that USAT has majority control of the Good Ideas Common Stock (63.6% of the outstanding shares as of June 30, 1996 if the directors' shares are included). Although USAT could have attempted to cause Good Ideas to make it financially attractive for a potential director to accept a directorship, USAT believed that this would not be a prudent use of Good Ideas' money and that any such payment or payments could be perceived as an improper inducement to such person to favor the Merger.

         2. Operating Losses. The Company has sustained losses of $41,469,501 from inception through March 31, 1996. Management initiated cost reduction actions to reduce selling, general and administrative expenses in fiscal 1996, which prospective savings were offset by the $903,000 in combined legal and other expenses incurred by both parties in the consent solicitation contest (see "Summary-Recent Developments"), $250,000 in settlement of a claim by two then Alconet officers relating to their then employment and $397,000 of expenses incurred by Alconet, a subsidiary not included in the fiscal year ended March 31, 1995 ("fiscal 1995"). Without the expenses of the consent solicitation, management believes that the selling, general and administrative expenses can be reduced in the fiscal year ending March 31, 1997 ("fiscal 1997"); however, there can be no assurance that management's expectations will be realized in fiscal 1997 or thereafter. In addition, management has initiated an effort through ProActive, a subsidiary, to tap the human resource provider market which it believes can result in substantial revenues; acquired RSA on May 21, 1996, which company has been designing drug-free workplace policies and programs for ProActive clients since January 1996; will continue to attempt to sell its toy operations; and has sold on April 30, 1996 the assets of its rubber recycling operations, so that the Company can concentrate on alcohol and drug testing and the related RSA/ ProActive operations as its core businesses. However, there can be no assurance that management will receive what it considers to be an acceptable offer for Good Ideas. In addition, the Board will liquidate Good Ideas if no acceptable offer is received by December 31, 1996. In addition, the decision to develop a saliva based drug testing product, rather than complete first the urine based drug testing product for marketing, will, in the opinion of management, enhance the Company's future growth, but has delayed the receipt of any revenues from U.S. Drug in fiscal 1996 and fiscal 1997, if not longer, unless revenues are to be received from a marketing and/or development partner if and when such an agreement for such a partner is executed, as to which there can be no assurance, especially because management is not conducting any negotiations for such a partner. Accordingly, it is management's belief, especially in view of the significant losses the fiscal year ended March 31, 1994 ("fiscal 1994"), and fiscal 1995 and fiscal 1996, that, despite these management programs, the Company will not turn profitable in fiscal 1997 and that, pending development of the ProActive operations in conjunction with RSA, the timing of the U.S. Drug development work and the other management programs, it is currently too speculative to project as to when, if ever, the Company will become profitable. See "Business of the Company," "The Company's Financial Statements" and "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."



          Good Ideas reported net losses of $1,566,292 for fiscal 1996, $798,307 for fiscal 1995 and $582,331 for fiscal 1994. Because USAT's Board of Directors believes that the USAT stockholders will derive the most benefit if the Company's core businesses were solely the alcohol and drug testing operations and the human resource provider business and because of Good Ideas' history of losses, questions as to the future marketability of its current toy products and the problems in the toy industry generally, USAT has been seeking a purchaser for Good Ideas; however, there can be no assurance that an acceptable offer will be received and, accordingly, that any such sale will be effected. If an acceptable offer is not received, the Board would seek instead to liquidate Good Ideas by no later than December 31, 1996. See "Risk Factors-Need for Financing" below and "The Merger and Related Matters-Sale of Good Ideas."



         3. Need for Financing. Because of the then projected continuing losses from the Company's operations in fiscal 1996, USAT's management believed that it was necessary to secure additional equity, through the private placement of its securities, through the exercise of outstanding Common Stock purchase warrants or stock options or through a combination of both, in order to offset the anticipated cash shortfall from operations. In November 1995, USAT authorized a private placement pursuant to Regulation D under the Securities Act offering 2,000,000 shares of the USAT Common Stock which resulted in $3,750,000 in gross proceeds upon the consummation of the offering on February 14, 1996. Management believes that, as a result of this financing, the proceeds from the sale of the assets of USRR, the recent and possible future exercises of outstanding USAT Common Stock purchase warrants and stock options and the cash to be generated from its operations, the Company will be able to meet its cash requirements during the next 12 months. However, there can be no assurance that this objective will be achieved and the Company in such event would have to seek new financing, which financing may not be available or, if available, may not be on acceptable terms. In addition, depending on market and other conditions relating to the individual holder, there can be no assurance that the outstanding USAT Common Stock purchase warrants and stock options of USAT will be exercised and, if exercised, when. Since January 31, 1996 and through June 30, 1996, Common Stock purchase warrants and stock options to purchase an aggregate of 2,482,824 shares of the USAT Common Stock were exercised for an aggregate exercise price of $4,421,588.



         In the event that the Company is unable to generate sufficient cash flow from operations or from sources other than operations as described in the preceding paragraph (which event, in USAT's management's opinion, is not likely to occur based upon the Company's past experience; however, there can be no assurance that management will be successful in its financing efforts), then the Company may have to reduce operations in order to survive, thereby not only resulting in less cash from operations currently, but also delaying future revenue growth. In such event the market price of the USAT Common Stock is likely to drop, not only discouraging the future exercises of USAT's warrants and options and possibly discouraging potential new investors, but also increasing the risk that a current investor in USAT may lose the value of his, her or its investment.


         Good Ideas' management believes that, pending receipt of an acceptable purchase offer as to which there is no assurance, Good Ideas' cash resources and expected cash flow from operations, coupled with its cost reduction actions (such as not renewing the lease for office and warehouse facilities), will be sufficient to meet Good Ideas' cash requirements for at least the next 12 months, if such time is required to sell or liquidate. In addition, Good Ideas' cash resources could be supplemented by repayment on or before December 31, 1996 of USAT's indebtedness to Good Ideas ($2,052,000 as of June 30, 1996). However, there can be no assurance that additional funds may not be required. Because the USAT Board believes that such an investment would not be warranted unless an acceptable sales offer was about to be closed, the Board would seek instead to liquidate Good Ideas by no later than December 31, 1996. See "The Merger and Related Matters-Reasons for the Merger and Approval," "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Good Ideas' Management's Discussion and Analysis of Financial Condition and Results of Operations."



         4. Competition. The Company has a variety of competitors depending on the particular aspect of its business, many of which have far greater financial resources and marketing staffs than the Company. There can be no assurance that USAT will be able to compete successfully with these companies. See "Business of the Company- Competition."


         Alcohol Testing


         The alcohol detection equipment industry is highly competitive. Although management believes that USAT's Alco- Analyzer 2100 is the only Department of Transportation approved evidential alcohol breath testing instrument utilizing gas chromatography, it still competes with other alcohol detection techniques developed by other companies. USAT competes with other small companies such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc., which also offer alcohol testing equipment. Although all of these competitors are believed currently to have greater revenues than USAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD/MPH, may have greater financial resources than USAT. In addition, several companies, including Hoffman-LaRoche, Inc. ("Roche") and STC, Inc., offer an on-site screening saliva based alcohol test. Roche has, and several of these other companies may have, greater revenues and financial resources than the Company.


         Drug Testing


         The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which will screen for the presence of drugs of abuse, one which will utilize flow immunosensor technology with urine samples as a medium of testing and another which will utilize flow immunosensor technology with saliva samples as a medium of testing. If the products are developed, U.S. Drug will compete with many companies which currently utilize urine samples as a medium of testing, such as Syva (a division of Syntex Corporation ("Syva"), Roche, Marion Laboratories, Inc. ("Marion"), Abbott Laboratories, Inc. ("Abbot"), Editek, Inc. ("Editek"), Hycor Biomedical, Inc. ("Hycor"), Princeton Bio Meditech, Inc. ("Princeton") and Biosite, Inc. ("Biosite"), major pharmaceutical companies which also provide substance abuse screening methods. Currently, to management's knowledge, no competitor is offering a saliva based testing product on an "on site" basis for drugs of abuse.
However, management has been advised that one or more companies may have such product under development and, accordingly, there can be no assurance that a competitor will not offer such a product in the future. Even if no such product is offered, U.S. Drug anticipates competition from other substance abuse detection methods provided by the major companies mentioned in this paragraph. If U.S. Drug successfully completes development of first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater financial resources available to them without the assistance of a major pharmaceutical or other company possessing such resources. There can be no assurance that the assistance of such a company can be obtained, especially because none is currently being sought. In addition, U.S. Drug's delay in bringing a drug testing product to market may adversely affect its future marketing efforts because of the name recognition gained by competitors actively marketing a product during this interim period.


         Human Resource Provider Operations


         ProActive is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA, can also provide customized loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which ProActive currently encounters is primarily from small local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what ProActive hopes to become, and there are no other providers of customized programs and policies like RSA. However, Lab Corp., through Med-Express, is currently offering background screening services to corporations on a limited basis. Although, ProActive has experienced personnel in both the drug testing and investigative arena, there is no assurance that ProActive will become successful in marketing its services as a single source provider on a national level. In addition, ProActive will face competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Business of the Company" as it relates to substance abuse testing providers (including the laboratories which are vendors to ProActive), and local or regional investigative firms or private investigators (including vendors to ProActive) as it relates to background investigative services. Assuming that the combined RSA/ProActive operations achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with the combined RSA/ProActive operations.



         5. No Common Stock Dividends. USAT has not paid any cash dividends on the USAT Common Stock and, based on the Company's cash requirements and continuing losses, does not anticipate paying cash dividends on the USAT Common Stock in the foreseeable future. See "The Merger and Related Matters-Summary of the Terms of the USAT Common Stock-Dividends."



         6. Depressive Effect on Market of Warrant or Option Exercises, Potential 144 Sales and Untimely Sales by Selling Securityholders. Any exercise of the outstanding Common Stock purchase warrants or stock options of USAT will increase the shares available for public trading, which may depress the public market price for the USAT Common Stock. USAT is required to maintain a current prospectus in order to permit the sale of shares underlying certain of USAT's warrants and USAT's options for any holder thereof who exercises. As of the date hereof, there was, in the opinion of counsel to USAT, no such prospectus complying with Section 10(a)(3) of the Securities Act and USAT was in the process of effecting filings under the Securities Act to secure such a prospectus. Accordingly, because the last of these USAT warrants and USAT options do not expire until August 1, 2004, the potential exercises and the subsequent sales thereof may act as an overhang on the market for the USAT Common Stock for a long period.



         As of July 12, 1996, 35,337,337 shares of the USAT Common Stock were issued and outstanding, 2,173,474 of which were held by current or former directors and executive officers of USAT and could only be sold pursuant to Rule 144 or another exemption under the Securities Act. Essentially, Rule 144 permits the sale of (a) restricted securities (as such term is defined in Rule 144(a)(3)) held by any person after a two-year holding period and (b) non-restricted securities held by affiliates of the issuer without any holding period, in brokerage transactions and in an amount equal to the greater of the average weekly reported trading volume during the prior four-week period or one percent of the issuer's outstanding common shares during any three-month period. If the stockholder has held the restricted securities for more than three years and has not been an affiliate for more than three months prior to the contemplated sale (the term "affiliate" being generally defined as a director, executive officer or a beneficial owner of such number of the outstanding shares of the USAT Common Stock as to be deemed in control of USAT), such stockholder may sell pursuant to Rule 144(k) under the Securities Act without regard to such a limitation on the number of shares.



         As of July 12, 1996, there were also reserved for issuance: (a) 250,000 shares of the USAT Common Stock issuable upon the exercise at $1.33 per share of a Common Stock purchase warrant expiring September 1, 1996; (b) 1,353,224 shares issuable upon the exercise at exercise prices ranging between $1.33 and $4.00 per share of Common Stock purchase warrants expiring between September 1, 1996 and December 17, 1997; (c) 61,250 shares issuable upon the exercise at exercise prices ranging between $1.0625 and $4.00 per share of Common Stock purchase warrants expiring between May 17, 1997 and September 1, 1998; (d) 82,750 shares issuable upon the exercise at exercise prices ranging between $2.00 and $2.50 per share of Common Stock purchase warrants expiring between September 1, 1998 and July 19, 1999; (e) 2,000,000 shares issuable upon the exercise at $2.00 per share of Common Stock purchase warrants expiring December 17, 1999; (f) 185,207 shares issuable upon the conversion of the shares of the Class A Preferred Stock, $.01 par value (the "Class A Preferred Stock"); (g) 437,500 shares issuable upon the exercise at $2.375 per share of the outstanding stock options originally expiring August 1, 2004, but now expiring the later of (i) 30 days after the effective date of a post-effective amendment to a registration statement under the Securities Act relating to the underlying shares of the USAT Common Stock or (ii) 90 days after (1) the optionee's employment terminated or terminates or (2), if the optionee is not an employee, the directorship terminated, granted under USAT's 1990 Restricted Stock, Non-Qualified and Incentive Stock Option Plan (the "1990 Option Plan");
(h) 60,000 shares issuable upon the exercise at $1.9375 per share of Common Stock purchase warrants expiring November 15, 1998 issued to new directors of USAT and a consultant; (i) 700,000 shares issuable upon the exercise of three Common Stock purchase warrants expiring November 15, 1998

        (as to 400,000 shares at $1.9375 per share), November 15, 2000 (as to 150,000 shares at $3.00 per share) and November 15, 2000 (as to 150,000 shares at $4.00 per share) issued to a director in connection with his services in a capacity other than as a director, including those related to the then pending private placement pursuant to Regulation D under the Securities Act; (j) 300,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring April 17, 1999 issued to the same director for other services not in his capacity as a director; (k) 41,000 shares issuable upon the exercise at exercise prices ranging between $1.875 and $2.8175 per share of Common Stock purchase warrants expiring between July 17, 1998 and July 19, 1999 issued to employees of the Company; (l) 200,000 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 27, 1998 issued to a then consultant to USAT for his acting as spokesperson for the Company's alcohol and drug testing operations (on April 18, 1996 he was named Chairman of the Board, Chief Executive Officer and a director of USAT); (m) 200,000 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to RSA as a consultant to ProActive in consideration of its services rendered to ProActive operations (the warrant being divided among the RSA shareholders after the acquisition of RSA by USAT); (n) 900,000 shares issuable upon the exercise at $3.125 per share of Common Stock purchase warrants expiring May 20, 1999 issued to the RSA shareholders as part of the RSA purchase price; (o) 600,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 12, 1999 issued to the new President and Chief Operating Officer of USAT; (p) 700,000 shares issuable upon the exercise at $2.4375 per share of a Common Stock purchase warrant expiring February 26, 1999 issued to a consultant to USAT for financial public relations services; (q) 100,000 shares issuable upon the exercise at $2.17 per share of Common Stock purchase warrants expiring October 19, 2000 issued to the placement agents for a private placement pursuant to Regulation S under the Securities Act; and (r) 150,000 shares issuable upon the exercise at $2.25 per share of a Common Stock purchase warrant expiring January 29, 2000 issued to an individual in connection with settlement of a litigation against USAT. All of the foregoing Common Stock purchase warrants and options were granted at or above the fair market value of the USAT Common Stock on the respective date of grant. Were all of these 8,135,754 shares issuable upon the exercises of the foregoing USAT Common Stock purchase warrants and stock options, assuming that the shares were made subject to a prospectus complying with Section 10(a)(3) of the Securities Act permitting their resale, the 185,207 shares issuable upon the conversion of the Class A Preferred Stock, and the shares described in the preceding paragraph which could be sold pursuant to Rule 144, or a substantial number of the foregoing shares, publicly sold over a short time period, the market price of the Common Stock could decline significantly because the market might lack the capacity to absorb a large number of shares during a brief period. Such a decline in market price may make the terms of any future financing more difficult for USAT to consummate on a favorable basis. The shares of the USAT Common Stock issuable upon the exercise of the warrants and options described in subparagraphs (a), (b), (c), (d) and (g) have all been registered under the Securities Act for resale by the holders thereof; however, there is not currently in effect a prospectus complying with Section 10(a)(3) of the Securities Act that would permit resale of such 2,184,724 shares of the USAT Common Stock. The 5,951,000 underlying shares for the other warrants have to be registered under the Securities Act for either issuance by USAT or resale by the holders.



         In addition to its intention to register under the Securities Act the 5,951,000 underlying shares of the USAT Common Stock issuable upon the exercise of the Common Stock purchase warrants and stock options described in the preceding paragraph, either for issuance by USAT or for resale by the holders, as to many of whom USAT has given a registration commitment, USAT has also given a registration commitment to the purchasers of 2,000,000 shares of the USAT Common Stock issued in the private placement as to which the final closing was held on February 14, 1996 and to the former RSA shareholders for the 500,000 shares of the USAT Common Stock they received upon the acquisition of RSA by USAT. The 500,000 shares issued to the RSA shareholders were registered under the Securities Act as "Acquisition Shares" in USAT's Registration Statement on Form S-1, File No. 33-43337 (the "January 1992 Registration Statement"), but will require a post-effective amendment to the January 1992 Registration Statement being declared effective under the Securities Act for such shareholders to resell. See "The Merger and Related Matters-Summary of the Terms of the USAT Common Stock-Acquisition Shares." Were these 2,500,000 shares of the USAT Common Stock registered under the Securities Act for resale by the holders and, if a substantial number of these shares were offered for sale at the same time, such offerings could have the same adverse impact as described in the preceding paragraph.



         To the extent that the Merger is consummated, an aggregate of _____ shares of the USAT Common Stock will be issued to the Good Ideas Minority Stockholders. To the extent that the U.S. Drug Merger is consummated, an aggregate of _____ shares of the USAT Common Stock will be issued to the minority stockholders of U.S. Drug. The aggregate of _________ shares of the USAT Common Stock issued on such transactions will, with limited exceptions, be freely tradeable and, if a substantial number of these shares were offered for sale at the same time, such offerings could have the same adverse impact as described in the second preceding paragraph.

         7. Technological Changes. The substance abuse testing industry is a technological sensitive industry in that companies are constantly developing new methods and making changes to current methods for substance abuse detection in order to remain competitive. USAT competes, and, when its development stage for a saliva based test and a urine based test are completed, U.S. Drug will compete, with larger companies such as those named under "Business of the Company- Competition," many of which have substantially greater financial resources available to them to invest in the research and development of their products than USAT and U.S. Drug. These competitors may develop products in the future which may render USAT's and U.S. Drug's products obsolete or non-competitive from a pricing point of view. To remain competitive, USAT and U.S. Drug may require substantial financial resources for personnel and other costs to conduct research and update current products to reflect the technological advances; however, such financial resources may not be available. In the alternative, depending on the progress in the drug testing research and development program (including the current feasibility study), U.S. Drug may at a later date seek a major pharmaceutical or other company to assist in the development program and, depending on the financial arrangements to be negotiated, such development partner may seek marketing rights to the products when and if successfully developed. Although such a partner may reduce certain current expenditures, it may later, by assuming marketing rights, reduce prospective revenues to U.S. Drug. Because of the stage of development of the product and the fact that no search or negotiations are currently being conducted, management believes that it is currently too speculative to anticipate U.S. Drug's competitive position based on the presence of a development and/or marketing partner. See the section "Need for Financing" under this caption "Risk Factors" and "Business of the Company-Competition."



         8. Market Limitation for Alcohol Testing Products. The potential markets for USAT's alcohol testing products may be substantially limited to the ones in which it currently sells - law enforcement, correctional facilities, medical and clinical facilities, alcohol treatment centers and emergency rooms. This market insofar as alcohol testing is concerned may be saturated and the opportunity for growth limited; however, management of USAT believes that the demand for alcohol testing could grow in the industrial market, in which USAT does some current selling, on a broader basis as did the demand for drug testing at an earlier date. There can be no assurance that such growth will occur or that, if the growth occurs, USAT will successfully penetrate the industrial market. See the sections "Marketing" and "Competition" under the caption "Business of the Company."



         9. Other Conflicts of Interest. As of June 30, 1996, 60.8% of the outstanding shares of Good Ideas Common Stock were held by USAT. Since July 1992, USAT has provided certain management and administrative services to Good Ideas. As of June 30, 1996, there was a note receivable from USAT to Good Ideas in the amount of $2,052,000, which is due on December 31, 1996. For additional information relating to the relationships between USAT and Good Ideas, see the section "USAT Affiliations of Good Ideas Directors" under this caption "Risk Factors;" "Material Contacts of USAT with Good Ideas;" "USAT Principal Stockholders;" "Good Ideas Principal Stockholders; and "USAT Management".



         10. Loss of Direct Ownership of Good Ideas. If the Merger is consummated, the Good Ideas Minority Stockholders will lose their direct, although minority, ownership interest in Good Ideas. As a result, if Good Ideas is sold for an amount greater than the amount offered by USAT, which event the USAT Board of Directors and the Good Ideas Board of Directors believe is highly unlikely to occur, such holders will share in such sale only to the extent of their diluted interest in USAT. In addition, to the extent any Good Ideas Minority Stockholder wanted to be an investor solely in a toy company, such stockholder would lose such opportunity as the result of the Merger.



                            TERMS OF THE TRANSACTION

CONSENT SOLICITATION STATEMENT/PROSPECTUS

         This Consent Solicitation Statement/Prospectus is being furnished to the Good Ideas Minority Stockholders for the purpose set forth in the next paragraph and to offer the shares of the USAT Common Stock necessary to consummate the Merger (see the subsection "The Merger" under this caption "Terms of the Transaction"). On the Record Date, there were ___ holders of record of the Good Ideas Minority Common Stock.


         Pursuant to this Consent Solicitation Statement/Prospectus, the Good Ideas Minority Stockholders are being requested to consent to a proposal to adopt the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated into this Consent Solicitation Statement/Prospectus by this reference, providing for the merger of Acquisition Corp. with and into Good Ideas (i.e., the Merger), the conversion of shares of the Minority Good Ideas Common Stock into shares of the USAT Common Stock on the basis set forth in the Merger Agreement and the conversion of the Good Ideas Warrants to acquire Good Ideas Common Stock into equivalent USAT Merger Warrants adjusted for the exchange rate set forth in the Merger Agreement. Because the holders of the Good Ideas Options have consented to cancellation of such securities, no USAT security will be issued in lieu thereof. See the subsections "Terms of the Merger Agreement-Conversion of Shares" and "Good Ideas Options and Warrants" under the caption "The Merger and Related Matters" for more detailed information.

THE MERGER


         Pursuant to the Merger Agreement, at the Effective Date, each outstanding share of the Good Ideas Common Stock, other than the shares owned by USAT, will be converted into ______ of a share of the USAT Common Stock. Each share of the Good Ideas Common Stock owned by USAT, except for ten shares, will be canceled upon the Merger. The portion of a share of the USAT Common Stock to be received for each share of the Minority Good Ideas Common Stock was determined by dividing $1.00 by the average of the closing sales prices per share of the USAT Common Stock as reported on the American Stock Exchange during the 30 days prior to the Record Date, which average sales price per share was $_________. An aggregate of ______ shares of the USAT Common Stock will be issued to the Good Ideas Minority Stockholders, subject to adjustment for fractional shares. Prior to the Merger, USAT owned 60.8% of Good Ideas; after the Merger, USAT will own 100% of Good Ideas. Assuming that there are no exercises of outstanding Common Stock purchase warrants or stock options or any conversions of USAT preferred stock between the date of this Consent Solicitation Statement/Prospectus and the Effective Date, the USAT stockholders will own _____% of the outstanding shares of the USAT Common Stock and the Good Ideas Minority Stockholders will own _____%. See "The Merger and Related Matters" for more detailed information concerning the terms of the Merger.



         If the Merger is not consummated, Good Ideas and USAT will continue to be publicly-owned companies and Good Ideas will continue to be a majority-owned subsidiary of USAT. However, USAT intends to seek a purchaser for Good Ideas, and, if no acceptable offer is received, to liquidate Good Ideas on or before December 31, 1996.


VOTING RIGHTS


         The Record Date for the determination of the stockholders of Good Ideas entitled to notice of the consent solicitation and to consent hereunder is August __, 1996 as fixed by the Board of Directors of Good Ideas on August __, 1996 pursuant to Section 213(b) of the GCL.



         On the Record Date, there were 3,948,680 shares of the Good Ideas Common Stock issued and outstanding, of which 2,400,000 shares (60.8%) were owned by USAT and 1,548,680 shares (39.2%) by stockholders other than USAT (i.e., the Good Ideas Minority Stockholders). See "Good Ideas Principal Stockholders" for information, as of the Record Date, regarding persons known by Good Ideas to own beneficially 5% or more of the Good Ideas Common Stock as of the Record Date and as to stock ownership of directors and executive officers of Good Ideas. Each share of the Minority Good Ideas Common Stock is entitled to one vote.

Although, under Section 251 of the GCL, USAT, as the majority stockholder of Good Ideas, could adopt the Merger Agreement without the consent of any other Good Ideas stockholder, the Boards of Directors of USAT and Good Ideas have agreed that, as a condition to the adoption of the Merger Agreement, the affirmative consent of the holders of at least 50% of the outstanding shares of the Good Ideas Common Stock owned by stockholders other than USAT is required for the adoption of the Merger Agreement. Holders of the Minority Good Ideas Common Stock are not entitled to dissenters rights under the GCL as to the vote with respect to the adoption of the Merger Agreement. See the section "The Consent Procedure-Rights of Dissenting Good Ideas Shareholders" under this caption "Terms of the Trans-action."


THE CONSENT PROCEDURE

(1)      STATUTORY BASIS


         Unless a corporation's certificate of incorporation otherwise provides, Section 228 of the Delaware General Corporation Law (the "GCL") permits stockholders' actions without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding shares of the voting stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. Good Ideas' certificate of incorporation does not otherwise provide, so that a consent procedure pursuant to Section 228 of the GCL may be utilized by USAT. Under the applicable provision of the GCL, such action is effective when written consents from holders of record of the minimum number of outstanding shares of the voting stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the earliest dated consent delivered in accordance with the GCL to the corporation. Under Section 251 of the GCL, a domestic corporation may be merged with and into another domestic corporation by the affirmative vote of the record holders of more than 50% of the outstanding shares of the voting stock acting without a meeting and without prior notice. Accordingly, USAT as the owner of 60.8% of the Good Ideas Common Stock, which is the sole voting stock of Good Ideas, could adopt the Merger Agreement without any other stockholder voting in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, the Merger Agreement provides that it is a condition to the consummation of the Merger that the record holders of a more than 50% of the outstanding shares of the Good Ideas Common Stock owned by Good Ideas stockholders other than USAT (i.e., the Good Ideas Minority Stockholders) consent to the adoption of the Merger Agreement. USAT will execute and deliver a consent to the adoption of the Merger Agreement as a stockholder of Good Ideas only after the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock have consented in order to permit the filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement. USAT and Good Ideas have agreed not to waive the requirement as to the approval by the Good Ideas Minority Stockholders of the Merger Agreement and USAT has agreed not to execute and deliver its consent to the adoption of the Merger Agreement if such approval is not obtained.


(2)      PROCEDURE TO CONSENT

         UNDER THE GCL, ONLY HOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT. ANYONE OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, WHO WISHES TO GIVE THEIR CONSENT SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE FORM OF CONSENT ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT.


         USAT is soliciting the written consents referred to herein and, if stockholders wish to give their consent, the white consent card should be returned to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, in the enclosed envelope, or to Good Ideas Enterprises, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.


(3)      REVOCATION


         An executed consent card may be revoked at any time before expiration by marking, dating, signing and delivering a written revocation before the time that sufficient unrevoked consents have been received to authorize the action for which consents are solicited. Consents must be received within 60 days after the first consent is delivered to Good Ideas. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 or to Good Ideas Enterprises, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.


(4)      MISCELLANEOUS

         ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. IF YOU ARE THE STOCKHOLDER OF RECORD AND YOU WISH TO GIVE YOUR CONSENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD PROMPTLY IN THE ENVELOPE PROVIDED.

         IF YOUR SHARES OF THE GOOD IDEAS COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY THEY CAN CONSENT TO THE PROPOSED ACTION AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, IF YOU WISH TO GIVE YOUR CONSENT, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR SUCH SHARES IMMEDIATELY.


         USAT will pay all of the costs and expenses in connection with the preparation, printing and distribution of this Consent Solicitation Statement/Prospectus, including, without limitation, attorneys' fees, accounting fees and printing expenses, and all other expenses with respect to the Merger and the related transactions except for the fees and expenses of Whale Securities in delivering a fairness opinion for the benefit of the Good Ideas Minority Stockholders and the fees and disbursements of Good Ideas' special counsel. For an itemized list of USAT's and Good Ideas' estimated costs and expenses, see "The Merger and Related Matters-Fees and Expenses." Good Ideas will pay a fee of $35,000 to Whale Securities for such services, together with out-of-pocket expenses. USAT has retained Georgeson & Company Inc. to assist with the solicitation of consents from the Good Ideas Minority Stockholders, for which services Georgeson & Company Inc. will receive a fee of $3,750, together with out-of-pocket expenses. In addition, the directors, officers and employees of USAT, who will receive no additional compensation, will participate in the solicitations. Consents may be solicited by personal interviews, telephone calls and telegrams to supplement the solicitation by mail. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for the forwarding of consent solicitation materials to the beneficial owners of stock held of record by such persons, and USAT will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.



         Good Ideas has been advised that each of William D. Robbins, currently the Chief Executive Officer and a director of Good Ideas, who owns 200,000 shares of the Minority Good Ideas Common Stock, and Michael S. McCord, a director of Good Ideas since May 31, 1996, who owns 10,000 shares of the Minority Good Ideas Common Stock, intends to consent with respect to his 200,000 and 10,000 shares, respectively, of the Minority Good Ideas Common Stock or in the aggregate 13.6% thereof in favor of adoption of the Merger Agreement. Each of the other directors of Good Ideas has advised Good Ideas that he or she does not own any shares of the Minority Good Ideas Common Stock.



         Each of the USAT directors and executive officers has advised USAT that he or she does not own any shares of the Minority Good Ideas Common Stock. James C. Witham and Karen B. Laustsen, who were directors and executive officers of USAT until April 18, 1996, and Gary S. Wolff, who was an executive officer of USAT until July 3, 1996, have advised USAT that they are former Good Ideas directors and hold Good Ideas Options to purchase an aggregate of 22,500 shares of the Good Ideas Common Stock which they will surrender if the Merger is consummated. They have also advised USAT that they do not own any shares of the Good Ideas Common Stock.



         Even assuming that Messrs. Robbins and McCord submit consents as indicated, USAT has determined that USAT will not proceed with the Merger unless USAT has received consents from the holders of at least 50% of the outstanding shares of the Minority Good Ideas Common Stock without including the aggregate of 210,000 shares held by these persons. Accordingly, the consent of the holders of 774,341 shares of the remaining 1,338,680 shares of the Minority Good Ideas Common Stock or 57.8% thereof will be necessary to consummate the Merger. If the Merger is consummated, Messrs. Robbins and McCord will receive shares of the USAT Common Stock for their shares of the Minority Good Ideas Common Stock on the same basis as the other Good Ideas Minority Stockholders.


(5)      RIGHTS OF DISSENTING GOOD IDEAS STOCKHOLDERS


         Under Section 262(b) of the GCL, appraisal rights are not available to holders of the Minority Good Ideas Common Stock in connection with the consummation of the Merger because both the USAT Common Stock which will be received by the Good Ideas Minority Stockholders and the Good Ideas Common Stock were listed on national securities exchanges as of the Record Date. Additionally, Delaware counsel for USAT and Good Ideas has advised them that Good Ideas may not voluntarily offer, under Delaware law, its stockholders appraisal rights. Section 262 of the GCL specifies the circumstances in which stockholders are entitled to appraisal rights. Delaware courts have consistently held that appraisal rights may only be granted by statute or by corporate charter. Because Section 262(b) bars appraisal rights to the Good Ideas Minority Stockholders as indicated above because of the listed status and the Good Ideas Certificate of Incorporation does not permit voluntary rights of appraisal as allowed by Section 262(c) of the GCL, the Good Ideas Minority Stockholders may not be granted voluntary appraisal rights if the Merger is approved.



                         THE MERGER AND RELATED MATTERS

REASONS FOR THE MERGER AND APPROVAL


(1)      AUTHORIZATION


         On November 16, 1995, the Board of Directors of USAT approved in principle the acquisition of the minority stockholder interest in Good Ideas, i.e., taking Good Ideas private, without setting the consideration to be given to the Good Ideas Minority Stockholders. On February 6, 1996, the USAT Board authorized execution of the Merger Agreement, which included an offer of a fraction of a share of the USAT Common Stock having a value of $1.00 per share for each share of the Good Ideas minority stock, the determination to be based on the average of the closing sales prices of the USAT Common Stock during the 30 calendar days prior to the Record Date. In determining this exchange ratio, the USAT Board considered, based on an application of the formula, a range as to the number of shares of the USAT Common Stock to be issued to the Good Ideas Minority Stockholders - a maximum above which the USAT Board would not want to proceed with the Merger because it would, in the USAT Board's opinion, be unfair to the USAT stockholders and a minimum below which the offer would, in the opinion of the USAT Board, probably be unacceptable to the Good Ideas Minority Stockholders.



         On April 12, 1996, the Board of Directors of Good Ideas authorized execution of, and submission to the Good Ideas Minority Stockholders for approval of, the Merger Agreement. Also in making its determination as to the exchange rate, the Good Ideas Board considered a range as to the number of shares of the USAT Common Stock to be issued to the Good Ideas Minority Stockholders based on an application of the formula - a minimum below which the offer would be unacceptable to the Good Ideas Board for offering to the Good Ideas Minority Stockholders and a maximum above which the USAT Board would, in the opinion of the Good Ideas Board, reject as being unfair to the USAT stock-holders. As of such date, there were four directors of Good Ideas: James
C. Witham and Karen B. Laustsen, each of whom was, until April 18, 1996, a director and an executive officer of USAT, Gary S. Wolff, who was, until July 3, 1996, an executive officer of USAT and was, until September 26, 1995, a director thereof, and William D. Robbins, the Chief Executive Officer of Good Ideas. Each of Messrs. Witham and Wolff and Ms. Laustsen was an employee of USAT and Mr. Robbins is an employee of USAT. Each of the foregoing is a stockholder of USAT. Ms. Laustsen resigned as a director of Good Ideas effective May 28, 1996; Mr. Witham resigned effective May 31, 1996; and Mr. Wolff resigned effective July 3, 1996. Since May 31, 1996, the Good Ideas Board has, in addition to Mr. Robbins, consisted of Robert Stutman, the Chairman of the Board, the Chief Executive Officer and a director of USAT, Linda H. Masterson, the President, the Chief Operating Officer and a director of USAT, and Michael S. McCord, a consultant to the USAT Board of Directors and a former member of the Committee. Mr. Stutman and Ms. Masterson are also employees of USAT and all four directors are securityholders of USAT.



         All actions taken by the Boards of Directors concerning the authorization of the Merger Agreement and the transactions related thereto were unanimously approved except that Ms. Laustsen abstained at the February 6, 1996 USAT Board meeting






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

because of her concern of being on both sides of the transaction. However, when Ms. Laustsen voted as a Good Ideas director on April 12, 1996 in favor, she said that she also supported the Merger as a USAT director. Despite the resignations of Messrs. Witham and Wolff and Ms. Laustsen, each has advised USAT that he and she continue to support the Merger. All of the new members of the Good Ideas Board also support the Merger and the USAT Board continues its unanimous support.



         On August __, 1996, after the number of shares to be offered to the Good Ideas Minority Stockholders was calculated pursuant to the exchange ratio, both the USAT Board and the Good Ideas Board concluded that the number of shares was within the ranges each had previously considered and deemed acceptable.



         On February 6, 1996, USAT's Board, acting on behalf of USAT as the sole stockholder of Acquisition Corp., adopted the Merger Agreement and, on April 12, 1996, Acquisition Corp.'s Board of Directors, consisting of Alan I. Goldman, John C. Lawn and Linda H. Masterson, who also serve as USAT directors and, in Ms. Masterson's case, since May 13, 1996, also as the President and Chief Operating Officer of USAT, unanimously authorized execution of the Merger Agreement and approved the related transactions.



(2)      ATTEMPTS TO RESOLVE CONFLICT OF INTERESTS



         As a result of the interlocking historical relationships among the directors of Good Ideas with USAT as described above, the Good Ideas Board of Directors has never been independent of USAT and at least a majority of the directors have owed fiduciary duties to both USAT and Good Ideas, creating a conflict of interest, which has existed since USAT, through a subsidiary, acquired a majority interest in Good Ideas in June 1992. However, specifically with respect to the Merger, the Good Ideas Board approved certain safeguards in an effort to assure fairness to the Good Ideas Minority Stockholders. First, the Merger Agreement must be adopted by the holders of at least 50% of the outstanding shares of the Minority Good Ideas Common Stock (excluding from such calculation the 210,000 shares in the aggregate held by two directors of Good Ideas), even though the consent of USAT alone is sufficient to adopt the Merger Agreement in accordance with the GCL. Second, a major firm was engaged as independent counsel for Good Ideas. Lastly, the Board of Directors of Good Ideas has received an opinion from Whale Securities as to the fairness of the Merger to the Good Ideas Minority Stockholders from a financial point of view as of the date of the opinion. The Merger Agreement provides that the first and second protection for the Good Ideas Minority Stockholders cannot be waived by any party.



         The USAT Board and the Good Ideas Board each considered adding independent directors to Good Ideas, but rejected the idea






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

because of what each considered the virtual impossibility, especially in light of potential director liability concerns, of finding a person or persons to accept a directorship in a public company knowing that it is in the process of going private and that USAT has majority control of the Good Ideas Common Stock (63.6% of the outstanding shares as of June 30, 1996 if the directors' shares are included). Although USAT could have attempted to cause Good Ideas to make it financially attractive for a potential director to accept a directorship, both the USAT and Good Ideas Boards believed that this would not be a prudent use of Good Ideas' money and that any such payment or payments could be perceived as an improper inducement to such person to favor the Merger.



         The USAT Board and the Good Ideas Board also considered engaging an independent representative for Good Ideas to negotiate the terms of the transaction, but concluded that, in view of the above safeguards to be used, the expenditure to engage such a person did not appear justified. Because of Good Ideas' declining revenues and increasing losses, the questions raised as to the necessity of adding an entire new toy product line or lines for Good Ideas to be competitive and the problems in the toy industry generally as described elsewhere in this Consent Solicitation Statement/Prospectus (see "Business of Good Ideas-Overview"), the Boards concluded that Good Ideas' operations did not warrant devoting a substantial amount of time and money to effecting a "taking private" proposal by engaging an independent negotiator as opposed to using the limited funds to meeting operational requirements and adopting the safeguards described in the second preceding paragraph.



(3)      DETERMINATION OF TERMS



         Commencing in October 1995, there were a series of meetings, including those enumerated under the subsection "Authorization," at which either the USAT directors or the Good Ideas directors discussed the concept of taking Good Ideas private and ultimately set the terms therefor, including the exchange ratio and using the mechanism of a merger rather than a tender offer. James C. Witham and Karen B. Laustsen, who sat on both Boards and were in contact with certain of the Good Ideas Minority Stockholders, and Michael S. McCord, who was a consultant to the USAT Board and a stockholder in both USAT and Good Ideas, advised the other directors as to the concerns expressed by certain minority stockholders to them.



         Representatives of Rosenman & Colin, LLP, special counsel to Good Ideas, met with the Good Ideas directors on several occasions, advising them about their fiduciary duties, complicated by the fact, as indicated above in the subsection "Authorization" under this caption, that nearly all had dual responsibilities to Good Ideas and USAT. Similarly Gold &

Wachtel, LLP, general counsel to USAT, advised the USAT directors at several meetings about their fiduciary duties. Both counsel responded to questions about the applicability of the business judgment rule to the proposed transaction.



         Commencing in November a representative of Whale Securities met with members of the Good Ideas Board on several occasions first to review the factors to be considered in determining whether a USAT offer would be fair and, once the exchange ratio was determined, the reasons why Whale Securities considered the USAT exchange ratio to be fair to the Good Ideas Minority Stockholders. On May 20, 1996, the USAT directors met with such representative to review the preliminary fairness opinion.



(4)      USAT BOARD REASONS



         In approving the Merger Agreement on February 6, 1996 and its subsequent review, the Board of Directors of USAT took into consideration the following factors as reasons for taking Good Ideas private:



         (A) THE COMPANY'S BEST OPPORTUNITY AT OBTAINING PROFITABILITY REQUIRES ONLY SYNERGISTIC OPERATIONS.



         In the opinion of the USAT Board, for the Company to have its best opportunity at increasing revenues and securing profitability, it should focus solely on its alcohol and drug testing and human resource provider operations as its core businesses, thereby necessitating the divestitures of USAT's toy and rubber recycling products subsidiaries, the latter of which divestitures was effected on April 30, 1996. The USAT Board believes that the three "core businesses" have a synergy with each other, which its toy and rubber recycling operations do not have, and thereby make a more attractive investment for stockholders and a better combination on which to build for the future. The USAT Board believed that taking this action of divestiture is consistent with the trend against conglomerates, especially when the non-related businesses have declining revenues and operational losses. Accordingly, and in combination with the reasons set forth below, the USAT Board believes that the shares of the USAT Common Stock will over time have greater value to the Good Ideas Minority Stockholders than their Good Ideas Common Stock.



         (B) GOOD IDEAS' OPERATIONS ARE DECLINING AND WOULD REQUIRE ENTIRELY NEW TOY PRODUCTS TO EFFECT A TURNAROUND AT A SUBSTANTIAL INVESTMENT OF TIME AND MONEY.



         The USAT Board reviewed the declining revenues and increasing losses at Good Ideas. The Board noted the action by Toys R Us, Good Ideas' principal customer (constituting over 50% of Good Ideas' sales in each of the past three fiscal years), in reducing its orders commencing in fiscal 1995, attributing the cause to its large inventories and declining sales and customer traffic. The Board also noted what Good Ideas management believed to be the trend in the toy industry for distributors or retailers to minimize their number of vendors and to reduce the number of items carried in their inventory, which causes the toy manufacturer to maintain an inventory to meet customer demands and thereby increases the manufacturer's costs. These actions also have the effect, in the opinion of the Good Ideas management, of squeezing out the small companies like Good Ideas with their limited product lines. In addition, Good Ideas' management advised that an additional new product line or lines, at a substantial expenditure of time and money, would be necessary for Good Ideas to compete effectively and that there can be no assurance of success even if such effort were made because of the foregoing conditions in the toy industry.



         Specifically, the USAT Board considered the following negative trends:
(i) the net loss of Good Ideas increased from $582,000 for fiscal 1994 to $798,000 for fiscal 1995 and was $1,566,292 for fiscal 1996, (ii) net sales of Good Ideas for fiscal 1995 were $4,606,039, a decrease of $938,182 or 16.9% from net sales of $5,544,221 in fiscal 1994, and net sales for fiscal 1996 were $1,508,819, a decrease of $3,097,220 or 67.2% from the sales for the prior fiscal year, (iii) net sales from the wooden construction toy category, Good Ideas' primary product line, for fiscal 1995 were $2,841,000, a decrease of $733,000 or 20.5% from such net sales in fiscal 1994, and net sales from wooden construction toys for fiscal 1996 were $967,000, a decrease of $1,874,000 or 66.0% from such net sales in the prior fiscal year, and (iv) selling, general and administrative expenses for fiscal 1995 increased to $1,924,078, or 41.8% of net sales, from $1,487,811, or 26.8% of net sales, for fiscal 1994 and selling, general and administrative expenses for fiscal 1996 decreased to $1,278,633, or 84.7% of net sales.



         The USAT Board reached this conclusion as to Good Ideas' operational problems even though Good Ideas' sales, although declining, were larger than those of either of the two other segments in each of the last three fiscal years. For this reason, the USAT Board initially deferred any consideration of divestiture of Good Ideas. However, as indicated above, absent an infusion of new products, the USAT Board expected Good Ideas' revenues to continue to decline. On the other hand, the USAT Board anticipates growth from the RSA/ProActive combined operations and the alcoholic testing operations, ultimately in an amount sufficient to offset the loss of the Good Ideas' revenues.



         In view of the foregoing, the USAT Board concluded that there can be no assurance when Good Ideas, if at all will operate on a profitable basis and that the likelihood of the Company's success was far greater and that, therefore, the Good Ideas

Minority Stockholders' ownership of shares of the USAT Common Stock holds a significantly higher opportunity for a greater return on their initial investment.



         (C) USAT'S OFFER HAS GREATER VALUE TO THE GOOD IDEAS MINORITY STOCKHOLDERS THAN LIQUIDATION VALUE, BOOK VALUE OR MARKET VALUE.



         The USAT Board also considered as a factor that the receipt by the Good Ideas Minority Stockholders of __ of a share of the USAT Common Stock for each share of the Minority Good Ideas Common Stock is, in the Board's opinion, a better alternative for the Good Ideas Minority Stockholder than (a) receiving $.55 per share if Good Ideas was liquidated based on its assets and liabilities as of March 31, 1996 (i.e., total assets ($2,422,732) less total liabilities ($248,207) divided by outstanding shares (3,948,680) - see "Statement of Net Assets in Liquidation" in the Good Ideas Financial Statements) or (b) receiving $.71 per share if Good Ideas were sold for its net book value as of December 31, 1995, or (c) retaining their shares in Good Ideas, which shares are highly illiquid (the average daily trading volume in Good Ideas in the last 12 months was approximately 1,500 shares per day) and which shares are currently valued at __% of the value of the USAT Common Stock being offered hereunder. The USAT Board noted that the market price for the Good Ideas Common Stock has consistently gone down since March 1994. See "Good Ideas Market Information-Market Data." While there can be no assurance that the value of the USAT Common Stock will rise, the USAT Board believes that over a period of time this security may bring greater value to the Good Ideas Minority Stockholders than cash or holding the Minority Good Ideas Common Stock for the reasons discussed in this section.



         (D)     THE GOOD IDEAS COMMON STOCK MAY BE DELISTED.



         On November 18, 1995, the Pacific Stock Exchange Incorporated (the "Pacific Stock Exchange") advised Good Ideas that the share bid price of the Good Ideas Common Stock was below $1.00 per share, which does not meet the minimum Tier II listing maintenance requirement of the Pacific Stock Exchange, which requirement had become effective January 23, 1995. Good Ideas has been granted an extended compliance period, not to exceed six months from May 9, 1996, to demonstrate that the Good Ideas Common Stock is in compliance. Although the USAT Board considered the possibility of effecting a reverse stock split in an amount sufficient to increase the market value of the Good Ideas Common Stock, it recognized that, unless Good Ideas reversed its adverse operational trends of declining revenues and increasing losses, as to which there can be no assurance, it was likely that, after the split, the market price would begin to decline and again reach a level not complying with the Exchange's maintenance requirement. The Board also recognized that, if delisting occurred, the Good Ideas Common Stock would not meet the market price requirement for listing on the American Stock Exchange or reporting on the National Association of Securities

Dealers Automated Quotation ("NASDAQ") System and that, if the Good Ideas Common Stock was reported in the "pink sheets," it was unlikely that the Good Ideas Common Stock would rise in market value in such over-the-counter market in view of its operational problems. In addition, the USAT Board felt that it was highly likely that delisting would reduce even further the Good Ideas Minority Stockholders' current minimal liquidity in the Minority Good Ideas Common Stock and, accordingly, their receipt of the USAT Common Stock will be of much greater value to them. In view of the cut-back in operations of Good Ideas, if the Merger is rejected, there may be no alternative to avoid delisting.



         (E)     GOING CONCERN VALUE OF GOOD IDEAS NOT CONSIDERED SIGNIFICANT.



         The USAT Board also looked at whether it could assign a "going concern value" to Good Ideas. In this connection, the USAT Board concluded that Good Ideas' current toy products could no longer generate sufficient revenues to effect a turnaround, especially in view of the actions by Toys R Us, Good Ideas' principal customer, in reducing its orders, and that an infusion of a new product line or lines, requiring a substantial investment in time and money, was necessary to effectuate this objective. Accordingly, the USAT Board concluded that Good Ideas' operations were not currently "viable" so as to allocate a "going concern value" for valuation purposes. However, the USAT Board concluded that another toy company with its own products would consider the existing toy products of Good Ideas as attractive additional assets to purchase, especially if such potential acquiror could also utilize Good Ideas' tax loss carryforwards (see the section "Results of Operations, Fiscal 1996 vs. Fiscal 1995" under the caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations"). The USAT Board, based on the advice of the Good Ideas' management, believed that such a toy company acquiror would not be interested in Good Ideas' facilities and sales personnel, so that these could be discontinued, thereby reducing Good Ideas' costs during the period in which such a purchaser could be sought. Nevertheless, the USAT Board deemed that arrangements to continue the production and sale of products through an operating entity were necessary to achieve USAT's desire to sell Good Ideas to a toy company on this basis. The arrangements were also necessary if operations were to be restarted as indicated in the subsection "Good Ideas Board's Reasons" in this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters." On the other hand, Good Ideas had to be treated as a discontinued operation in the Consolidated Financial Statements based on the February 26, 1996 decision to sell or liquidate Good Ideas. The USAT Board, however, concluded that, in view of no third party offers to acquire Good Ideas being made competitive with that offered by USAT and Good Ideas' questionable viability, the Good Ideas Minority Stockholders' receipt of the shares of the USAT Common Stock and, therefore, ownership in a potentially viable and growing public company would be of greater value to them than their shares of the Good Ideas Minority Stock.



         (F) WAITING FOR AN UPTURN IN THE TOY INDUSTRY DOES NOT SEEM ECONOMICALLY JUSTIFIED.



         The USAT Board considered as an alternative to the Merger and the sale waiting for an upturn in the toy industry generally and attempting to make Good Ideas operate on a profitable basis. However, the USAT Board considered that the costs to achieve such objective, which would, in the directors' opinion, require the acquisition through purchase or licensing of additional toy products, as to which acquisition there can be no assurance, and the uncertainty as to when conditions in the toy industry generally will improve outweigh any possible benefit to be derived from such an effort. In addition, there can be no assurance that, if, at a later date, USAT sought to sell Good Ideas, it would realize an acceptable sales price. For the reasons set forth in this subsection, combined with Good Ideas' past negative cash flow from operations, its decline in sales and its increasing losses, the USAT Board concluded that waiting for an upturn in the toy industry was far too great a risk to take and that the Good Ideas Minority Stockholders would realize a greater return on the offer of the USAT Common Stock at the current time.



         (G)     USAT COULD CANCEL LOAN INDEBTEDNESS ON THE MERGER.



         If the Merger is consummated, then USAT's indebtedness to Good Ideas ($2,052,000, inclusive of the loan assumed by USAT which was due to Good Ideas from USRR - see the section "Material Contacts of USAT with Good Ideas - Loans from Good Ideas to USAT") will be canceled. USAT could in such event use any cash flow generated from operations or financing for operational purposes and not for repayment of this indebtedness. As a result of the use of the funds for this purpose, the USAT Board believes that the Company's revenues will grow and that it will achieve profitability earlier than Good Ideas and, accordingly, for this reason, and in conjunction with the other reasons set forth in this section, the USAT Board believes that the shares of the USAT Common Stock will over time have greater value to the Good Ideas Minority Stockholders than their shares of the Minority Good Ideas Common Stock. If the Merger is not consummated, although USAT made net loan repayments of $171,000 during fiscal 1996, USAT is not required to repay the balance of such indebtedness to Good Ideas until its current maturity date of December 31, 1996.



         (H) ELIMINATING PUBLIC SUBSIDIARIES COULD LEAD TO ADDITIONAL COST SAVINGS.



         The USAT Board believes that it must continue to institute cost reduction efforts wherever feasible. Based on a review of costs, the Board believes that at least $50,000 to $75,000 can be saved each year with respect to each of Good Ideas and U.S. Drug if this subsidiary did not have public stockholders and its common stock was not registered pursuant to Section 12(b) of the Exchange Act.



(5)      REASON FOR SHARE OFFERING



         Once the decision to sell or liquidate was made, the USAT Board reconsidered the question of whether the Good Ideas Minority Stockholders would realize a better return on the offer of shares of the USAT Common Stock. The Board had previously considered that, even if Good Ideas continued as a operational subsidiary of USAT, the illiquidity of the Good Ideas' shares, the declining market price and the strong probability of delisting made an offer of shares of the USAT Common Stock more attractive to the Good Ideas Minority Stockholders than retention of their shares of the Minority Good Ideas Common Stock. Such review concluded that the offer of a fraction of a share of the USAT Common Stock for each share of the Minority Good Ideas Common Stock would also appear to result in the Good Ideas Minority Stockholder receiving more than on sale or liquidation, as indicated above in USAT Board reason numbered 4(c) above. Accordingly, the sole reason for USAT making a share offering was the USAT Board's belief that the Good Ideas Minority Stockholders would have a better chance of realizing a return on their investment whether or not the Merger was consummated or whether or not Good Ideas was sold or liquidated.
The Good Ideas Board concurred in the USAT Board's belief.



(6)      REASON FOR USING MERGER FORM



          Once the decision to take Good Ideas private was made, the USAT Board structured the transaction as a merger, rather than as a tender offer to the Good Ideas Minority Stockholders followed by a merger, because it believed that the merger was a faster and less expensive method than was a tender offer to achieve one of its primary objectives of having no minority stockholders in Good Ideas. Moreover, USAT selected a consent solicitation over a proxy solicitation in order to save the time and expenses of holding a meeting. The USAT Board believed that the transaction should be effected at this time before USAT initiated any further efforts to improve the business operations of the Company, including those of Good Ideas, and had all of its corporate structural questions resolved. If, in addition to the consummation of the Good Ideas sale, the Merger and the U.S. Drug Merger are consummated, the USAT Board will operate USAT through divisions and not subsidiaries for cost savings and other reasons. If such transactions are effected, the USAT Board will also consider changing USAT's name (an action which would require USAT stockholder approval) to one more indicative of its combined operations.



(7)      GOOD IDEAS BOARD'S REASONS



         Certain of the factors which the Board of Directors of USAT considered as reasons for approving the Merger were also considered by the Good Ideas Board of Directors in granting their approval. As indicated under "Terms of the Transaction-The Consent Procedure-Miscellaneous," William D. Robbins and Michael S. McCord, the sole directors of Good Ideas who own shares of the Minority Good Ideas Common Stock, intend to submit consents in favor of the Merger. As indicated in the section "Good Ideas Options and Warrants" under this caption "The Merger and Related Matters," the three former directors of Good Ideas who hold the Good Ideas Options intend to surrender such securities if the Merger is consummated. The factors considered by the Good Ideas Board in approving the Merger were as follows:



         (a) Good Ideas' operations are declining and would require entirely new toy products to effect a turnaround at a substantial investment of time and money.



         (b) USAT's offer has greater value to the Good Ideas Minority Stockholders than liquidation value, book value or market value.



         (c)     The Good Ideas Common Stock may be delisted.



         (d)     Going concern value of Good ideas not considered significant.



         (e) Waiting for an upturn in the toy industry does not seem economically justified.



For a more detailed statement of these reasons, see the subsection "USAT Board's Reasons" under this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters."



         One of the matters considered by the Good Ideas Board was the recoverability of the Good Ideas recorded assets. Tradi-tionally Good Ideas did not evaluate its toy inventory for obsolescence until after the ordering for the Christmas season was completed when it had its best opportunity to evaluate its then customer demand. Once the decision was made that there was no demand, Good Ideas would then dispose of the toys in its inventory deemed not to be further marketable. On such basis, the adjustments would be made by Good Ideas at the end of the December quarter or at fiscal- year end, virtually simultaneously with the disposal of this inventory.



         In connection with its review of inventory as of December 31, 1995, the Good Ideas Board concluded that, even with the contemplated more limited operations for Good Ideas, the recorded value of the assets would be recovered in a continuing operation and, accordingly, no adjustment was required. Management did not deem this recoverability adversely affected by the cost reduction measure of closing Good Ideas' plant and offices, which measure was dictated by expiration of the lease on December 31, 1995 and with the landlord seeking a long-term lease, its upcoming fourth quarter (January 1 to March 31) in which new orders were traditionally few and the ability to have plant and office services performed in the interim economically elsewhere. In this connection, the Good Ideas Board noted that Good Ideas was always dependent on outside
sources   most manufacturing was performed in the Far East or in Mexico by vendors and most of the finishing and packaging operations were subcontracted to a local Texas vendor. Accordingly, if the decision was made to resume full scale operations of Good Ideas as they were previously conducted prior to institution of the cash saving termination of leases and employees, management fully believed that these operations could be restarted very quickly.



         The decision by the USAT Board on February 6, 1996 to take Good Ideas "private" was not, in either Board's opinion, inconsistent with keeping a limited operation until the decision to expand or sell was made and, as indicated in the prior paragraph, not inconsistent with their belief as to the recovery of the recorded value of the inventory. Although Whale Securities refers (see the section "Fairness Opinion" under this caption "The Merger and Related Matters") to its estimate that an orderly liquidation of assets of Good Ideas would likely result in the Good Ideas Minority Stockholders receiving less than the book value share, both Boards believe that there is a difference between evaluating an ongoing business, which Good Ideas was when the inventory evaluation was being made with respect to the December 31, 1995 results of operations, and one that is being liquidated.



         The impairment of the Good Ideas inventory and fixed asset values was a direct result of the decision made on February 26, 1996 to sell or liquidate Good Ideas. From an accounting point of view Good Ideas had to be treated as a discontinued operation as reflected in the Good Ideas Statement of Net Assets in Liquidation, Note 14 to Financial Statements of Good Ideas and Note 14 to Consolidated Financial Statements. However, this may be contrasted with the Boards' decision to keep an operating company, albeit on a more limited basis, to facilitate a sale as discussed under USAT Board reason numbered 4(e) in the section "Reasons for the Merger and Approval-USAT Board Reasons" under this caption "The Merger and Related Matters." Had the decision on February 26, 1996 been to restart the operation as described in the second preceding paragraph, management believes that the value of the inventory and fixed assets would not have been significantly impaired.



(8)      EFFECT OF MERGER ON USAT



         The Merger will provide USAT with its best opportunity to increase its revenues and profits by enabling USAT to capitalize on the synergy of its core businesses, and, over time, increase the value of the USAT Common Stock. The indebtedness to Good Ideas will also be cancelled allowing USAT to use its cash flow for operations and financing and not for repayment of this debt. See subsections 4(a) and 4(8) in this section "Reasons for the Merger" under this caption "The Merger and Related Matters."

Moreover, there will be no federal tax consequences to USAT or its stockholders as a result of the Merger.



         However, the shares of USAT Common Stock to be issued to the Good Ideas Minority Stockholders will dilute the stock ownership and voting rights of the current USAT stockholders. Thus, the current USAT stockholders who hold 100% of the outstanding shares of the USAT Common Stock will hold __% of the outstanding shares if the Merger is consummated and __% if the U.S. Drug Merger is also consummated.



(9)      CONCLUSION



         The Boards of USAT and Good Ideas have concluded that, for the foregoing reasons, the consummation of the Merger is in the best interests of USAT and Good Ideas and is fair to the Good Ideas Minority Stockholders from a financial point of view. In making its determination, the USAT Board considered factors (4)(b) and (c) in this section "Reasons for the Merger and Approval" more important than factors (4)(a), (d), (e), (f), (g) and (h). In making its determination, the Good Ideas Board considered factors (7)(a), (b) and (e) in this section "Reasons for the Merger and Approval" more important than factors 7(c) and (d).



         Both Boards recommend that the Good Ideas Minority Stockholders consent to the adoption of the Merger Agreement. The directors of Good Ideas direct attention to their affiliation with USAT and the attendant conflicts of interests as described in the subsection "Authorization" in this section "Reasons for the Merger" under this caption "The Merger and Related Matters."



         The Boards of Directors of USAT and Good Ideas had considered as alternatives to taking Good Ideas private a sale of the assets or stock of Good Ideas, its liquidation and an expansion of the business by seeking new products, including the seeking of financing therefor. In connection with the latter, neither Board believed that the Good Ideas Minority Stockholders would be receptive to a rights offering because of the low market price and the basis price for most of the holders. The Boards, therefore, concluded that, if financing were necessary, it would have to be external and Good Ideas' business prospects and operational results would not be conducive to a lender or an investor. In any event, for the reasons discussed in the subsection "USAT Board Reasons" in this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters," the Boards rejected expansion of Good Ideas business as an alternative or waiting to follow developments in the toy industry generally as alternatives. As indicated in the same subsection, the Boards concluded that the Good Ideas Minority Stockholders would realize more from USAT's offer of shares of the USAT Common Stock than in the proceeds of a sale or liquidation. Once the decision to take Good Ideas private was made, the USAT Board chose a merger over a tender offer, followed by a merger, because it believed such procedure would involve less expenditures of time and money than a two-step process when the intention was to have all public stockholders in one corporation.



         In evaluating the Merger, the Boards of Directors of USAT and Good Ideas also considered the oral presentations of Whale Securities that the Merger exchange ratio is fair to the Good Ideas Minority Stockholders from a financial point of view. In addition, before mailing this Consent Solicitation Statement/ Prospectus, they considered the written opinion of Whale Securities, which confirmed the conclusion of such oral presentations and which supports the opinions of the USAT and Good Ideas Boards of Directors that the Merger is fair to the Good Ideas Minority Stockholders. A copy of the opinion of Whale Securities is attached as Appendix B to this Consent Solicitation Statement/Prospectus. See the section "Fairness Opinion" below.



         In consideration of the foregoing reasons in this section "The Reasons for the Merger and Approval," the Boards of Directors of USAT and Good Ideas both believe that this consent solicitation offer is substantively, as well as procedurally, fair to the Good Ideas Minority Stockholders.



         There can be, of course, no assurance that any or all of the objectives will be achieved.


FAIRNESS OPINION


         Whale Securities is an investment banking firm primarily specializing in the small cap market and is regularly engaged in the evaluation of small cap companies and their securities in connection with equity and debt financings, merger and acquisitions and valuations for corporate and other purposes. Whale Securities has not acted in the past on behalf of Good Ideas, USAT or Acquisition Corp. in any capacity. In addition, there is no agreement or understanding as to the future or current employment of Whale Securities except in connection with the pending possible acquisition of the minority interest in U.S. Drug by USAT. Various investment banking firms as to which counsel or others in management had personal contacts were solicited as to their availability to perform the analysis and, of the three firms which replied in the affirmative, Whale Securities was selected based on its prior experience and its reasonable fee for its services.



         Good Ideas agreed to pay Whale Securities a fee of $35,000, of which $17,500 was paid on Whale Securities' acceptance of the assignment. $8,750 will be paid when Whale Securities concludes its findings and $8,750 will be paid upon Whale Securities delivering its fairness opinion in definitive form. Accordingly, the fee for the analysis and the report will be $26,250.


         Whale Securities has delivered a written opinion dated as of the date hereof (the "Fairness Opinion") to the Good Ideas Board stating its opinion that, considered as a whole, the Merger exchange ratio is fair to the Good Ideas Minority Stockholders from a financial point of view as of the date of the opinion. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications made, procedures followed and matters considered by Whale Securities in rendering its opinion, is set forth as Appendix B to this Consent Solicitation Statement/Prospectus, is incorporated herein by reference and should be read in its entirety.


         In connection with the Fairness Opinion, Whale Securities reviewed and considered, among other things: (1) the Merger Agreement; (2) Good Ideas' and USAT's Annual Reports on Form 10-K for the three fiscal years ended March 31, 1996, 1995 and 1994 and their Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1995, September 30, 1995 and December 31, 1995; (3) certain information, including financial forecasts, relating to the businesses, earnings and prospects of Good Ideas and USAT, furnished to Whale Securities by senior management; (4) the historical market prices and trading activity for Good Ideas and USAT shares; and (5) publicly available information concerning certain other companies and transactions which Whale Securities considered relevant to its analysis. In addition, Whale Securities held discussions with the managements of Good Ideas and USAT for the purpose of reviewing the historical and current operations of such companies and the business prospects for each.



         In conducting its analysis and in arriving at its opinion, Whale Securities relied upon and assumed the accuracy and completeness of the financial and other information that was publicly available or provided to Whale Securities and Whale Securities did not undertake to independently verify the same. Whale Securities did not prepare or obtain any independent evaluation or appraisal of Good Ideas' or USAT's assets or liabilities. Whale Securities assumed and relied upon the senior management of Good Ideas and USAT as to the reasonableness and achievability of the financial and operating forecasts furnished by management (and the assumptions and bases therefor). Whale Securities' opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Whale Securities was retained by the Board of Directors of Good Ideas to act as financial advisor to Good Ideas only with respect to its fairness opinion. In addition, in the ordinary course of its securities business, Whale Securities may actively trade equity securities of Good Ideas and/or USAT and/or U.S. Drug for its own account and the accounts of customers, and Whale Securities, therefore, may from time to time hold a long or short position in such securities. The Fairness Opinion was directed to the Board of

Directors of Good Ideas and does not constitute a recommendation to any Good Ideas Minority Stockholder as to how such a stockholder should consent on any matter submitted for Good Ideas stockholder consent in connection with the Merger.


         In connection with the rendering of its opinion to the Board of Directors of Good Ideas, Whale Securities performed a variety of financial analyses, including those summarized below. Whale Securities believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Whale Securities' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. The projections prepared by the management of each of Good Ideas and USAT underlying Whale Securities' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such projections. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. Except as described below, none of the analyses performed by Whale Securities was assigned a greater significance by Whale Securities than any other.


         The projections furnished to Whale Securities were prepared by the management of Good Ideas and USAT. Good Ideas and USAT do not publicly disclose internal management projections of the type provided to Whale Securities in connection with the review of the proposed Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.


         Whale Securities did not determine the amount of the consideration to be paid by USAT to the Good Ideas Minority Stockholders nor did it make a recommendation as to the exchange ratio determined by the USAT Board, which exchange ratio was then communicated to Whale Securities for review in preparation of the Fairness Opinion.


         The following is a brief summary of certain factors which Whale Securities discussed with the Board of Directors of Good Ideas which figured prominently in Whale Securities' valuation of Good Ideas and certain analyses performed by Whale Securities in connection with the Fairness Opinion.

1.       Certain factors considered in the evaluation of Good Ideas:

         Whale Securities noted that the business of Good Ideas has been in a severe decline over the past year with sales for the nine months ended December 31, 1995 of only $1,473,416 and estimated sales for the quarter ended March 31, 1996 of under $100,000 as compared to sales for the comparable periods of the prior year of $4,286,705 and $319,334, respectively. For the nine months ended December 31, 1995, Good Ideas had a gross profit of $331,118, equivalent to a 22% gross margin, and experienced an operating loss of $1,033,000.


         Good Ideas' plant and offices were closed in January 1996 and the business of Good Ideas has since been operated out of the residences of its remaining two full-time employees with certain administrative assistance being provided by USAT. Inventories are currently being reduced as sales are fulfilled through independent third parties warehousing Good Ideas inventories. Manufacturing operations are performed by contract manufacturers and sales are generated by independent sales representatives. Except for working capital, Good Ideas owns no material tangible or strategic assets. It competes in its operations with larger companies offering more heavily branded products. Given the competitive nature of the toy business, the lack of critical mass to Good Ideas' sales and gross profits to cover normal operating expenses, and Good Ideas' significant operating losses, Whale Securities noted that the viability of the business as a stand alone enterprise was questionable. Whale Securities also noted that, despite the public announcements in November 1995, USAT might consider the sale of Good Ideas, the Good Ideas Board had not been presented with third party offers or overtures for its purchase at prices competitive with the price being offered by USAT. Whale Securities has been advised by USAT that Gary S. Wolff, the Treasurer of USAT and Good Ideas until July 3, 1996, has been speaking with the various vendors and customers of Good Ideas as to their interest in acquiring all or part of Good Ideas; that no formal bid process has been initiated; and that, to date while certain of the vendors have expressed some interest, none has presented an offer that he could present to the Board. His services in this connection are continuing despite his resignation, for which services he is not receiving any additional compensation. See, however, "USAT Management-Employment Agreements."



         In analyzing the businesses of USAT, Whale Securities noted the lack of synergy between Good Ideas and the other businesses of USAT. The proposed Merger would, however, allow USAT to cancel an outstanding note owed to Good Ideas in the amount of $1,927,009 at December 31, 1995. While USAT's control position did not directly impact Whale Securities' opinion as to fair value, it did, in Whale Securities' opinion, diminish the likelihood of alternative offers arising that would be competitive to that of USAT with respect to the Good Ideas Minority Stockholders. Whale Securities further discussed the fact that the Good Ideas Minority Stockholders had little liquidity in their shares and, if the Good Ideas Common Stock were delisted from the Pacific Stock Exchange, such liquidity might be further diminished. The USAT Common Stock proposed to be issued in connection with the Merger will be registered shares, freely tradable by the Good Ideas Minority Stockholders. Whale Securities noted that, with an average weekly trading volume for the USAT Common Stock during the nine weeks ended March 29, 1996 of approximately 1,500,000 shares, the Good Ideas Minority Stockholders under the proposed Merger would hold far more liquid securities in USAT shares than by holding Good Ideas shares.

2. Whale Securities' analysis encompassed a number of valuation approaches, including:


         (a) Market value of Good Ideas shares and premiums to market for acquisitions - The USAT offer to merge its subsidiary with Good Ideas was announced on February 6, 1996. The market prices for the Good Ideas Common Stock on February 5, 1996 and on January 30, 1996, one day and one week, respectively, prior to the announcement, were $0.375 per share. The exchange offer computed based on $1.00 payable in a partial share of the USAT Common Stock for each share of the Good Ideas Common Stock represents a premium of 167% over the $0.375 preannouncement price and a premium of 78% over the highest closing price of the Good Ideas Common Stock in the 90-day period prior to the announcement of the offer. Whale Securities noted that average public market acquisition premiums over market prices one week prior to the announcement for the market as a whole were 45% in 1995 and 42% in 1994.
Hence, the premium over market value offered by USAT in the exchange offer is significantly higher than the average premium paid in acquisitions in the public markets as a whole and, as such, tends, in the opinion of Whale Securities, to support the fairness of the USAT exchange offer.



         (b) Asset based methods - The toys being marketed by Good Ideas are neither proprietary nor highly branded. The supplier of the equestrian toys sells the identical products to other toy companies in the United States and the log building toys similarly are widely available. Few barriers to entry exist to prevent the establishment of near identical toy lines by new entrants. Good Ideas' book value per share at December 31, 1995 was $.71 per share, equivalent to 71% of the USAT offer using a valuation basis of $1.00 per Good Ideas share payable in the USAT Common Stock. Due to the facts that Good Ideas has been unprofitable, its sales declining, its toy lines non-proprietary and few barriers exist to new entrants purchasing the products directly from manufacturers, Whale Securities estimated that a sale of the business would likely not result in a substantial premium to the underlying value of the assets. Similarly Whale Securities estimated that the orderly liquidation of the Good Ideas assets would likely result in the Good Ideas Minority Stockholders receiving less than the Good Ideas book value per share due principally to estimated losses that would be incurred in liquidating inventory and fixed assets and the cost of business discontinuance. Whale Securities made a liquidation analysis based on the Good Ideas balance sheet as of December 31, 1995 which follows this paragraph. Whale Securities noted that Good Ideas had net operating tax loss carryforwards of approximately $3,000,000 at December 31, 1995, which might, under certain circumstances, have some value to an acquiror. Though companies in the toy industry frequently trade in the market at a multiple of book value, Whale Securities felt that, because Good Ideas' principal assets were monetary in nature (cash, receivables and inventory), book value and liquidation value should be weighted heavily in its assessment of the fairness of USAT's Merger offer. Whale Securities also advised that stocks of companies in the toy industry trade on the average of 4.6 times book value, but the average company also trades at a 26 Price/Earnings Ratio and has a three-year revenue growth rate of 19.5%. Accordingly, in the opinion of Whale Securities, the statistics of these other companies are not applicable to Good Ideas because it has losses which have increased by $984,000 or 169.1% during the past three fiscal years and revenues which decreased by $4,036,000 or 72.8% during the same three-year period.

                       LIQUIDATION ANALYSIS OF GOOD IDEAS
                     AS OF DECEMBER 31, 1995 BALANCE SHEET
              (ALL AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                                     Est Liquidation
                                           Book value       Est Liquidation          Value
                                           at 12/31/95        Adjustment             at 12/31/95
                                           -----------      ------------             -----------
Assets:
- ------
Cash & equivalents                           $205                                      $205
Accounts receivable                          $192              -$19(a)                 $173
Inventories                                  $595             -$178(b)                 $416
Prepaid expenses                              $13               -$4(c)                   $9
Note receivable - Parent                   $1,927                                    $1,927
                                           ------           -------                  ------
Total current                              $2,932             -$202                  $2,730
PP&E, net                                     $84              -$42(d)                  $42
Other assets                                   $7                                        $7
Contracts/manufacturing
   relationships/misc.                                                                    0
NOL carryforward                               $0              $150(e)                 $150
                                           ------           -------                  ------
Total assets                               $3,023              -$94                  $2,929

Liabilities & O.E.:
- ------------------
Accounts payable                             $173                                      $173
Accrued expenses                              $16                                       $16
Current portion of long
 term debt                                     $9                                        $9
                                           ------           -------                  ------
Total current liabilities                    $198                                      $198
Long term debt-net of current                 $16                                       $16
                                           ------           -------                  ------
Total liabilities                            $214                                      $214
Costs of liquidation/
  dissolution                                                  $150(f)                 $150
Owners' equity                             $2,809             -$244                  $2,565
                                           ------           -------                  ------
Total liabilities & O.E.                   $3,023              -$94                  $2,929

Number of
shares outstanding                          3.949                                     3.949
- -------------------------------------------------------------------------------------------
                                        Book Value                              Liquidation Value
                                           $0.71                                     $.065 + or - $0.10 per share

Offer by USAT per share                                                              $1.00



Conclusion: USAT offer appears to be above most likely range of liquidation scenarios.



__________________________
Assumptions/Estimates:
(a) 10% loss of accounts receivable due to discontinuance of line, less imperative to pay.
(b) 30% loss in liquidating line, selling costs, work in progress, unsalable items in face of going out of business.
(c)      30% loss of prepaid expenses.
(d)      50% of book value loss on liquidation.
(e) valued at 50% of NOL carryforward, NOL may not be usable to many acquirors.
(f) estimated cost of winding up business, employment severance, legal, accounting, misc.

         (c) Income, cash flow, and discounted cash flow based methods - Whale Securities considered the use of income, cash flow and discounted cash flow based methods in valuing the shares of Good Ideas. Due to the facts that Good Ideas has experienced losses and negative cash flow for several years, and projections for 1996 reflect declining sales, continued losses and negative cash flow, Whale Securities determined the business does not lend itself to the price-earnings and cash flow multiple approaches to valuation. The management of Good Ideas has not prepared projections for the business of Good Ideas for any period after September 30, 1996.

         (d) Comparison to similar public companies and similar sale transactions - Whale Securities identified over 30 publicly traded companies operating in Good Ideas' business segment. Most of these companies were significantly larger than Good Ideas. As a composite, companies in the segment on March 28, 1996 traded on the average at a multiple of 26 times prior 12-month reported earnings and 4.5 times book value. Though Whale Securities considered each company, no group of companies was believed to be defining in terms of the valuation of Good Ideas due to differing factors in the public companies such as size, business mix, growth rate, earnings, or lack of trading in their shares. Whale Securities also conducted a review of merger and acquisition activity in the toy industry, both in the manufacturing and the distribution sectors. There were few transactions for which public information was reported and none were offered as being sufficiently comparable to the Merger so as to assist in establishing a clear range of value.


         (e) Analysis of the USAT Common Stock to be given as consideration - In its review of the consideration to be received by the Good Ideas Minority Stockholders, Whale Securities noted that the shares of the USAT Common Stock to be issued in connection with the Merger will be registered shares and freely tradable by the Good Ideas Minority Stockholders on the American Stock Exchange. Based on USAT's average weekly trading volume during February and March 1996 of approximately 1,500,000 shares, unless conditions changed, the Good Ideas Minority Stockholders in the event of the Merger would hold relatively liquid securities in the USAT shares. Whale Securities noted that the share price of the USAT Common Stock traded up sharply during February and March 1996 from the $2.375 per share USAT price on February 5, 1996, the day prior to the announcement of the Merger offer. Whale Securities cautioned management and the Good Ideas Board that a decline in the USAT share prices between the Record Date and the closing of the Merger might result in the holders of the Minority Good Ideas Common Stock receiving less valuable consideration than the amount contemplated under the Fairness Opinion.


         In connection with the Fairness Opinion, Whale Securities performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

TERMS OF THE MERGER AGREEMENT


         The following description of the Merger Agreement describes the material terms thereof. Good Ideas Minority Stockholders are also directed to Appendix A to this Consent Solicitation Statement/Prospectus where the full text of the Merger Agreement is set forth.


(1)  CONVERSION OF SHARES


         After adoption of the Merger Agreement by the requisite consents of the Good Ideas Minority Stockholders and USAT, Acquisition Corp. will be merged with and into Good Ideas; each share of the Minority Good Ideas Common Stock issued and outstanding on the Effective Date will be converted into ________ of a share of the USAT Common Stock; and each share of the Good Ideas Common Stock owned by USAT, except for ten shares, will be canceled. The shares of Acquisition Corp. owned by USAT will be canceled upon the Merger becoming effective. An aggregate of __________ shares of the USAT Common Stock will be issued to the Good Ideas Minority Stockholders, subject to adjustment for fractional shares. Assuming that there are no exercises of outstanding Common Stock purchase warrants or stock options or any conversions of USAT preferred stock between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the USAT stockholders will own ___% of the outstanding shares of the USAT Common Stock and the Good Ideas Minority Stockholders will own ___%. The portion of a share of the USAT Common Stock to be exchanged for each share of the Minority Good Ideas Common Stock was determined by dividing $1.00 by the average of the closing sales prices per share of the USAT Common Stock as reported on the American Stock Exchange during the 30 days prior to the Record Date, which average sales price per share was $_________.



         The Good Ideas Options to purchase an aggregate of 22,500 shares of the Good Ideas Common Stock, all of which are owned by three former members of Good Ideas' Board of Directors, will be waived.



         The Good Ideas Warrants to purchase an aggregate of 120,000 shares of the Good Ideas Common Stock will be converted into the Merger Warrants of USAT to acquire __________ shares of the USAT Common Stock at $____ per share. See the section "Good Ideas Options and Warrants" under this caption "The Merger and Related Matters."


         No fractional shares of the USAT Common Stock will be issued. Holders of the Good Ideas Common Stock entitled to receive on the Effective Date fractional shares of the USAT Common Stock upon the consummation of the Merger will receive in lieu thereof a cash payment calculated on the basis of the closing sales price for a share of the USAT Common Stock on the Effective Date (or on the first day thereafter as such price is available).

(2)      EFFECTIVE DATE


         The Merger will become effective on the date and at the time of the filing of a copy of the Certificate of Merger with the Secretary of State of Delaware (i.e., the Effective Date). This filing will occur as soon as practicable following the receipt of consents from the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock and a consent from USAT and the satisfaction of other conditions and it is currently expected to take place on or about __________, 1996. The Merger Agreement requires the parties to close within five business days after the last condition to the Merger has been satisfied or waived. Either USAT or Good Ideas is entitled, however, to abandon the Merger prior to the consummation for the reasons referred to below in the subsections "Conditions to the Merger" and "Amendment and Termination Rights" in this section "Terms of the Merger Agreement" under this caption "The Merger and Related Matters."


(3)      CONDITIONS TO THE MERGER

         The obligations of USAT (and Acquisition Corp.) and Good Ideas under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by the party intended to receive the benefit of those conditions), including (1) the condition that the representations and warranties of the parties set forth in the Merger Agreement shall be true in all material respects on the date of the Merger, (2) the performance by each corporation in all material respects of all obligations to be performed by it under the Merger Agreement, (3) the receipt of closing certificates and (4) the receipt of all requisite consents from all governmental agencies and third parties which are required to effect the Merger, including, without limitation,
(a) that this Registration Statement has been declared effective by the Commission, (b) that no stop order shall have been issued or proceedings for such purpose shall have been instituted and (c) that the issuance of the USAT Common Stock shall have all requisite authorizations under state securities or "blue sky" laws for issuance.


         The obligations of USAT under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by USAT except as indicated in the second succeeding paragraph), including (1) the consent to the adoption of the Merger Agreement by the holders of more than 50% of the shares of Good Ideas Minority Common Stock, (2) the obtaining of a fairness opinion to the Good Ideas Minority Stockholders reasonably satisfactory to USAT and (3) the lack of any material adverse change in the business or financial condition of Good Ideas.

         The obligations of Good Ideas under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by Good Ideas except as indicated in the succeeding paragraph), including (1) the consent to the adoption of the Merger Agreement by the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock, (2) the obtaining of a fairness opinion to the Good Ideas Minority Stockholders reasonably satisfactory to Good Ideas and (3) the lack of any material adverse change in the business or financial condition of the Company (excluding Good Ideas).

         The conditions that (1) the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock consent to the adoption of the Merger Agreement, (2) a fairness opinion be obtained and (3) the Registration Statement has been declared effective and there is no "stop order" in effect are not waivable by either USAT or Good Ideas.

         If either party terminates its obligations under the Merger Agreement to consummate the Merger because a condition precedent thereto has not been satisfied, its sole obligation to the other party shall be to pay its own costs which it agreed to pay on consummation of the Merger and which were incurred in connection with the proposed transactions. See the section "Fees and Expenses" under this caption "The Merger and Related Matters."

(4)      AMENDMENT AND TERMINATION RIGHTS

         The Merger Agreement provides that the respective Boards of Directors of USAT and Good Ideas may, by written agreement, amend the Merger Agreement at any time before or after its adoption by the Good Ideas Minority Stockholders, provided that after such approval no amendment may be made which changes either the amount or the form of the consideration to be received by the holders of the Minority Good Ideas Common Stock pursuant to the Merger Agreement without further approval by the Good Ideas Minority Stockholders.


         The Merger Agreement, as amended, may be terminated and the Merger abandoned, whether before or after approval by the Good Ideas Minority Stockholders, at any time prior to the Effective Date (1) by mutual written consent of the Boards of Directors of USAT and Good Ideas, (2) by either USAT or Good Ideas if the respective Board of Directors, based on the opinion of its outside counsel, determines that making a recommendation to the Good Ideas Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law to their respective stockholders or (3) by either USAT or Good Ideas if there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining Acquisition Corp., USAT or Good Ideas from consummating the Merger, and such order, decree, injunction or judgment has become final and non-appealable. The obligations automatically terminate if the Merger has not been consummated by December 31, 1996.

SUMMARY OF THE TERMS OF THE USAT COMMON STOCK

(1)      GENERAL


         USAT is authorized to issue 50,000,000 shares of the USAT Common Stock, $.01 par value. Holders of the USAT Common Stock (i) have one vote per share; (ii) have equal rights to any dividends declared by the Board of Directors of USAT after payment of all accrued and unpaid dividends on USAT's Class A Preferred Stock and any other preferred stock hereafter issued which has a preference as to dividend payments; (iii) are entitled to share in all assets available for distribution to stockholders upon liquidation, dissolution or winding up of USAT's affairs after payment of all preferences on the Class A Preferred Stock and any other preferred stock hereafter issued which has a preference upon liquidation, dissolution or winding up of USAT; (iv) have no preemptive, subscription or conversion rights; and (v) no sinking fund provisions. There are no provisions in the Bylaws or the Certificate of Incorporation of USAT which discriminate against any existing or prospective holder of the USAT Common Stock as a result of such holder's ownership of a
substantial amount of the USAT Common Stock.   All outstanding shares of the
USAT Common Stock are, and all shares to be issued upon the consummation of the Merger will be, fully paid and nonassessable.



         Reference is made to "USAT Management-Directors and Officers" for a description of how the USAT directors are elected by the holders of the USAT Common Stock on a classified basis. With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of USAT's Board. As a result, a classified Board may discourage proxy contests for the election of directors or a purchase of a substantial block of the USAT Common Stock because its provisions could operate to prevent obtaining control of the USAT Board of Directors in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of USAT. There are no other provisions in USAT's Certificate of Incorporation or By-Laws that may have the effect of delaying, deferring or preventing a change in control of USAT and that would operate with respect to an extraordinary corporate transaction involving USAT or any of its subsidiaries, such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation. However, the Board would have the power, without seeking further stockholder approval, to include such provisions in the Class B Preferred Stock described in the succeeding paragraph, but has no current intention of reissuing such security or including any such provision.






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         There are 500,000 shares of the Class A Preferred Stock, $.01 par value, authorized, of which 41,157 shares were outstanding as of June 30, 1996. These shares have a liquidation preference of $205,785 and are convertible into 185,207 shares of the USAT Common Stock. As of June 30, 1996, there was no other series of the USAT preferred stock outstanding, although there are 1,500,000 shares of the Class B Preferred Stock, $.01 par value, authorized.


(2)      ELECTION OF DIRECTORS


         Holders of the USAT Common Stock have no cumulative voting rights, which means that stockholders owning more than 50% of the outstanding shares of the USAT Common Stock can vote to elect all directors. Accordingly, the remaining stockholders would not be able to elect any. In addition, as indicated in the preceding subsection, USAT's directors are elected on a classified basis.


(3)      DIVIDENDS

         Dividend payments on the USAT Common Stock are discretionary with the USAT Board of Directors and depend on various factors, including earnings, capital requirements and financial condition. USAT has no current plan to pay cash dividends on the USAT Common Stock in the foreseeable future because of the cash requirements of the Company and its history of losses. See "USAT Market Information-Dividend Policy."

(4)      TRANSFER AGENT

         The Transfer Agent for the USAT Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204.

(5)      ACQUISITION SHARES


         The January 1992 Registration Statement, which became effective on January 17, 1992 under the Securities Act, registered 3,000,000 shares of the USAT Common Stock (the "Acquisition Shares") solely for offer and issuance to the owners of businesses or properties which USAT may acquire. USAT intends to sign agreements restricting the recipients of the Acquisition Shares from their resale or transfer for specific periods unless USAT gives its prior written consent. USAT has no agreements, arrangements, proposals or understandings regarding any acquisitions at this time. As of June 30, 1996, USAT had 1,532,679 registered Acquisition Shares at its disposal for future acquisitions. See "Business of the Company-Subsidiaries" for information as to the prior issuance of an aggregate of 1,467,321 shares of the Acquisition Shares relating to the acquisitions of USRR's assets, Alconet and RSA.


         Notwithstanding the registered status of the Acquisition Shares, recipients of these shares offering them for public resale may potentially be deemed statutory underwriters because





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they would be engaged in a public distribution of securities.  An additional registration under the Securities Act might, therefore, be required disclosing the nature of the acquisition, the shares received as consideration and the manner of their distribution and sale before the recipient could resell the Acquisition Shares.


GOOD IDEAS' DIRECTORS AND EXECUTIVE OFFICERS



         If the Merger is consummated, Acquisition Corp. will be merged with and into Good Ideas and Good Ideas will be the surviving corporation and, under the Merger Agreement, its directors and officers will continue to serve. For certain information as to such persons, including their executive compensation where applicable, see "Good Ideas Management."


DIFFERENCES IN STOCKHOLDERS' RIGHTS

         The Good Ideas Minority Stockholders will become holders of the USAT Common Stock if the Merger is consummated. Because both Good Ideas and USAT are incorporated under the laws of Delaware, there will be no change in the statutory rights as stockholders of the Good Ideas Minority Stockholders when they become stockholders of USAT. See the section "Summary of the Terms of the USAT Common Stock" under this caption "The Merger and Related Matters."

DIFFERENCES IN BY-LAWS


         The By-Laws of Good Ideas and USAT are substantially similar except that the former provides for cumulative voting for the Board of Directors. Under cumulative voting, a stockholder may cast all of his, her or its votes in an election in favor of a single candidate for a single vacancy. This method of voting is intended to allow substantial minority stockholders to obtain a representative on the Board. In USAT the directors are elected by non-cumulative voting and, because only a plurality of the votes cast at the meeting is necessary to elect a director, a majority of the USAT stockholders can elect all of the USAT directors up for election at the meeting. Both Good Ideas and USAT have classified Boards, so that generally only one-third of the directors should be up for election at any meeting.


EXCHANGE OF CERTIFICATES


         At the Effective Date, each share of the Minority Good Ideas Common Stock outstanding immediately prior to the Effective Date will be converted into the right to receive ________ of a share of the USAT Common Stock. The shares of the Good Ideas Common Stock owned by USAT on the Effective Date, except for ten shares, will be canceled. Promptly after the Effective Date, a transmittal form will be furnished by U.S. Stock Transfer Corporation, as Exchange Agent, to the Good Ideas Minority Stockholders. The transmittal form will contain instructions with respect to the surrender of the certificates for the






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Minority Good Ideas Common Stock in exchange for the certificates for the USAT
Common Stock. MINORITY GOOD IDEAS COMMON STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE TRANSMITTAL FORM AND SHOULD NOT BE RETURNED TO GOOD IDEAS WITH THE ENCLOSED CONSENT FORM. Upon surrender of stock certificates for exchange to the Exchange Agent, together with the letter of transmittal duly executed, the holder of such certificates will be entitled to receive in exchange therefor certificates representing the number of shares of the USAT Common Stock equal to the shares of the Minority Good Ideas Common Stock held by him, her or it in accordance with the Merger Agreement.

         After the Effective Date, a record holder of the Minority Good Ideas Common Stock will have no rights with respect to such stock except to surrender the certificates in exchange for certificates representing the USAT Common Stock. No dividends or other distributions declared after the Effective Date with respect to shares of the USAT Common Stock issuable upon conversion of shares of the Minority Good Ideas Common Stock and payable to the holders of record of the USAT Common Stock after the Effective Date will be paid to the holder of any unsurrendered certificate representing the Minority Good Ideas Common Stock until the holder thereof surrenders such certificate in exchange for certificates representing the appropriate number of shares of the USAT Common Stock. Subject to the effect, if any, of applicable law, after subsequent surrender and exchange of a certificate, the record holder will be entitled to receive any dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of the USAT Common Stock for which such certificate was exchangeable. Because of the current intention of the USAT Board of Directors not to pay dividends on the USAT Common Stock (see the section "Summary of the Terms of the USAT Common Stock-Dividends" under this caption "The Merger and Related Matters" and "USAT Market Information-Dividends"), the foregoing discussion may be moot.

         For all other purposes, however, including all right, if any, to vote with respect to all matters, each certificate which represented outstanding shares of the Minority Good Ideas Common Stock before the Merger will be deemed to represent ownership of shares of the USAT Common Stock into which those shares are converted by the Merger.

GOOD IDEAS OPTIONS AND WARRANTS


         All of the Good Ideas Options to purchase an aggregate of 22,500 shares of the Good Ideas Common Stock outstanding on the Record Date are held by three former members of the Good Ideas Board of Directors and will be canceled with the consent of such persons effective upon the consummation of the Merger. Pursuant to the terms thereof, as a result of their resignations, the Options held by each of Karen B. Laustsen, James C. Witham and Gary S. Wolff will expire on August 26, 1996, August 29, 1996 and October 1, 1996, respectively. Good Ideas Options to purchase an






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

aggregate of 15,000 shares held by Glenn A. Bergenfield and William DiTuro, former directors of Good Ideas, expired on February 14, 1996. There were no other stock options to purchase shares of the Good Ideas Common Stock outstanding on the Record Date and the only warrants to purchase shares of the Good Ideas Common Stock which were outstanding on the Record Date were the Good Ideas Warrants owned by Baraban or its designees. Baraban was the underwriter of Good Ideas' initial public offering. The Good Ideas Warrants evidence the right to purchase an aggregate of 120,000 shares of the Good Ideas Common Stock at $7.50 per share. The exercise price was negotiated by Good Ideas and Baraban and represented 150% of the offering price to the public in the initial public offering of Good Ideas. If the Merger is consummated, as a result of the anti-dilution provisions of the Good Ideas Warrants, the Good Ideas Warrants will be converted into USAT Common Stock purchase warrants expiring February 16, 1999 (i.e., the Merger Warrants) to purchase an aggregate of ________ shares of the USAT Common Stock, which is the same number of shares which the holders of the Good Ideas Warrants would have been entitled to receive after the consummation of the Merger had the Good Ideas Warrants been exercised immediately prior to the consummation of the Merger. The exercise price will be proportionately reduced to $_____ per share pursuant to the anti-dilution provisions of the Good Ideas Warrants.



         Except for the number of shares of the USAT Common Stock issuable upon the exercise of the Merger Warrants and the exercise price, both as indicated in the preceding paragraph, the Merger Warrants will be identical to the Good Ideas Warrants in terms and conditions. The number of shares issuable upon exercise and the exercise price are subject to adjustment in the event of
(1)(a) a stock dividend, (b) a subdivision of the USAT Common Stock, (c) a combination of the outstanding shares of the USAT Common Stock into a smaller number of shares and (d) a reclassification of the shares of the USAT Common Stock into other securities of USAT (including a reclassification effected by a merger or consolidation in which USAT is the continuing corporation); (2) the issuance by USAT of rights, options or warrants to all holders of the USAT Common Stock to purchase shares of the USAT Common Stock at a price which is below the then market price per share of the USAT Common Stock; or (3) a consolidation or merger of USAT or a sale by USAT of all or substantially all of its property. The adjustments are intended to place the holder of the Merger Warrant in the same position the holder would have been had the Merger Warrant been exercised prior to the event. No fractional share will be issued upon exercise and a cash payment based on the then market price of the USAT Common Stock shall be paid in lieu thereof.



         Because the shares of the USAT Common Stock issuable upon the exercise of the Merger Warrants have been registered under the Securities Act in this Registration Statement, they are freely tradeable unless issued to an "underwriter" as such term is defined in Rule 145(c) under the Securities Act. See the






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section "Resale of USAT Securities" under this caption "The Merger and Related
Matters."


SALE OF GOOD IDEAS


         On February 26, 1996, the USAT Board of Directors concluded that the value of the USAT Common Stock could best be maximized if the Company concentrated its operations on alcohol and drug testing and the related human resource provider business of ProActive and disposed of the rubber recycling product business of USRR and the toy business of Good Ideas. In December 1995, the USAT Board and the Good Ideas Board had concluded that the only way to reverse the Good Ideas history of declining revenues and increasing losses was to develop a whole new product line, whether through acquisition or licensing. However, both Boards were then reluctant to authorize expenditure of funds because (1) Toys R Us, Inc. ("Toys R Us"), Good Ideas' principal customer, had, commencing in fiscal 1995, been reducing its orders to Good Ideas, attributing its reduction to its large inventories and declining sales and customer traffic; (2) many toy retailers were also minimizing the number of vendors and reducing the number of items carried in inventory which has the result of squeezing out the smaller companies like Good Ideas with their limited product lines; and (3) other small toy manufacturers were complaining to Good Ideas that they were experiencing the same problems as described in (1) and (2) so that the problems were not confined to Good Ideas. Accordingly, both boards concluded that it would be difficult to make Good Ideas' operations profitable during the next 12 months. After additional consideration, finally on February 26, 1996, for all of these reasons, the USAT Board concluded that it would be in the best interest of the USAT stockholders and that of the Good Ideas Minority Stockholders if the assets of Good Ideas were, or the Good Ideas Common Stock was, sold to a third party. Accordingly, the Board has authorized management to seek offers from prospective purchasers. To date, no acceptable offer has been received and there can be no assurance that any such offer will be received. If no acceptable offer is received, the business of Good Ideas will be liquidated on or before December 31, 1996. See the section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters."


REGULATORY APPROVALS

         As of the date hereof, the Merger requires no approval by any federal or state governmental agency, except for compliance with the Securities Act, the Exchange Act and state "blue sky" or securities laws. Without limiting the foregoing, no compliance is necessary under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.





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ACCOUNTING TREATMENT

         The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles.

FEES AND EXPENSES

         Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by USAT, except that Good Ideas will pay Whale Securities for the fairness opinion (up to $35,000 as a fee plus out-of-pocket expenses) and the fees and disbursements of Rosenman & Colin, LLP, its special counsel. Such fees and expenses to be paid by USAT include any expenses incurred in connection with the preparation, printing and distribution of this Consent Solicitation Statement/ Prospectus, including, without limitation, attorneys' fees, accounting fees and printing expenses and consent solicitation expenses.


         The fees and expenses incurred by USAT in connection with the Merger and the related transactions described in this Consent Solicitation Statement/Prospectus are expected to be approximately $_______________, consisting of $___________ in legal fees and disbursements, $____________ in expenses related to the Registration Statement, $____________ in printing expenses, $____________ in Exchange Agent costs, $___________ in consent solicitation fee and costs (including mailing costs) and $____________ in miscellaneous costs. The fees and expenses of Good Ideas are expected to be approximately $___________, consisting of $_____________ in fee and disbursements to Whale Securities, $___________________ in legal fees and disbursements and $__________________ in miscellaneous costs.


CERTAIN TAX CONSEQUENCES


         Rosenman & Colin, LLP, special counsel to Good Ideas, has delivered an opinion to Good Ideas as to the tax consequences of the Merger to the Good Ideas Minority Stockholders and Good Ideas, a copy of which opinion is filed as an exhibit to the Registration Statement. Gold & Wachtel, LLP, general counsel to USAT, has reviewed the opinion, has advised the USAT Board orally that it concurs therein and has advised the USAT Board orally as to the tax consequences of the Merger to USAT and the USAT stockholders.



         Such firms concur that the transaction, although accomplished in the form of a reverse triangular merger, will not meet the statutory requirements of a tax free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), because, immediately prior to the Merger, USAT already owns more than 20% of the Good Ideas Common Stock and, consequently, cannot acquire 80% or more of the Good Ideas Common Stock through the Merger as is required by Section 368(a)(2)(E) of the Code.






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

Furthermore, in order for a reorganization to qualify under any subdivision of
Section 368(a)(1) of the Code, Treasury Regulations require that there must be a continuity of the business enterprise under the modified corporate form. In order for there to be continuity of the business enterprise, the transferee in a corporate reorganization must either (1) continue the transferor's historic business or (2) use a significant portion of the transferor's historic business assets in a business. In the instant transaction, the Board of Directors of USAT has determined, and this Consent Solicitation Statement/Prospectus so indicates, that USAT will either sell or liquidate the business of Good Ideas not later than December 31, 1996. Therefore, because USAT will not continue Good Ideas' historic assets in a business conducted as a subsidiary of USAT after the transaction, there will not be a continuity of the business enterprise after the transaction is consummated. For this reason as well, in the opinion of the respective counsel, the Merger cannot qualify as a tax-free reorganization.



         Such firms also concur that the Merger will not qualify as a transaction under Section 351 of the Code so as to render the exchange by the Good Ideas Minority Stockholders of their shares of the Minority Good Ideas Common Stock for shares of the USAT Common Stock tax free. Section 351 of the Code provides that no gain or loss is recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control of the corporation. Such counsel have advised that "control" for this purpose means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. Although the Good Ideas Minority Stockholders can be deemed to be transferring their shares of the Minority Good Ideas Common Stock (which is "property") to USAT solely in exchange for shares of the USAT Common Stock, it is clear that the transferor Good Ideas Minority Stockholders will not be in "control" of USAT immediately after the transfer, thus rendering Section 351 of the Code inapplicable to the Merger.


         Consequently, the transaction will not be a tax free reorganization and will be treated as a taxable transaction, with the following consequences:
(a) gain or loss will be recognized by the Good Ideas Minority Stockholders upon the receipt of the USAT Common Stock in exchange for the Minority Good Ideas Common Stock to the extent of the difference between the stockholder's tax basis for the Good Ideas Common Stock and the fair market value of the USAT Common Stock received in the exchange; (b) the tax basis of the USAT Common Stock will be the fair market value of such stock upon the date received; and
(c) the holding period for federal income tax purposes of the USAT Common Stock received by the Good Ideas Minority Stockholders will commence on the date of receipt. If, as would be expected, the shares of the Minority Good Ideas Common Stock are held as capital assets, any gain or loss recognized will be a capital gain or loss. There should be





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
no federal income tax consequences to the holders of the USAT Common Stock, USAT or Good Ideas.

         No rulings have been, or will be, requested from the Internal Revenue Service (the "IRS") with respect to any of the matters described above.

         The foregoing is not intended as an alternative to individual tax planning. Accordingly, each Good Ideas Minority Stockholder should consult his, her or its own tax advisor concerning the foreign, federal, state, local and other tax consequences of the Merger as they relate to the stockholder's particular circumstances. There can be no assurance that some or all of the positions taken by the parties to the reorganization will not be challenged by the IRS and that the IRS will not prevail in such challenge.

         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO THE GOOD IDEAS MINORITY STOCKHOLDERS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION.

TRADING IN THE GOOD IDEAS COMMON STOCK

         If the Merger is consummated, trading in the Good Ideas Common Stock will cease on the Effective Date; the registration of the Good Ideas Common Stock under Section 12(b) of the Exchange Act will be terminated; and the Good Ideas Common Stock will be delisted from the Pacific Stock Exchange.

RESALE OF USAT SECURITIES


         The shares of the USAT Common Stock to be issued to the Good Ideas Minority Stockholders pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "underwriter" within the meaning of Rule 145(c) under the Securities Act (an "underwriter", for purposes of the Rule, is generally an affiliate of Good Ideas, i.e., a person who as a result of an officership, a directorship or his, her or its beneficial ownership of shares of the Good Ideas Common Stock was deemed to be a controlling person with respect to Good Ideas). Such an underwriter may only transfer shares of the USAT Common Stock issued in the Merger pursuant to an effective registration statement or when the proposed transfer is otherwise in compliance with Rule 145(d) under the Securities Act or another exemption from the registration requirements of the Securities Act. Because the other directors and executive officers of Good Ideas hold no shares of the Good Ideas Common Stock, no Good Ideas Warrants and no Good Ideas Options, and because the only 10% stockholder of Good Ideas is USAT which will surrender all but ten of its shares of the Good Ideas Common Stock if the Merger is consummated, only William D. Robbins, the Chief Executive Officer and a director of Good Ideas, and Michael S.






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McCord, a director of Good Ideas, who will receive ___ and ____ shares, respectively, of the USAT Common Stock in exchange for 200,000 and 10,000 shares, respectively, of the Good Ideas Minority Common Stock if the Merger is consummated, may be an affiliate of Good Ideas. As indicated under "USAT Principal Stockholders," no director or executive officer of USAT will receive shares of the USAT Common Stock as a result of the Merger. USAT will instruct its transfer agent to implement all applicable restrictions on transfer with respect to Mr. Robbins' and Mr. McCord's shares or any person who may later be deemed to have been an affiliate of Good Ideas, of which person USAT currently has no knowledge.



         Under Rule 145(d), an affiliate of Good Ideas who receives shares of the USAT Common Stock will be permitted to sell a limited number of shares provided such sale is made in compliance with paragraphs (c), (e), (f) and (g) of Rule 144 under the Securities Act, i.e., (1) USAT's securities must continue to be registered under Section 12 of the Exchange Act; (2) USAT has to have filed all reports required to be filed under Section 13 of the Exchange Act during the 12 months preceding the date of such proposed sale; (3) the total number of shares sold by the affiliate during the three-month period immediately preceding the date the affiliate places his, her or its order to sell may not exceed the greater of 1% of the shares which are shown as outstanding in the most recent report or statement published by USAT or the average weekly reported trading volume of the USAT Common Stock during the four calendar weeks preceding the sale; (4) the sale is conducted in a "brokers' transaction" or is made directly to a "market maker" (as those terms are defined in Section 4(4) of the Securities Act and Section 3(a)(38) of the Exchange Act, respectively); and (5) the affiliate selling the securities does not solicit or arrange for the solicitation of orders to buy the securities in anticipation of, or in connection with, such transaction, or make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities. In addition, if the person is not an affiliate of USAT at the time of the proposed sale and has been the beneficial owner of the USAT Common Stock for at least two years and USAT is then current in filing its periodic reports under Section 13 of the Exchange Act, or if the person is not an affiliate of USAT at the time of the proposed sale and has not been for a period of three months prior thereto and has been the beneficial owner of the USAT Common Stock for at least three years, such person can sell pursuant to the exemption of Rule 145(d).



                   MATERIAL CONTACTS OF USAT WITH GOOD IDEAS

GOOD IDEAS RELATIONSHIP WITH USAT


         As of June 30, 1996, 60.8% of the outstanding shares of the Good Ideas Common Stock was held by USAT. James C. Witham, Chairman of the Board and a director of Good Ideas until May 31,






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

1996, served as the Chairman of the Board, the President, the Chief Executive Officer and a director of USAT until April 18, 1996. Karen B. Laustsen, a director of Good Ideas until May 28, 1996, was an Executive Vice President and a director of USAT until April 18, 1996. Until July 3, 1996, Gary S. Wolff was the Treasurer, the Chief Financial Officer, the Chief Accounting Officer and a director of Good Ideas, was the Treasurer, the Chief Financial Officer and the Chief Accounting Officer of USAT and, prior to September 26, 1995, was a director of USAT. Glenn A. Bergenfield and William DiTuro, also directors of Good Ideas until November 16, 1995, were directors of USAT prior to September 26, 1995. Michael J. Witham was a director of Good Ideas and a Vice President of Good Ideas until September 26, 1996. On May 31, 1996, Robert Stutman, the Chairman of the Board, the Chief Executive Officer and a director of USAT since April 18, 1996, Linda H. Masterson, the President and Chief Operating Officer of USAT since May 13, 1996 and a director of USAT since September 26, 1995, and Michael S. McCord, a consultant to the USAT Board of Directors and a former member of the Committee, were elected directors of Good Ideas, with Mr. Stutman also being elected as the Chairman of the Board of Good Ideas. All of the foregoing persons except Messrs. Bergenfield, DiTuro and McCord were or are employees of USAT. William D. Robbins, the other current director of Good Ideas, is an employee of Good Ideas. All of the persons named in this paragraph are securityholders of USAT. See "Summary-Recent Developments," "USAT Management," "Principal Stockholders," and "Good Ideas Principal Stockholders.


NO LOANS TO GOOD IDEAS FROM USAT OUTSTANDING

         From time to time commencing in July 1992, USAT made loans to Good Ideas for working capital bearing interest at a rate of 12% per annum. Effective October 1, 1993, the interest rate on such loans was reduced to eight percent per annum. As of March 31, 1993, the outstanding balance of all borrowings from USAT was $1,960,000 and interest expense for the 12 months then ended was $143,000. As of March 31, 1994, the outstanding balance of all borrowings from USAT was $437,000 and interest expense for fiscal 1994 was $164,000. The balance was paid in fiscal 1995 and no further loans have been made by USAT to Good Ideas.

LOANS FROM GOOD IDEAS TO USAT AND AFFILIATES


         During fiscal 1995, Good Ideas made short-term loans to USAT and USRR, a wholly owned subsidiary of USAT, in the amounts of $1,196,000 and $1,027,000, respectively. During fiscal 1996, USAT made net loan repayments of $171,000 and USAT assumed the loan due to Good Ideas from USRR, resulting in a note receivable from USAT of $2,052,000 at March 31, 1996. The loans are evidenced by notes which bear interest at the rate of 8% per annum. This indebtedness was originally due on December 31, 1995, but has been extended initially until June 30, 1996 and then to December 31, 1996. Good Ideas extended the repayment date on its loan to USAT because Good Ideas wanted to continue to






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

receive interest payments under the loan while it considered in December 1995 whether or not to invest in a new product line and in June 1996 whether the Merger would be consummated. The loans were made with funds in excess of amounts required for operating capital and carry interest rates in excess of those available to Good Ideas on short-term money market investments.


MANAGEMENT SERVICES AGREEMENT


         For the period July 1992 through March 1993, USAT provided management and administrative services to Good Ideas in exchange for a fixed monthly charge of $25,000. In April 1993, Good Ideas and USAT entered into a formal Management Agreement, pursuant to which the fee for such services from April to September 1993 was ten percent of annual net sales. Given the related industry experience of USAT management, the immediate availability of USAT personnel and the belief of the management of Good Ideas that the terms offered by USAT were fair and reasonable, Good Ideas did not investigate alternative management services providers.



         Pursuant to the Management Services Agreement effective as of October 1, 1993, such fees were computed on the basis of a fixed monthly fee of $25,000, plus five percent of Good Ideas' annual gross sales in excess of $5,000,000. The fee charged by USAT for its management services was determined arbitrarily by its Board of Directors after taking into consideration the anticipated diversion of USAT resources required to provide such services to Good Ideas, both in terms of employee time and allocated overhead costs. The services provided to Good Ideas by USAT pursuant to the Management Services Agreement include management, administrative, accounting and other financial services and advice, including, without limitation, the following: services currently performed by the Treasurer of Good Ideas (who is also the Treasurer of USAT), for which he is not directly compensated by Good Ideas; services relating to Good Ideas' financial and banking relationships; services relating to the preparation of financial statements, budgets, forecasts and cash flow projections; cash management advice; and other miscellaneous services and advice. As of February 26, 1996, the services previously provided to Good Ideas by USAT relating to the negotiation of licensing arrangements and the acquisition of complementary product lines and businesses, although material in value, had been preliminary in nature and not resulted in any agreement with respect to terms for any such transaction.


         The initial term of this Agreement expired on September 30, 1994, was automatically renewed for successive one- year terms which will expire on September 30, 1996 and is automatically renewable from year to year thereafter, unless terminated by Good Ideas upon six months' notice prior to the commencement of any renewal term or by USAT at least 12 months prior to the commencement of any renewal term.


         Since July 1992, four former members of USAT's senior management, James C. Witham, Gary S. Wolff, Karen B. Laustsen and






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

Michael J. Witham (until September 26, 1995), were the primary persons involved in the provision of services to Good Ideas under the Management Services Agreement. Because of the resignations of Mr. Witham and Ms. Laustsen on April 18, 1996, the resignation of Mr. Wolff on July 3, 1996 and the elections of Robert Stutman and Linda H. Masterson (effective May 13, 1996) as described under "Summary-Recent Developments", Mr. Stutman and Ms. Masterson have substituted for Mr. Witham, Ms. Laustsen and Mr. Wolff in performing these services on behalf of USAT, although the first two provided assistance until May 31, 1996 and Mr. Wolff continued to assist USAT in providing services to Good Ideas until July 3, 1996. Effective that date, Joseph Bradley was elected Treasurer of both Good Ideas and USAT so he is now performing Mr. Wolff's services as the Treasurer described in the second preceding paragraph. The management of Good Ideas believes that the Management Services Agreement with USAT is fair and reasonable and that Good Ideas' costs would be greater if it had to obtain such services from an unaffiliated party with commensurate industry experience, if available, or maintain the internal staff required to provide such services itself.



         In view of the USAT Board's decision on February 26, 1996 to sell or liquidate Good Ideas, as well as the cost reduction actions previously implemented, the USAT Board suspended USAT's management fees to Good Ideas retroactive to January 1, 1996.



                           BUSINESS OF THE COMPANY
GENERAL

         USAT was incorporated under the laws of Delaware on April 15, 1987 to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. USAT subsequently expanded its business operations through the following acquisitions or the creation of new subsidiaries:


         1. In June 1988, Good Ideas Texas began the manufacture and shipment of toys. In June 1992, a subsidiary of USAT acquired a 55% interest in Good Ideas Texas. In December 1993, Good Ideas was incorporated in Delaware and Good Ideas Texas was merged with and into Good Ideas. USAT thereafter continued to own 85.7% until Good Ideas had a public offering of the Good Ideas Common Stock in March and April 1994. As of June 30, 1996, USAT owned 60.8% of the Good Ideas Common Stock.



         2. On January 24, 1992, USAT and the USN entered into a ten-year non-assignable agreement granting USAT a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. Effective January 1993, USAT granted a sole and exclusive sublicense to U.S. Drug, then a newly-incorporated wholly- owned subsidiary of USAT, which subsidiary assumed all of USAT's rights and obligations under the foregoing license. Pursuant to the sublicense, U.S. Drug is developing proprietary systems that will test for drug use. In






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October and November 1993, U.S. Drug had a public offering of the U.S. Drug
Common Stock. As of June 30, 1996, USAT owned 67.0% of the outstanding U.S. Drug Common Stock.


         3. In September 1995, ProActive, a wholly-owned subsidiary incorporated in June 1995, entered the human resource provider business.


         4. In March 1995, USAT acquired Alconet, a company engaged in the computer software networking business which has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices.



         5. On May 21, 1996, USAT completed its acquisition of RSA, a provider of corporate drug-free work place programs. Since January 1996, RSA has been designing policies and programs for the ProActive subsidiary.



         In November 1992, USRR, then a newly-incorporated wholly-owned subsidiary of USAT, acquired the assets of a company and began to manufacture and market floor covering products for office and industrial use from used truck and bus tires. Such operations were discontinued on April 30, 1996 when the assets of USRR were sold. See the section "Subsidiaries-U.S. Rubber Recycling, Inc." under this caption "Business of the Company."



         USAT intends to merge ProActive with and into RSA. If the Merger is consummated and the U.S. Drug Merger is consummated, then USAT intends to merge U.S. Drug's successor by merger, RSA and all other subsidiaries which are not sold or liquidated into USAT and operate thereafter through three divisions, one conducting alcohol testing operations, one conducting drug testing operations (if and when the products are developed) and the third conducting human resource provider/developer of substance abuse programs. USAT also intends to seek USAT stockholder approval for a new name that will reflect the combined operations.


ALCOHOL TESTING MARKET

         USAT manufactures, markets and distributes alcohol testing detection equipment directly to law enforcement and correctional facilities, various industrial companies, medical and clinical facilities, alcohol treatment centers and emergency rooms, as well as individual consumers. Its current product line encompasses three distinct alcohol testing techniques for degrees of accuracy and admissability in court proceedings.





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

                                           Percentage of Revenues
   USAT's Products and Services            Derived During Each of
   ----------------------------
                                           Last Three Fiscal Years
                                           ------------------------
                                           1994       1995            1996
                                           ----       ----            ----
(1) Evidential Quality Devices             12%          55%           23%

(2) Screening (or "Non-Evidential")
      Devices                              23%           8%           14%

(3) Alcohol and Drug Testing Services      59%          37%           63%


         Evidential quality equipment, with the exception of the Mobile Alcohol Collection System ("MACS"), is approved by the United States Department of Transportation (the "DOT") for use by law enforcement agencies and industry. The information derived from the equipment is used in court trials.

         Alcohol screening devices are used by correctional facilities, industrial companies, hospitals, nuclear agencies, companies in the maritime industry and law enforcement agencies to gather human data on blood alcohol levels. Although such data (from breath) is not generally admissible as court evidence, it is used to indicate alcohol presence. These screening devices determine the presence of alcohol and its approximate blood level. They are less accurate and reliable than evidential quality devices, which are useable in legal proceedings in contrast to the screening devices.

         USAT purchases the raw materials and parts for its products from various suppliers which deliver them to USAT for assembly, packaging and distribution. These raw materials are primarily glass, plastic containers and certain mechanical parts, all of which are readily available from many suppliers.

ALCOHOL TESTING PRODUCTS

         USAT's product line includes evidential and screening devices and testing services which are marketed and sold in various ways. See the section "Alcohol Testing Marketing" under this caption "Business of the Company."

(1)      EVIDENTIAL DEVICES

         Alco-Analyzer

         USAT designed and developed this product as a gas chromatograph alcohol testing device that determines blood alcohol levels by use of breath samples with precision and accuracy to be used as evidence in legal proceedings. USAT's three models have been approved by the DOT as evidential breath alcohol testing instruments; however, only one-the Model-2100 is currently manufactured by USAT. Such model is used to analyze blood, breath and urine specimens to determine levels of ethyl alcohol and is described as follows:





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

         Model 2100 - Enhanced electronics and software create an easy to use instrument which can be networked to a central location for downloading data. Testing information and results are displayed on a color computer monitor and are printed on a multi-part carbonless form.


         USAT, to management's knowledge, is the only manufacturer of a gas chromatograph breath testing device designed specifically for ethyl alcohol determinations using an inert carrier gas. Management believes that gas chromatography is recognized as an ideal, convenient and reliable method for determining and identifying chemical substances within a compound.

         Mobile Alcohol Collection System (MACS)

         USAT manufactures a Mobile Alcohol Collection System ("MACS") device used to collect a breath sample for future analysis. The MACS device contain a silica gel compound within a glass vial accompanied by collection and waste bags which insure the gathering of a proper sample flow through the vial. The vial is then sent to an independent certified laboratory where the alcohol is extracted from the silica gel and analyzed on a gas chromatograph to determine the exact blood alcohol content. Management is unaware of any product which currently competes with the MACS device.

(2)      SCREENING DEVICES

         Screening devices are designed to determine the presence and approximate level of alcohol in a person's blood via his or her breath and whether further testing is warranted.

         The Alco-Breath Tubes ("ABT") are disposable alcohol breath glass vial testers containing yellow bands comprised of silica gel treated with a reagent solution. Testing begins with breath blown into a balloon which is then attached to the glass vial into which the sample flows. If alcohol is present within the subject's breath, a chemical reaction occurs within the gel changing the yellow bands to green. Measurement results are determined by the extent of color change. USAT manufactures four variations of the Alco-Breath Tubes specifically designed for various applications of alcohol breath testing.

(3)      CALIBRATION DEVICES

         USAT manufactures two devices which are used to calibrate and check alcohol testing instruments made by both USAT and its competitors for continued accuracy. The devices are designed to simulate the breath of a person who has been drinking alcohol. The standard alcohol solutions used in these calibration devices are produced by USAT in its own certified laboratory.





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
         (a)     Alco-Simulator and Alco-Simulator 2000

         The Alco-Simulator and its newer 2000 model are approved by the DOT as calibrating devices for evidential breath testing instruments.

         (b)     Alco-Equilibrator

         The Alco-Equilibrator operates on the same general principle as the Alco-Simulator, but is less accurate and may only be used for calibrating non-evidential breath testing instruments.

ALCOHOL TESTING MARKETING

         The Alco Analyzer, the Mobile Alcohol Collection System and the Alco Breath Tubes represent 90% of USAT's current sales volume of its alcohol testing products in domestic and international markets. Sales are made directly by USAT's sales representatives. USAT markets its products at trade shows, conventions and through print advertisements.

         USAT currently segments its merchandise into four market areas:

                          Law Enforcement/Correctional
                          Industrial
                          Medical/Clinical
                          Drug and Alcohol Testing Services

(1)      LAW ENFORCEMENT/CORRECTIONAL

         USAT markets and sells the Alco-Analyzer and the Mobile Alcohol Collection System ("MACS") to law enforcement agencies for evidential testing purposes.

         Screening devices and Alco-Breath Tubes ("ABT") are generally used for roadside screening to determine probable cause for further breath testing by evidentiary quality testing equipment.

         USAT markets and sells breath alcohol screening devices to the correctional and institutional market, which includes probation and prison work release programs.

(2)      INDUSTRIAL

         USAT is marketing and selling both evidential quality and screening devices to several companies for blood alcohol testing of employees.

         In February 1994, the DOT published its final rule implementing the federal act which mandates alcohol testing within the transportation industry. The final rule requires alcohol testing solely through the use of breath samples. These enactments have a direct bearing on the USAT's gas chromatography





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
products, which the DOT had previously approved as evidential breath alcohol testing instruments. USAT has designed the Alco-Analyzer 2100 to specifically meet the needs of this market. Its marketing strategy includes sales, leases and placements of the instrument with a cost per test charge.


         USAT, as part of its current business strategy, intends to capitalize upon the DOT's rules for mandatory alcohol testing within the transportation industry. The final rule, which became effective in January 1995 as to the larger transportation companies and, in January 1996, as to the balance in the transportation industry, affected nearly 8,000,000 employees who are engaged in safety-sensitive positions in the transportation industry by requiring them to be tested for alcohol on DOT-approved breath testing devices. Mandatory pre-employment screening, however, is not required by the DOT rule. USAT's Alco-Analyzer series and, in particular, its Model 2100 meet the DOT's standard. In December 1994, USAT entered into two agreements with major testing laboratories, Corning Clinical Laboratories Inc., formerly Metpath Inc., and Laboratory Corporation of America, Inc. ("Lab-Corp.") formerly National Healthcare Laboratories Incorporated, for placement of approximately 700 units of its Model 2100 at the respective laboratory's, collection sites with remuneration to USAT on a per test basis. These two agreements, as well as others with smaller customers, have terms ranging from three to five years.


         USAT has also sold its ABT and MACS devices to the maritime industry which must conform to government regulations established to test alcohol blood levels of ship operators. Its testing devices and equipment have been purchased by other private and public companies which include alcohol testing in their substance abuse testing programs.


         USAT also intends to pursue the non-regulated market for alcohol testing where approximately 93% of the American work force is employed. Management is of the opinion that the MACS and the ABTs can increasingly be sold to commercial companies which, recognizing the adverse impact of alcohol abuse on the productivity of their employees, wish to institute on-site testing programs. In order to implement this program, management believes that the ABTs must be reformatted and that preferably DOT approval must be obtained for both the MACS and the ABTs. Although management believes that the non-regulated market is a market with great potential, there can be no assurance that USAT will derive significant revenues from this market.


(3)      MEDICAL/CLINICAL FACILITIES

         USAT sells its alcohol screening devices to the medical and clinical markets for testing of patients in alcohol treatment facilities and those who are brought to hospital emergency rooms





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
under suspected influence of alcohol. USAT continues to expand its sales of screening devices and the gas chromatograph into this market to provide instantaneous and accurate on-site testing procedures for breath alcohol analysis.

(4)      DRUG AND ALCOHOL TESTING SERVICES


         Biochemical Toxicology Laboratories ("Biotox") operates as a division of USAT and also services the needs of U.S. Drug, USAT's drug testing subsidiary. Biotox is certified as a Clinical Laboratory by the State of California and also possesses specific state licenses for alcohol and methadone analysis. It is engaged in drug and alcohol testing for many area police departments, detoxification centers, coroners departments and corporations and functions within USAT's facilities maintaining state of the art instrumentation. Management is of the opinion that, if Biotox obtained certain regulatory approvals, it could be used by the alcohol testing, the drug testing and the human resource provider operations of the Company to a greater extent and, thereby enable the Company to realize greater revenues. There can be no assurance that these governmental approvals will be obtained or that the Company will derive greater revenues as a result of the efforts of Biotox.


LIABILITY INSURANCE


         USAT maintains liability insurance of $1,000,000, together with an umbrella policy providing coverage of $3,000,000, to protect the Company against legal actions related to injury resulting from product failure, whether such product is offered by USAT or a subsidiary thereof.


COMPETITION

         Alcohol Testing


         The substance abuse detection equipment industry is highly competitive. Although USAT's Alco Analyzer 2100 is, to management's knowledge, the only DOT-approved evidential alcohol breath testing instrument utilizing gas chromatography, it still competes with other substance abuse detection techniques developed by other companies. USAT competes with small companies which also offer alcohol testing equipment such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc. Although all of these competitors are currently believed to have greater revenues than USAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD/MPH, may have greater financial resources than USAT. In addition, several companies, including Roche and STC, Inc., offer an on-site screening saliva based alcohol testing. Roche has, and several of these companies may have, greater revenues and financial resources than the Company. Although USAT believes






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

that its product and service quality, combined with its experienced personnel, will offer it a competitive edge in marketing its products and services, there can be no assurance that USAT will be able to compete successfully with larger companies which have greater financial resources available to them to develop and offer an array of substance abuse detection products, nor is there any assurance that other companies will not enter the marketplace and present additional competition for USAT and its products.


         Drug Testing


         The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which screen for the presence of drugs of abuse, one which utilizes flow immunosensor technology with urine samples as a medium of testing and another which utilizes flow immunosensor technology with saliva samples as a medium of testing. Only the saliva sampling system is currently being developed; however, if this product is successfully developed, U.S. Drug intends to use the technology to complete the urine sample system. The technology in development will specifically test for five commonly used drugs of abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride (PCP), amphetamines (including methamphetamines) and tetrahydrocannabinol (THC, marijuana). If the products are developed, U.S. Drug will compete with many of the companies of varying size that already exist or may be founded in the future which utilize urine samples as a medium of testing. U.S. Drug will face competition from at least eight major pharmaceutical companies providing substance abuse screening methods: (1) enzyme-multiplied immunoassay technique (EMIT) manufactured and distributed by Syva; (2) radioimmunoassay (RIA) manufactured and distributed by Roche and others; (3) thin layer chromatography (TLC) manufactured and distributed by Marion; (4) a fluorescence polarization immunoassay (FPIA) manufactured by Abbott, and other immunoassay tests provided by (5) Editek; (6) Hycor; (7) Princeton, and (8) Biosite. Almost all of these companies (i.e., Syva, Roche, Marion, Abbott, Editek, Hycor, Princeton and Biosite) have substantially greater financial resources available to them than does U.S. Drug to develop and to market their products.



     Management believes that saliva sample testing is unique in that, to management's knowledge, no company is currently offering a substance abuse detection method using saliva samples as a medium on an "on-site" basis. However, U.S. Drug has been advised that such a product is under development by other companies and, accordingly, there can be no assurance that such a product will not be offered by a competitor. In addition, even if no such product is developed, U.S. Drug anticipates, as indicated above, competition from other substance abuse detection






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

methods such as Syva's EMIT, Roche's RIA, Marion's TLC, Abbott's FPIA methods, and other immunoassay tests provided by Editek, Hycor, Princeton and Biosite. U.S. Drug's market research to date has indicated a greater market potential for a saliva sample portable testing instrument for use in detecting drugs of abuse by law enforcement agencies, correctional facilities, hospitals and other medical facilities than a urine sample instrument. However, because of the expected limited life cycle of a saliva specimen, the use of this product in other potential markets may be limited.



      If U.S. Drug successfully develops first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater financial resources available to them. Depending on the progress in the drug testing research and development program (including the current feasibility study), U.S. Drug may at a later date seek a major pharmaceutical or other company to assist in the development program and, depending on the financial arrangements to be negotiated, such development partner may seek marketing rights to the products when and if successfully developed. Although such a partner may reduce certain current expenditures, it may later, by assuming marketing rights, reduce prospective revenues to U.S. Drug. Because of the stage of development of the product and the fact that no search or negotiations are currently being conducted, management believes that it is currently too speculative to anticipate U.S. Drug's competitive position based on the presence of a development and/or marketing partner.



     U.S. Drug's management currently anticipates that U.S. Drug will submit its five-panel screening assay to the Food and Drug Administration (the "FDA") late in 1997 at the earliest and that U.S. Drug will commence marketing its products six months to a year later. There can be no assurance as to when U.S. Drug will submit such assay to the FDA, if at all, as to when the FDA will give its approval and as to when marketing will commence.


         Human Resource Provider


         ProActive is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA, can also provide customized loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which ProActive currently encounters is primarily from small local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what ProActive hopes to






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become and there are no other providers of customized programs and policies like RSA. However, Lab Corp., through Med-Express, is currently offering background screening services to corporations on a limited basis. Although, ProActive has experienced personnel in both the drug testing and investigative arena, there can be no assurance that ProActive will become successful in marketing its services as a single source provider on a national level. In addition, ProActive will face competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Business of the Company" as it relates to substance abuse testing providers (including the laboratories which are vendors to ProActive), and local or regional investigative firms or private investigators (including vendors to ProActive) as it relates to background investigative services. Assuming that the combined RSA/ProActive operations achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with the combined RSA/ProActive operations.


         Toy Products


         The toy industry is highly fragmented and extremely competitive. Currently, Good Ideas markets a full line of wooden interlocking log and wooden block construction playsets which competes primarily with Lincoln Log, a product manufactured and distributed by Playskool, a division of Hasbro, Inc. ("Hasbro"), one of the five largest toy companies in the United States. Good Ideas also markets a line of equestrian toys consisting of plastic horses ranging in height from five to eleven inches which competes primarily with products offered by Breyer, Inc., the dominant manufacturer of injection-molded collectible horses, and Marchon, Inc., a United States importer of injection-molded toy horses. Management believes that it offers a high quality line of wooden log playsets and equestrian toys. However, there can be no assurance that Playskool/Hasbro, which has greater financial resources available to it than Good Ideas, will not attempt to expand its presence in the wooden log playsets category, nor is there any assurance that other toy companies will not attempt to enter into this category. Due to relatively low barriers to entry in the toy industry, Good Ideas could face competition from a number of smaller toy companies as well if it were not to be sold or liquidated by December 31, 1996.


RESEARCH AND DEVELOPMENT


         During fiscal 1996, the Company spent approximately $1,006,000 on research and development, including $851,000 expended on development of the drug testing technology of U.S. Drug. In fiscal 1995, the Company spent approximately $1,249,000 on research and development, including $886,000 expended on development of the technology of U.S. Drug. In fiscal 1994, the Company spent approximately $948,000 on research and development, including $728,000 expended on development of the technology by U.S. Drug.


PATENTS AND TRADEMARKS


         U.S. Drug has rights under three patents, in addition to its rights to use the USN patent under its sublicense from USAT. USAT and its other subsidiaries currently have no patents on the other products of the Company. The term of the USN patent is set forth in the section "Subsidiaries-U.S. Drug Testing, Inc." under this caption "Business of the Company" and the terms of the U.S. Drug patents are 17 years from the date of issuance as set forth in that section, subject to renewal. Termination of the Licensing Agreement for the USN patent, which would occur only on a default by USAT or an invalidation of the USN patent, would end the Company's rights to develop drug testing products. Termination of the other patents or licenses to use the same would require USAT to make changes to its products which could further delay development and marketing thereof.



         The Company has obtained tradenames for its major products. The following are the registered trademarks of the Company and have been published by the U.S. Patent and Trademark Office (the "PTO"): Alco-Equilibrator(TM), Sobriety Checkpoint(TM), ABT(TM), Alco-Analyzer(TM), Final Call(TM), Alco-Equilbrator(TM) and Drug Won't Work Here(TM). On April 12, 1995, the Company abandoned the following trademarks: Mobile Alcohol Collection, MACS, Alco-Report; Alco-Breath Tubes, Alco-Link and Alco-Simulator. Good Ideas has registered the trademarks Good Ideas(TM) and Big Bill's Bric Builders(TM) and the same are published by the PTO. The Company believes these tradenames afford adequate protection. However, there can be no assurance that infringement claims will not be asserted against the Company in the future.


SUBSIDIARIES

(1)      GOOD IDEAS ENTERPRISES, INC.


         In February and April 1994, Good Ideas completed an initial public offering of the Good Ideas Common Stock, which security trades on the Pacific Stock Exchange. As of June 30, 1996, USAT owned 2,400,000 of the 3,948,680 outstanding shares of the Good Ideas Common Stock or 60.8% thereof.


         For information relating to the business of Good Ideas, see "Business of Good Ideas." For information relating to the Management Agreement between USAT and Good Ideas, see "Material Contacts of USAT with Good Ideas-Management Services Agreement."

(2)      U.S. DRUG TESTING, INC.


         In October and November 1993, USAT's then wholly-owned subsidiary U.S. Drug completed an initial public offering of the common stock $.01 par value, of U.S. Drug (the "U.S. Drug Common Stock"), which trades on the Pacific Stock Exchange. As of June 30, 1996, USAT owned 3,500,000 of the 5,221,900 outstanding shares of the U.S. Drug Common Stock or 67.0% thereof.



         The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. U.S. Drug is developing proprietary systems that test for drug use, specifically the following five commonly used Drugs of Abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride (PCP), amphetamines (including methamphetamines), and tetrahydrocannabinol (THC, marijuana). Its line of products under development are based on its sub-license from USAT for Drug of Abuse detection utilizing the USN patent for flow immunosensor technology. U.S. Drug is developing its own proprietary "Immunoassay Chemistry" for these five drugs which will work with the USN developed technology. U.S. Drug has received six FDA marketing approvals covering its Model 9000 Flow Immunoassay System and the attendant assays for each of the five Drugs of Abuse listed above, using urine as the test medium. However, additional development work is required before the urine based testing product can be marketed. U.S. Drug, based on its review of current market conditions, has decided to defer, but not cancel, completion of the calibrators and the other elements required to be completed in order to market the urine medium testing product until it can complete the assays for a saliva medium testing product and, as a result, has produced no revenues through June 30, 1996. U.S. Drug has commenced research using saliva as a testing medium in connection with the flow immunosensor technology, is currently conducting a feasibility study as to such product and, assuming a favorable conclusion with respect to such study and subsequent success in the remainder of the development program, currently expects to submit its five-panel screening assay to the FDA in late 1997. Until FDA approval is obtained of the saliva medium product, no revenues from product sales are likely to be produced. U.S. Drug's management expects marketing of U.S. Drug products to commence six months to a year later, but there can be no assurance as to when the submission will be made to the FDA, if at all, as to when FDA approval will be given or as to when marketing will commence.



         U.S. Drug spent approximately $2,556,000 on research and development during the period from October 1992 through March 31, 1996.


         The following material contracts relate to the drug testing operations now conducted by the subsidiary:

(a) On January 24, 1992, USAT and the USN entered into a ten-year non-assignable agreement granting USAT a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. The license applies to the U.S. Government owned invention described in U.S. Patent Application Serial No. 07486024, "Flow Immunosensor Method and Apparatus" filed February 23, 1990. The technology covered by the patent application is designed to test and detect minute and large amounts of drugs contained in body fluids rapidly and efficiently. In November 1994, the license agreement was revised to provide for minimum annual royalties of $375,000 for 1995, $600,000 for 1996 and $1,000,000 for 1997 and thereafter.
In June 1995, the license agreement with the DSN was renegotiated and amended to provide for minimum annual royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. By an amendment dated June 16, 1995, the term of the exclusive right under the License Agreement was extended to terminate ten years from June 27, 1995 and USAT has a nonexclusive right to use the technology thereafter for the balance of the patent term, unless the License Agreement is terminated sooner because of USAT's default.

(b) On April 16, 1992, USAT entered into a 12-month cooperative research agreement ("CRDA") with the Naval Research Laboratory section of the USN to further develop the licensing technology of the "Flow Immunosensor".


(c) Effective January 1993, USAT granted a sole and exclusive sublicense to U.S. Drug which assumed all of USAT's rights and obligations under the License Agreement. However, the USN refused to grant, as requested, a novation of the License Agreement so that the USN looks to USAT for performance thereunder. In the event of a default by U.S. Drug under its sublicense from USAT, all rights of U.S. Drug under the License Agreement would terminate and USAT as the licensee can continue to exercise all rights, and be subject to all obligations, thereunder without any claim by U.S. Drug. USAT simultaneously assigned to U.S. Drug all of its rights under the CRDA. USAT transferred all of its assets and intellectual property rights related to drug testing operations in exchange for 3,500,000 shares of the U.S. Drug Common Stock.



(d) On April 1, 1993, USAT and U.S. Drug entered into a five-year management agreement (the "U.S. Drug Management Agreement") which obligated U.S. Drug to pay USAT annually $300,000 plus ten percent of its product sales in exchange for USAT's administrative management services, including management, administrative, accounting and other financial services and advice, including, without limitation, the services currently performed by the Treasurer of U.S. Drug, for which he is not directly compensated by U.S. Drug; services relating to U.S.

Drug's financial and banking relationships; services relating to the preparation of financial statements, budgets, forecasts and cash flow projections; cash management advice; and other miscellaneous services and advice. In July 1993, the parties amended the U.S. Drug Management Agreement retroactive to April 1, 1993, changing U.S. Drug's annual management fee obligation to $420,000 plus three percent of its gross revenues.



         U.S. Drug has rights under three patents, in addition to its rights to use the USN patent under its sublicense from USAT. These patents are as follows:



         U.S. Patent No. 5,183,740, "Flow Immunosensor Method and Apparatus," issued on February 2, 1993. Unless extended, the Company's license under this patent expires on February 23, 2010. The Flow Immunosensor provides a method of detecting drugs of abuse or other target molecules by flowing a solution containing the analyte through the immunosensor. The technology relies on the displacement of fluorescent-labeled antigen from a solid phase immobilized antibody and measuring the released labeled antigen in the immunosensor effluent with a detection apparatus.



         U.S. Patent No. 5,066,859, "Hematocrit and Oxygen Saturation Blood Analyzer," issued on November 19, 1992. Unless extended, the Company's license under this patent expires on February 23, 2010. The patented device is used to measure hematocrit and oxygen saturation levels in blood and compensates for the effects of oxygen saturation, pH, and temperature.



         U.S. Patent No. 5,249,584, "Hematocrit and Oxygen Saturation Blood Analyzer," issued on November 5, 1993. Unless extended, the Company's license under this patent expires on November 5, 2010. The device is a low cost disposable syringe which has a single optical window that is inserted into a tubular barrel.



         U.S. Patent No. 5,354,654, "Lyophilized Ligand-Receptor Complexes for Assay and Senors" issued on October 11, 1994. Unless extended, the Company's license under this patent expires on July 16, 2013. This patented process allows for the freeze-drying of ready-to-use immunoassay chemistry or reagents which is then indefinitely preserved.



         During May 1996, USAT filed a Registration Statement on Form S-4, File No. 333-4790 (the "U.S. Drug Registration Statement"), under the Securities Act to register shares of the USAT Common Stock to be issued to the minority stockholders of U.S. Drug upon the consummation of a merger of U.S. Drug with and into a newly formed wholly-owned subsidiary of USAT (i.e., the U.S. Drug Merger). The USAT Board of Directors has concluded that the value of the USAT Common Stock could best be maximized if the Company concentrated its operations on the USAT alcohol testing business, U.S. Drug's drug testing business and the related human resource provider business of ProActive and operated the three as if one corporation. This action required the sale of the rubber recycling product business of USRR (see the subsection (4) in this section "Subsidiaries" under this caption "Business of the Company") and would require the sale of the toy business of Good Ideas. In addition, the USAT directors have concluded that, because of the history of losses in Good Ideas, the necessity of developing or acquiring new products if there is to be a turn around and the problems generally in the toy industry, it would be difficult to make Good Ideas' operations profitable within what they considered an acceptable time frame, assuming that such result could be achieved at all, as to which there can be no assurance. For both of these reasons, the USAT Board authorized on February 26, 1996 management to seek offers from prospective purchasers. There can be no assurance that an acceptable offer to purchase Good Ideas will be received or that the terms of any such offer will be acceptable. If no acceptable offer is received, the USAT Board will liquidate Good Ideas by December 31, 1996. Accordingly, Good Ideas has been presented under the caption "Discontinued Operations" in the accompanying financial statements.



(3)      PROACTIVE SYNERGIES, INC./ROBERT STUTMAN & ASSOCIATES, INC.



         ProActive, which is a wholly-owned subsidiary of USAT that commenced operations in September 1995, provides single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening services to total program management. ProActive's substance abuse testing services include specimen collections, laboratory testing and medical review officer services. Medical review officers review drug test results to verify that chain-of-custody procedures were followed and determine if there is an alternative medical explanation for a positive test result. ProActive's background investigative services include criminal history checks, employment verifications, credit checks, reference checks, driving record checks, workers' compensation history checks, and social security number, educational and professional license verifications. ProActive's services also include physicals and employee assistance programs. Its total program management services include establishing a substance abuse policy with corporations and conducting program audits to ensure regulatory compliance with such policy. ProActive's hiring solutions to corporations include the use of its proprietary computer software which provides ProActive with access to immediate on-line information.



         On December 14, 1995, USAT and ProActive entered into an agreement with RSA and Robert Stutman, personally, pursuant to which (1) USAT and ProActive engaged Mr. Stutman to be their expert spokesman and a consultant with respect to their drug and alcohol testing businesses; (2) ProActive agreed to refer customers to RSA for the purpose of RSA providing its services to such customers, including writing drug testing/background screening policy manuals; and (3) RSA agreed to refer customers to ProActive. Prior to forming RSA, Mr. Stutman was Special Agent in charge of the United States Drug Enforcement Administration's New York office. He also currently serves as special consultant on substance abuse for the CBS News Division. On December 14, 1995, pursuant to the agreement, USAT agreed to issue to Mr. Stutman and RSA three-year Common Stock purchase warrants, each to purchase 200,000 shares of the USAT Common Stock at $2.00 per share, which was the market price on the date of grant. These warrants were issued on December 14, 1995 and April 1, 1996. The agreement, which had a term of ten years (except the term for the consulting and spokesperson services by Mr. Stutman was three years), provided for payment of fees to ProActive based on referrals to RSA and an initial $100,000 payment by ProActive and varying monthly fees thereafter to RSA.



         As indicated under "Summary-Recent Developments," on April 18, 1996, Mr. Stutman was elected as the Chairman of the Board and a director of USAT and designated as its Chief Executive Officer. USAT also agreed in principle to acquire RSA. On May 21, 1996, the Company completed its acquisition of RSA and RSA became a 100% owned subsidiary of USAT. USAT paid $2,100,000 to the RSA shareholders for their shares of RSA (including $1,078,920 paid to Mr. Stutman for his 52.8% of the RSA shares and $721,080 paid to Brian S. Stutman, son of Mr. Stutman and now Director of Sales and Marketing of USAT, for his 35.3% of the RSA shares and issued to the RSA shareholders an aggregate of 500,000 shares of the USAT Common Stock (including 263,750 shares issued to Mr. Stutman and 176,250 shares to Brian S. Stutman) registered under the Securities Act as Acquisition Shares in the January 1992 Registration Statement and USAT Common Stock purchase warrants expiring May 20, 1999 to purchase an aggregate of 900,000 shares of the USAT Common Stock (including a warrant to purchase 474,750 shares issued to Mr. Stutman and a warrant to purchase 317,250 shares issued to Brian S. Stutman) at $3.125 per share, which was the fair market value on the date of grant. USAT also issued two promissory notes aggregating $400,000 in principal amount (the "RSA Notes") to two RSA shareholders (one of whom is Mr. Stutman who received a RSA Note for $239,760 and Brian S. Stutman received a note for the balance). The RSA Notes bear interest at the rate of 7.5% per annum and become due in one year from the May 21, 1996 closing date. USAT is required to prepay the RSA Notes if the gross proceeds received by USAT from the exercises of the USAT Common Stock purchase warrants after April 17, 1996 exceeds $7,000,000. The RSA Notes are secured by all of USAT's tangible and intangible personal property except the following: (1) USAT's cash and cash equivalents; (2) USAT's securities, including the stock of its subsidiaries; and (3) certain contracts, including the license with the USN. As a result of the acquisition of RSA, the Consulting Agreement described in the preceding paragraph terminated; however, the Common Stock purchase warrants described therein remain outstanding, except that the RSA warrant was distributed among the RSA shareholders, including Mr. Stutman who received a warrant to purchase 105,500 shares and Brian S. Stutman who received a warrant to purchase 70,500 shares.



         During its last three fiscal years ended December 31, 1996, RSA's revenues, income and income per share were as follows:



                                           Year ended December 31,
                                           -----------------------
                                     1995            1994          1993
                                     ----            ----          ----
Revenue...................        $1,101,599      $646,428      $  536,292
Net Income (Loss).........        $  (19,549)     $ 16,694      $  (98,448)
Income (Loss) per share...        $  (244.36)     $ 208.68      $(1,278.55)



         Effective December 28, 1995, ProActive also engaged the services of Patricia Starling, who had been serving as a consultant, as its Vice President Operations for a two year term. Ms. Starling was granted a Common Stock purchase warrant expiring December 27, 1998 to purchase 20,000 shares of the USAT Common Stock at $2.00 per share, which was the market price on the date of grant. The warrant is currently exercisable as to 10,000 shares and becomes exercisable as to 5,000 shares on each anniversary date.



         See the section "Property" under this caption "Business of the Company" for information as to the ProActive and RSA leases.



(4) ALCONET, INC.



         In March 1995, USAT acquired 100% of the issued and outstanding common stock of Alconet and all the membership interests of Dakotanet, L.L.C. As consideration, USAT issued 782,321 shares of the USAT Common Stock registered under the Securities Act as Acquisition Shares in the January 1992 Registration Statement (see "The Merger and Related Matters-Summary of the Terms of the USAT Common Stock-Acquisition Shares") and valued at $1,564,642. The acquisitions have been accounted for as a purchase in the financial statements of the Company. In March 1996, USAT settled a dispute with two officers of Alconet for an aggregate payment of $250,000 and the assignment of certain software to one of the officers, both of whom then resigned. Alconet is engaged in the computer software/networking business. Alconet has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices. As a cost reduction action, USAT may seek to consolidate or integrate the Alconet operations with other operations of the Company; however, there can be no assurance as to the timing or the effect of such a program.

(5)      U.S. RUBBER RECYCLING, INC.



         In November 1992, USAT purchased the total assets of Adflo International, Inc. for its then newly formed wholly-owned subsidiary, USRR, which then began to manufacture floor covering products for office and industrial use from used truck and bus tires. These tires were delivered to USRR's Rancho Cucamonga plant and to an off-site storage facility, where they were recycled by splitting and cutting the tires and reassembling the recycled parts into finished products. Sales were made nationwide through manufacturer's representatives and distributors. All manufacturing was performed in the USSR's then Rancho Cucamonga facility. USRR ceased operations on April 30, 1996 when substantially all of its assets were sold as described in the second succeeding paragraph.



         USAT acquired the total assets of Adflo International, Inc. for a total consideration of 185,000 shares of the USAT Common Stock valued at $196,563. The transaction was accounted for as a purchase in the financial statements of the Company. These shares were part of the Acquisition Shares registered under the Securities Act in the January 1992 Registration Statement solely for acquisition purposes (see "The Merger and Related Matters-Summary of the Terms of the USAT Common Stock-Acquisition Shares").



         On April 30, 1996, USRR sold substantially all of its assets to an unaffiliated buyer for $450,000, $150,000 of which was paid at the closing and the balance by the delivery of a $300,000 promissory note. The purchaser also paid approximately $80,000 in accounts payable of USRR and assumed certain other liabilities, including USRR's lease (see, however, the section "Description of Property" under this caption "Business of the Company"). The sale resulted in a loss of approximately $88,000. The promissory note is payable in six annual installments of $50,000, together with interest at a rate of 7% per annum. In addition to the annual installments, the promissory note will be prepaid in an amount equal to 12-1/2% of the buyer's annual gross sales of USRR products in excess of $1,400,000. The promissory note is secured by a first priority security interest in all of the buyer's assets. USRR is required to agree, however, to subordinate its security interest to up to $1,000,000 of institutional financing for the buyer.


EMPLOYEES


         As of July 29, 1996, the Company had 70 full time employees including its officers, of which 27 engaged in manufacturing and operations, 10 in sales and marketing, 12 in research and development and technical support, and 6 scientists and 15 in general and administrative jobs. The Company has no collective bargaining agreement with its employees.

DESCRIPTION OF PROPERTY


         USAT occupies approximately 20,000 square feet office and factory facilities in Rancho Cucamonga, California under a lease expiring January 31, 1997, which premises are shared with its subsidiaries U.S. Drug and Good Ideas. This lease includes the option of extending its term for two consecutive five-year periods. USAT's subsidiary ProActive occupies approximately 1,640 square feet of office space in Savannah, Georgia under a lease expiring January 2, 1999. The Alconet subsidiary occupies approximately 1,200 square feet of office space in Bismark, North Dakota under a lease expiring March 31, 1997.



         Effective August 1, 1996, USAT will sublease approximately 8,500 square feet of office space in Fort Lauderdale, Florida, under a lease expiring November 30, 2001, which lease grants the tenant a right to renew for an additional five-year term. The space will be utilized as headquarters for Robert Stutman, Chairman of the Board and Chief Executive Officer of USAT, RSA and ProActive. RSA's landlord for space in Dedham, Massachusetts has agreed to a cancellation of RSA's lease. ProActive is attempting to sublease the office space described in the preceding paragraph. USAT may seek to sublet up to 1,000 square feet of the new space pending utilization thereof.



         Good Ideas previously occupied approximately 22,000 square feet of office and factory space in Fort Worth, Texas under a lease which expired December 31, 1995. Until April 30, 1996, USAT's subsidiary USRR occupied approximately 17,000 square feet of office and factory space in Rancho Cucamonga, California under a lease expiring June 30, 1999. Pursuant to the sale of USRR's assets (see the section "Subsidiaries-U.S. Rubber Recycling, Inc." under this caption "Business of the Company"), the purchaser assumed the foregoing lease, but the landlord did not release USRR from its obligations.



     In addition to rent, the leases provide for payment of real estate taxes and other occupancy costs. For information as to the aggregate rentals paid during the past three fiscal years and anticipated to be paid in the ensuing three fiscal years, see Note 13 to Notes to the Company's Financial Statements elsewhere in this Prospectus.


         Management is of the opinion that the leased facilities are currently adequate and suitable for the Company.

LEGAL MATTERS

         The Company is not a party to any material litigation and is not aware of any pending litigation that could have a material adverse effect on the Company's business, results of operations or financial condition.

                             BUSINESS OF GOOD IDEAS

OVERVIEW


         Good Ideas Texas was incorporated under the laws of the State of Texas on December 18, 1987. Pursuant to the Good Ideas Acquisition Agreement, USAT through a subsidiary acquired a 55% interest in Good Ideas Texas for which USAT's subsidiary issued shares of its stock valued at $5,844 and received 1,533,125 shares of the Good Ideas Common Stock effective June 29, 1992. On June 5, 1992, Good Ideas was incorporated under the laws of the State of Delaware. On December 17, 1992, Good Ideas Texas was merged with and into Good Ideas and a 27,871-for-1 stock split was effected for the previously issued shares of Good Ideas Texas (all references herein to the number of shares of the Good Ideas Common Stock being adjusted to reflect this stock split on a retroactive basis). In August 1993, USAT acquired its subsidiary's interest in Good Ideas, which acquisition included the issuance of 400,000 shares of the USAT Common Stock valued at $2.4375 per share to two officer-stockholders, which transaction gave effect to the $5,844 previously paid. During fiscal 1993, USAT settled litigation against USAT by a person who was also an investor in Good Ideas and, as part of the settlement, received 696,875 shares of the Good Ideas Common Stock from such investor. As a result of these transactions, USAT owned 2,230,000 shares of the Good Ideas Common Stock for which it had paid for in shares of the USAT Common Stock or of its subsidiary having an aggregate value of $975,000. On December 15, 1993, USAT received 170,000 shares of the Good Ideas Common Stock as payment for $748,682 in indebtedness owned by Good Ideas to USAT. In addition, also on December 15, 1993, the two officer-stockholders surrendered 157,500 shares of the Good Ideas Common Stock to Good Ideas in consideration of receiving new employment agreements. As a result of this reduction in the outstanding shares of the Good Ideas Common Stock, USAT's ownership was increased to 2,400,000 or 85.7% of the 2,800,000 shares of the Good Ideas Common Stock then outstanding. In February and March 1994, Good Ideas had a public offering of Good Ideas Common Stock in which an aggregate of 1,320,000 shares were sold. As of June 30, 1996, USAT owned 2,400,000 of the 3,948,680 shares of the Good Ideas Common Stock outstanding or 60.8%.



         As a result of certain of the transactions described in the preceding paragraph, USAT acquired 2,400,000 shares of the Good Ideas Common Stock for an aggregate cost, without attempting to value the shares surrendered in the settlement, of $1,723,682 or $.72 per share of the Good Ideas Common Stock as compared with a fraction of a share of the USAT Common Stock having a value of $1.00 per share being offered to the Good Ideas Minority Stockholders for each share of the Good Ideas Common Stock pursuant to this Consent Solicitation Statement/Prospectus.

         Good Ideas designed and markets and distributes a variety of traditional toy products for children of various ages. Good Ideas' sales historically have been derived from a line of traditional wooden construction toys. Good Ideas' historic strategy had been to design and develop enduring traditional lines of toys and to create enhancements to, and extensions of, these toy lines which maximized product line sales while minimizing development and advertising expenses for new and enhanced products. Good Ideas enhanced and extended its existing toy lines through the addition of accessories and through the incorporation of plastic figures and components into themed playsets which provide the consumer with a creative play environment. Commencing in fiscal 1995, Toys R Us, the major customer of Good Ideas, has been significantly reducing its orders for Good Ideas' toy products. The customer has attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems - their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, management believes that many retailers are minimizing their number of vendors and reducing the number of items carried in inventory, which have the result of squeezing out the smaller companies like Good Ideas with their limited products lines. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations-Good Ideas Enterprises" and "Good Ideas' Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations." If Good Ideas is not sold, management intends to liquidate the business of Good Ideas (see "The Merger and Related Matters-Sale of Good Ideas").


         In addition to the products described in the ensuing sections, Good Ideas has also manufactured and sold a construction toy consisting of a set of corrugated cardboard bricks marketed under the trademark Bill's Bric Builders(TM). Due to increasing paper costs, the line of corrugated cardboard bricks was discontinued after fiscal 1995.

SALES BY PRODUCTS


         The following table sets forth Good Ideas' net sales by product in dollar volume (in thousands) and as a percentage of net sales:

                                                           Year Ended March 31,
                                 ---------------------------------------------------------------------------
                                         1996                        1995                     1994
                                 ---------------------      ---------------------      ---------------------
Category                         Amount     Percentage      Amount     Percentage      Amount     Percentage
- --------                         ------     ----------      ------     ----------      ------     ----------
Wood Construction Toys           $  967        64.1%        $2,841        61.7%        $3,574         64.5%

Equestrian Toys                     531        35.2%         1,213        26.3%         1,015         18.3%

Corrugated Cardboard
   Construction Toys*                 8         0.6%           344         7.5%           413          7.4%

Other Products                        2         0.1%           208         4.5%           542          9.8%
                                 ------        -----        ------       ------        ------        ------

                 Total           $1,508       100.0%        $4,606       100.0%        $5,544        100.0%
                                 ======       ======        ======       ======        ======        ======



- ------------------


* Due to increasing paper costs, the line of corrugated cardboard bricks was discontinued after fiscal 1995.


WOODEN CONSTRUCTION TOYS

         Good Ideas markets a full line of wooden interlocking log and wooden block construction toys sets. Good Ideas ships classic stained log sets marketed under the trademark Paul Bunyan Log Builders(TM) and brightly-painted, multi- colored combination log and building block sets under the trademark Paul Bunyan Wood Builders(TM). Good Ideas believes that it is a major supplier of wooden interlocking-log construction toys in the United States. Good Ideas also ships a themed playset, marketed as General Custer's Fort Apache(TM), combining standard wood logs with plastic figures and accessories. In 1993, Good Ideas commenced shipping additional themed playsets, such as Log Town(TM) and Log Village(TM), which include plastic roofs, windows, doors and other accessories. Good Ideas' wooden construction toys typically range in retail price from $4.99 to $39.99, depending upon the number of pieces in the set and the addition of plastic components in themed sets.

EQUESTRIAN TOYS

         Good Ideas' line of equestrian toys consists of flocked plastic horses ranging in height from five to eleven inches, which are marketed under the trademark Black Beauty and Friends(TM). This line includes a variety of different styles of horses to encourage collection of the entire line. These styles include the Appaloosa, Chestnut, Carrousel, Palomino, Dappled Gray, Paint, Leopard and Black Beauty horses. Individual horses typically range in retail price from $3.99 for a five-inch horse to $7.99 for an eight-inch horse and $14.99 for an eleven-inch horse. Combination sets of one five-inch pony and one eight-inch mare typically retail for $9.99. In addition, Good Ideas separately offers accessories and playsets scaled to the most popular eight-inch horses, including an assortment of cotton blankets and leggings made in a variety of colors and real leather saddles. Good Ideas also markets two playsets under the trademark Black Beauty and Friends(TM): the Equestrian Center and the Stable and Corralset. Both of these sets contain different styles of horses, which are not available for purchase separately. The Equestrian Center typically retails for $11.99 and the Stable and Corral typically retails for $29.99.

COLORFORMS FLIP-TOP ACTIVITY CENTER(TM)

         In October 1994, Good Ideas acquired a license allowing Good Ideas to manufacture certain products bearing the Colorforms brand name and logo, including an activity table utilizing the products of both Good Ideas and Colorforms under the trademark Colorforms Flip-Top Activity Center(TM). The activity table was included in Good Ideas' 1995 product line and was introduced at the New York Toy Fair in February of 1995. The activity table's suggested retail price was $129.99. There were limited sales of these products during the six months ended September 30, 1995. The license expired in October 1995 and was not renewed.

DESIGN AND DEVELOPMENT

         Good Ideas' design and development strategy had been to produce enduring, traditional lines of toys and to create enhancements to and extensions of these toys lines in order to broaden their appeal to targeted consumers. Good Ideas' line of wooden log construction sets exemplifies this strategy. Traditional stained-wood interlocking log construction toys have been marketed in the United States for many years. Good Ideas had enhanced and extended its line of wooden log construction toys with the introduction of multi-colored logs and themed playsets containing plastic figures and accessories.

         Good Ideas relied on its senior management personnel and on independent designers and contractors to design and develop its products. Typically, Good Ideas had presented designers with toy concepts developed or acquired by it and the designers created renderings of the product. Good Ideas retained product and packaging designers on an ongoing basis and generally paid a flat fee for their services. To minimize some of the risk associated with introducing new products, Good Ideas normally consulted with its principal customers in the development of new products.

SALES AND MARKETING


         Good Ideas has distributed its products primarily to national mass merchandisers, such as Toys R Us, Wal-Mart Stores, Inc. ("Wal-Mart") and J.C. Penney Company, Inc. ("Penney"), and to wholesale clubs, such as Price Costco Wholesale Corporation ("Costco") and BJ's Wholesale Club, Inc. ("BJ's"). Good Ideas has sold its toy products to high- end specialty retailers, including F.A.O. Schwarz and Imaginarium. As indicated in the table below, none of the foregoing customers had sales to them of

10% or more of the Good Ideas sales during the past three fiscal years other than Toys R Us (in excess of 50% in all three years) and Costco (not in fiscal
1996). Several of Good Ideas' products appeared in the 1995 Sears Wish Book which markets toys manufactured and distributed by many different toy manufacturers and distributors. Until sale or liquidation, Good Ideas will continue to attempt to make sales to the above-named and other customers.


         The traditional types of toys that Good Ideas developed and currently markets are well known and do not require substantial advertising to create consumer awareness. Consequently, Good Ideas believes that the most important marketing tools for these products are their packaging and pricing. Good Ideas utilizes attractive, innovative and unique packaging to differentiate its products from those of its competitors. To date, Good Ideas has not incurred significant expenses for advertising; however, if Good Ideas attempted to develop toys in the future, which is not its current intention, these could require advertising support. On a limited basis, Good Ideas makes advertising allowances available to the retailers that promote its products.

         The following table sets forth net sales to Good Ideas' largest customers for each of the specified periods by dollar volume (in thousands) and as a percentage of net sales:



                                                           Years Ended March 31,
                                 --------------------------------------------------------------------------
                                       1996                        1995                       1994
                                 --------------------       ---------------------      ---------------------
Customer                         Amount    Percentage       Amount     Percentage      Amount     Percentage
- --------                         ------    ----------       ------     ----------      ------     ----------
Toys R Us                        $  779        51.7%        $2,726        59.2%        $3,182         57.4%
Costco                               50         3.3%           963        20.9%           554         10.0%
Other (1)                           679          45.0%         917          19.9%       1,808           32.6%
                                 ------         ------      ------         ------      ------          ------
                 Total           $1,508         100.0%      $4,606         100.0%      $5,544          100.0%
                                 ======         ======      ======         ======      ======          ======



_____________________


(1) "Other" includes all customers with sales of less than 10% of total sales.



         Good Ideas maintained, until December 31, 1995, a small internal sales and marketing staff and relied primarily upon 20 sales representatives in the United States, one in Mexico and one in Canada, all of whom are independent contractors. These sales representatives have made on-site visits to customers to solicit orders for products and have marketed Good Ideas' products at the major toy trade shows in New York City and Hong Kong and at regional trade shows. Good Ideas has no long-term commitments from any of its customers, but instead has relied upon its independent sales representatives and personal relationships with its customers to sell its products.



MANUFACTURING



         Good Ideas contracted with manufacturers in China, Mexico and the United States to produce its current products. Decisions related to the choice of manufacturer were based on price, quality of merchandise, reliability and the ability of a manufacturer to meet Good Ideas' timing requirements for delivery. Good Ideas does not have long-term contracts with any of its manufacturers and competes with other companies for production facilities with respect to certain of its products.


         The principal raw materials used in the production of Good Ideas' products are wood and plastic. Raw materials are generally purchased by Good Ideas' contract manufacturers which deliver the completed products to Good Ideas. Good Ideas also purchases packaging for certain of its products. Good Ideas believes that an adequate supply of raw materials used in the manufacture of its products are readily available from existing and alternative sources at reasonable prices.


         Good Ideas' wooden construction toys are rough-cut by manufacturers located in China and Mexico. Contracting with foreign manufacturers is subject to a number of additional risks not associated with contracting with domestic manufacturers, including transportation delays and interruptions, political and economic disruptions, the impositions of tariffs and import and export controls and changes in governmental policies. If Good Ideas was for any reason unable to obtain rough-cut materials from any of its current suppliers, Good Ideas believed that it could shift its manufacturing requirements to its other suppliers without incurring substantial delay. Following rough-cut foreign manufacturing, all of Good Ideas' wooden construction toys are finished by a domestic manufacturer. Although Good Ideas currently relies exclusively upon this manufacturer for such finishing services, Good Ideas believes that it could locate another source or shift these manufacturing processes to its other suppliers. However, in such event, Good Ideas' ability to meet customer orders would be severely restrained for the period of time necessary to develop an alternate source for these services, which period of time Good Ideas believes could be significant and could adversely affect Good Ideas' customer relations and results of operations.



         The flocked horses sold by Good Ideas are purchased from a single manufacturer in China. Good Ideas' current supplier owns the molds for the plastic horses that make up the core of its equestrian line of toys, and Good Ideas believes it would incur substantial delay and additional expenses in obtaining sufficient supplies of these types of products from other foreign manufacturers. Good Ideas' supplier of plastic horses is under no obligation to refrain from selling such products to other purchasers in the United States.

         Plastics components used in Good Ideas' themed construction sets are manufactured by a number of manufacturers. Tooling and molding for unique plastic components are owned by Good Ideas and may be utilized by any number of manufacturers if the need arises for alternate sources of production.
Necessary plastic components for which Good Ideas does not own the molds can be purchased on the open market from several manufacturers.

BACKLOG

         Total order backlog at March 31, 1994, 1995 and 1996 was approximately $500,000, $322,000 and $-0-, respectively. Good Ideas' experience has been that cancellations, rejections or returns of orders do not materially reduce the amount of sales realized from its backlog.

         Good Ideas participates in the electronic data interchange program maintained by several of its largest customers, including Toys R Us, Wal-Mart and Penney. This program allows Good Ideas to monitor store inventory and schedule production to meet anticipated re-orders. Re-orders are generally filled by Good Ideas within 30 days.

PROPRIETARY TRADEMARKS


         Good Ideas' name Good Ideas(TM) and Big Bill's Bric Builders(TM) are registered trademarks of Good Ideas and have been published by the U.S. Patent and Trademark Office (the "PTO"). Additionally, the Company has filed trademark applications with the PTO for the following trademarks: Paul Bunyan Log Builders(TM) and Black Beauty and Friends(TM).


         Good Ideas believes it has the right to use these trademarks for the product categories on which they are currently used. Although Good Ideas believes that its trademarks and trade names do not infringe on the proprietary rights of third parties, there can be no assurance that infringement claims will not be asserted against Good Ideas in the future.

COMPETITION

         For information relating to competition, see "Business of the Company-Competition-Toy Products."

GOVERNMENT REGULATION

         Good Ideas is subject to the Federal Hazardous Substances Act and the Federal Consumer Product Safety Act, among other laws. These laws empower the Consumer Products Safety Commission (the "CPSC") to protect children from hazardous toys and other articles. Pursuant to federal law, all toy products must meet certain product safety standards established by the CPSC. Similar laws exist in some states and cities in the United States and in many jurisdictions throughout the world. Further, in order to gain widespread acceptance by toy retailers, toy products must meet additional product safety standards established by the Toy Manufactures Association (the "TMA"). While Good Ideas has maintained a quality control program to ensure compliance with applicable federal, state, local and foreign laws regarding product safety and with the product safety standards promulgated by the TMA, such laws and standards are continually evolving and are strictly construed. Although Good Ideas believes that its products currently comply with all applicable laws and standards, there can be no assurance that Good Ideas' products will continue to comply with such laws and standards in the future. The CPSC has the authority to exclude from the market articles which are found to be hazardous and can require a manufacturer to repurchase such toys under certain circumstances.
Any such event could have an adverse effect upon Good Ideas' business, results of operations, reputation and customer relationships.

EMPLOYEES


         As of June 30, 1996, Good Ideas employed one person, excluding independent contractors, sales representatives and the personnel employed by USAT who provide management and administrative services to Good Ideas.


PROPERTIES


         Good Ideas' principal executive offices were located in Fort Worth, Texas, where Good Ideas leased approximately 22,000 square feet of office/warehouse space under a lease that expired in December 1995. The base rent for Good Ideas' former space was approximately $5,300 per month. Good Ideas leased an additional 5,000 square feet of warehouse space in Fort Worth for $1,500 per month on a month-to-month basis. Good Ideas currently shares office space with USAT. See "Business of the Company-Properties."


LEGAL MATTERS

         Good Ideas is not a party to any material litigation and is not aware of any pending litigation that could have a material adverse effect on Good Ideas' business, results of operations or financial condition.

                          USAT PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information, as of July 12, 1996, with respect to (1) any person who owned beneficially more than 5% of the USAT Common Stock; (2) each director of USAT; (3) the Chief Executive Officer of USAT; (4) each executive officer of USAT (including the then Chief Executive Officer) who was paid more than $100,000 in fiscal 1996, whether or not he or she was still an executive officer on July 12, 1996; and (5) all directors and executive officers as a group. Each beneficial owner has advised USAT that he or she has sole voting and investment power as to the shares of the USAT Common Stock reported in the table, except that the Common Stock purchase warrants and stock options described in the notes below do not have any voting power until exercised and may not be sold or otherwise transferred except in compliance with the Securities Act.






                                   Number of Shares
Name and Address                  Beneficially Owned           Percentage
- ----------------                  ------------------           ----------
Robert Stutman (2)                     971,500(3)                  2.7%
c/o Robert Stutman & Associates,
  Inc.
450 Washington Street
Dedham, MA 02026

Linda H. Masterson (4)                  60,000(5)                   nil
10410 Trademark Street
Rancho Cucamonga, CA 91730

Gary S. Wolff (6)                      249,226(7)                   nil
190 Sylvan Avenue
Englewood Cliffs, NJ 07632

James C. Witham (8)                  1,058,500(9)                  3.0%
27 La Costa Drive
Rancho Mirage, CA 92270


Karen B. Laustsen (10)                 204,500(11)                  nil
3000 C La Paz Lane
Diamond Bar, CA 91765

                                      Number of Shares
Name and Address                     Beneficially Owned             Percentage
- ----------------                     ------------------             ----------
Alan I. Goldman (12)                      10,000(13)                  nil
497 Ridgewood Avenue
Glen Ridge, NJ  07028

John C. Lawn (12)                         10,000(13)                  nil
c/o The Century Council
550 South Hope Street
Suite 1950
Los Angeles, CA  90071-2604

Peter M. Mark (12)                       567,600(13)                  1.6%
5531 Sugar Hill
Houston, TX 77056

Lee S. Rosen (12)                      1,478,648(14)                  4.1%
Donald & Co. Securities, Inc.
5200 Tower Center Circle
Boca Center, Suite 207
Boca Raton, FL 33486

All directors and                      3,107,748(3)(5)                8.4%
executive officers                        (13)(14)(15)
as a group (seven
persons)



- -------------------


(1) The percentages computed in this column of the table are based upon 35,337,335 shares of the USAT Common Stock outstanding on July 12, 1996 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1) under the Exchange Act, to shares issuable upon the exercise of USAT Common Stock purchase warrants and stock options which are currently exercisable or exercisable within 60 days of July 12, 1996.



(2) Mr. Stutman was elected Chairman of the Board and a director of USAT and designated as its Chief Executive Officer on April 18, 1996.



(3) The shares reported in the table include (a) 127,500 shares of the USAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 27, 1998 issued to him for his consulting services, (b) 105,500 shares of the USAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to him when the Common Stock purchase warrant to purchase 200,000 shares issued to RSA was divided among the RSA shareholders and (c) 474,750 shares of the USAT Common Stock issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 20, 1999 issued to him in exchange for his ownership interest in RSA.



(4) Ms. Masterson, a director of USAT, became its President and Chief Operating Officer effective May 13, 1996.



(5) The shares reported in the table reflect (a) 10,000 shares of the USAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to her as a director of USAT on the same basis as described in note (13) to the table and (b) 50,000 shares of the USAT Common Stock expiring May 12, 1999 issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant issued pursuant to Ms. Masterson's terms of employment, which 50,000 shares are the only shares as to which the warrant to purchase an aggregate of 600,000 shares is currently exercisable or exercisable within 60 days of July 12, 1996.



(6) Mr. Wolff was the Treasurer, Chief Financial Officer and Chief Accounting Officer of USAT until he resigned on July 3, 1996.



(7) The shares reported in the table include (a) 15,000 shares issuable upon the exercise at $1.06 per share of a Common Stock purchase warrant expiring September 30, 1996, (b) 10,000 shares issuable upon the exercise at $4.00 per share of a Common Stock purchase warrant expiring May 17, 1997 and (c) 80,000 shares issuable upon the exercise at $2.375 per share of a stock option expiring the later of (a) 30 days after the effective date of a post-effective amendment to a registration statement under the Securities Act relating to the underlying shares or (b) October 1, 1996.



(8) Mr. Witham was the Chairman, the President, the Chief Executive Officer and a director of USAT until April 18, 1996.



(9) The shares reported in the table include 180,000 shares issuable upon the exercise at $2.375 per share of a stock option expiring the later of (a) 30 days after the effective date of a post-effective date of a registration statement under the Securities Act relating to the underlying shares of the Common Stock or (b) August 29, 1996.



(10) Ms. Laustsen was an Executive Vice President and a director of USAT until April 18, 1996.

(11) The shares reported in the table include 100,000 shares issuable upon the exercise at $2.375 per share of a stock option expiring the later of (a) 30 days after the effective date of a post-effective date of a registration statement under the Securities Act relating to the underlying shares of the Common Stock or (b) August 29, 1996.



(12)  A director of USAT.



(13) The shares reported in this table include or reflect 10,000 shares of the USAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to the holder as a director of USAT who is not employed by USAT or any subsidiary thereof.



(14) The shares reported in the table include (a) 10,000 shares of the USAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to Mr. Rosen on the same basis as those described in note (13) to this table; (b) 400,000 shares of the USAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998; (c) 150,000 shares upon the exercise at $3.00 per share of a Common Stock purchase warrant expiring November 15, 2000; (d) 150,000 shares upon the exercise at $4.00 per share of a Common Stock purchase warrant expiring November 15, 2000; and (e) 300,000 shares of the USAT Common Stock issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring April 17, 1999 issued to Mr. Rosen as consideration for assisting in the exercise of Common Stock purchase warrants. The Common Stock purchase warrants described in (b), (c) and (d) were issued to Mr. Rosen as consideration for his services, including those related to the private placement consummated in February 1996. 50,000 of the shares subject to each of the warrants described in (c) and (d) may be forfeited if none of the Common Stock purchase warrants issued to the purchasers in such private placement are exercised and may be reduced in the number of shares which may be exercised pro rata to the exercise of the private placement warrants.



(15) The shares reported in the table include 10,000 shares issuable upon the exercise at $1.875 per share of a Common Stock purchase warrant expiring January 2, 1999 held by an executive officer of USAT.



      As indicated elsewhere in this Consent Solicitation Statement/Prospectus (see "Business of the Company-General"),

Good Ideas and U.S. Drug are the only subsidiaries of USAT which are not wholly-owned.


          As of July 12, 1996, no director or executive officer of USAT owned beneficially any shares of the Good Ideas Common Stock. USAT itself owns 2,400,000 of the 3,948,600 outstanding shares of the Good Ideas Common Stock or 60.8% thereof.



          The following table reports, as of July 12, 1996, the number of shares of the U.S. Drug Common Stock beneficially owned by a director or executive officer of USAT as of such date:



                                             Number of Shares

Name                                        Beneficially Owned    Percentage(1)
- ----                                        ------------------    -------------
Peter M. Mark                               15,500                       nil




- ------------------


(1) The percentage computed in this column of the table is based upon 5,221,900 shares of the U.S. Drug Common Stock outstanding on July 12, 1996. No effect is given, pursuant to Rule 13d-3(d)(1) under the Exchange Act, to shares issuable upon the exercise of U.S. Drug stock options and U.S. Drug Common Stock purchase warrants which are currently exercisable or exercisable within 60 days of July 12, 1996 because no director or executive officer of USAT owns such an option or warrant.



         USAT owns 3,500,000 shares of the 5,221,900 shares outstanding as of July 12, 1996 or 67.0% thereof.



                       GOOD IDEAS PRINCIPAL STOCKHOLDERS


         The following table sets forth, as of July 12, 1996, certain information with respect to (1) any person who beneficially owned more than 5% of the Good Ideas Common Stock, (2) each director of Good Ideas, (3) the Chief Executive Officer of Good Ideas who was the only executive officer of Good Ideas whose total annual salary and bonus exceeded $100,000 in fiscal 1996; and
(4) all directors and executive officers as a group. Each beneficial owner who is a natural person has advised Good Ideas that he or she has sole voting and investment power as to the shares of the Good Ideas Common Stock reported in the table. The table does not attribute beneficial ownership of USAT's shares to any person who is or was a director and/or executive officer of USAT.

                                    Number of Shares       Percentage of
Name and Address                    of Common Stock        Common Stock
Of Beneficial Owner                 Beneficially Owned     Beneficially Owned(1)
- -------------------                 ------------------     ------------------
U.S. Alcohol Testing
of America, Inc.                       2,400,000               60.8%
10410 Trademark Street
Rancho Cucamonga, CA 91730

William D. Robbins(2)                    200,000               5.1%
c/o Good Ideas
 Enterprises, Inc.
10410 Trademark Street
Rancho Cucamonga, CA 91730

Robert Stutman(3)                              0               -0-
450 Washington Street, Suite 302
Dedham, MA 02026

Linda H. Masterson(4)                          0               -0-
10410 Trademark Street
Rancho Cucamonga, CA 91730

Michael S. McCord(5)                      10,000               nil
2001 Kirby Drive
Suite 701
Houston, TX 77019

All directors and executive
officers as a group
 (5 persons)                             210,000               5.3%



- -------------------



(1) The percentages computed in this column of the table are based upon 3,948,680 shares of the Good Ideas Common Stock outstanding on July 12, 1996. No effect is given, pursuant to Rule 13d-3(d)(3)(i) under the Exchange Act, to shares issuable upon the exercise of Good Ideas stock options or Good Ideas Common Stock purchase warrants because no person owns either such an option or warrant.


(2)      Chief Executive Officer and a director of Good Ideas.


(3) Chairman of the Board and a director of Good Ideas and Chairman of the Board, Chief Executive Officer and a director of USAT.



(4) A director of Good Ideas and President, Chief Operating Officer and a director of USAT.



(5) A director of Good Ideas and a consultant to the USAT Board of Directors.

                            USAT MARKET INFORMATION

MARKET DATA


         Since January 2, 1992, the USAT Common Stock has traded on the American Stock Exchange ("AMEX") under the symbol "AAA." The following table sets forth the high and low sales prices for the shares of the Common Stock during the periods indicated:




FISCAL 1995
- -----------

         Quarter Ended                                High      Low
         -------------                                ----      ---
         June 30, 1994                                $2.5625   $1.75
         September 30, 1994                           $4.25     $2.1875
         December 31, 1994                            $5.625    $3.1875
         March 31, 1995                               $3.75     $1.875

FISCAL 1996
- -----------

         Quarter Ended
         -------------
         June 30, 1995                                $2.1875   $1.625
         September 30, 1995                           $2.9375   $1.875
         December 31, 1995                            $2.25     $1.875
         March 31, 1996                               $3.375    $1.8125



         On July 31, 1996, the closing sales price of the USAT Common Stock was $2.25 per share.


HOLDERS


         The holders of record of the USAT Common Stock on July 22, 1996 were 1,123, and USAT estimates, based on the number of proxies mailed in connection with the 1996 Annual Meeting of Stockholders, that it has approximately 8,200 stockholders, including holders in street name.


DIVIDENDS


         No dividends on the USAT Common Stock have been declared by USAT's Board of Directors through June 30, 1996 and, in view of the Company's cash requirements and history of operational losses, USAT's Board of Directors has no current intention to declare or pay dividends on the Common Stock in the foreseeable future. Dividends on the Class A Preferred Stock are payable semi-annually cumulative from December 17, 1990 and all dividends have been paid timely.

RECENT QUOTATIONS


         The following table sets forth the closing sales prices per share for the USAT Common Stock and the Good Ideas Common Stock, as reported by the American Stock Exchange and the Pacific Stock Exchange, respectfully, on February 5, 1996, the last full day on which these stocks were traded prior to the initial public announcement of the principal terms of the proposed Merger and on August __, 1996, the latest available date. See the section "Market Data" under this caption "USAT Market Information" and "Good Ideas Market Information-Market Data" for a historical comparison of market prices of the USAT Common Stock and the Good Ideas Common Stock, respectively.



                                              USAT                   Good Ideas
                                           Common Stock             Common Stock
                                           ------------             ------------
February 5, 1996                             $2.375                    $.375
August __, 1996




                         GOOD IDEAS MARKET INFORMATION

MARKET DATA

         The Good Ideas Common Stock is traded on the Pacific Stock Exchange under the symbol "KID." The quarterly high and low sales prices since Good Ideas' initial public offering on February 17, 1994 as reported by the Pacific Stock Exchange are set forth below for the periods indicated.



FISCAL 1995                                          HIGH           LOW
- -----------                                          ----           ---
         Quarter Ended
         -------------
         June 30, 1994                               $4.875         $3.625
         September 30, 1994                          $4.50          $1.875
         December 31, 1994                           $3.125         $1.50
         March 31, 1995                              $1.9375        $ .75


FISCAL 1996                                          HIGH           LOW
- -----------                                          ----           ---
         Quarter Ended
         -------------
         June 30, 1995                               $1.25          $.625
         September 30, 1995                          $.75           $.50
         December 31, 1995                           $.75           $.125
         March 31, 1996                              $.6875         $.25

         On July 31, 1996, the closing sales price of the Good Ideas Common Stock was $.375 per share.



EXCHANGE LISTING



         On November 18, 1995, the Pacific Stock Exchange advised Good Ideas that the share bid price of the Good Ideas Common Stock was below $1.00 per share, which does not meet the minimum Tier II listing maintenance requirement of the Pacific Stock Exchange, which requirement had become effective January 23, 1995. Good Ideas has been granted an extended compliance period, not to exceed six months from May 9, 1996, to demonstrate that the Good Ideas Common Stock is in compliance. Good Ideas management intends that, if the Merger is consummated, Good Ideas will withdraw its listing application with the Pacific Stock Exchange and deregister the Good Ideas Common Stock under Section 12(b) of the Exchange Act. In such event, the Good Ideas Minority Stockholders will thereafter be able to trade their shares of the USAT Common Stock on the American Stock Exchange. As an alternative to the Merger, the Good Ideas Board of Directors had reconsidered the possibility of effecting a reverse stock split of the Good Ideas Common Stock in an amount sufficient to increase the market value of the Good Ideas Common Stock to a level above the minimum requirement of the Pacific Stock Exchange. This approach has been previously rejected because the Board recognized that, unless Good Ideas reversed its adverse operational trends of declining revenues and increasing losses, as to which there can be no assurance, it was likely that, after the split, the market price would begin to decline and again reach a level not complying with the Pacific Stock Exchange's maintenance requirement. The Board also recognized that, if delisting occurred, the Good Ideas Common Stock would not meet the market price requirement for listing on the American Stock Exchange or reporting on the NASDAQ System and that, if the Good Ideas Common Stock was reported in the "pink sheets," it was unlikely that the Good Ideas Common Stock would rise in market value in such over-the-counter market in view of its operational problems. In view of the cut-back in operations of Good Ideas, if the Merger is rejected, there may be no alternative to avoid delisting.


HOLDERS


         As of June 30, 1996, there were 146 holders of record (including USAT) and approximately 1,100 beneficial holders of the Good Ideas Common Stock.


DIVIDENDS


         Good Ideas' Board of Directors has not declared any dividends on the Good Ideas Common Stock through June 30, 1996 and, in view of the continuing losses, the Board has no current intention to pay any such dividends.

                                USAT MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The following table contains information concerning the current directors and executive officers of USAT as of July 12, 1996:



Name                     Age        Position
- ----                     ---        --------
Robert Stutman           53         Chairman, Chief Executive Officer
                                    and a director

Linda H. Masterson       45         President, Chief Operating Officer
                                    and a director

Joseph Bradley           52         Treasurer, Acting Chief Financial Officer
                                    and Acting Chief Accounting Officer

Alan I. Goldman          59         Director

John C. Lawn             60         Director

Peter M. Mark            50         Director

Lee S. Rosen             41         Director




         A director will be generally elected for a classified term of three years or until his or her successor is elected and shall have qualified, which classification of directors was initiated at the Annual Meeting of Stockholders held on February 7, 1996. Each of the above directors other than Mr. Stutman (who was first elected on April 18, 1996) was first elected on September 26, 1996 and was re-elected at the Annual Meeting of Stockholders held on February 7, 1996, with Messrs. Goldman and Mark to serve for a two-year term and Messrs. Lawn and Rosen and Ms. Masterson to serve for a three-year term. Mr. Stutman will serve until the next Annual Meeting of Stockholders, at which time he will have to be designated to a class as a precondition to be nominated for reelection. At the Annual Meeting of Stockholders on February 7, 1996, James
C. Witham and Karen B. Laustsen were elected for a one-year term, but resigned on April 18, 1996. Each officer of USAT is elected by the Board of Directors to serve at the discretion of the directors. For information as to severance arrangements relating to two executive officers named in the table, see the section "Employment Agreements" under this caption "USAT Management".

BUSINESS HISTORY


         Robert Stutman was elected Chairman of the Board and a director of USAT on April 18, 1996 and designated as its Chief Executive Officer. For more than five years prior thereto, he has been serving as the President of RSA, a provider of corporate "Drug-Free Workplace" programs. Prior to forming RSA, he was Special Agent in charge of the New York office of the United States Drug Enforcement Administration (the "DEA"). He also currently serves as a special consultant in substance abuse for the CBS News Division. USAT acquired RSA on May 21, 1996. See "Business of the Company-Subsidiaries-ProActive Synergies, Inc./Robert Stutman & Associates, Inc."



         Linda H. Masterson has had substantial experience in marketing, sales and business development in the medical diagnostics, healthcare and biotechnology fields. On September 26, 1995, she was elected a director of USAT. Effective May 13, 1996, she became the President and Chief Operating Officer of USAT. Until such date, she was employed as the Executive Vice President of Cholestech, Inc., a start-up diagnostic company, for which she developed and restructured the company business strategy. In 1994, Ms. Masterson founded Masterson & Associates, a company of which she was the President and owner until she joined Cholestech, Inc. in ___________, ___, engaged in the business of providing advice to start-up companies, including the preparation of technology and market assessments and the preparation of strategic and five-year business plans for biotech, medical device, pharmaceutical and software applications companies. From 1992 to 1993, Ms. Masterson was employed as the Vice President of Marketing and Sales of BioStar, Inc., a start-up biotech company focused on the commercialization of a new detection technology applicable to both immunoassay and hybridization based systems. From 1989 to 1992, she was employed as Senior Vice President of Marketing, Sales and Business Development by Gen-Probe, Inc., a specialized genetic probe biotechnology company focused on infectious diseases, cancer and therapeutics. Prior to 1989, Ms. Masterson was employed for 12 years in various domestic and international marketing and sales positions at Johnson & Johnson, Inc., Baxter International Inc. and Warner Lambert Co. Ms. Masterson has a BS in Medical Technology from the University of Rhode Island, a MS in Microbiology/Biochemistry from the University of Maryland and attended the Executive Advanced Management Program at the Wharton School of Business at the University of Pennsylvania.



         Joseph Bradley was elected as the Treasurer of USAT effective July 3, 1996 and simultaneously designated as its Acting Chief Financial Officer and Chief Accounting Officer. He had previously been serving USAT as its Controller, joining USAT in _____________, 1995. Prior thereto, Mr. Bradley was Chief Financial Officer of Bocchi Laboratories, Inc., a contract manufacturer of personal care products, from __________ 1994 to ___________ 1995. He was Controller and Chief Financial Officer of Pacific Clay Products, Inc., a manufacturer of building products, from _________ 1991 to ___________ 1994. From 1979 to 1991, Mr. Bradley held several positions with Kimstock, Inc., a manufacturer of plumbing products, including Executive Vice President and Chief Operating Officer, Vice President-General Manager and Vice President-Finance. Previously, he held various financial positions at Cordon International Corporation, Atlantic Richfield Company and Tridair Industries, Inc. and was an auditor and consultant with the accounting firm of Arthur Andersen & Co. Mr. Bradley is a certified public accountant and earned a B.A. in Accounting and Business Economics from Claremont McKenna College and an M.B.A. from The Claremont Graduate School in 1990.


         The following persons were all elected as directors of USAT on September 26, 1995:


         Alan I. Goldman has had over 35 years of experience in corporate finance, investment banking, commercial banking and central banking. From February 1985 to the present, Alan I. Goldman has been engaged in investment banking and consulting on financial and management matters, specializing in mergers and acquisitions, private placements and business and organization consulting. From October 1986 to July 1990, he was a consultant to Goldmark Partners Ltd., an investment banking firm specializing in mergers and acquisitions. From June 1987 to March 1988, he was also the President of Goldmark Capital, Ltd., a private investment firm. From May 1975 to January 1985, Mr. Goldman held the position of Senior Vice President, Finance and Chief Financial Officer of Management Assistance Inc. ("MAI"), then a $450 million multinational computer manufacturing, marketing and maintenance company listed on the New York Stock Exchange. In January 1985, MAI discontinued its operations when it sold its Sorbus Service Division to a subsidiary of Bell Atlantic Corporation and its Basic Four Computer Division to a corporation now called MAI Systems, Inc. From June 1970 to May 1974, he was Vice President, Finance, Treasurer and Chief Financial Officer of Interway Corporation, then a New York Stock Exchange-listed, $200 million international company engaged in piggy-back trailer and containing leasing and fleet management and now a part of Transamerica Corporation. From 1969 to 1970, he was at Lehman Brothers where he participated in investment banking and corporate finance activities; from 1962 to 1969, he was at Bankers Trust Company, where he managed several offices; and from 1958 to 1962, he served in various positions at the Federal Reserve Bank of New York. Mr. Goldman currently serves as a director of Production Systems Acquisition Corporation, a public company in the production systems business.


         From December 8, 1994 to date, John C. Lawn has been serving as the Chairman and Chief Executive Officer of The Century

Council ("Century"), which is a national not-for-profit organization dedicated to fighting alcohol abuse which is supported by more than 800 concerned brewers, vintners, distillers and wholesalers. From 1990 to 1994, Mr. Lawn served as Vice President and Chief of Operations of the New York Yankees. From 1985 to 1990 he served as Chief Administrator at the DEA, having previously served as Deputy Administrator from 1982 to 1985, and was awarded the President's Medal, the highest honor for civilian service. Prior to joining the DEA, Mr. Lawn served with the Federal Bureau of Investigation from 1967 to 1982.


         In December 1994 Peter M. Mark formed Mark Energy Capital Group, Ltd. ("MECG"), a private investment group for which through a wholly-owned corporation he served as the General Partner from December 1994 to the present. The primary interest of MECG is to acquire proven producing oil and gas properties in the United States. In April 1981, he formed Mark Resources Corporation, a private oil and gas company whose operations were primarily located in the Appalachian Basin, and served as its President, its Chief Executive Officer and a director from April 1981 until December 1993 when it was sold to Lomak Petroleum, Inc. ("Lomak"). Mr. Mark then served as a director and the Vice Chairman of Lomak until December 1994 when he formed MECG. Between 1976 and 1991, Mr. Mark organized and managed 30 limited partnerships and numerous joint ventures which explored and developed approximately 700 wells for oil and gas.




         Lee S. Rosen has been a financial consultant with registered broker-dealer firms for the past six and a half years, as follows: He is currently employed by Donald & Co. Securities Inc., which firm he joined in July 1995. From April 1994 until June 1995, he was employed by Kidder Peabody & Co., Incorporated ("Kidder") or, after Kidder was acquired by PaineWebber Incorporated ("PaineWebber") in January 1995, by PaineWebber. Prior to working for Kidder, from April 1993 until April 1994, Mr. Rosen was employed by Shearson, Lehman, Hutton & Co., Inc. ("Shearson") or, after Shearson was acquired by Smith Barney, Inc. ("Smith Barney") in September 1993, by Smith Barney. From September 1991 until April 1993, he was employed by Raymond James & Associates, Inc. From February 1989 until September 1991, Mr. Rosen worked for A.G. Edwards, Co., Inc.

FAMILY RELATIONSHIPS

         There are no family relationships among the directors and executive officers of USAT.

SUMMARY COMPENSATION TABLE


         The following table sets forth the cash compensation and certain other components of the compensation of James C. Witham, the Chairman, President and Chief Executive Officer of USAT until April 18, 1996, and the only two other executive officers of USAT who received compensation in excess of $100,000 in fiscal 1996:




                                       Annual Compensation                Long Term Compensation
                               -------------------------------------      ----------------------
                                                              Other                      All
     Name and                                                 Annual       Securities    Other
     Principal                                                Compen-      Underlying    Compen-
     Position                  Year     Salary     Bonus      sation       Options        sation
     ---------                 ----     ------     -----      -------      ----------    -------
     James C. Witham (1)       1996    $412,500(2) $50,000     -               -            -
     Chairman, President and   1995    $301,154    $50,000     -           180,000(3)       -
     Chief Executive Officer   1994    $244,327    $50,000     -               -            -

     Gary S. Wolff (1)         1996    $203,077(2) $25,000     -               -            -
     Treasurer and Chief       1995    $160,615    $25,000     -            80,000 (3)      -
     Financial Officer         1994    $112,769    $25,000     -               -            -

     Karen B. Laustsen (1)     1996    $159,923(2) $25,000     -           100,000 (3)      -
     Executive Vice            1995    $120,461    $15,000     -           100,000 (3)      -
     President                 1994    $ 89,396    $25,000     -               -            -




(1) USAT had three-year employment agreements with these officers which were scheduled to terminate on December 31, 1996 and which provided minimum aggregate salaries for the three officers amounting to $638,000 per year plus reimbursement for related business expenses. On April 18, 1996, James C. Witham and Karen B. Laustsen resigned their officerships and directorships in USAT; however, they continued to serve USAT as employees until May 31, 1996. On July 3, 1996, Mr.
     Wolff resigned his officership in USAT. See the section "Employment Agreements" under this caption."



(2) The amounts shown in the table exceed the salary amounts shown below in the caption "Employment Agreements" as a result of March 1996 company-wide payments of several years of unused vacation accruals, of which $95,192.25, $33,846.20 and $32,999.98 was paid to Mr. Witham, Mr. Wolff and Ms. Laustsen, respectively.



(3) In August 1994, USAT granted non-qualified stock options expiring August 1, 2004 (the "USAT Options") under the 1990 Option Plan to purchase an aggregate of 450,000 shares of the USAT Common Stock as follows: James C. Witham 180,000 shares, Gary S. Wolff - 80,000 shares, Karen B. Laustsen - 100,000 shares, Glenn Bergenfield - 12,500 shares, William DiTuro - 12,500 shares, Michael J. Witham - 60,000 shares and George Berger - 5,000 shares. At the date of grant, all of the foregoing optionees were directors and/or officers of USAT. All of the USAT Options are exercisable at $2.375 per share. USAT terminated the 1990 Option Plan subsequent to the grants. All of the options, except for Mr. Bergenfield's which has been exercised, will expire on the later of (a) 30 days after the effective date of a post-effective amendment to a registration statement under the Securities Act relating to the underlying shares of the USAT Common Stock or (b) 90 days after (i) the optionee's employment terminated or terminates or (ii), if the optionee is not an employee, the directorship terminated.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1996
AND OPTION VALUES AT MARCH 31, 1996



         The following table sets forth certain information concerning stock option exercises by the three individuals named in the Summary Compensation Table during fiscal 1996. In addition, this table includes the number of shares covered by exercisable options as of March 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing market price of the USAT Common Stock at March 31, 1996.




==================================================================================================
                                                        Number of
                     Shares Acquired    Value           Unexercised           Value of Unexercised
                     On Exercise        Realized        Options               In-The-Money Options
Name                                                    March 31, 1996        At March 31, 1996
- --------------------------------------------------------------------------------------------------
James C. Witham       - 0 -              - 0 -            677,500                 $1,197,388
- --------------------------------------------------------------------------------------------------
Gary S. Wolff         - 0 -              - 0 -            105,000                 $  114,688
- --------------------------------------------------------------------------------------------------
Karen B. Laustsen     - 0 -              - 0 -            235,000                 $  376,075
==================================================================================================



OTHER COMPENSATION



         USAT currently has no pension plan in effect and has no stock option plan, restricted stock plan, stock appreciation rights nor any other long-term incentive plan under which grants or awards may be made in fiscal 1997 or thereafter. The Board is, however, considering adoption of a stock option plan for directors, officers and key employees of the Company.


EMPLOYMENT AGREEMENTS


         USAT had entered into employment agreements (the "Employment Agreements") with each of James C. Witham, Karen B. Laustsen and Gary S. Wolff providing for a three-year term commencing January 1, 1994 and terminating December 31, 1996. On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their directorships and officerships, but agreed to continue to serve USAT as employees until May 31, 1996. Mr. Wolff resigned as the Treasurer, the Chief Financial Officer and the Chief Accounting Officer of USAT, Good Ideas and U.S. Drug and as a director of Good Ideas and U.S. Drug on July 3, 1996. As a result of these resignations, the Employment Agreements terminated on May 31, 1996 as to Mr. Witham and Ms. Laustsen and on July 3, 1996 as to Mr. Wolff, except that USAT made a $25,000 severance payment to Mr. Wolff and is continuing medical benefits for the three former executive officers until December 31, 1996, the original expiration date of the Employment Agreements. Mr. Wolff is, however, continuing to assist USAT in its efforts to sell the stock or assets of Good Ideas. See "The Merger and Related Matters-Fairness Opinion."



         Pursuant to his Employment Agreement, Mr. Witham was employed as the President and Chief Executive Officer of USAT at an annual base salary of $330,000. Pursuant to her Employment Agreement, Ms. Laustsen was employed as an Executive Vice President at an annual base salary of $132,000. Pursuant to his Employment Agreement, Mr. Wolff was employed as the Treasurer and Chief Financial Officer at an annual base salary of $176,000 per year. Each of such salaries reflected a 10% increase effective July 1, 1995, which increase was the first in 18 months. Mr. Witham and Ms. Laustsen were each required to devote substantially all of his or her time to the business of USAT, while Mr. Wolff was only required to devote a majority of his time.



         The Employment Agreements contained standard provisions for participation by the executive in USAT's benefit programs, whether relating to the USAT Common Stock, bonuses or medical, life and disability insurance or otherwise. Mr. Witham and Ms. Laustsen were each provided with a company car, which have been returned to USAT. The Employment Agreements also provided for termination in the event of disability for six or more consecutive months and termination "for cause" which means conviction for embezzlement, theft or other criminal act constituting a felony or failure to comply with the terms and conditions of the Agreement if such breach is not cured within seven days after written notice is given to the executive by the Board of Directors.



         Michael J. Witham, who is the son of James C. Witham and who was the Vice President of Manufacturing of USAT, had an employment agreement similar to the Employment Agreements providing for an annual base salary of $115,500. Effective September 26, 1995, Michael J. Witham agreed to terminate his employment agreement in consideration of a payment to him of $50,000 and an assignment to him of a company car. He resigned as an executive officer of USAT, as a director of U.S. Drug and no longer serves the Company in any capacity.



         Effective April 18, 1996, Robert Stutman, the President and a principal shareholder of RSA, became the Chief Executive Officer of USAT. Mr. Stutman's annual base salary is $225,000. He will receive a cash bonus of $100,000 if the Company breaks even or is profitable in fiscal 1997 and an additional $150,000 if the Company has net earnings of $2,000,040 in fiscal 1997. Cash bonuses will be discretionary in subsequent years. He will also receive a one-time cash bonus of $50,000 upon ProActive satisfying certain performance standards. In the event that Mr.

Stutman is terminated without cause (as defined) during the first three years that he is employed by USAT, he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had Mr. Stutman not been terminated and had he been employed by USAT for a period of three years.



         Effective May 13, 1996, Linda H. Masterson, a member of USAT's Board of Directors, was employed as the President and Chief Operating Officer of USAT. Ms. Masterson's annual base salary is $175,000. Ms. Masterson was granted a Common Stock purchase warrant to purchase 600,000 shares of the USAT Common Stock. If USAT adopts a stock option plan, then the Common Stock purchase warrant will be converted to a stock option subject to such plan. In either case, the exercise price is $3.125 per share and the option or warrant became exercisable over a four-year period as follows: 50,000 shares upon commencement of the term of employment (i.e., May 13, 1996), 100,000 shares at the end of the first year, 150,000 shares at the end of the second year, 150,000 shares at the end of the third year and 150,000 shares at the end of the fourth year. The expiration dates of the stock option will be in accordance with the terms of the stock option plan and the expiration dates of the warrant will be four years from the respective dates on which the warrant becomes exercisable. A discretionary cash and/or stock bonus may be paid commencing with the fiscal year after the fiscal year in which the Company first has positive earnings. A bonus in the form of stock options pursuant to an employee stock option plan or warrants, if no such plan is adopted, shall be granted in respect of fiscal 1997 as follows: 33,000 shares if the Company breaks even in fiscal 1997 and an additional 50,000 shares if the Company has net earnings of $2,000,040 for fiscal 1997. In the event that Ms. Masterson is terminated without cause (as defined), she shall be paid severance equal to her annual base salary.



         No employment agreements will be executed with Mr. Stutman or Ms. Masterson, however, written agreements have been prepared evidencing the severance provisions and are filed as exhibits to the registration statement.


DIRECTORS' COMPENSATION


         Prior to the change on September 26, 1995 in the composition of the Board (see "Summary-Recent Developments"), directors of USAT who were not employees were eligible to receive 10,000 shares of the USAT Common Stock in the current fiscal year, in addition to being reimbursed for their travel and other expenses. On September 26, 1995, 10,000 shares of the USAT Common Stock were allocated to each of Glenn Bergenfield and William DiTuro, then directors, on September 26, 1995.

         On November 16, 1995, as modified on December 11, 1995, the Board approved the following compensation arrangements for directors who are not employees of the Company: (1) each year the director will receive a USAT Common Stock purchase warrant to purchase 10,000 shares of the USAT Common Stock exercisable at the closing sales price on the date of grant (USAT Common Stock purchase warrants were granted to five directors (i.e., Alan I. Goldman, John
C. Lawn, Peter M. Mark, Linda H. Masterson and Lee S. Rosen to purchase an aggregate of 50,000 shares at $1.9375, the closing sales price on November 16,
1995); (2) an annual payment of $10,000 and (3) a quarterly payment of $2,500 provided that the director attends at least 75% of the meetings during the year. The Board also authorized an annual payment of $1,000 for a director serving as the Chairman of a Board committee and $500 for serving as a member of a Board committee. The Board approved the following compensation for all directors: the issuance of a Common Stock purchase warrant to purchase 10,000 shares of the USAT Common Stock at an exercise price for each share equal to the closing sales price as reported on each anniversary date of November 16, 1995 for each $1.00 rise over the closing sales price of the USAT Common Stock on November 16th of each year (which would be $1.9375 for November 16, 1995), the rise to be calculated on the basis of the average of the closing sales prices during the 90-day period preceding the 30th day after the date on which the results of operations for the fiscal year are announced either through a press release or the filing of the Annual Report on Form 10-K under Section 13 of the Exchange Act. Based on the fact that the results of operations for fiscal 1996 were reported in a press release dated June 14, 1996, each of the current directors will not receive a Common Stock purchase warrant in 1996 because the average sales price during the 90 calendar days prior to July 14, 1996 was $2.9308 per share or less than a $1.00 rise over $1.9375 per share.


CERTAIN TRANSACTIONS





         On October 12, 1995, the Board of Directors appointed Michael S. McCord, a stockholder of USAT (as of March 31, 1996, he beneficially owned 403,808 shares of the Common Stock) and a former member of the Committee, as a consultant to USAT to serve at the discretion of the Board. For such services he was granted on November 16, 1995 a Common Stock purchase warrant to purchase 10,000 shares of the Common Stock at $1.9375, the closing sales price on the date of grant. He is also to receive an annual payment of $10,000 in quarterly installments of $2,500 assuming he is still rendering services as a consultant.



         In February 1996, Lee S. Rosen, a director of USAT, received (1) $100,000 and (2)(a) a Common Stock purchase warrant expiring November 15, 1998 to purchase 400,000 shares of the USAT Common Stock at $1.9375 per share, (b) a Common Stock purchase warrant expiring November 15, 2000 to purchase 150,000 shares of the USAT

Common Stock at $3.00 per share and (c) a Common Stock purchase warrant to purchase 150,000 shares of the USAT Common Stock at $4.00 per share for services performed in connection with USAT's offering of 2,000,000 shares of the USAT Common Stock pursuant to Regulation D of the Securities Act. The latter two warrants can only be exercised as to 50,000 shares of the USAT Common Stock subject thereto in proportion to the shares issued upon the exercise of Common Stock purchase warrants expiring December 17, 1999 to purchase 2,000,000 shares of the USAT Common Stock at $2.00 per share issued to the purchasers in such prior placement. During May and June 1996, Mr. Rosen was paid an additional $400,000 for services rendered to USAT in connection with the exercise of outstanding Common Stock purchase warrants to purchase shares of the USAT Common Stock. The payments to Mr. Rosen have been charged to Additional Paid-In Capital. Mr. Rosen also received a Common Stock purchase warrant expiring April 17, 1999 to purchase 300,000 shares of the USAT Common Stock at $3.125 per share.




                             GOOD IDEAS MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS



         The following table contains certain information relating to the directors and executive officers of Good Ideas as of July 12, 1996:



Name                              Age              Position
- ----                              ---              --------
Robert Stutman                    53               Chairman of the Board

William D. Robbins                46               Chief Executive Officer and
                                                   Director

Joseph Bradley                    52               Treasurer and Acting Chief
                                                   Financial Officer and Acting
                                                   Chief Accounting Officer

Linda H. Masterson                45               Director

Michael S. McCord                 53               Director



         The Certificate of Incorporation of Good Ideas provides for the division of the Board of Directors into three classes, each class serving for a period of three years. The foregoing notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. If a vacancy is created in any class, the Board may elect a director who will serve until the next Annual Meeting of Stockholders at which time he or she, if the director is to be reelected, must be designated to a class. Of the directors named above, Mr. Robbins' term is scheduled to expire with the Annual Meeting of Stockholders in 1997. Messrs. McCord and Stutman and Ms. Masterson were elected by the Board on May 31, 1996 and, accordingly, must be designated to a class if they stand for reelection at the next Annual Meeting of Stockholders, which will not be held if the Merger is consummated.



         Glenn A. Bergenfield and William DiTuro, who were elected by stockholders to serve until the Annual Meeting of Stockholders in 1995, resigned as directors on November 16, 1995. Karen B. Laustsen, James C. Witham and Gary S. Wolff, who were elected by stockholders to serve until the Annual Meeting of Stockholders in 1996, resigned as directors on May 28, 1996, May 31, 1996 and July 3, 1996, respectively. Michael J. Witham, who was elected to serve until the Annual Meeting of Stockholders in 1997, resigned on September 26, 1995.



         Each officer of Good Ideas is elected by the Board and serves at the discretion of the Board until his or her successor is elected and qualifies or until he or she resigns, becomes disqualified or disabled, or is otherwise removed.



BUSINESS HISTORY



         For the business history of Messrs. Stutman and Bradley and Ms. Masterson, see "USAT Management-Business History."



         William D. Robbins, a co-founder of Good Ideas Texas, has served as Chief Executive Officer and a director of Good Ideas or its predecessor Good Ideas Texas since the latter's inception in December 1987. From September 1986 to December 1987, Mr. Robbins was employed by LJN Toy Company. Prior to September 1986, Mr. Robbins was employed by Toys R Us for 18 years, most recently as General Merchandising Manager of Imports and Director of Product Development.



         Michael S. McCord is the owner of McCord Investments, a sole proprietorship formed in 1980 which primarily invests in various capital markets. Mr. McCord is also a stockholder, director and officer of McCord Brothers, Inc. and a partner of McCord Brothers Partnership, a privately-owned company and partnership, respectively, each of which invests in oil, gas and real estate properties. From 1974 to 1980, Mr. McCord served as Financial Vice President of the Wedge Group, a privately held holding company which acquired and held control of international multi-industry (including agricultural, construction, energy, manufacturing and service) companies with aggregate revenues in excess of $1 billion. Mr. McCord was elected as a director of Good Ideas on May 31, 1996. He is also a stockholder of Good Ideas, a stockholder and, since May 31, 1996, a director of U.S.

Drug, and a stockholder of USAT and a consultant to its Board of Directors.



FAMILY RELATIONSHIPS



         There are no family relationships among the directors and executive officers of the Company.



SUMMARY COMPENSATION TABLE



         The following table sets forth certain information as to the sole executive office of Good Ideas (who was the Chief Executive Officer) who cash compensation exceeded $100,000 in fiscal 1996.




                                     Annual Compensation                 Long Term Compensation
                          ----------------------------------------    ---------------------------
                                                         Other        Securities
Name and Principal                                       Annual       Underlying      All Other
Position                  Year     Salary     Bonus   Compensation    Options        Compensation
- ------------------        ----     ------     -----   ------------    ----------     ------------
William D. Robbins        1996     $160,000    -           -             -                -
Chief Executive Officer   1995     $160,615    -           -             -                -
                          1994     $158,077   $20,000      -             -                -



STOCK OPTIONS



         In December 1993, the Board of Directors approved a stock option/stock issuance plan which covered 500,000 shares of the Good Ideas Common Stock. The options (i.e., the Good Ideas Options) were to be granted at an exercise price of not less than 85% of the fair market value of a share of the Good Ideas Common Stock on the date of grant and were to have terms not to exceed ten years. On December 1993, Options expiring December 17, 2003 to purchase an aggregate of 37,500 shares of the Good Ideas Common Stock at $4.40 per share were granted to the then five directors. Options to purchase 7,500 shares each granted to Glenn A. Bergenfield and William DiTuro, who resigned as directors on November 16, 1995, terminated on February 16, 1996. Options to purchase 7,500 shares each granted to Karen B. Laustsen, James C. Witham and Gary S. Wolff, who resigned as directors on May 28, 1996, May 31, 1996 and July 3, 1996, respectively, will terminate on August 26, 1996, August 29, 1996 and October 1, 1996, respectively. However, they have all agreed to terminate the Good Ideas Options if the Merger is approved by the Good Ideas Minority Stockholders.



OTHER COMPENSATION



         Good Ideas currently has no pension plan in effect and has in effect no stock option plan, no restricted stock plan, no stock appreciation rights nor any other long-term incentive plan under which grants or allocations may be made in fiscal 1997 or thereafter.

DIRECTOR COMPENSATION



         Good Ideas previously paid each director who is not a compensated officer of Good Ideas $1,000 for each Board meeting attended, plus reimbursement of reasonable out-of-pocket expenses. This policy has been suspended as part of the cost reduction actions.



EMPLOYMENT CONTRACTS



         Messrs. William D. Robbins and Richard Snyder entered into employment agreements with Good Ideas, which provide for terms from January 1, 1994 to December 31, 1996 and from June 1, 1995 to May 31, 1997, respectively.
Pursuant to these agreements, Mr. Robbins is employed as Chief Executive Officer and Mr. Snyder was employed as Chief Operating Officer and President. Under the agreements, the Company agreed to pay Mr. Robbins and Mr. Snyder a base annual salary of $160,000 and $110,000, respectively. Such base salaries may be increased at the discretion of the Board of Directors. Mr. Robbins' employment agreement further provides that Mr. Robbins will receive bonuses at the discretion of the Board of Directors. Mr. Snyder's employment agreement provides for a performance bonus equal to 2% of the increase in gross revenues over the prior 12-month period first payable after May 31, 1996. In September 1995, Mr. Snyder was transferred, with his full consent, to USRR upon the same terms and conditions as his former employment with Good Ideas.



         In December 1993 and April 1994, William Rodish and Jody Harding entered into employment agreements with Good Ideas, which provide for three-year terms from January 1, 1994 to December 31, 1996 and from April 1, 1994 to March 31, 1997, respectively, at base annual salaries of $60,000 and $55,000, respectively. On October 13, 1995, Mr. Rodish resigned as the Vice President of Marketing of Good Ideas. Mr. Rodish's employment contract was terminated with no further financial obligation on Good Ideas's part. In April 1996, Ms. Harding resigned as the Controller and the Secretary of Good Ideas. Ms. Harding's employment contract was terminated and Good Ideas has provided a $10,000 severance payment to Ms. Harding.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



         For information as to transactions with USAT, the holder of 60.8% of the outstanding shares of the Good Ideas Common Stock, see "Material Contacts of USAT with Good Ideas." For information as to Mr. McCord's consulting arrangement with USAT, see "USAT Management-Certain Transactions." For information as to the relationship of Mr. Stutman and Ms. Masterson to USAT, see the sections "Directors and Executive Officers" and "Employment Agreements" under the caption "USAT Management" and also with respect to Mr. Stutman, see "Business of the Company-Subsidiaries-ProActive Synergies, Inc./Robert Stutman & Associates, Inc."

                    THE COMPANY'S SELECTED FINANCIAL DATA


         The following tables set forth selected financial data of the Company for the five fiscal years ended March 31, 1996. This selected financial data should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and related notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus.





                                                                       For the Years Ended March 31,
                                                -----------------------------------------------------------------------
                                                 1996          1995              1994             1993              1992
                                                 ----          ----              ----             ----              ----
Selected Consolidated Income Statement Data:
- -------------------------------------------

Continuing Operations:
     Sales - Net                             $1,165,661     $1,695,215        $  442,728       $  611,739        $  688,412
                                             ----------     ----------        ----------       ----------        ----------
   Costs and Expenses:
     Costs of Sales (Exclusive of
     Depreciation Shown Below                 1,208,726      1,397,034           389,830          464,103           545,594
   Selling, General & Administrative
     Exp. (Exclusive of Depreciation
     Shown Below)                             5,720,592      5,284,405         3,759,858        4,647,943         2,549,367
   Research & Development                     1,005,832      1,248,962           947,811        1,067,381           156,817
   Interest                                      81,450         46,069             1,534           24,116            73,311
   Depreciation and Amortization              1,017,534        695,367           380,676          191,414            61,907
   Loss from Settlement of Class
     Action Litigation                             -              -            4,600,000             -                 -
   Loss from Settlement of Litigation         1,137,914           -               50,000          652,625           582,338
   Buy-out of Consulting Agreement                 -              -                 -                -              400,000
                                             ----------      ---------        ----------        ---------         ---------

Total Cost and Expenses                      10,172,048      8,671,837        10,129,709        7,047,582         4,369,334
                                             ----------      ---------        ----------        ---------         ---------

Loss from Operations                         (9,006,387)    (6,976,622)       (9,686,981)      (6,435,843)       (3,680,922)

Other Income
   (Expense) - Net                              408,876       (499,137)         (473,241)      (1,187,772)          137,770
                                             ----------      ---------         ---------        ---------         ---------

Loss Before Minority
   Interest in Net Loss (Income)
   of Subsidiary                             (8,597,511)    (7,475,759)      (10,160,222)      (7,623,615)       (3,543,152)
Minority Interest in
   Net Loss (Income) of Subsidiary              541,466        769,632           464,083         (360,477)           53,128
                                              ---------      ---------        ----------        ---------         ---------

Loss from Continuing Operations              (8,056,045)    (6,706,127)       (9,696,139)      (7,623,615)       (3,490,024)
                                              ---------      ---------        ----------        ---------         ---------

                                                                       For the Years Ended March 31,
                                                -----------------------------------------------------------------------
                                                 1996          1995              1994             1993              1992
                                                 ----          ----              ----             ----              ----
Discontinued Operations:
Loss from Discontinued Operations
   before Minority Interest,
   Net of Subsidiary Preferred
   Stock Dividends Paid                      (1,545,457)      (857,575)         (242,451)         (173,118)            -
Minority Interest, Net of
   Subsidiary Preferred Stock
   Dividends Paid                               467,183        327,306          (127,445)         (200,520)            -

Loss on Disposal, Net of
   Minority Interest of $143,671             (1,326,267)          -                 -                 -                -
Loss on Discontinued Operations              (2,404,541)      (530,296)         (369,896)         (373,638)            -
                                           ------------    -----------      ------------      ------------      -----------

Net Loss                                   ($10,460,586)   ($7,236,396)     ($10,066,035)      ($7,997,253)     ($3,490,024)
                                           ============    ===========      ============      ============      ============

Loss Applicable to
   Common Stock:
Net Loss                                   ($10,460,586)   ($7,236,396)     ($10,066,035)      ($7,997,253)     ($3,490,024)

Preferred Stock
   Dividend-Class "A"                           (28,810)       (39,179)          (26,358)          (39,992)        (199,362)

Preferred Stock
   Dividend-Class "B"                              -            (2,425)          (13,826)         (331,767)        (227,083)
                                           ------------    -----------      ------------      ------------      -----------

Loss Applicable to
   Common Stock                            ($10,489,396)   ($7,278,000)     ($10,106,219)      ($8,369,012)     ($3,916,469)
                                           ============    ===========      ============      ============      ===========

Per Common Share (1):
Loss from Continuing
   Operations                              ($       .27)   ($      .26)     ($       .44)     ($       .65)     ($      .66)
Loss from Discontinued
   Operations                              ($       .08)   ($      .02)     ($       .02)     ($       .03)            -
                                           ------------    -----------      ------------      ------------      -----------

Net Loss                                   ($       .35)   ($      .28)     ($       .46)     ($       .68)     ($      .66)
                                           ============    ===========      ============      ============      ===========

Weighted Average
   Common Shares Outstanding                 29,834,502     25,691,674        22,027,068        12,317,743        5,938,747
                                           ============    ===========      ============      ============      ===========


(1) Adjusted to reflect all common stock splits.


Selected Consolidated Balance Sheet Data:
- ----------------------------------------



                                                                             As of March 31
                                           --------------------------------------------------------------------------------
                                               1996          1995              1994             1993              1992
                                               ----          ----              ----             ----              ----

Working Capital                             $1,685,583     $ 4,634,665       $ 7,489,655       $3,172,817       $11,778,216
                                            ==========     ===========       ===========       ==========       ===========

Total Assets                                $6,952,284     $14,097,548       $16,848,773       $6,300,602       $12,904,801
                                            ==========     ===========       ===========       ==========       ===========

Long-Term Debt
   Less Current Portion                     $   42,962     $    79,008       $    81,521       $    2,886       $      -
                                            ==========     ===========       ===========       ==========       ===========

Minority Interest                           $1,478,508     $ 2,723,502       $ 3,705,120       $3,676,068       $ 4,090,109
                                            ==========     ===========       ===========       ==========       ===========

Shareholders' Equity                        $4,032,330     $ 7,693,942       $ 6,844,375       $1,482,943       $ 8,301,977
                                            ==========     ===========       ===========       ==========       ===========

               THE COMPANY'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



EFFECT OF U.S. DRUG MERGER



         During May 1996, USAT filed the U.S. Drug Registration Statement to register shares of the USAT Common Stock to be issued to the minority stockholders of U.S. Drug upon consummation of a proposed merger of U.S. Drug with and into a wholly-owned subsidiary of USAT. The effects of the proposed merger (i.e., the U.S. Drug Merger) are discussed below.



         If the U.S. Drug Merger is consummated, USAT will have to invest at least $4,500,000 to $5,000,000 in the drug testing operations during the next two years in order to complete the development of the drug testing products. The foregoing estimate does not reflect an additional $2,000,000 to $2,500,000 required for manufacturing line start-up expenses. In June 1996, USAT repaid its loan from U.S. Drug of $282,000 and loaned U.S. Drug $500,000, which indebtedness is due December 31, 1996. Because no revenues from sales are currently expected from the drug testing operations for at least 20 to 30 months, assuming that U.S. Drug Acquisition Corp., as the successor to U.S. Drug by merger, meets the current product development schedule, as to which there can be no assurance, the drug testing operations will operate at a loss for at least the next two fiscal years, requiring the Company to seek to generate revenues from the combined RSA/ProActive business and from its alcohol testing operation, assuming that the sale of Good Ideas is effected. Although USAT management is optimistic about the Company achieving a significant amount of revenues from the alcohol testing and the combined RSA/ProActive operations, there can be no assurance that management's expectations will be achieved and in the time frame that management contemplates. Management believes that the combined RSA/ProActive operations can also increase the revenues from the alcohol testing products and, when its products are developed and marketable, those of the drug testing subsidiary. Although the sale of the rubber recycling operation and the desired sale of the toy operation, as to which there can be no assurance that the latter sale will be consummated or, if sold, as to when and for what purchase price the sale will be effected, will eliminate a substantial portion of the Company's operating losses, such sales will also substantially reduce the Company's revenues (the toy and rubber recycling operations constituted 79.9% of the Company's revenues in fiscal 1995 and 67.3% in fiscal 1996). Accordingly, in order to meet the Company's cash requirements, particularly those relating to its drug testing operation, the Company must develop new sources of revenues - as to which the combined RSA/ProActive operation is the most likely source, seek additional financing and/or secure additional exercises of outstanding USAT Common

Stock purchase warrants and stock options. There can be no assurance that any of these sources of cash will produce sufficient amounts required for the Company's operations, including U.S. Drug's, although USAT management believes, as discussed below under "Liquidity and Capital Resources," that, as the result of the private placement completed in February 1996, the recent and anticipated future exercises of USAT Common Stock purchase warrants and other potential sources of funds, the Company expects to meet its cash requirements for at least the next 12 months. There can be, of course, no assurance that management's expectations will be realized.



         If the U.S. Drug Merger is not effected, an infusion of equity will be necessary for U.S. Drug to maintain its listing of the U.S. Drug Common Stock on the Pacific Stock Exchange because U.S. Drug, based on its balance sheet as of March 31, 1996, did not meet such Exchange's assets and stockholders' equity maintenance requirements. Similarly, U.S. Drug would not meet the entry requirements of the American Stock Exchange or the NASDAQ System. Even if the current maintenance problem is resolved by an infusion of equity, because of the anticipated continuing losses, U.S. Drug will probably have the same compliance problem for at least 20 to 30 months (i.e., the necessity to infuse capital to offset operational losses). Any delisting from the Pacific Stock Exchange and inability to list on another exchange or the NASDAQ System will adversely affect U.S. Drug's ability to raise additional equity financing. In such event, the burden to seek financing for the drug testing operation would fall solely on USAT, which owns 67.0% of U.S. Drug and holds the license to the USN technology.


EFFECT OF MERGER


         During April 1996, USAT filed the Good Ideas Registration Statement to register shares of the USAT Common Stock to be issued to the Good Ideas Minority Stockholders upon consummation of a proposed merger of a wholly-owned subsidiary of USAT with and into Good Ideas. The effects of the proposed merger (i.e., the Merger) are discussed below.



         Management believes that, during the past three years, manufacturers in the toy industry have faced the problem that distributors or retailers have been requesting that the manufacturers maintain the inventory, thereby increasing manufacturers' expenses, and have been minimizing the number of vendors which sell to them, which has the effect of squeezing out the smaller companies like Good Ideas with their limited product lines. Because of these problems which management believes are characteristic of the toy industry generally and Good Ideas' declining sales and increasing losses, the USAT Board of Directors concluded on February 26, 1996 that Good Ideas was not likely to reverse the trend of increasing losses during the next

12 months. The Board believed that, whether or not the Merger was consummated, the only way to improve operational results was to secure new toy products, whether through licensing arrangements or otherwise; however, this type of program, even if successful, as to which there can be no assurance, would require substantial cash investments, which is contrary to the Board's conclusion that the Company's best opportunity at maximizing revenues and securing profitability was by concentrating on its alcohol and drug testing and human resource provider operations as its core businesses. Accordingly, on February 26, 1996, the USAT Board authorized seeking a purchaser for Good Ideas. In addition, the USAT Board suspended management fees to USAT retroactive to January 1, 1996. The Board, believes that, pending receipt of an acceptable offer, as to which there can be no assurance, Good Ideas' cash resources and expected cash flow from operations, coupled with its cost reduction actions (such as not renewing the lease for office and reducing its warehouse facilities), will be sufficient to meet Good Ideas' cash requirements for the next 12 months if such time is required to sell or liquidate. However, there can be no assurance that additional funds may not be required. The USAT Board believes that liquidation of Good Ideas by no later than December 31, 1996 would be preferable than investing at that time substantial additional funds in Good Ideas, other than repaying USAT's indebtedness to Good Ideas due December 31, 1996. The Merger would terminate USAT's obligation to make such repayment.



         If the Merger is not consummated, the Good Ideas Board could consider whether the expenditure of funds to secure new products was preferable to a sale or liquidation. However, for the reasons set forth in the preceding paragraph, the answer will probably be in the negative.


LIQUIDITY AND CAPITAL RESOURCES


         Although the Company has a history of operating losses through March 31, 1996, management believes that the Company will have the cash resources available to meet all of its operating requirements for the ensuing 12 months. Management bases its belief on the following:



Discontinued Businesses. Good Ideas and USRR have produced significant operating losses over the last several years. Both operations were treated as discontinued operations in the financial statements for fiscal 1996. USRR was sold April 30, 1996. Good Ideas' operations have been substantially suspended and the Company is seeking a buyer for its assets. If no satisfactory offers are received, the operation will be liquidated prior to December 31, 1996.



Nonrecurring Losses. Fiscal 1996 included $1,137,914 in losses from the settlement of litigation. Management is not aware of any litigation or claims which would cause this type of loss to recur in fiscal 1997, although there can be no assurance that such claims will not arise.



Operational Sources. Management believes that cash flow from operations will be increased in fiscal 1997 through the addition of the RSA revenues and by developing the ProActive human resource business, neither of which were significant contributors in fiscal 1996. Management also believes that increased emphasis can be made on selling its Mobile Alcohol Collection System ("MACS") and Alco-Breath Tubes ("ABT") for use in industrial companies and thereby increase the revenues in the alcohol testing operation. By unifying its sales force to sell both the RSA/ProActive "product" and these alcohol testing products and changing the marketing emphasis, management believes that increased revenues can be developed in fiscal 1997. If the feasibility study as to saliva based testing product currently being conducted by U.S. Drug indicates further development is desirable, the Company can seek to have a major pharmaceutical or other company help in the development program, which would reduce current expenditures, but would also reduce future revenues to the extent marketing rights are demanded by such "development partner." To the extent that the feasibility study indicates insurmountable problems with respect to further development, then the anticipated further research and development expenses can be avoided. There can be no assurance that the Company's operational programs will produce an increased cash flow from operations or, if it does, when such result will be achieved.



         Management will also continue to emphasize the cost reduction programs previously instituted.



Equity Sources. From December 1995 to February 1996, USAT completed a private placement of USAT Common Stock pursuant to Regulation D under the Securities Act in which it realized gross proceeds of $3,750,000. Because of USAT's past history of successfully raising funds privately, management believes that this source can be "tapped" in the future if required; however, management would prefer not to use this method of financing because of the substantial dilution to current stockholders which it causes and because, absent a stockholder authorization of additional shares, the number of unreserved shares of the USAT Common Stock is currently limited. There can be, of course, no assurance that USAT will be able to consummate any future financings on a timely and favorable basis in the amount necessary to meet the Company's cash requirements should any such financing be necessary. USAT completed a private placement pursuant to Regulation D under the Securities Act in February 1996 in which it realized gross proceeds of $3,750,000. There can be, of course, no assurance that the Company will be able to consummate any future financings on a timely and favorable basis in the amount necessary to meet the Company's cash requirements should any such financing be required.


Exercise of Warrants and Options. Between April 1, 1996 and June 14, 1996, warrants and options were exercised to purchase 2,353,449 shares of the USAT Common Stock generating $4,242,000 in cash. Outstanding unexercised USAT Common Stock purchase warrants as of June 14, 1996 could generate approximately $15,348,000 of new capital to the Company. The expiration dates for many USAT Common Stock purchase warrants, previously extended for one year in August 1994, were extended for an additional year on June 26, 1995 and, accordingly,
expire on various dates from September 1996 through December 2001.   However,
USAT will have to update or file registration statements under the Securities Act to make these exercises more attractive to the holders. Outstanding stock options granted to officers and directors of USAT in August 1994, at an exercise price of $2.375, could generate proceeds of approximately $1,040,000 if exercised. These stock options expire on the later of (1) 30 days after the effective date of a registration statement relating to the underlying shares or
(2) various dates, the last of which is October 1, 1996. There can be, of course, no assurance that any of the remaining warrants or options will be exercised.



         In the event that the Company is unable to generate sufficient cash flow from operations or from sources other than those described above (which event, in management's opinion, is not likely to occur based upon past experience; however, there can be no assurance that management will be successful in any future financing efforts), then the Company may have to provide for additional reductions in operating costs, thereby not only resulting in less cash from operations currently, but also delaying future revenue growth. In such event the market price of the USAT Common Stock is likely to drop, not only discouraging the future exercises of the USAT Common Stock purchase warrants and the stock options and possibly discouraging potential new investors, but also increasing the risk that a current investor in USAT may lose the value of his, her or its investment.



         Because USAT offers its alcohol testing products, and U.S. Drug will offer, when the research and development program is successfully consummated, as to which there can be no assurance, its drug testing products, in the substance abuse industry which is noted for its scientific developments and rapidly changing technology, each faces the risk that new or modified products of competitors may make USAT's or U.S. Drug's products not competitive, either from an obsolescence or a pricing point of view. In addition, these developments may require USAT and U.S. Drug to expend substantial funds on research and development to remain competitive, possibly at times when such funds may not be available.

CHANGES IN FINANCIAL CONDITION


         During fiscal 1996, the Company's investments in trading securities were sold and the Company realized proceeds of $3,610,000. The REMIC bonds were sold for $3,286,000 and a brokerage loan payable in the amount of $2,570,000 was repaid. In addition, the Company sold its 288,400 share investment in the common stock of Marquest Medical Products, Inc. ("Marquest"), realizing proceeds of $324,000. The sales of these investments resulted in a net gain of $302,000 over their carrying value on the March 31, 1995 balance sheet. The Company realized a loss on sale of marketable securities in fiscal 1996 of $1,889,000. Management will make no further investments in any high risk trading securities.



         The Company's investment policy on a prospective basis, assuming the availability of funds not required for immediate use in the operations of the business, will require such funds to be invested in certificates of deposit, money market accounts, government securities and high quality commercial paper where the principal will be substantially protected from market fluctuations.





OPERATING CASH FLOWS


         Cash used for operations was $8,711,000 for fiscal 1996. The net loss for the period was $10,461,000 and the difference between the net loss and the net cash used by operating activities was $1,750,000. Components of this difference included:



                               Increases         Decreases
                              -----------       -----------
Accounts Receivable                              $ 151,000
Inventory                                          552,000
Minority Share                $1,009,000
Accounts Payable                 848,000
Unrealized Gain                  302,000
Depreciation/
  Amortization                                   1,311,000
Accrued Expenses                                   236,000
Loss on Disposal of
 Discontinued Operations                         1,326,000
Other Components, net               -              333,000
                              ----------        ----------
Total                         $2,159,000        $3,909,000
                                                 2,159,000
                                                ----------
Net Decrease                                    $1,750,000
                                                ==========


INVESTING CASH FLOWS


         Cash provided from investing activities was $3,428,000 for fiscal 1996. $3,610,000 was generated from the sales of trading securities as described above and $220,000 was used for the purchase of property and equipment. Other net sources of funds amounted to $38,000.


FINANCING CASH FLOWS


         Cash provided from financing activities was $4,937,000 during the fiscal 1996. The Company provided cash from the sale of securities in two private placements in the aggregate gross amount of $6,788,000, from the exercise of warrants in the amount of $167,000 and from demand loans, secured by U.S. Drug's REMIC bonds, in the amount of $1,000,000. Cash from the sale of the REMIC bonds included as an investing activity was used to pay off brokerage loans in the amount of $2,570,000. Expenses of raising the $6,955,000 from the placements and warrants were $363,000. Net payments of long term debt and payment of dividends on the Preferred "A" Stock used cash of $85,000.


         Cash resources will be more than adequate, in management's opinion, to meet the Company's commitments which include lease obligations, royalty obligations and development of products for at least the next 12 months. There are currently no unfunded commitments for capital expenditures.

RESULTS OF OPERATIONS


Fiscal 1996 vs. Fiscal 1995



         Revenues from continuing operations for fiscal 1996 were $1,166,000, a decrease of $529,000 or 31.2% from revenues of $1,695,000 reported for fiscal 1995. Revenues from the sale of alcohol breath analyzing equipment decreased by $750,000, which decrease was attributable to an unusually high volume of alcohol breath analyzing machines sold in the third quarter of the prior year and a reduction in sales effort as the sales force was reassigned to the ProActive startup. Sales of the Biotox division decreased $227,000, reflecting the end of a contract performing methadone tests. These decreases were offset by an increase in cost per test revenue from the alcohol breath analyzing equipment of $185,000, miscellaneous sales of supplies of $42,000 and revenues of $203,000 from Alconet, which was acquired March 31, 1995, and the human resource provider business which, while still in a start up mode, produced revenues of $18,000.



         Cost of sales for the fiscal 1996 on a continuing operations was 100.4% of revenues as compared to 82.4% of revenues for fiscal 1995 as a result of lower sales volumes, increased labor and supply costs relating to the cost per test business and an inventory write-off of $193,000 during fiscal 1996.






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

         Selling, general and administrative expenses were $5,721,000 for fiscal 1996, representing an increase of $437,000 or 8.3% from the $5,284,000 of such expenses incurred for the comparable period of the prior year. The expenses for fiscal 1996 included $397,000 of expenses incurred by a newly acquired subsidiary, Alconet, not included in the comparable numbers for the prior year.



         Research and development expenses were $1,006,000 for fiscal 1996, representing a decrease of $243,000 or 19.5% from the expenses in the prior year. Research and development expenses in connection with USAT's alcohol testing machine decreased by $215,000 during fiscal 1996 from such expenses in the prior year, which decrease was attributable to the fact that the machines were placed in service in the fourth quarter of the prior year. U.S. Drug's research and development expenses decreased $35,000 as compared with such expenses in the prior year.



         Loss from the settlement of litigation for fiscal 1996 included nonrecurring legal and other expenses in the amount of $888,000 which were incurred by USAT in connection with its settlement with the Committee of the consent solicitation litigation. Additionally, a non-recurring settlement of $250,000 was paid to two former owners of Alconet relating to a dispute over the terms of their employment contracts.



         Depreciation and amortization was $1,018,000 for fiscal 1996, representing an increase of $322,000 or 46.3% over depreciation and amortization in fiscal 1995, which increase was attributable primarily to depreciation on USAT's alcohol testing machines placed in testing sites in connection with the cost per test agreements with major laboratories. The majority of these machines were placed in service in the fourth quarter of fiscal 1995. These machines represented an increase in depreciation expense of $514,000 for fiscal 1996 as compared to the expense in the prior year based on a full year's depreciation in fiscal 1996.



         The Company's operating loss of $9,006,000 for fiscal 1996 increased by $2,029,000 over its operating loss of $6,977,000 for the prior year. The increased operating loss can be attributed to: the lower level of revenues generated from the alcohol testing business attributable to an unusually high volume of alcohol breath analyzing machines sold in the third quarter of the prior year; negative gross margins for fiscal 1996 resulting from higher labor and supply costs necessary to support the start up of the cost per test business; increased selling, general and administrative expenses and nonrecurring losses from settlement of litigation in the amount of $1,138,000, operating losses of $576,000 incurred by Alconet, a newly acquired subsidiary not included in the prior year numbers; and increased depreciation cost relating to the cost per test business.

         Other income, net of other expenses, for fiscal 1996 was $409,000 as compared to an expense of $499,000 reported for fiscal 1995. The trading securities sold by the Company in fiscal 1996 generated a profit of $302,000 over their carrying value in the March 1995 balance sheet. During fiscal 1995, these securities generated a loss of $155,000 and an unrealized loss of $598,000. Interest income decreased by $134,000 for fiscal 1996 as compared to the interest income in the prior year.



         Management is of the opinion that it is too speculative to project at this time when the Company will turn profitable because of the Company's history of operational losses, the delay in completing and then marketing its urine sample drug testing product in order to wait until a saliva sample drug testing product is available, the fact that its human resource provider program is in its early marketing stages and the discontinued operations of the toy subsidiary.


U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)


         During fiscal 1996, U.S. Drug continued as a development stage enterprise with no revenues. Selling, general and administrative expenses were $417,000 in fiscal 1996 as compared with $850,000 in fiscal 1995 or a decrease of $433,000, resulting primarily from a $325,000 reduction in the royalty payments on the USAT license with the USN from $375,000 in fiscal 1995 to $50,000 in fiscal 1996. Other selling, general and administrative expenses for fiscal 1996 were comprised of royalty expenses of $62,000, rent, utilities and telephone charges of $97,000, insurance expenses of $35,000, marketing research expenses of $44,000, legal and auditing services of $33,000, directors' fees of $10,000, travel expenses of $24,000 and other expenses of $112,000. Research and development expenditures totaled $851,000 in fiscal 1996 as compared with $886,000 in fiscal 1995. The 1996 expenditures consisted of payroll and fringe benefits of $593,000, outside consulting services of $184,000 and other costs of $74,000. Depreciation expense decreased $19,000 from $163,000 in fiscal 1995 to $144,000 in fiscal 1996 as some assets became fully depreciated during the year. Management fees paid to USAT were $420,000 in both fiscal 1996 and fiscal 1995. For a description of the services rendered under the management agreement relating to these fees, see the "Business of the Company-Subsidiaries-U.S. Drug Testing, Inc." Interest expenses on brokerage loans were $72,000 during fiscal 1996 as compared with $42,000 during fiscal 1995 or an increase of $30,000 resulting from increased borrowings during fiscal 1996. Other income (expense) resulted in net income of $263,000 in fiscal 1996 as compared with net income of $31,000 in the prior year or an increase of $232,000. Fiscal 1996 other income (expense) is comprised of a gain of $76,000 on the sale of REMIC bonds over their earnings value at March 31, 1995, interest income primarily relating to the REMIC bonds of $105,000 and interest income on loans to USAT of $82,000. In fiscal 1995, other income (expense) was comprised of interest income, primarily on the REMIC bond of $245,000, interest income from USAT of $20,000 and an unrealized loss on the market value of the REMIC bonds caused by generally higher interest rates.



         As of March 31, 1996, U.S. Drug did not anticipate generating revenues from product sales during fiscal 1997 and, accordingly, anticipated that operating losses would continue for at least a 12 to 24-month period. USAT will need to provide the funding necessary to complete the development of the U.S. Drug products and bring them to market.



DISCONTINUED OPERATIONS


GOOD IDEAS ENTERPRISES, INC. (TOY)


         Net sales for fiscal 1996 were $1,508,000, a decrease of $3,098,000 or 67.3% from the net sales in the prior year. Of this decrease, $1,994,000 or 64.4% was attributable to Toys R Us, the major customer of Good Ideas, not placing orders for Good Ideas' toy products. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems - their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, management believes that many retailers are minimizing their number of vendors and reducing the number of items carried in inventory which has the result of squeezing out the smaller companies with their limited product lines.



         Net sales from Good Ideas' wooden construction toy category for fiscal 1996 were $967,000, a decrease of $1,874,000 or 66.0% from the net sales in the comparable period in fiscal 1995. Net sales from Good Ideas' equestrian line of toys, consisting of horses, saddles and accessories, for fiscal 1996 were $531,000, representing a decrease of $682,000 or 56.2% from those in the prior year. Net sales of Good Ideas' other product lines for fiscal 1996 were $10,000, a decrease of $542,000 or 98.2% from the prior year. The decrease was attributable to the discontinuance of Good Ideas' line of corrugated cardboard construction toys because of significant increases in the cost of materials.



         Gross profit for fiscal 1996 was $163,000 or 10.8% of net sales as compared with $1,324,000 or 28.7% of net sales for the prior year. The decrease in gross profit as a percentage of net sales was primarily due to a writeoff of inventory in the amount of $192,000.

         Selling, general and administrative expenses for fiscal 1996 decreased to $1,279,000 from $1,924,000 for the comparable period in fiscal 1995, which decrease was attributable to reductions in payroll and related costs during fiscal 1996.



         Management fees paid to USAT were $225,000 for fiscal 1996, representing a decrease of $80,000 from the $305,000 of fees paid for fiscal 1995. The decrease resulted from USAT's suspension of the management fee retroactive to January 1, 1996.



         Good Ideas recognized interest income of $158,000 from its loans to related parties during fiscal 1996, as compared with $68,000 in the prior year due to increased loan balances. Good Ideas also recognized interest income from money market investments of $3,500 and $44,000 during fiscal 1996 and fiscal 1995, respectively.



         The net loss for Good Ideas was $1,566,000 for fiscal 1996, representing an increase of $768,000 from the net loss of $798,000 reported for fiscal 1995. The increase in the net loss was due to the decreases in sales and gross profit offset by the decreases in selling, general and administrative expenses and management fees, all as described in the preceding paragraphs.
The net loss for the current year was also increased by the writedown of assets in the amount of $258,000 and the projected costs through sale or liquidation in the amount of $110,000.



         Unless Good Ideas were to add new products to its line, as to which there can be no assurance, and there were a stronger demand for toy products in the industry generally, management does not believe that a turnaround in Good Ideas' operations would occur during the next 12 months, if not at a later date. Although management of Good Ideas had in the past considered plans to expand the product line, it was reluctant to implement these plans absent a change in the industry conditions described above. On February 26, 1996, the USAT Board determined to sell or liquidate Good Ideas, a conclusion concurred with by the Good Ideas Board. As a result of the above decision, the assets of Good Ideas are included in the consolidated balance sheet at management's estimate of liquidation value and the results of operations of Good Ideas are presented on a discontinued basis. See "The Merger and Related Matters-Sale of Good Ideas."


U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)


         Net sales of USRR for fiscal 1996 were $892,000, a decrease of $1,244,000 or 58.2% as compared with sales of $2,136,000 in the prior year. This decrease was attributable to the continuing effects of the cancellation of an agreement with a distributor (Matworks, Inc.) by USRR in October 1994 because of significant breaches of the contract by the distributor relating to its use of competitors' flooring products in violation of a contractual requirement to use only USRR's products. USAT does not intend to institute any legal action against the distributor because USRR does not want to incur the protracted legal expenses involved in litigation.



         Gross margin for fiscal 1996 was $419,000 or 47.0% of net sales, up from a gross margin of 41.8% of net sales for fiscal 1995. The increase in gross margin was attributable to an increase in the selling price of USRR's product to its customers. This offset an inventory write off of floor tiles which became non-repairable during the six months ended September 30, 1995. Floor tiles not meeting quality control standards are segregated in the inventory for future repairs to correct the flaws and those not repairable are discarded. During fiscal 1995, USRR worked a double shift to meet the production demand created by the agreement with the distributor. Inexperienced labor resulted in an increase in tiles not initially suitable for shipments.



         Selling, general and administrative expenses were $605,000 for fiscal 1996, representing a decrease of $214,000 from such expenses in fiscal 1995. Of this amount, $162,000 represented a decrease in commissions and freight related to the decline in sales revenue.



         Management fees paid to USAT were $89,000 for fiscal 1996, representing a decrease of $124,000 from such fees in the prior year.



         Depreciation expense was $99,000 for fiscal 1996, representing an increase of $40,000 over such expense in the comparable prior year, which increase was attributable to the commencement of depreciation on additional manufacturing equipment built in contemplation of potential expansion.



         Interest expense was $123,000 for fiscal 1996 as compared with a $112,000 expense in the comparable period in 1995 as a result of borrowings from affiliates.



         The operating loss of $492,000 for fiscal 1996 represented a decrease of approximately $131,000 from an operating loss of $623,000 for fiscal 1995. The decrease was primarily attributable to the increased percentage of gross margin and the decrease in selling, general and administrative expenses incurred during fiscal 1996.



         As indicated elsewhere in this Consent Solicitation Statement/Prospectus (see the section "Effect of Merger" under this caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations"), the USAT Board, on February 26, 1996, concluded that the Company should concentrate on alcohol and drug testing and ProActive's human resource provider operations as its core businesses and, accordingly, authorized seeking a purchaser for USRR. A sale of substantially all of the assets of USRR was consummated on April 30, 1996. The net loss for fiscal 1996 included a $88,000 loss on disposal of USRR's assets.


FISCAL 1995 VS. FISCAL 1994


         Revenues from continuing operations for fiscal 1995 were $1,695,000, an increase of $1,252,000 or 282.6% over the revenues of $443,000 reported for fiscal 1994. This sales increase was attributable to sales of USAT's Alco Analyzer 2100.



         Cost of sales for fiscal 1995 was 82.4% of revenues as compared to 88.1% of revenues for the prior year. This increase was attributable to the higher than projected costs involved in building the initial alcohol testing machines that were sold in fiscal 1995.



         Selling, general and administrative expenses were $5,284,000 for fiscal 1995, representing an increase of $1,524,000 over the $3,760,000 in such expenses reported for fiscal 1994. The Company incurred $1,230,000 of development marketing and training costs in connection with the alcohol testing machine during fiscal 1995.



         Research and development expenses were $1,249,000 for fiscal 1995, representing an increase of $301,000 over the expenses reported for fiscal 1994. Of the total expenditures in fiscal 1995, $886,000 represented research and development by U.S. Drug in connection with technology licensed to USAT from the USN for drugs of abuse, representing an increase of $158,000 over the fiscal 1994 expenditures. The Company incurred research and development expenditures of $363,000 during fiscal 1995 in connection with the development of its alcohol testing machine, representing an increase of $143,000 over the expenditures for fiscal 1994.



         Depreciation and amortization was $695,000 for fiscal 1995, representing an increase of $314,000 over the $381,000 in depreciation and amortization reported for fiscal 1994, primarily attributable to depreciation of the alcohol testing machines.


         Losses from settlement of class action and other litigation were $4,650,000 for fiscal 1994. The Company incurred no similar costs during fiscal 1995.


         Operating losses of $6,977,000 for fiscal 1995 decreased by $2,710,000 from the losses of $9,687,000 reported for fiscal 1994, primarily attributable to the litigation losses of $4,650,000 incurred for fiscal 1994. The contributions to operating losses by subsidiaries, representing segments other than alcohol testing, are detailed below.

         Other income (expense) for fiscal 1995 and 1994 included charges for unrealized losses on marketable securities of $598,000 and $388,000, respectively. A primary cause of these charges was the decline in the market value of the Company's investments in REMIC bonds issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The Company originally invested in the REMIC bonds on the advice of a registered broker-dealer which recommended these bonds as an investment with high interest rates and low market risk. The Company, through inexperience in dealing with this type of investment, did not enter into any hedging transactions to mitigate these losses and held the bonds in anticipation of increases in their market value. Upon such increases in market value, the Company sold the bonds, partially recovering its previously recorded unrealized losses. Since December 1993, no additional investments of this type have been made and none are contemplated in the future. Interest income was $250,000 for fiscal 1995, representing an increase of $156,000 over the $94,000 in interest income reported for fiscal 1994, which increase was attributable to an increase in interest earned for fiscal 1995 by U.S. Drug of $159,000 by virtue of having the excess proceeds from its initial public offerings, completed during fiscal 1994, invested for a full twelve months.


U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)


         During fiscal 1995, U.S. Drug, a development stage enterprise with no revenues, spent $886,000 on research and development as compared with $728,000 in such expenses in the prior year. During fiscal 1995, U.S. Drug also spent $850,000 on selling, general and administrative expenses as compared with $604,000 in the prior year.



         U.S. Drug paid management fees to USAT of $420,000 in both fiscal 1995 and fiscal 1994. During fiscal 1995, the loss from operations of $2,363,000 also reflected interest of $44,000 on brokerage loans and depreciation of $163,000. During fiscal 1994, the loss from operations of $1,876,000 also reflected interest and depreciation of $124,000.



         U.S. Drug's operating loss was $2,363,000 in fiscal 1995 as compared to operating losses of $1,876,000 in fiscal 1994. These operating losses were attributable to the fact that U.S. Drug was expending funds for research and development and selling, general and administrative expenses as indicated in the second preceding paragraph, as well as incurring a management fee to USAT and the other expenses as described in the preceding paragraph, while not realizing any revenues.

DISCONTINUED OPERATIONS


GOOD IDEAS ENTERPRISES, INC. (TOY)


         Net sales of Good Ideas for fiscal 1995 were $4,606,000, a decrease of
$938,000 or 16.9% from the sales in the prior year.   Net sales from Good
Ideas' wooden construction toy category for fiscal 1995 were $2,841,000, a decrease of $733,000 or 20.5% from the net sales in the comparable period in fiscal 1994, which decrease was attributable to a decline in this category sales by Toys R Us, Good Ideas' major customer, resulting in a reduction of orders placed by such customer. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. At March 31, 1995, management believed that other manufacturers in the toy industry were facing these same problems - their distributors or retailers to which they sold have large inventories of products and declining sales and customer traffic. In addition, net sales from Good Ideas' equestrian line of toys, consisting of horses, saddles and accessories, for fiscal 1995 were $1,123,000, representing an increase of $198,000 or 19.5% over the sales in fiscal 1994. This increase was attributable to the sales of a new product introduced into the equestrian line at the end of fiscal 1994. Net sales of Good Ideas' other product lines for fiscal 1995 were $344,000, a decrease of $69,000 or 16.7% from the net sales in fiscal 1994. Price increases in the cost of the corrugated cardboard resulted in price increases to Good Ideas' customers, with a resulting decline in sales. This category was ultimately removed from the product line at the beginning of fiscal 1996. The remaining decrease in net sales for fiscal 1995 as compared to the net sales in fiscal 1994 was the result of sales of other products which had been introduced into the line on an unsuccessful basis and sold at discontinued prices in order to avoid carryover of slow-moving inventory.


         Gross profit for fiscal 1995 was $1,324,000 or 28.7% of net sales as compared to $1,487,000 or 26.8% of net sales for fiscal 1994. The increase in gross profit as a percentage of net sales was primarily due to Good Ideas' effort to increase its gross margins on product sold by either raising selling prices or adjusting the quantity of parts in its playsets.

         Selling, general and administrative expenses for fiscal 1995 increased to $1,924,000 or 41.8% of net sales from $1,487,000 or 27.6% of net sales for fiscal 1994. This increase was the result of two factors. First, the fixed overhead was spread over a decreased sales volume. Second, Good Ideas experienced increased legal and other public company expenses of $127,000, increased payroll costs of $86,000 resulting from additional employees hired and increased travel and promotion expenses in the amount of $97,000 resulting from Good Ideas' efforts to expand its business base.

         Pursuant to the Management Services Agreement, USAT's fees for management and administrative services provided to Good Ideas during fiscal 1995 were $305,000, representing a decrease of $120,000 from the fees in fiscal 1994. This decrease was the result of two factors. First, during fiscal 1994, USAT's fees were computed at ten percent of net sales through September 30, 1993, while such fees were computed based on a flat monthly charge of $25,000 on the first $5,000,000 of net sales during fiscal 1995. Second, the decline in net sales volume for fiscal 1995 kept the management fee from becoming subject to a five percent surcharge on all sales over $5,000,000.


         Good Ideas had a loss from operations of $905,000 in fiscal 1995 as compared with a loss from operations of $426,000 in fiscal 1994, an increase of $479,000 or 112.4%. The increase in operating loss was due to the decrease in sales and the increase in selling, general and administrative expenses, offset by the decrease in the management fee, as described in the preceding paragraphs.




U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)


         USRR's net sales of $2,136,000 for fiscal 1995 increased by $941,000 or 78.7% over the net sales of $1,195,000 in fiscal 1994, which increase was attributable to a new agreement with a distributor for product placed in a major retailer. The agreement was canceled by USRR in October 1994 because of significant breaches of the contract by the distributor relating to its use of competitors' flooring products in violation of a contractual requirement to use only USRR's products. USRR does not intend to institute any legal action against the distributor because USRR does not want to incur the protracted legal expenses involved in litigation.



         Gross margin for fiscal 1995 was $581,000 or 27.2% of net sales, a decrease from $460,000 or 38.5% of net sales for fiscal 1994. The decrease in gross margin was attributable to manufacturing inefficiencies, resulting from running a double shift which was necessitated by the increase in product demand arising from the agreement with the distributor (Matworks, Inc.). As a result of the double shift, an increase in the number of tires was required to supply the second shift, resulting in additional costs to USRR to purchase tires to maintain an adequate inventory, to remove waste from the increased volume of tires processed and an increase in the number of irregular tiles produced causing additional repair labor cost because of the training required for the new labor force to staff the second shift.


         Selling, general and administrative expenses were $819,000 for fiscal 1995, representing an increase of $151,000 over the $668,000 of expenses for fiscal 1994. Of this amount, $131,000 represented additional payroll and consulting fees resulting from an expansion of the business.

         Management fees paid to USAT were $213,000 for fiscal 1995, representing an increase of $94,000 over the $119,000 reported for fiscal 1994, which increase was related to the increase in sales.

         Depreciation expense was $59,000 for fiscal 1995, representing an increase of $18,000 over such expense in the fiscal 1994, which increase was attributable to the commencement of depreciation on additional manufacturing equipment built in contemplation of potential expansion.

         Interest expense was $2,000 for fiscal 1995 as compared with no such expense in fiscal 1994.

         The operating loss of $511,000 for fiscal 1995 increased by $143,000 or 38.9% over the operating loss of $368,000 in fiscal 1994. The increase was attributable primarily to payroll and related costs incurred because of USRR's anticipation of opening a second manufacturing location.




                      GOOD IDEAS' SELECTED FINANCIAL DATA


         The following table sets forth selected financial data of Good Ideas for the three fiscal years ended March 31, 1996, 1995 and 1994, the three-month period ended March 31, 1993, the twelve-month periods ended December 31, 1992 and 1991. This selected financial data should be read in conjunction with "Good Ideas' Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Good Ideas Financial Statements and related notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus.



                                                                         Three Months      Year Ended
                                               Year Ended March 31,      Ended March 31,    December 31,
                                            -------------------------------------------------------------
STATEMENT OF OPERATIONS DATA(2):              1996    1995     1994      1993(1)        1992     1991
                                              ----    ----     ----      -------        ----     ----
Net Sales                                    $1,508  $4,606   $5,544     $   436      $3,773   $2,295
Cost of sales                                 1,345   3,282    4,057         325       2,845    1,698
                                            -------  ------   ------     -------      ------   ------
Gross profit                                    163   1,324    1,487         111         928      597
                                            -------  ------   ------     -------      ------   ------
Operating expenses:
    Selling, general and administrative       1,278   1,924    1,488         297       1,015      359
        Management fees - parent                225     305      425          75         150        -
    Write down of Fixed Assets and
        Inventory to Net Realizable Value       258       -        -           -           -        -
    Projected Cost through Sale
         or Liquidation                         110       -        -           -           -        -
                                            -------  ------   ------     -------      ------   ------
Total Operating Expenses                      1,872   2,229    1,913         372       1,165      359
                                            -------  ------   ------     -------      ------   ------
Income (Loss) from Operations                (1,708) (  905)  (  426)    (   261)     (  237)     238
Other income (expense)                          142     107   (  156)    (    57)     (   85)       -
                                            -------  ------   ------     -------      ------   ------
Net income (Loss)                           ($1,566) ($ 798)  ($ 582)    ($  318)     ($ 322)  ($ 238)
                                            =======  ======   ======     =======      ======   ======

Weighted Average Common Shares
   Outstanding                                3,968   4,065    2,942       2,788       2,788    2,788
                                            =======  ======   ======     =======      ======   ======
Net Loss Per Common Share                   ($  .39) ($. 20)  ($. 20)    ($  .11)     ($ .12)  ($ .09)
                                            =======  ======   ======     =======      ======   ======

PRO FORMA DATA(3):



Income before pro forma provision for
   income tax                                      -       -        -           -          -    $   238
Pro forma provision for income taxes               -       -        -           -          -         82
                                                                                                -------
Pro forma net income after pro forma provision
    for income taxes                               -       -        -           -          -    $   156
                                                                                                =======
Pro forma net income per common share              -       -        -           -          -    $   .06
                                                                                                =======
                                              As of March 31,          As of March 31, As of December 31,
                                  --------------------------------------------------------------------------
BALANCE SHEET(2):                               1996    1995     1994      1993(1)      1992     1991
                                                ----    ----     ----      -------      ----     ----
Cash (overdraft) and cash equivalents        $    83   $  351   $3,608     $   430     $   322   ($  48)
Working capital (deficiency)                   2,175    3,572    4,114     (   769)    (   422)     182
Note receivable - parent                       2,052    1,196        -          -            -        -
Note receivable - affiliated company               -    1,027        -          -            -        -
Total assets                                   2,423    3,951    5,604      1,909        1,857      340
Loan payable - parent                              -        -      437      1,960        1,815        -
Stockholders' equity (deficit)                 2,175    3,735    4,253     (  650)     (  332)      183



- ---------------------

(1) Good Ideas changed its fiscal year end date from December 31 to March 31 effective March 31, 1993.

(2) The numbers presented in this table have been rounded and, accordingly, may not exactly reflect the numbers which appear in Good Ideas' financial statements.

(3) Proforma Data for the year ended December 31, 1991 reflects income taxes computed at the effective tax rate that would have been reported had Good Ideas been subject to Federal and State income taxes as a Subchapter C corporation during this period.


         GOOD IDEAS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


GENERAL





         USAT acquired an interest in Good Ideas in June 1992. For the period from July 1992 through March 1993, USAT provided management and administrative services to Good Ideas in exchange for a fixed monthly fee of $25,000. In April 1993, Good Ideas and USAT entered into a formal Management Agreement pursuant to which the fee for such services from April through September 1993 was ten percent of annual net sales. Pursuant to the Management Services Agreement effective as of October 1, 1993, such fees are computed on the basis of a fixed monthly charge of $25,000, plus five percent of annual gross sales in excess of $5,000,000. On February 26, 1996, USAT suspended payment of management fees by Good Ideas to USAT retroactive to January 1, 1996.



         Because of the declining sales of Good Ideas and what management believes to be the problems generally in the toy industry (see the sections "Liquidity and Capital Resources" and "Results of Operations, Fiscal 1996 vs Fiscal 1995" under this caption), the USAT Board of Directors concluded on February 26, 1996 that Good Ideas was not likely to reverse the trend of increasing losses during the next 12 months. The Board believed that, whether or not the Merger was consummated, the only way to improve operational results was to secure new toy products, whether through licensing arrangements or otherwise; however, this type of program, even if successful, as to which there can be no assurance, would require substantial cash investments, which is contrary to the Board's conclusion that the best opportunity for the Company maximizing revenues and securing profitability was by concentrating on its alcohol and drug testing and human resource provider segments as its core businesses. Accordingly, on February 26, 1996, the USAT Board authorized management to seek a buyer for Good Ideas. The Good Ideas Board believes that, pending receipt of an acceptable offer, as to which there can be no assurance, Good Ideas' cash resources and expected cash flow from operations, coupled with its cost reduction actions (such as not renewing the lease for office and warehouse facilities and eliminating the management fee,) will be sufficient to meet Good Ideas' cash requirements for the next 12 months if such time is required to sell or liquidate. However, there can be no assurance that additional funds may not be required. The USAT Board and the Good Ideas Board each believes that liquidation of Good Ideas by no later than December 31, 1996 would be preferable than investing at that time substantial additional funds in Good Ideas, other than repaying USAT's indebtedness to Good Ideas due December 31, 1996. The Merger would terminate USAT's obligation to make such repayment.


LIQUIDITY AND CAPITAL RESOURCES

         Prior to July 1992, Good Ideas financed its operations primarily through borrowings under a bank line of credit and cash generated from operations. From July 1992 through Good Ideas' initial public offering in February 1994, Good Ideas financed its operations primarily through loans from USAT and cash generated from operations.


         As of March 31, 1996, Good Ideas' working capital was $2,165,000 as compared to working capital of $3,572,000 as of March 31, 1995. The outstanding loans to USAT of $2,052,000 were made with funds in excess of amounts required for operating capital and carry interest rates in excess of those available to Good Ideas on short-term money market investments. The loans bear interest at the rate of eight percent and are evidenced by notes that become due on December 31, 1996. During fiscal 1996, Good Ideas received net loan repayments of $171,000 from USAT

         Cash used by operations was $444,000 for fiscal 1996. The net loss for the period was $1,566,000. Significant non-cash operating charges of depreciation in the amount of $60,000, writedown of assets to realizable value of $258,000 and projected costs through sale or liquidation of $110,000 reduced the cash loss. Cash was provided through payments received on accounts receivable of $251,000, decreases in inventories of $370,000 and prepaid expenses of $103,000, and cash was used to pay down accounts payable and accrued expenses by $68,000.



         Cash was provided by investing activities during fiscal 1996 through the net disposal of property and equipment in the amount of $13,000.



         Cash provided from financing activities was $162,000 for fiscal 1996 and related to net repayments by USAT with respect to its loan from Good Ideas in the amount of $171,000, offset by $9,000 in payments made on capital leases.



         Management believes that many retailers are minimizing the number of vendors which they purchase from and are reducing the number of items carried in inventory, which has the result of squeezing out smaller companies with limited product lines. Additionally, retailers increasingly require manufacturers to store inventory until sale, which significantly increases manufacturing costs. Because of the declining sales and the problems generally in the toy industry, the USAT Board authorized on February 26, 1996, management to seek a buyer for Good Ideas. However, the Good Ideas Board believes that, pending receipt of an acceptable offer, as to which there can be no assurance, Good Ideas' cash resources and expected cash flows from operations, coupled with its cost reduction actions (such as not renewing the lease for office and warehouse facilities and eliminating the management fee), will be sufficient to meet Good Ideas' cash requirements for the next 12 months if such time was required to sell or liquidate. However, there can be no assurance that additional funds may not be required. In such event, assuming no acceptable sale offer, the Good Ideas Board could reconsider if liquidation of Good Ideas was preferable to seeking additional funding after Good Ideas was repaid the indebtedness from USAT. However, the USAT Board currently intends to liquidate Good Ideas by December 31, 1996 if no acceptable sales offer is received.


RESULTS OF OPERATIONS


FISCAL 1996 VS. FISCAL 1995



         Net sales for fiscal 1996 were $1,508,000, a decrease of $3,098,000 or 67.3% from the net sales in the prior year. Of this decrease, $1,944,000 or 62.8% was attributable to Toys R Us, the major customer of Good Ideas, not placing orders for Good Ideas' toy products. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems - their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic.
In addition, management believes that many retailers are minimizing their number of vendors and reducing the number of items carried in inventory, which has the result of squeezing out the smaller companies with their limited product lines. Net sales from Good Ideas' wooden construction toy category for the fiscal 1996 were $967,000, a decrease of $1,874,000 or 66.0% from the net sales in the comparable period in fiscal 1995. Net sales from Good Ideas' equestrian line of toys, consisting of horses, saddles and accessories, for fiscal 1996 were $531,000, representing a decrease of $682,000 or 56.2% from those in the prior year. Net sales of Good Ideas' other product lines for fiscal 1996 were $10,000, a decrease of $542,000 or 98.2% from the prior year. The decrease was attributable to the discontinuance of Good Ideas' line of corrugated cardboard construction toys because of significant increases in the cost of materials.



         Gross profit for fiscal 1996 was $163,000, or 10.8% of net sales, as compared to $1,324,000, or 28.7% of net sales, for the prior year. The decrease in gross profit as a percentage of net sales was primarily due to lower sales volumes and the reserve for obsolete inventory in the amount of $192,000.



         Selling, general and administrative expenses for fiscal 1996 decreased to $1,279,000 from $1,924,000 in fiscal 1995, which decrease was attributable to reductions in payroll and related costs during fiscal 1996.



         Good Ideas recognized interest income from its loans to its major shareholder, USAT, and U.S. Rubber Recycling, Inc. ("USRR"), a wholly owned subsidiary of USAT, of $158,000 during fiscal 1996 compared to $68,000 during fiscal 1995. Good Ideas also recognized interest income from money market investments of $3,500 and $42,000 in fiscal 1996 and 1995, respectively.



         Management fees paid to USAT were $225,000 for fiscal 1996, representing a decrease of $80,000 from the $305,000 of fees paid for fiscal 1995. The decrease resulted from USAT's suspension of the management fee retroactive to January 1, 1996.



         The net loss for the fiscal 1996 was $1,566,000, representing an increase of $768,000 from the net loss of $798,000 for fiscal 1995. The increase in the net loss was due to the decreases in sales and gross profit offset by the decreases in selling, general and administrative expenses and management fees, all as described in the preceding paragraphs. The net loss for the current year was also increased by writedown of assets in the amount of $258,000 and projected costs through sale or liquidation in the amount of $110,000.



         As March 31, 1996, Good Ideas had net operating loss carryforwards of approximately $3,085,000 for federal income tax purposes. Good Ideas adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1992. The adoption of this statement did not have a material effect on Good Ideas' financial condition or results of operations. Net operating loss carryforwards can be used to offset federal taxable income during a 15-year period from the date of the loss. Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses that can be carried forward may be impaired or limited in certain circumstances. Events which may offset these carryforwards include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period.



         Unless Good Ideas were to add new products to its lines, as to which there can be no assurance or there were a stronger demand for the toy products in the industry generally, management does not believe that a turnaround in Good Ideas' operations would occur during the next 12 months, if not at a later date. Although management of Good Ideas' had considered plans to expand the product line, it was reluctant to implement these plans absent a change in the industry conditions described above. As indicated in the section "General" under this caption "Good Ideas' Management Discussion and Analysis of Financial Condition and Results of Operations" and "The Merger and Related Matters-Sale of Good Ideas," on February 26, 1996, management determined to seek a buyer for Good Ideas.


FISCAL 1995 VS. FISCAL 1994


         Net sales for fiscal 1995 were $4,606,000, a decrease of $938,000 or 16.9% from the net sales in the prior year. Net sales from Good Ideas' wooden construction toy category for fiscal 1995 were $2,841,000, a decrease of $733,000 or 20.5% from the net sales in fiscal 1994, which decrease was attributable to a decline in this category sales by Toys R Us, Good Ideas' major customer, resulting in a reduction of orders placed by such customer.
The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems - their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, net sales from Good Ideas' equestrian line of toys for fiscal 1995 were $1,123,000, representing an increase of $198,000, or 19.5%, over the sales in fiscal 1994. This increase was attributable to the sales of a new product introduced into the equestrian line at the end of fiscal 1994. Net sales of Good Ideas' corrugated cardboard construction toy category for fiscal 1995 were $344,000, a decrease of $69,000 or 16.7% from the net sales for fiscal 1994. Price increases in the cost of the corrugated cardboard resulted in price increases to Good Ideas' customers, with a resulting decline in sales. This category was ultimately removed from the product line at the beginning of fiscal 1996. The remaining decrease in net sales for fiscal 1995 as compared to the net sales in fiscal 1994 was the result of sales of other products which had been introduced into the line on an unsuccessful basis and sold at discounted prices in order to avoid carryover of slow-moving inventory.

         Gross profit for fiscal 1995 was $1,324,000 or 28.7% of net sales as compared to $1,487,000 or 26.8% of net sales for fiscal 1994. The increase in gross profit as a percentage of net sales was primarily due to Good Ideas' effort to increase its gross margins on product sold by either raising selling prices or adjusting the quantity of parts in its playsets.

         Selling, general and administrative expenses for fiscal 1995 increased to $1,924,000 or 41.8% of net sales from $1,487,000 or 27.6% of net sales for fiscal 1994. This increase was the result of two factors: First, the fixed overhead was spread over a decreased sales volume. Second, Good Ideas experienced increased legal and other public company expenses of approximately $127,000, increased payroll costs of $86,000 resulting from additional employees hired and increased travel and promotion expenses in the amount of $97,000 resulting from Good Ideas' efforts to expand its business base.


         Pursuant to the Management Services Agreement, USAT's fees for management and administrative services provided to Good Ideas during fiscal 1995 were $305,000, representing a decrease of $120,000 from the fees in fiscal 1994. This decrease was the result of two factors: First, during fiscal 1994, USAT's fees were computed at ten percent of net sales through September 30, 1993, while such fees were computed based on a flat monthly charge of $25,000 on the first $5,000,000 of net sales during fiscal 1995. Second, the decline in net sales volume for fiscal 1995 kept the management fee from becoming subject to a five percent surcharge on all sales over $5,000,000.


         During fiscal 1995, Good Ideas repaid its debt to USAT and made loans to USAT in the amount of $1,196,000 and to USRR in the amount of $1,027,000. Good Ideas recognized interest income of $68,000 from these loans to related parties and also received interest income of $42,000 from money market investments. Good Ideas incurred minimal interest expense during fiscal 1995.




         Good Ideas had a loss from operations of $905,000 in fiscal 1995 as compared with a loss from operations of $426,000 in fiscal 1994, an increase of $479,000 or 112.4%. The increase in operating loss was due to the decrease in sales and the increase in selling, general and administrative expenses, offset by the decrease in the management fee, as described in the preceding paragraphs.





                     COMMISSION POSITION ON INDEMNIFICATION

         The USAT Board of Directors has authorized indemnification of directors and officers of USAT to the fullest extent permitted by Delaware law.

         Section 145 (a) of the GCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of USAT pursuant to the foregoing provisions, or otherwise, USAT has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USAT of expenses incurred or paid by a director, officer or controlling person of USAT in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USAT will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for USAT by Gold & Wachtel, LLP, New York, New York.

         Rosenman & Colin, LLP, New York, New York have passed on certain legal matters for Good Ideas relating to the Merger and the tax consequences thereof to the Good Ideas Minority Stockholders.


                                    EXPERTS


         The audited financial statements appearing in this Consent Solicitation Statement/Prospectus and Registration Statement of U.S. Alcohol Testing of America, Inc. and Good Ideas Enterprises, Inc. at March 31, 1996, and for the year then ended, have been audited by Ernst & Young LLP, independent auditors, and at March 31, 1995, and for each of the two years in the period ended March 31, 1995, by Wolinetz, Gottlieb & Lafazan, P.C., independent certified public accountants, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

         On November 3, 1995, USAT named Ernst & Young LLP ("E&Y") as USAT's new independent auditors for fiscal 1996 replacing Wolinetz, Gottlieb & Lafazan, P.C. ("Wolinetz"), which firm had served as USAT's independent auditors since USAT's inception. The Board of Directors, which authorized the change on November 1, 1995, indicated that, in making the replacement, the directors were not acting because of any criticism of, or dispute with, Wolinetz, but because they concluded that, at this stage of development for USAT and its subsidiaries, the selection of a national firm like E&Y was in USAT's best interests.

         The reports of Wolinetz on the financial statements of USAT for fiscal 1994 and fiscal 1995 did not contain an adverse opinion or a disclaimer of opinion, nor was either report qualified as to uncertainty, audit scope or accounting principles. There had been no disagreements between USAT and Wolinetz in fiscal 1994 and fiscal 1995 and any subsequent interim period preceding the engagement of E&Y as the principal auditors on any matter of accounting principles or practice, financial statement disclosure, auditing scope or procedures.

         Wolinetz has filed a letter to the Commission stating that it agreed with the above statements.


         USAT did not consult E&Y, prior to its engagement, regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on USAT's financial statements, nor was a written report or oral advice provided to USAT that E&Y concluded was an important factor considered by USAT in reaching a decision as to an accounting, auditing or financial reporting issue.

                         INDEX TO FINANCIAL STATEMENTS


             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES






Item                                                               Page
- ----                                                               ----
1.       Report of Independent Auditors...........................  F-1

2.       Report of Independent Certified Public Accountants.......  F-2

3.       Consolidated Balance Sheets as of March 31, 1996
         and 1995.................................................  F-3

4.       Consolidated Statements of Operations for the
         Years Ended March 31, 1996, 1995 and 1994................  F-4

5.       Consolidated Statements of Stockholders' Equity
         for the Years Ended March 31, 1996, 1995 and 1994........  F-5

6.       Consolidated Statements of Cash Flows for the
         Years Ended March 31, 1996, 1995 and 1994................  F-8

7.       Notes to Consolidated Financial Statements...............  F-10

                         INDEX TO FINANCIAL STATEMENTS



                          GOOD IDEAS ENTERPRISES, INC.






Item                                                               Page
- ----                                                               ----
1.       Report of Independent Auditors...........................  F-22

2.       Report of Independent Certified Public Accountants.......  F-23

3.       Statement of Net Assets in Liquidation as of
         March 31, 1996...........................................  F-24

4.       Balance Sheets as of March 31, 1995......................  F-25

5.       Statements of Operations for the Years Ended
         March 31, 1996, 1995 and 1994............................  F-26

6.       Statements of Stockholders' Equity for the Years
         Ended March 31, 1996, 1995 and 1994......................  F-27

7.       Statements of Cash Flows for the Years Ended
         March 31, 1996, 1995 and 1994............................  F-28

8.       Notes to Financial Statements............................  F-30


                         REPORT OF INDEPENDENT AUDITORS





The Board of Directors
U.S. Alcohol Testing of America




We have audited the accompanying consolidated balance sheet of U.S. Alcohol Testing of America Inc. and subsidiaries (the "Company") as of March 31, 1996, and the statements of operations, stockholders' equity, and cash flows for year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended March 31, 1995 and 1994, were audited by other auditors whose report dated May 26, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at March 31, 1996, and the consolidated results of their operations and their cash flows for the year ended March 31, 1996, in conformity with generally accepted accounting principles.



                                                     ERNST & YOUNG LLP


                                                 /s/ ERNST & YOUNG LLP
                                                 ---------------------



Riverside, California
May 20, 1996

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Shareholders
U.S. Alcohol Testing of America, Inc.
Rancho Cucamonga, California


                  We have audited the accompanying consolidated balance sheet of U.S. Alcohol Testing of America, Inc. and subsidiaries as of March 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Alcohol Testing of America, Inc. and subsidiaries as of March 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1995 in conformity with generally accepted accounting principles.



                                              WOLINETZ, GOTTLIEB & LAFAZAN, P.C.


                                          /s/ WOLINETZ, GOTTLIEB & LAFAZAN, P.C.
                                          --------------------------------------



Rockville Centre, New York
May 26, 1995

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                     MARCH 31,
                                                                                     ---------
                                                                              1996             1995
                                                                              ----             ----
                                     ASSETS
Current Assets:
  Cash and Cash Equivalents                                             $  1,286,520     $  1,633,098
  Trading Securities                                                            --          3,307,543
  Accounts Receivable (Net of Allowance For Bad
    Debts of $187,703 at March 31, 1996 and
    $125,149 at March 31, 1995)                                              488,776          771,107
  Other Receivables                                                            1,850           69,378
  Inventories                                                              1,041,261        2,212,566
  Prepaid Expenses                                                           265,660          242,069
                                                                        ------------     ------------
                  Total Current Assets                                     3,084,067        8,235,761
                                                                        ------------     ------------
Property and Equipment (Net of Accumulated Depreciation of
  $2,060,568 at March 31, 1996 and $1,081,606 at March 31, 1995)           2,997,066        3,742,986
                                                                        ------------     ------------
Other Assets:
  Goodwill (Net of Accumulated Amortization of $ 93,912 at March 31,
    1995 and $229,216 at March 31, 1995)                                     797,393        2,008,592
  Patents (Net of Accumulated Amortization of $2,619 at March 31,
    1996 and $1,317 at March 31, 1995)                                        35,214           20,830
  Other Non-Current Assets                                                    38,544           89,379
                                                                        ------------     ------------
                  Total Other Assets                                         871,151        2,118,801
                                                                        ------------     ------------
Total Assets                                                            $  6,952,284     $ 14,097,548
                                                                        ============     ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable                                                      $    649,835     $  1,498,322
  Accrued Expenses and Taxes                                                 708,620          472,253
  Current Portion of Long-Term Debt                                           32,827           53,727
  Brokerage Loan Payable                                                        --          1,569,592
  Preferred Stock Dividend Payable                                             7,202            7,202
                                                                        ------------     ------------
                  Total Current Liabilities                                1,398,484        3,601,096
Long-Term Debt--Net of Current Portion                                        42,962           79,008

                  Total Liabilities                                        1,441,446        3,680,104
                                                                        ------------     ------------

Commitments and Contingencies (See Note 13)
Minority Interest                                                          1,478,508        2,723,502
                                                                        ------------     ------------
Stockholders' Equity:
  Preferred Stock, Class "A", $.01 Par Value; 500,000 Shares
    Authorized, Issued and Outstanding 41,157 Shares at March 31,
    1996 and at March 31, 1995 (Liquidation Preference of
    $205,785 at March 31, 1996 and at March 31, 1995)                            412              412
  Preferred Stock, Class "B", $.01 Par Value; 1,500,000 Shares
    Authorized, Issued and Outstanding -0- Shares at March 31, 1996
    and March 31, 1995                                                          --               --
  Common Stock, $.0l Par Value; 50,000,000 Shares Authorized, Issued
    and Outstanding 32,480,000 Shares at March 31, 1996 and
    28,141,041 Shares at March 31, 1995                                      324,800          281,411
  Additional Paid-In Capital                                              45,176,619       38,421,034
  Accumulated Deficit                                                    (41,469,501)     (31,008,915)
                                                                        ------------     ------------
  Total Stockholders' Equity                                               4,032,330        7,693,942
                                                                        ------------     ------------
Total Liabilities and Stockholders' Equity                              $  6,952,284     $ 14,097,548
                                                                        ============     ============

    The accompanying notes are an integral part of the financial statements.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                            For The Years Ended
                                                                                March 31,
                                                            --------------------------------------------------
                                                                1996             1995                  1994
                                                                ----             ----                  ----
Continuing Operations:
  Net Sales                                                 $  1,165,661     $  1,695,215         $    442,728
                                                            ------------     ------------         ------------
  Costs and Expenses:
    Cost of Sales
      (Exclusive of Depreciation Shown Below)                  1,208,726        1,397,034              389,830
    Selling, General and Administrative Expenses
      (Exclusive of Depreciation Shown Below)                  5,720,592        5,284,405            3,759,858
    Research and Development                                   1,005,832        1,248,962              947,811
    Interest                                                      81,450           46,069                1,534
    Depreciation and Amortization                              1,017,534          695,367              380,676
    Loss from Settlement of Class Action Litigation                 --               --              4,600,000
    Loss From Settlement of Litigation                         1,137,914             --                 50,000
                                                            ------------     ------------         ------------
                  Total Costs and Expenses                    10,172,048        8,671,837           10,129,709
                                                            ------------     ------------         ------------
  Loss From Operations                                        (9,006,387)      (6,976,622)          (9,686,981)
                                                            ------------     ------------         ------------
  Other Income (Expense):
    Interest Income                                              116,075          250,486               94,443
    Loss on Sale of Marketable Securities                     (1,889,216)        (154,707)                --
    Unrealized Gain (Loss) on Marketable Securities            2,190,721         (579,991)            (387,746)
    Loss on Write-Down of Note Receivable                                                             (177,600)
    Other Losses                                                  (8,704)         (14,925)              (2,338)
                                                            ------------     ------------         ------------
                  Total Other Income (Expense)                   408,876         (499,137)            (473,241)
                                                            ------------     ------------         ------------
  Loss Before Minority Interest in Net Loss (Income)
    of Subsidiaries                                           (8,597,511)      (7,475,759)         (10,160,222)
  Minority Interest in Net Loss (Income) of
    Subsidiaries, Net of Subsidiary Preferred Stock
    Dividends Paid                                               541,466          769,632              464,083
                                                            ------------     ------------         ------------
Loss from Continuing Operations                               (8,056,045)      (6,706,127)          (9,696,139)
                                                            ------------     ------------         ------------
Discontinued Operations:
  Loss from Operations before Minority Interest               (1,545,457)        (857,575)            (242,451)
  Minority Interest in Net Loss                                  467,183          327,306             (127,445)
  Loss on Disposal, Net of Minority Interest of $143.671      (1,326,267)            --                   --
                                                            ------------     ------------         ------------
Loss from Discontinued Operations                             (2,404,541)        (530,269)            (369,896)
                                                            ------------     ------------         ------------
Net Loss                                                    $(10,460,586)    $ (7,236,396)        $(10,066,035)
                                                                             ============         ============
Weighted Average Common Shares Outstanding                    29,834,502       25,691,674           22,027,068
                                                            ============     ============         ============
Loss Applicable to Common Stock:
  Net Loss                                                  $(10,460,586)    $ (7,236,396)        $(10,066,035)
  Preferred Stock Dividend--Class "A"                            (28,810)         (39,179)             (26,358)
  Preferred Stock Dividend--Class "B"                               --             (2,425)             (13,826)
                                                            ------------     ------------         ------------
Loss Applicable to Common Stock                             $(10,489,396)    $ (7,278,000)        $(10,106,219)
                                                            ============     ============         ============
Loss Per Common Share:
  Loss from Continuing Operations                           $       (.27)    $       (.26)        $       (.44)
  Loss from Discontinued Operations                                 (.08)            (.02)                (.02)
                                                            ------------     ------------         ------------
  Net Loss                                                  $       (.35)    $       (.28)        $       (.46)
                                                            ============     ============         ============


    The accompanying notes are an integral part of the financial statements.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY--
                FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994



                                   CLASS "A"    CLASS "B"                       ADDITIONAL
                                   PREFERRED   PREFERRED        COMMON           PAID-IN      ACCUMULATED
                                     STOCK       STOCK          STOCK            CAPITAL        DEFICIT             TOTAL
                                   ---------   ---------        ------         ----------     -----------           -----

Balance--April 1, 1993              $502       $ 1,358         $168,407        $ 15,019,160   $(13,706,484)     $  1,482,943
Issuance of 571,500 Shares
  of Common Stock Upon
  Conversion of 127,000
  Shares of Class "B"
  Preferred Stock                     --        (1,270)           5,715              (4,445)            --                --
Issuance of 4,444,469
  Shares of Common Stock
  Upon Conversion of
  Class "A" Preferred
  Shares of N.V
  Subsidiary--Net                     --            --           44,445           3,738,544             --         3,782,989
Issuance of 780,621
  Shares of Common Stock
  Upon Exercise of
  Warrants--Net                       --            --            7,806           1,230,174             --         1,237,980
Dividend on Class "A"
  Preferred Stock                     --            --               --             (26,358)            --           (26,358)
Dividend on Class "B"
  Preferred Stock                     --            --               --             (13,826)            --           (13,826)
Issuance of 429,800
  Shares of Common
  Stock Upon Exercise
  of Warrants in
  Connection With a
  Settlement with a
  Former Consultant                   --            --            4,298           1,068,202             --         1,072,500
Issuance of 493,590
  Shares of Common Stock
  Upon Exercising of
  Placement Agent's Option
  in the N.V. Subsidiary and
  Conversion to Common
  Shares of the Company
  in Connection With
  Settlement With a
  Former Consultant                   --            --            4,936             572,564             --           577,500
Additional Paid in
  Capital Arising From
  Investment in U.S. Drug
  Testing, Inc. by
  Minority Interest                   --            --               --           4,756,288             --         4,756,288
Additional Paid in
  Capital Arising From
  Investment in Good
  Ideas Enterprises,
  Inc. by Minority Interest           --            --               --           2,841,162             --         2,841,162
Issuance of 7,077 Shares
  of Common Stock in
  Payment of Class "B"
  Preferred Stock Dividend            --            --               70              13,756             --            13,826
Issuance of 74,360
  Shares of Common Stock
  in Payment of Dividend
  on Class "A" Preferred
  Shares of the N.V
  Subsidiary                          --            --              745             194,255             --           195,000
Issuance of 10,000 Shares
  of Common Stock to
  Directors For Directors' Fees       --            --              100              21,150             --            21,250
Issuance of 400,000 Shares
  of Common Stock Upon
  Conversion of N.V
  Subsidiary Common Stock--Net        --            --            4,000             965,156             --           969,156
Net Loss For The Year
  Ended March 31, 1994                --            --               --                  --    (10,066,035)      (10,066,035)
                                    ----       -------         --------        ------------    -----------       -----------
Balance--March 31, 1994              502            88          240,522          30,375,782    (23,772,519)        6,844,375
         (Carried Forward)

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)
                FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994




                                  CLASS "A"           CLASS "B"                       ADDITIONAL
                                 PREFERRED           PREFERRED          COMMON         PAID-IN          ACCUMULATED
                                   STOCK               STOCK            STOCK          CAPITAL            DEFICIT       TOTAL
                                 ---------           ---------          ------         -------          -----------
Balance--March 31, 1994              $502               $ 88            $240,522     $30,375,782       $(23,772,519)   $ 6,844,375
         (Brought Forward)
Issuance of 39,375 Shares
  of Common Stock Upon
  Conversion of 8,750
  Shares of Class "B"
  Preferred Stock                      --                (88)                394            (306)                --             --
Issuance of 40,725 Shares
  of Common Stock Upon
  Conversion of 9,050
  Shares of Class "A"
  Preferred Stock                     (90)                --                 407            (317)                --             --
Issuance of 812,018
  Shares of Common Stock
  Upon Exercise of Warrants            --                 --               8,121       1,762,397                 --      1,770,518
Dividend on Class "A"
  Preferred Stock                      --                 --                  --         (39,179)                --        (39,179)
Dividend on Class "B"
  Preferred Stock                      --                 --                  --          (2,425)                --         (2,425)
Issuance of 1,333,333
  Shares of Common Stock
  in Connection With
  Settlement of Class
  Action Litigation                    --                 --              13,333       2,986,667                 --      3,000,000
Additional Paid-In
  Capital Arising From
  Additional Investment
  in Good Ideas
  Enterprises, Inc. by
  Minority Interest                    --                 --                  --         165,977                 --        165,977
Issuance of 931 Shares
  of Common Stock in
  Payment of Class "B"
  Preferred Stock Dividend             --                 --                  10           2,415                 --          2,425
Issuance of 30,000 Shares
  of Common Stock to
  Directors for
  Directors' Fees                      --                 --                 300          54,075                 --         54,375
Issuance of 782,321 Shares
  of Common Stock in
  Connection With
  Acquisitions                         --                 --               7,823       1,556,819                 --      1,564,642
Issuance of 1,050,000
  Shares of Common Stock
  in Connection With a
  Private Placement, Net
  of Related Costs                     --                 --              10,500       1,584,343                 --      1,594,843
Expenses of Warrant Exercise           --                 --                  --         (25,213)                --        (25,213)
Other                                  --                 --                   1              (1)                --             --
Net Loss For Year Ended
  March 31, 1995                       --                 --                  --              --         (7,236,396)    (7,236,396)
                                     ----               ----            --------     -----------       ------------    -----------
Balance--March 31, 1995               412                  0             281,411      38,421,034        (31,008,915)     7,693,942
         (Carried Forward)

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)
                FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994




                                     CLASS "A"    CLASS "B"                       ADDITIONAL
                                     PREFERRED    PREFERRED        COMMON         PAID-IN        ACCUMULATED
                                       STOCK        STOCK          STOCK          CAPITAL          DEFICIT               TOTAL
                                     ---------    ---------        ------         ----------     -----------             -----
Balance - March 31, 1995               $412         $ -           $281,411       $38,421,034     $(31,008,915)        $7,693,942
          (Brought Forward)

Dividend on Class "A"                     -           -                  -           (28,810)               -            (28,810)
Preferred Stock

Additional Paid-In Capital                -           -                  -            97,674                -             97,674
Arising From Surrender of
Capital in Good Ideas
Enterprises, Inc. by Minority
Shareholder

Issuance of 2,152,469 Shares              -           -             21,524         3,016,981                -          3,038,505
of Common Stock in Connection
with a Private Placement to
International Investors

Issuance of 116,500 Shares                                           1,165           165,440                -            166,605
of Common Stock upon Exercise
of Warrants

Issuance of 20,000 Shares of              -           -                200            37,300                -             37,500
Common Stock to Directors for
Director's Fees

Issuance of 2,000,000 Shares              -           -             20,000         3,730,000                -          3,750,000
of Common Stock in Connection
with a Private Placement
Under Regulation D

Expenses of Stock Offerings
and Warrant Exercises                     -           -                             (362,500)               -           (362,500)

Issuance of 50,000 Shares                 -           -                500            99,500                -            100,000
of Common Stock to Consultant
for Investor Relations and
Financial Consulting Services

Net Loss For Year Ended
                  March 31,               -           -                  -                 -      (10,460,586)       (10,460,586)
                                        ---         ---           --------        ----------      -----------         ----------

Balance - March 31, 1996               $412         $ -           $324,800       $45,176,619     ($41,469,501)        $4,032,330
                                       ====         ===           ========       ===========      ===========         ==========


The accompanying notes are an integral part of the financial statements.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                        FOR THE YEARS ENDED MARCH 31,
                                                                        -----------------------------
                                                                 1996              1995                 1994
                                                                 ----              ----                 ----
Cash Flow From Operating Activities:
  Net Loss                                                  $(10,460,586)      $(7,236,396)       $(10,066,035)
  Adjustments to Reconcile Net Loss To Net Cash Used
    By Operating Activities:
    Provision For Bad Debts                                      131,551            50,675              59,029
    Depreciation and Amortization                              1,311,354           799,858             447,717
    Loss on Disposal of Discontinued Operations                1,326,267                --                  --
    Minority Interest in Net (Loss) Income of
      Subsidiary, Net of Subsidiary Preferred Stock
      Dividends Paid                                          (1,008,649)       (1,096,938)           (336,638)
    Value of Common Stock Issued to Directors For
      Services                                                    37,500            54,375              21,250
    Value of Common Stock Issued to Consultant                   100,000                --                  --
    Value of Common Stock in Subsidiary Issued
      to Officer for Services                                      5,000
    Unrealized Loss on Marketable Securities                  (2,190,721)          579,991             387,746
    Realized Loss on Marketable Securities                     1,889,216           154,707
    Amortization of Bond Discount                                   (779)           (3,116)               (960)
    Loss on Note Receivable                                                             --             177,600
    Loss on Disposition of Property and Equipment                 22,335            40,400               2,338
    Changes in Operating Assets and Liabilities:
      (Increase) Decrease in Accounts Receivable                 150,780           711,044            (897,187)
      (Increase) Decrease in Other Receivables                    67,528           (34,112)            155,143
      (Increase) Decrease in Inventories                         552,234          (833,681)            425,816
      Increase in Prepaid Expenses                               (23,591)          (45,742)           (106,836)
      Increase in Other Assets                                    (8,703)
      (Increase) Decrease in Funds in Escrow-
        Restricted                                                     -         1,578,671          (1,578,671)
      Increase (decrease) in Accounts Payable                   (848,487)          135,794             482,460
      Increase in Accrued Expenses and Taxes                     236,367            24,492              14,504
      Increase (Decrease) in Accrued Class Action
        Settlement                                                     -        (1,578,671)          4,578,671
                                                            ------------       -----------        ------------
Net Cash Used By Operating Activities                         (8,711,384)       (6,698,649)         (6,234,053)
                                                            ------------       -----------        ------------
Cash Flow From Investing Activities:
  Sale of Marketable Securities                                3,609,826            13,320               -
  Purchase of Marketable Securities                                    -                --         (3,908,281)
  Purchase of Property and Equipment                            (220,483)       (2,555,133)          (667,536)
  Purchase of Patents and Related Costs                                -            (9,633)           (12,514)
  Proceeds from Sales of Fixed Assets                             59,438                 -                  -
  Other                                                          (21,237)            1,456            (33,408)
  Dispositions of Property and Equipment                               -                 -             10,000
  Repayment of Loan to Officer                                         -                 -             50,000
  Cash Acquired in Business Acquisitions                               -           593,261               -
  Costs of Business Acquisitions                                       -            (5,120)              -
                                                            ------------       -----------        ------------

Net Cash Provided (Used) By Investing Activities               3,427,544        (1,961,849)        (4,561,739)
                                                            ------------       -----------        ------------

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                                                                        FOR THE YEARS ENDED MARCH 31,
                                                                                        -----------------------------
                                                                                     1996              1995              1994
                                                                                 -----------       ------------       -----------
Cash Flow From Financing Activities:
  Sales and Issuances of Common and Preferred Stock                                6,788,505          1,694,063                --
  Proceeds of Long-Term Debt                                                          17,843             81,151           141,511
  Payments of Long-Term Debt                                                         (74,789)           (93,584)          (32,941)
  Payments of Notes Payable                                                                -                 --           (26,518)
  Proceeds of Brokerage Loans Payable                                              1,000,000          1,674,683                --
  Payments of Brokerage Loans Payable                                             (2,569,592)          (105,091)               --
  Proceeds From Sales of Common Stock by U.S.
    Drug Testing, Inc.                                                                     -                 --         8,609,600
  Proceeds From Sale of Common Stock by Good Ideas
    Enterprises, Inc.                                                                      -            326,000         6,000,000
  Expenses of Stock Offerings of Subsidiaries                                              -            (44,703)       (2,775,792)
  Proceeds From Exercising of Placement Agent's Option in Connection With
    Acquisition of 21 Units in N.V. Private Placement                                      -                 --           577,500
  Expenses of Stock Offering and Exercise of Warrants                               (362,500)          (124,433)          (38,157)
  Payment of Dividend on Class "A" Preferred Stock                                   (28,810)           (31,977)          (26,358)
  Issuance of Common Stock Upon Exercise of Warrants                                 166,605          1,770,518         2,348,637
                                                                                 -----------       ------------       -----------
Net Cash Provided By Financing Activities                                          4,937,262          5,146,627        14,777,482
                                                                                 -----------       ------------       -----------
Increase (Decrease) in Cash and Cash Equivalents                                    (346,578)        (3,513,871)        3,981,690
Cash and Cash Equivalents--Beginning of the Year                                   1,633,098          5,146,969         1,165,279
                                                                                 -----------       ------------       -----------
Cash and Cash Equivalents--End of the Year                                       $ 1,286,520       $  1,633,098       $ 5,146,969
                                                                                 ===========       ============       ===========
Supplemental Disclosure of Cash Information:
  Cash Paid For Interest                                                         $    81,450       $     50,139       $     7,215
                                                                                 ===========       ============       ===========
  Income Taxes Paid                                                              $         -       $          -       $        --
                                                                                 ===========       ============       ===========
Non-Cash Financing Activities:
  Preferred Stock Dividends Accrued                                              $     7,202       $      7,202       $         -
                                                                                 ===========       ============       ===========
  Issuance of Common Stock for Businesses Acquired--
    Net of Cash Received                                                         $         -       $    976,501       $         -
                                                                                 ===========       ============       ===========
  Issuance of Common Stock as Payment for Preferred
    "B" Dividend                                                                 $         -       $      2,465       $    13,826
                                                                                 ===========       ============       ===========
  Issuance of Common Stock as Payment of N.V.
    Preferred "A" Dividend                                                       $         -       $          -       $   195,000
                                                                                 ===========       ============       ===========
  Issuance of Common Stock Upon Conversion of N.V.
    Preferred "A" Shares--Net                                                    $         -       $          -       $ 3,676,068
                                                                                 ===========       ============       ===========
  Issuance of Common Stock Upon Conversion of N.V.
    Common Shares--Net                                                           $         -       $          -       $   969,156
                                                                                 ===========       ============       ===========
  Issuance of Common Stock in Connection With
    Settlement of Class Action Litigation                                        $         -       $  3,000,000       $         -
                                                                                 ===========       ============       ===========
  Issuance of Common Stock Upon Conversion Of
    Class "A" Preferred Stock                                                    $         -       $        407       $         -
                                                                                 ===========       ============       ===========
  Issuance of Common Stock Upon Conversion Of
    Class "B" Preferred Stock                                                    $         -       $        394       $     5,715
                                                                                 ===========       ============       ===========


The accompanying notes are an integral part of the financial statements.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

                  The consolidated financial statements include the accounts of U.S. Alcohol Testing of America, Inc. (the "Company") and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

  Industry Segment and Concentration of Risk

                  The Company, which operates in a single industry segment, designs, manufactures, markets and services alcohol breath testing equipment, which is either sold or placed on a cost per test basis with laboratories or other users, and, through its ProActive Synergies Inc. ("ProActive") subsidiary designs and administers drug testing and background checking services as a human resources provider. Additionally, the Company's 67.0% owned subsidiary, U.S. Drug Testing, Inc. ("U.S. Drug") (a development stage enterprise), is developing a saliva based, on site drug testing system and, thereafter depending on the successful completion, completing development of a urine based, on site drug testing system. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. No customer accounted for 10% or more of net revenues in the years ended March 31, 1996, 1995 or 1994.

                  Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company currently invests excess cash in short term commercial paper with strong credit ratings and in money market accounts with commercial banks.

                  The Company's operating results each quarter are subject to various uncertainties, including uncertainties related to revenues from major customers, actions of competitors and the risks inherent in the new product development currently being undertaken by the Company's 67.0%-owned subsidiary, U.S. Drug.

                  One of the significant risks potentially affecting the Company's operating results is the effect of the history of operating losses on its ability to secure additional capital resources. Management continues to believe that the Company will have the cash resources to meet all of its operating requirements for the next 12 months as a result of the exercise of warrants to purchase its Common Stock, the anticipated growth of the human resource provider portion of its business which is expected to benefit from the acquisition of Robert Stutman & Associates, Inc. ( See Note 16-Subsequent Events), increased sales of breath alcohol testing machines and cost per test revenue, the discontinuance of the operations of its subsidiaries, U.S. Rubber Recycling, Inc. ("USRR") and Good Ideas Enterprises, Inc. ("Good Ideas"), and significant budgeted reductions in general and administrative costs.

  Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

                  The Company considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents.

  Trading Securities

                  Trading securities at March 31, 1995 consisted of mortgage-backed debt and corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective April 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on the Company's financial position or results of operations. Prior to the adoption of SFAS No. 115, equity and debt securities were carried at the lower of aggregate cost or market and on an amortized cost basis, respectively.

Under SFAS No. 115, the Company classified all of its debt and marketable equity securities held at March 31, 1995 as trading securities and recorded them at fair market value. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. Unrealized holding gains and losses, net of the related tax effect, are included in earnings.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 1 (CONTINUED)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

Property and equipment is stated at cost. Depreciation is computed by both straight-line and accelerated methods over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.

The Company's property and equipment is depreciated using the following estimated useful lives:

                                                  Life

Furniture and Fixtures                        5 -   7 Years
Equipment                                     5 -   7 Years
Equipment--Network/Per Test                   3 -   5 Years
Test Equipment                                      5 Years
Leasehold Improvements                        Life of Lease
Vehicles                                            5 Years

  Covenants Not to Compete

                  Covenants not to compete are amortized using the straight-line method over five to eight years.

  Goodwill

                  Goodwill represents the excess of the cost of the businesses acquired over the fair value of net identifiable assets at the date of the acquisition and is amortized using the straight-line method over 5 to 15 years.

                  The Company continually monitors events and changes in circumstances that could indicate carrying amounts of goodwill may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of goodwill may not be recoverable, the Company assesses the recoverability of goodwill by determining whether the carrying value of such goodwill will be recovered through undiscounted expected future cash flows after interest charges associated with the business acquired. No impairment losses were recorded by the Company in the years ended March 31, 1995 or 1994.

  Impairment of Long-Lived Assets

                  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), which is required to be adopted by the year ending March 31, 1997. SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used, and for long-lived assets and certain intangible assets to be disposed of. The Company does not expect the adoption of SFAS 121 to have a material impact on its financial statement.

  Patents

                  The cost of patents are amortized over their expected useful lives (approximately 17 years) using the straight-line method.

  Revenue Recognition

                  Sales are recorded as products are shipped. Per test revenues are recognized in the period that such tests are performed.

  Research and Development Costs

                  Research and development costs are expensed as incurred.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 1 (CONTINUED)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Income Taxes

                  The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". In accordance with SFAS No. 109, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

  Common Stock Issued for Services

                  The Company accounts for Common Stock issued for services other than employment by charging income in the period of grant with the market value of the Common Stock.

  Accounting for Stock Based Compensation

                  The Company accounts for Common Stock and warrants issued to employees as compensation in accordance with the provisions of the Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its grants of Common Stock or warrants to employees in accordance with the provisions of APB 25. Accordingly, SFAS No. 123 is not expected to have any material impact on the Company's financial position or results of operations.

  Net Loss Per Common Shares

                  Loss per common share is based upon the weighted average number of common shares outstanding during the periods reported. Common stock equivalents have not been included in this calculation since their inclusion would be antidilutive.

  Reclassification

                  The Company has reclassified certain prior year balances to conform with the current year's presentation.


NOTE 2--CASH AND CASH EQUIVALENTS

                  Cash and cash equivalents are summarized as follows:

                                                 MARCH 31,
                                                 ---------
                                  1996                             1995
                                  ----                             ----
Cash in Banks                  $  527,969                      $  160,939
Money Market Funds                  5,683                       1,472,159
Commercial Paper                  752,868                               -
                               ----------                      ----------
                               $1,286,520                      $1,633,098
                               ==========                      ==========

NOTE 3--TRADING SECURITIES

                  Trading securities at March 31, 1995 are summarized below. The Company owned no trading securities at March 31, 1996.

                                                                MARCH 31,
                                                                --------
                                                                  1995
                                                                  ----
Marketable Equity Securities                                   $1,585,906
Federal Home Loan Mortgage Corporation REMIC Bonds              3,428,998
Federal National Mortgage Association REMIC Bonds                 483,360
                                                               ----------
                                                                5,498,264
Less: Unrealized Losses                                         2,190,721
                                                               ----------
Trading Securities at Aggregate Market Value                   $3,307,543
                                                               ==========


                  At March 31, 1995, the trading securities were collateral for the brokerage loan payable. The REMIC Bonds were sold for proceeds of $3,285,625 during July 1995 and the brokerage loan was paid off (See Note 6). The Company recorded a gain of $76,441, net of amortization of bond discount, over the carrying value on the March 31, 1995 Balance Sheet. The Company realized an overall loss of $627,512 on its investment in REMIC bonds. Management will make no further investments in any high risk trading securities.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 4--INVENTORIES

                  Inventories are summarized as follows:

                                                         MARCH 31,
                                                         ---------
                                                   1996              1995
                                                   ----              ----
Finished Goods                                 $  246,261          $  538,677
Work in Process                                   378,162             497,583
Raw Materials                                     416,838           1,176,306
                                               ----------          ----------
                                               $1,041,261          $2,212,566
                                               ==========          ==========


NOTE 5--PROPERTY AND EQUIPMENT

                  Property and equipment is summarized as follows:




                                                  MARCH 31,
                                                  ---------
                                             1996              1995
                                             ----              ----
Furniture and Fixtures                    $  464,010       $  411,965
Equipment                                  1,254,435        1,339,602
Equipment--Network/Per Test                2,327,553        2,030,918
Test Equipment                               476,765          460,978
Leasehold Improvements                       410,829          397,567
Vehicles                                     124,042          183,562
                                          ----------       ----------
                                           5,057,634        4,824,592
Less:  Accumulated Depreciation            2,060,568        1,081,606
                                          ----------       ----------

                                          $3,997,066       $3,742,986
                                          ==========       ==========



NOTE 6--BROKERAGE LOAN PAYABLE

                  At March 31, 1995, the brokerage loan payable consisted of demand loans from a major national stock brokerage firm, bearing interest at 8.5% per annum and secured by certain trading securities held by the brokerage firm. The purpose of these loans was for working capital. These loans could not exceed 75% of the current market value of the REMIC Bonds (see Note 3). The loan was repaid during the second quarter of the year ended March 31, 1996 from the proceeds of the sale of the REMIC bonds.


NOTE 7-LONG-TERM DEBT

                                                                                       March 31,
                  Long-term debt is summarized as follows:                             ---------
                                                                                1996               1995
                                                                                ----               ----
Capitalized lease obligations, secured by certain equipment, payable in
  various monthly installments due from July 1995 to January 1999.            $75,789          $112,735
Note payable, bearing interest at 6% per annum from January 15, 1995, payable in semi-annual payments including principal and interest of
  $1,771 from July 15, 1995 and due January 15, 2002                                -            20,000
                                                                              -------          --------
                                                                               75,789           132,735
Less: Current Portion                                                          32,827            53,727
                                                                              -------          --------
                                                                              $42,962          $ 79,008
                                                                              =======          ========

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


NOTE 7 (CONTINUED)--LONG-TERM DEBT

                  Long-term debt matures as follows:

                  MARCH 31,
                  ---------
                  1997                        $ 32,827
                  1998                          20,567
                  1999                          14,244
                  2000                           4,512
                  2001                           3,639
                                              --------
                                              $ 75,789
                                              ========

NOTE 8--MINORITY INTEREST

                  The Company's consolidated financial statements at March 31, 1995 include 100% of the assets, liabilities and losses of U.S. Drug, a 67.0%-owned publicly traded subsidiary, and 100% of the assets, liabilities and losses of Good Ideas, a 59%-owned publicly traded subsidiary. The percentage ownership in Good Ideas decreased by 1% during the year ended March 31, 1995 by virtue of an additional 65,200 shares of common shares of the subsidiary sold pursuant to the overallotment provision of its initial public offering. The $2,723,502 minority interest reported on the balance sheet represents the minority stockholders' interest in the equity of these subsidiaries.

                  At March 31, 1996, the Company's consolidated statements reflect an increase in the minority interest in Good Ideas as a 60.8%-owned subsidiary as a result of the surrender of 126,520 shares of common stock of Good Ideas in connection with the resignation of Keith Parten, formerly Chief Operating Officer, President and a director of Good Ideas, and the issuance of 10,000 shares of common stock of Good Ideas to an officer for compensation.

                  See Note 16 for information regarding the Company's registration statements under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offer to purchase the minority shares of U.S. Drug and Good Ideas.


NOTE 9 - STOCKHOLDERS' EQUITY

  Directors' Stock

                  In February 1994, the Company authorized the issuance of 10,000 shares of Common Stock valued at $21,250 to its directors for annual directors' fees. In June 1994, the Company authorized the issuance of 30,000 shares of Common Stock valued at $54,375 as directors' compensation. The values of these shares were charged to operations in the respective periods.

                  In September 1995, the Company authorized the issuance of 20,000 shares of Common Stock valued at $37,500 to two of its directors for directors' fees. The value of these shares was charges to operations in the current period.

  Preferred Stock

                  Each share of Class "A" Preferred Stock is convertible into
4.5 shares of Common Stock and pays dividends at the rate of 14% per annum on the liquidation preference of $5 per share (or $.70 per share). Dividends are payable semi-annually.

                  Each share of Class "B" Preferred Stock is convertible into
4.5 shares of Common Stock and pays dividends at the rate of 10% per annum on the liquidation preference of $4 per share (or $.40 per share). Dividends are payable semi-annually in cash or Common Stock at the Company's election. All Class "B" Preferred Stock was converted into Common Stock prior to March 31, 1995.


  Registration of Warrants

                  A Registration Statement of the Company filed under the Securities Act was declared effective during May 1994. The filing registered 81,250 shares of Common Stock underlying an equal amount of warrants expiring between May 17, 1997 and September 1, 1998 and at exercise prices ranging from $1.06 to $4.00.

                  During the year ended March 31, 1994, a total of 1,210,421 shares registered under the Securities Act were issued upon the exercise of warrants for proceeds of approximately $2,348,000 before deducting expenses of approximately $38,000.

                  During the year ended March 31, 1995, a total of 812,018 shares registered under the Securities Act were issued upon the exercise of warrants for proceeds of approximately $1,770,000.

                  During the year ended March 31, 1996, a total of 116,500 shares registered under the Securities Act were issued upon the exercise for proceeds of approximately $167,000.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 9 (CONTINUED)--STOCKHOLDERS' EQUITY

  Initial Public Offering of Good Ideas

                  In February 1994, the initial public offering of Good Ideas was completed and 1,200,000 shares of the common stock of Good Ideas was sold to the public at $5 per share for gross proceeds of $6,000,000. Net proceeds to the subsidiary amounted to approximately $4,735,000 after deducting expenses of approximately $1,265,000. The offering represented the sale of 30% of the outstanding stock and the Company holds a 60% interest in the subsidiary. In connection with the offering, the underwriter was granted, for nominal consideration, common stock purchase warrants entitling the underwriter to purchase up to 120,000 shares of common stock of Good Ideas at $6 per share.

                  In April 1994, an additional 65,200 shares of common stock of Good Ideas were sold pursuant to its initial public offering's overallotment provision and the subsidiary grossed $326,000 before deducting expenses of approximately $45,000.

                  As a result of the initial public offering and overallotment, approximately $2,800,000 was added to the additional paid-in-capital of the Company. After completion of the overallotment, the Company's ownership of Good Ideas was reduced to 59%.

  Initial Public Offering of U.S. Drug Testing, Inc.

                  U.S. Drug completed its initial public offering of 1,500,000 shares of common stock at $5 per share on October 13, 1993 and the subsequent overallotment of 221,900 shares in November 1993. U.S. Drug realized gross proceeds of $8,609,500 and incurred expenses of $1,501,500, yielding net proceeds of $7,108,000. In connection with the offering, the underwriter was granted, for nominal consideration, common stock purchase warrants entitling the underwriter to purchase up to 150,000 shares of common stock of U.S. Drug at $6 per share.

                  As a result of the initial public offering and overallotment, approximately $4,800,000 was added to the additional paid-in-capital of the Company. After completion of the transaction, the Company holds a 67.0% interest in the subsidiary.

  Alconet and Dakotanet Acquisitions

                  On March 30, 1995, the Company acquired 100% of the outstanding capital stock of Alconet, Inc., a privately held North Dakota corporation ("Alconet"), and 100% of the net equity of Dakotanet, LLC, a privately held North Dakota Limited Liability company ("Dakotanet"). The transactions provided for the issuance of 782,321 shares of the Common Stock valued at $1,565,000. In connection with the transaction certain of the shares issued by the Company to the selling shareholders of Alconet were used as payment of obligations of Alconet in the approximate amount of $109,000. Concurrent with the acquisitions, the Company contributed the net assets of Dakotanet to Alconet. The purchase price of the acquisitions exceeded the net book value of the assets acquired, which included cash of $593,000, by $818,000 and this has been assigned to goodwill. The acquisitions have been accounted for as a purchase.

  Private Placements

                  In August 1995, the Company completed a private placement to international investors, who were not related to the Company, in accordance with the provisions of Regulation S under the Securities Act in which it sold 2,152,469 shares of its common stock and realized gross proceeds of $3,038,505.

                  In February 1996, the Company completed a private placement under Regulation D under the Securities Act in which it sold 2,000,000 shares of its common stock and realized gross proceeds of $3,750,000.


NOTE 10--INCENTIVE COMPENSATION PLAN AND OUTSTANDING COMMON STOCK PURCHASE WARRANTS

                  The Company has adopted an Employees' Incentive Compensation Plan ("the Plan"). The Plan provides for the issuance of restricted stock to employees under certain conditions, as well as non-qualified stock options and Incentive Stock Options.

                  There are reserved 450,000 shares of Common Stock for issuance upon the exercise of non-qualified and incentive options and the grant of restricted stock under the plan. During August 1994, stock options to purchase all of the 450,000 shares of Common Stock reserved for issuance under the Plan were granted to key officers and directors of the Company in recognition for services rendered to the Company. These options are immediately exercisable at $2.38 per share, which represented the market value at the date of grant. The options expire after ten years.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 10 (CONTINUED)--INCENTIVE COMPENSATION PLAN AND OUTSTANDING COMMON STOCK PURCHASE WARRANTS

Common shares reserved for stock options and for outstanding stock purchase warrants are presented in the following table:



                                       Incentive Stock Options        Non Qualified Options         Warrant Agreements
                                       -----------------------        ---------------------         ------------------
                                       Number      Price Range      Number        Price Range     Number      Price Range
                                      of Shares     Per Share       of Shares     Per Share      of Shares     Per Share
                                      ---------    -----------      ---------     -----------    ---------    -----------
Outstanding - April 1 1993               -0-          $ -0-           -0-          $ -0-          5,345,875    $ .44-4.00
Granted                                  -0-            -0-           -0-            -0-             53,250     1.81-3.00
Exercised                                -0-            -0-           -0-            -0-         (1,210,442)         1.33
                                       -------                      ------                        ---------

Outstanding - March 31, 1994             -0-            -0-           -0-            -0-          4,188,683     1.06-4.00
Granted                                420,000         2.38         30,000           2.38           869,750     1.81-2.50
Canceled                                 -0-            -0-           -0-            -0-             (6,000)         2.19
Exercised                                -0-            -0-           -0-            -0-           (812,018)    1.33-3.00
                                       -------                      ------                        ---------

Outstanding - March 31, 1995           420,000          -0-         30,000           -0-          4,240,415     1.06-4.00
Granted                                  -0-            -0-           -0-            -0-          3,951,000)    1.88-4.00
Exercised                                -0-            -0-           -0-            -0-           (116,500)    1.06-1.87
                                        ------       ------         -------        ------         ----------   ----------


Outstanding March 31, 1996             420,000       $ 2.38         30,000         $ 2.38         8,074,915    $1.06-4.00
                                       =======       ======         ======         ======         =========    ==========


During October 1995, the Company issued five-year warrants for the purchase of 100,000 shares of common stock at $2.17 to the placement agents for a private placement pursuant to Regulation S under the Securities Act.

During November 1995, the Board of Directors authorized the issuance of three-year warrants for the purchase of 60,000 shares of Common Stock at $1.94 to five new directors of the Company and to a consultant to the Board of Directors.

During November 1995, the Board of Directors authorized the issuance of three warrants to purchase an aggregate of 700,000 shares of the Common Stock to a new director of the Company in connection with his services in a capacity other than as a director, including those related to the private placement pursuant to Regulation D under the Securities Act. The warrants were issued for three to five-year periods at exercise prices ranging from $1.94 to $4.00.

During December 1995, the Board of Directors authorized the issuance of four-year warrants to purchase 2,000,000 shares of Common Stock at $2.00 in connection with the private placement completed pursuant to Regulation D under the Securities Act.

During December 1995, the Board of Directors authorized the issuance of three-year warrants for the purchase of 400,000 shares of Common Stock at $2.00 pursuant to a consulting agreement with ProActive Synergies, Inc. Pursuant to this agreement, a Common Stock purchase warrant for 200,000 shares was issued on December 14, 1995 to Robert Stutman and a warrant for the remaining 200,000 shares was issued to Robert Stutman & Associates, Inc. on April 1, 1996.

During January 1996, the Company issued four-year warrants for the purchase of 150,000 shares of Common Stock at $2.25 to an individual in connection with the settlement of litigation against the Company.

During February 1996, the Board of Directors authorized the issuance of three-year warrants for the purchase of 700,000 shares of Common Stock at $2.44 to a consultant to the Company for financial public relations services.

During the year ended March 31, 1996, the Company granted three-year warrants to employees to acquire 41,000 shares of Common Stock at prices ranging from $1.88 to $2.81.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 11--SETTLEMENT OF LITIGATION


                  In November 1993, the Company and Jeffrey Brooks Securities, Inc., its former investment banker, and Jeffrey Brooks individually (collectively "Brooks") resolved a dispute which provided, in pertinent part, that Brooks exercise an option to purchase 21 Units of securities issued by the Company's international subsidiary ("NV") for $577,500 and thereafter convert those shares to Common Stock at the same conversion price of $1.17. As a result, Brooks was issued 493,590 shares of the Common Stock.

                  In November 1993, the Company executed a stipulation of settlement in the securities class action litigation which was subject to Court approval. The Company agreed to pay $1,600,000 in cash to the class and $3,000,000 worth of its Common Stock, or a total consideration of $4,600,000 to completely settle both class actions then pending against the Company and all defendants. This amount was charged to operations during the year ended March 31, 1994. The Company funded the $1,600,000 cash portion through exercised warrants and options of certain co-defendants in the class action.

                  On April 4, 1994, the Court approved the stipulation of settlement entered into by the Company in November 1993. The Court chose March 31, 1994 as the valuation date for the $3,000,000 stock portion of the settlement. Accordingly 1,333,333 shares of Common Stock were issued based upon the $2.25 closing price at March 31, 1994. These shares have not been included in the computation of earnings (loss) per share for the year ended March 31, 1994 because the number of shares were not determinable until the date of the court approval. If these shares were outstanding for the entire year ended March 31, 1994, the effect on loss per share would have been to decrease the net loss per share by $.03.

                  In November 1993, as part of a dispute resolution with its former consultant, David Brooks, the Company received all of Mr. Brooks' 25% equity interests in both NV and Good Ideas for nominal consideration. As a result, the Company's interests became 100% of NV and 60% percent of Good Ideas.

                  In September 1995, the Company settled litigation relating to a consent solicitation filed against it by a group of stockholders. Term of the settlement included the payment of legal costs of the stockholder group. The costs incurred by the Company and the stockholder group totaled approximately $1,000,000 and are included in the caption "Loss from Settlement of Litigation."

                  In January 1996, the Company settled litigation with a former consultant, Jonathan J. Pallin, with the payment of $175,000 cash and the issuance of warrants to purchase 150,000 shares of the Common Stock at a price of $2.25 per share though January 30, 2000. Warrants to purchase 200,000 shares of the Common Stock at $2.625 were returned to the Company and canceled as part of the settlement. The cash payment related to this settlement is included in Additional Paid In Capital.

                  In March 1996, the Company settled litigation with two former officers of Alconet. The settlement resulted in payments by the Company of $250,000. These costs are included in the caption "Loss from Settlement of Litigation."


NOTE 12--COMMITMENTS AND CONTINGENCIES

  Employment Agreements

                  The Company entered into new employment agreements with four of its senior officers which became effective January 1, 1994 and terminate on December 31, 1996. The agreements provide for aggregate annual minimum salaries in the amount of $638,000, as well as for reimbursement of related business expenses incurred.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 12 (CONTINUED)--COMMITMENTS AND CONTINGENCIES

                  The Company and its subsidiaries have entered into employment agreements with certain of its officers and employees which will terminate at various dates through the end of December 1997. The agreements provide for aggregate annual minimum salaries of approximately $707,000 as well as reimbursement of related business expenses incurred.

  Royalty Agreement

                  As part of the acquisition of certain assets of Luckey Laboratories, Inc., during June 1988 and a covenant not to compete provision by Manley Luckey, principal of Luckey Laboratories, Inc. the Company was obligated to pay royalties equal to 5% of the first $1,000,000 in sales, 3% of the second $1,000,000 in sales and 2% of sales exceeding $2,000,000, with a maximum guaranteed annual royalty of $120,000. Guaranteed minimum royalties of $30,000 per year were payable at the rate of $2,500 per month, through June 30, 1993, as amended. The royalty terms extend for Manley Luckey's lifetime with no minimum guarantee after June 1993, but were limited to $120,000 per year or 3% of gross sales, whichever is less. In anticipation of increased revenues which would result in the payment of the maximum royalty under the existing agreement, in September 1994, the Company renegotiated the terms of the agreement to provide monthly payments of $5,000 for the period from September through December, 1994 and $10,000 per month from January 1, 1995. The agreement also provides for a CPI adjustment every six months starting June 1, 1995. Had the terms of the revised royalty agreement been in effect for the last three years, royalty expense would have increased by $57,500 for the year ended March 31, 1995 and $90,000 for each of the years ended March 31, 1994 and 1993. Royalties charged to operations under this agreement amounted to $122,700,$62,500 and $30,000 for the fiscal years ended 1996, 1995 and 1994, respectively.

  Lease Commitments

                  The Company has entered into a lease that commenced July 1, 1991 and terminates on January 31, 1997 as amended, for new office and factory facilities in Rancho Cucamonga, California. The lease as amended provides for annual rental payments commencing November 1, 1991. Two of the Company's subsidiaries maintain facilities under leases expiring over periods through June 1999. In addition to rent, the leases provide for payment of real estate taxes and other occupancy costs.

                  Approximate future minimum payments under these leases are summarized as follows:

              Fiscal year ending March 31:
              ----------------------------
                     1997                              $167,200
                     1998                                26,800
                     1999                                20,300
                                                       --------
                                                       $214,300
                                                       ========


                  Rent expense was approximately $293,000, $276,000, and $283,000 for the years ended March 31, 1996, 1995 and 1994, respectively.

                  Although the purchaser of the discontinued USRR business has assumed the lease of the building the business occupied, the landlord did not release USRR from liability on the lease if the purchaser does not perform.

  Material Contracts

                  The Company and the Department of the Navy, on January 24, 1992, entered into a ten-year agreement granting the Company a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. In June 1995, USAT's License Agreement with the Department of Navy was renegotiated and amended to provide for minimum royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. U.S. Drug is a sub-licensee under this agreement from USAT and, accordingly, has an obligation to USAT for the royalty payments required by the License Agreement. Royalties paid under the License Agreement by the Company amounted to $50,000 for the year ended March 31, 1996, $375,000 for the year ended March 31, 1995 and $228,750 for the year ended March 31, 1994.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 12 (CONTINUED)--COMMITMENTS AND CONTINGENCIES

  Network/Per Test Equipment Agreements

                  In December 1994, the Company entered into Equipment, Licensing, Service and Maintenance Agreements with two national laboratories ("the Customers") for three and five- year terms, respectively. Under the terms of these agreements, the Company delivered its Alco Analyzer 2100 Unit, together with related software and equipment, to various testing sites of the Customers, as outlined in the agreements. The Company granted to the Customers a nonexclusive, nontransferable license to use the equipment as specified in the agreements. In addition, the Company shall provide to the Customers technical services, disposable supplies and maintenance as specified in the agreements. The Company will be compensated under the terms of the agreements by receiving a fee for each test performed on its equipment.

NOTE 13--INCOME TAXES

                  The Company and its subsidiaries file their corporation income tax returns on an unconsolidated basis and have net operating loss carryforwards at March 31, 1996 of approximately $35,600,000, expiring from March 31, 2004 to March 31, 2011 if not offset against future federal taxable income.

                  Pursuant to Section 382 of the Internal Revenue Code, due to changes in the ownership of the Company and its subsidiaries, the utilization of these loss carryforwards may be subject to an annual limitation.

                  Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate applicable for each period as a result of the following:

                                                                                  MARCH 31,
                                                                                  ---------
                                                                  1996               1995                1994
                                                                  ----               ----                ----
Computed "Expected" Tax Benefit                               $ 2,550,000        $ 4,080,000         $ 1,906,000
Decrease in Tax Benefit Resulting from:
  Net Operating Loss For Which no Benefit is Currently
    Available                                                 ( 2,550,000)        (4,080,000)         (1,906,000)
                                                              -----------        -----------         -----------
                                                              $         -        $         -         $         -
                                                              ===========        ============        ===========


                  The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                                                           MARCH 31,

                                                                    1996               1995
                                                                    ----               ----
Deferred tax assets:
  Net Operating Loss Carryforwards                              $12,800,000        $9,520,000
  Allowances for Unrealized Losses on Marketable Securities               -           745,000
                                                                -----------        ----------
                                                                 12,800,000        10,265,000
Less:
  Valuation Allowance Under SFAS 109                             12,800,000        10,265,000
                                                                -----------        ----------
Net Deferred Tax Assets                                         $        --        $       --
                                                                ===========        ==========



NOTE 14  RELATED TRANSACTIONS

                  In February 1996, Lee S. Rosen, a director of the Company, received $100,000 and warrants to purchase 700,000 shares of Common Stock for services performed in connection with the Company's offering of Common Stock pursuant to Regulation D under the Securities Act. Subsequent to year end, during May and June 1996, Mr. Rosen received an additional $400,000 for services rendered to the Company in connection with the exercise of Common Stock purchase warrants (See Note 16 to the Financial Statements). The payments to Mr. Rosen have been charged to Additional Paid-In Capital.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 15  DISCONTINUED OPERATIONS

                  On February 26, 1996, the Board of Directors approved a strategic decision to focus on the Company's core alcohol, drug and human resource provider businesses and to dispose of its non core rubber recycling and toy operations, namely USRR and Good Ideas. These business units are accounted for as discontinued operations and, accordingly, their operations are segregated in the accompanying income statements. Sales, operating costs and expenses, other income and expense and applicable minority share of losses for the years March 31, 1995 and 1994 have been reclassified for amounts associated with discontinued units. All operations for USRR and Good Ideas have been classified as Loss from Discontinued Operations.

                  Discontinued operations include management's best estimates of the amounts expected to be realized from the sale or liquidation of its toy operations. The amounts the Company will ultimately realize could differ in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

                  Sales, related losses and minority share of losses associated with the discontinued business units are as follows:


                                                                                      FOR THE YEAR ENDED MARCH 31,
                                                                                      ----------------------------
                                                                              1996             1995               1994
                                                                              ----             ----               ----
Sales                                                                      $ 2,400,750       $ 6,741,935      $ 6,739,689
                                                                           ===========       ===========      ===========
Loss from operations before minority interests                              (1,545,457)         (857,575)        (242,451)
Minority interest in loss                                                     $467,183           327,306         (127,445)
Loss from disposal, net of Minority interest of $143,671                    (1,326,267)                -                -
                                                                           -----------       -----------      -----------
Total Loss from Discontinued Operations                                    ($2,404,541)      ($  530,269)     ($  369,896)
                                                                           ===========       ===========      ===========



Assets and liabilities of discontinued operations included in the accompanying balance sheet include the following:

                                                             MARCH 31, 1996
                                                             --------------
                  Accounts receivable, net                   $  209,903
                  Inventories                                   749,359
                  Other current assets                            8,574
                  Fixed assets, net                             366,870
                  Other assets                                   12,808
                  Accounts payable                             (162,139)
                  Other Current Liabilities                     (63,575)
                  Non current liabilities                       (24,209)


The sale of certain of the net assets of USRR was completed on April 30, 1996 (See Note 16). The disposition of Good Ideas, either through the sale of assets or liquidation, is expected to be completed during the year ending March 31, 1997.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


NOTE 16--SUBSEQUENT EVENTS

  Management Changes

On April 18, 1996, James C. Witham and Karen B. Laustsen both submitted their resignations from their respective positions as executive officers and directors of the Company.

On the same date the following executive appointments were announced:

Robert Stutman was elected to the Board of Directors, elected Chairman of the Board and designated as Chief Executive Officer of the Company. Terms of compensation for Mr. Stutman include a base salary of $225,000 plus cash bonuses based upon attainment of business objectives. Terms of employment include a provision that, in the event of termination without cause prior to April 17, 1999, Mr. Stutman receives severance pay in the amount of his current base pay on the effective termination date through April 17,1999.

Linda H. Masterson was elected President and designated its Chief Operating Officer of the Company effective May 13, 1996. Terms of employment include a base salary of $175,000 and a grant of warrants to purchase 600,000 shares of the Common Stock at $3.125 exercisable over a four-year period. Terms of employment include a provision that, in the event of termination without cause, Ms. Masterson receives severance pay in the amount of one-year's base pay in effect on the termination date.

  Discontinued Operations

On April 30, 1996, the Company's subsidiary, USSR, completed the sale of certain of its assets, net of trade payables of $79,000, to Reclamation Resources, Inc., a private California corporation, for $150,000 cash and a $300,000 secured promissory note bearing interest at the rate of 7% per annum, with annual payments of $50,000 plus interest. The note contains a prepayment clause that enables USRR to receive 12 1/2% of product sales in excess of $1,400,000.

  Filing of S-4 Forms

During April and May, 1996, the Company filed two Registration Statements on Form S-4 under the Securities Act in an attempt, through consent solicitations, to acquire the common shares owned by the minority interests of U.S. Drug, its 67.0% owned public subsidiary, and Good Ideas, its 60.8% owned public subsidiary. If the Company is successful, it will own 100% of these subsidiaries. There is no assurance that either consent solicitation will be successfully completed.

  Acquisition of Robert Stutman & Associates, Inc.

On April 18, 1996, the Board of Directors approved, in principle, the acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate "Drug Free Workplace" programs. Robert Stutman served as President of RSA and was its largest stockholder. The acquisition was completed May 21, 1996. The purchase price was comprised of $2,100,000 in cash, $400,000 in notes, 500,000 shares of the Company's Common Stock and Common Stock purchase warrants to acquire 900,000 shares of the Company's Common Stock at $ 3.125 per share, which was the closing sales price of the Common Stock on April 17, 1996.

                  Proforma combined results of operations for the Company and RSA have not been presented herein because, prior to its acquisition by USAT on May 21, 1996, RSA was a Subchapter S corporation and distributed substantially all of its income to its shareholders. As a result of these distributions, proforma financial information would not affect reported earnings per share.

                  Pursuant to the acquisition of RSA, Brian Stutman, who is the son of Robert Stutman and was a shareholder of RSA, has been employed by USAT as its Director of Sales and Marketing. Brian Stutman's compensation agreement provides for an annual salary of $130,000, a bonus upon achievement of goals for the year ending March 31, 1997 and a one-time cash bonus of $30,000 upon ProActive satisfying certain performance standards. In the event that Brian Stutman is terminated without cause (as defined) during the first three years that he is employed by the Company, he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had he not been terminated and had he been employed by USAT for a period of three years ending May 20, 1999.

  Exercise of Warrants and Options

                  From April 1, 1996 through June 5, 1996, the Company has received gross proceeds of $4,242,000 from the exercise of warrants and options to purchase 2,353,449 shares of the Common Stock. The cash portion of the RSA acquisition agreement was paid from the proceeds of the warrant exercises.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Good Ideas Enterprises, Inc.


We have audited the statement of net assets in liquidation of Good Ideas Enterprises, Inc. (the "Company") as of March 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year ended. These financial statements are the repsonsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for each of the two years in the period ended March 31, 1995, were audited by other auditors whose report dated May 26, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

As more fully described in Note 14 to the financial statements, on February 26, 1996, the stockholders of the Company agreed to liquidate and dispose of the net assets of the Company and commenced the liquidation process. As a result, the Company has changed its basis of accounting as of March 31, 1996, and for the periods subsequent to that date, from the going-concern basis to a liquidation basis.

In our opinion, the 1996 financial statements present fairly, in all material respects, the net assets in liquidation of Good Ideas Enterprises, Inc. as of March 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles applied on the basis described in the preceding paragraph.


                                            ERNST & YOUNG LLP

                                        /s/ ERNST & YOUNG LLP


Riverside, California
May 20, 1996

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Good Ideas Enterprises, Inc.
Rancho Cucamonga, California

We have audited the accompanying balance sheet of Good Ideas Enterprises, Inc. as of March 31, 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all materials respects, the financial position of Good Ideas Enterprises, Inc. as of March 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1995 in conformity with generally accepted accounting principles.


                                      WOLINETZ, GOTTLIEB & LAFAZAN, P.C.


                                      /s/ Wolinetz, Gottlieb & Lafazan, P.C.






Rockville Center New York
May 26, 1995

                          GOOD IDEAS ENTERPRISES, INC.
                     STATEMENT OF NET ASSETS IN LIQUIDATION
                                 MARCH 31, 1996



                                     ASSETS

  Cash and Cash Equivalents                                                                          $    82,701
  Accounts Receivable (Net of Allowance For Bad Debts of $77,061)                                         61,612
  Inventories                                                                                            196,209
  Prepaid Expenses                                                                                         7,358
  Note Receivable - Parent                                                                             2,052,243
  Property and Equipment (Net of Accumulated Depreciation of $11,287)                                     15,801
  Other Assets                                                                                             6,808
                                                                                                     -----------

         Total Assets                                                                                  2,422,732
                                                                                                     -----------

                                   LIABILITIES

  Accounts Payable                                                                                        86,830
  Accrued Expenses                                                                                        28,858
  Capital Lease Obligations                                                                               22,519
  Reserve for Sale or Liquidation Costs                                                                  110,000
                                                                                                     -----------

         Total Liabilities                                                                               248,207
                                                                                                     -----------
  Commitments and Contingencies



NET ASSETS IN LIQUIDATION (Note 1) *                                                                 $ 2,174,525
                                                                                                     ===========


*  Comprised of the following:

Preferred Stock, $.001 Par Value, 2,000,000
    Shares Authorized, None Issued and Outstanding                                                   $       -

  Common Stock, $.001 Par Value, 20,000,000 Shares
    Authorized, Issued and Outstanding 3,948,680
    Shares at March 31, 1996                                                                               3,949

  Additional Paid-In Capital                                                                           5,768,662

  Accumulated Deficit                                                                                 (3,598,086)
                                                                                                     -----------
                                                                                                     $ 2,174,525
                                                                                                     ===========

    The accompanying notes are an integral part of the financial statements.

                                           GOOD IDEAS ENTERPRISES, INC.
                                                   BALANCE SHEET
                                                  MARCH 31, 1995

                                                      ASSETS

Current Assets:
  Cash and Cash Equivalents                                                                          $   351,355
  Accounts Receivable (Net of Allowance For Bad Debts of  $72,486)                                       317,207
  Inventories                                                                                            763,609
  Prepaid Expenses                                                                                       109,957
  Note Receivable - Affiliated Company                                                                 1,027,334
  Note Receivable - Parent                                                                             1,195,580
                                                                                                     -----------
         Total Current Assets                                                                          3,765,042

Property and Equipment (Net of Accumulated Depreciation of $78,402)
                                                                                                         170,597

Other Assets                                                                                              15,343

Total Assets                                                                                         $ 3,950,982
                                                                                                     ===========
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable                                                                                   $   142,222
  Accrued Expenses                                                                                        41,317
  Current Portion of Long-Term Debt                                                                        9,098
                                                                                                     -----------


         Total Current Liabilities                                                                       192,637

Long-Term Debt - Net of Current Portion                                                                   22,529

         Total Liabilities                                                                               215,166

Commitments and Contingencies

Stockholders' Equity:
  Preferred Stock, $.001 Par Value, 2,000,000
    Shares Authorized, None Issued and Outstanding                                                                             -

  Common Stock, $.001 Par Value, 20,000,000 Shares
    Authorized, Issued and Outstanding 4,065,200
    Shares                                                                                                 4,065

  Additional Paid-In Capital                                                                           5,763,545

  Accumulated Deficit                                                                                 (2,031,794)
                                                                                                     -----------

       Total Stockholders' Equity                                                                      3,735,816

Total Liabilities and Stockholders' Equity                                                           $ 3,950,982
                                                                                                     ===========

    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.
                            STATEMENTS OF OPERATIONS

                                                                   FOR THE YEARS ENDED
                                                                         MARCH 31,
                                                     -------------------------------------------------
                                                        1996               1995               1994
                                                     -----------        -----------        -----------
Net Sales                                            $ 1,508,819        $ 4,606,039        $ 5,544,221

Cost of Sales                                          1,345,349          3,281,999          4,057,259
                                                     -----------        -----------        -----------

Gross Profit                                             163,470          1,324,040          1,486,962
                                                     -----------        -----------        -----------

Operating Expenses:
  Selling, General and Administrative Expenses         1,278,633          1,924,078          1,487,811
  Management Fees - Parent                               225,000            305,121            425,150
  Writedown of Fixed Assets and Inventory to
    Net Realizable Value                                 258,388               --                 --
  Projected Costs Through Sale or Liquidation            110,000               --                 --
                                                     -----------        -----------        -----------
      Total Operating Expenses                         1,872,021          2,229,199          1,912,961
                                                     -----------        -----------        -----------

Loss From Operations                                  (1,708,551)          (905,159)          (425,999)
                                                     -----------        -----------        -----------

Other Income (Expense):
  Loss on Sale of Assets                                 (19,930)              --                 --
  Interest Expense - Parent                                 --               (3,862)          (163,554)
  Interest Income                                          3,516             41,930               --
  Interest Income - Parent                               157,813             20,803               --
  Interest Income - Affiliated Company                      --               47,379               --
  Other Income                                               860                602              7,222
                                                     -----------        -----------        -----------

         Total Other Income (Expense)                    142,259            106,852           (156,332)
                                                     -----------        -----------        -----------

Net Loss                                             $(1,566,292)       $  (798,307)       $  (582,331)
                                                     ===========        ===========        ===========

Weighted Average Common Shares Outstanding             3,968,372          4,065,200          2,942,000
                                                     ===========        ===========        ===========

Net Loss Per Common Share                            $      (.39)       $      (.20)       $      (.20)
                                                     ===========        ===========        ===========






    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994


                                                               ADDITIONAL          CAPITAL
                                               COMMON            PAID-IN        CONTRIBUTIONS       ACCUMULATED
                                                STOCK            CAPITAL          RECEIVABLE          DEFICIT             TOTAL
                                            -----------        -----------      -------------       -----------        -----------
Balance - April 1, 1993                     $     2,788        $      --         $    (1,788)       $  (651,156)       $  (650,156)

  Issuance of 170,000 Shares
  to Parent as Payment for
  $748,682 of Debt to Parent                        170            748,512              --                 --              748,682

  Surrender of 157,500 Shares
  as Consideration for New
  Employment Agreements                            (158)               158              --                 --                 --

  Sale of 1,200,000 Shares of
  Common Stock in Connection
  With Initial Public Offering,
  Net of Offering Costs of $1,265,129             1,200          4,733,671              --                 --            4,734,871


  Payment of Capital Contributions
  Receivable by Parent                             --                 --               1,788               --                1,788

  Net Loss for the Year Ended
      March 31, 1994                               --                 --                --             (582,331)          (582,331)
                                            -----------        -----------       -----------        -----------        -----------

Balance - March 31, 1994                          4,000          5,482,341              --           (1,233,487)         4,252,854

  Sale of 65,200 Shares of Common
  Stock in Connection With Over-
  allotment Provision of Initial
  Public Offering, Net of
  Offering Costs of $44,731                          65            281,204              --                 --              281,269

  Net Loss for the Year Ended
     March 31, 1995                                --                 --                --             (798,307)          (798,307)
                                            -----------        -----------       -----------        -----------        -----------

Balance - March 31, 1995                          4,065          5,763,545              --           (2,031,794)         3,735,816

  Issuance of 10,000 Shares of
  Common Stock to Officer for
  Compensation                                       10              4,990              --                 --                5,000

  Surrender of 126,520 Shares of
  Common Stock By Former Officer
  in Connection With Resignation                   (126)               127              --                 --                    1

  Net Loss for the Year Ended
     March 31, 1996                                --                 --                --           (1,566,292)        (1,566,292)
                                            -----------        -----------       -----------        -----------        -----------

Balance - March 31, 1996                    $     3,949        $ 5,768,662       $      --          ($3,598,086)       $ 2,174,525
                                            ===========        ===========       ===========        ===========        ===========



    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.
                            STATEMENTS OF CASH FLOWS


                                                                  FOR THE YEARS ENDED MARCH 31,
                                                                  -----------------------------
                                                            1996               1995               1994
                                                         -----------        -----------        -----------
Cash Flow From Operating Activities:
  Net Loss                                               $(1,566,292)       $  (798,307)       $  (582,331)
                                                         -----------        -----------        -----------
Adjustments to Reconcile Net Loss To Net Cash Used
    By Operating Activities:
      Provision For Bad Debts and Allowances                   4,575             27,273             45,213
      Depreciation                                            60,137             45,038             26,146
      Loss on Sale of Assets                                  19,930               --                 --
      Value of Common Stock Issued to Officer for
          Services                                             5,000               --                 --
      Writedown of Fixed Assets and Inventory to
          Net Realizable Value                               258,388               --                 --
      Projected Costs Through Sale or Liquidation            110,000               --                 --

  Changes in Operating Assets and Liabilities:
      (Increase) Decrease in Accounts Receivable             251,020            713,198           (689,676)
      (Increase) Decrease in Inventories                     370,400            (90,235)           248,702
      (Increase) Decrease in Prepaid Expenses                102,599            (15,764)           (69,623)
      (Increase) Decrease in Other Assets                      8,535             (5,508)            (2,990)
       Increase (Decrease) in Accounts Payable               (55,391)          (585,791)           231,118
       Increase (Decrease) in Accrued Expenses               (12,459)          (102,101)            67,729
                                                         -----------        -----------        -----------

  Total Adjustments                                        1,122,734            (13,890)          (143,381)
                                                         -----------        -----------        -----------

Net Cash Used By Operating Activities                       (443,558)          (812,197)          (725,712)
                                                         -----------        -----------        -----------

Cash Flow From Investing Activities:
  Purchase of Property and Equipment                         (14,846)           (54,715)          (126,310)
  Disposition of Property and Equipment                       28,187               --                 --
                                                         -----------        -----------        -----------
Net Cash Provided (Used) By Investing Activities              13,341            (54,715)          (126,310)
                                                         -----------        -----------        -----------





    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.
                            STATEMENTS OF CASH FLOWS
                                   (CONTINUED)


                                                                 FOR THE YEARS ENDED MARCH 31,
                                                                 -----------------------------
                                                           1996               1995               1994
                                                       -----------        -----------        -----------
Cash Flow From Financing Activities:
  Proceeds of Long-Term Debt                                  --               21,703             51,646
  Payments of Long-Term Debt                                (9,108)           (32,819)            (8,903)
  Proceeds From Sale of Common Stock Pursuant
    to Initial Public Offering                                --              326,000          6,000,000
  Expenses of Initial Public Offering                         --              (44,731)        (1,265,129)
  Net Repayment of Loan From Parent                           --             (437,283)          (720,282)
  Repayments of Notes Payable                                 --                 --              (26,518)
  Net Loans to Parent                                      170,671         (1,195,580)              --
  Loans to Affiliated Company                                 --           (1,027,334)              --
                                                       -----------        -----------        -----------
Net Cash Provided (Used) by Financing Activities           161,563         (2,390,044)         4,030,814
                                                       -----------        -----------        -----------

Increase (Decrease) in Cash and Cash Equivalents          (268,654)        (3,256,956)         3,178,792
Cash and Cash Equivalents - Beginning of year              351,355          3,608,311            429,519
                                                       -----------        -----------        -----------
Cash and Cash Equivalents - End of year                $    82,701        $   351,355        $ 3,608,311
                                                       ===========        ===========        ===========


Supplemental Disclosure of Cash Information:

  Cash Paid for Interest                               $     1,047        $     1,999        $     5,150
                                                       ===========        ===========        ===========
  Income Taxes Paid                                    $      --          $      --          $      --
                                                       ===========        ===========        ===========

Non-Cash Financing Activities:
    Value of Common Stock Issued as Payment
    of Debt to Parent                                  $      --          $      --          $   748,682
                                                       ===========        ===========        ===========
  Payment of Capital Contribution Receivable
    by Parent                                          $      --          $      --          $     1,788
                                                       ===========        ===========        ===========
  Repayment of Debt to Parent                          $      --          $      --          $    51,667
                                                       ===========        ===========        ===========






    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1996


NOTE 1--PLAN OF SALE OR LIQUIDATION AND BASIS OF PRESENTATION

         The Board of Directors of U.S. Alcohol Testing of America, Inc., ("USAT"), owner of 60.8% of the Common Stock of Good Ideas Enterprises, Inc. ("Good Ideas" or "the Company"), decided in its February 26, 1996 meeting to focus on its drug and alcohol testing and human resource provider business and to dispose of what it considered to be non core businesses, such as the Company. The USAT directors concluded that, because of the history of losses in the Company and what it believed to be the problems general in the toy industry, it would be difficult to make the Company's operations profitable in a reasonable amount of time, if ever. USAT management was authorized by its Board to seek offers to purchase the Company. There is no assurance that an acceptable offer will be received or as to the terms of such offer. If no acceptable offer is received, the USAT board intends to liquidate the Company by December 31, 1996. To facilitate this plan, in April 1996, USAT filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") to register shares of USAT's common stock to be issued to the minority stockholders of the Company upon consummation of a proposed merger of a wholly-owned subsidiary of USAT with and into the Company. (see Note 15 - Subsequent Events)

         Although there are no assurances that the minority stockholders will approve the merger, effective March 31, 1996 the Company changed its basis of accounting from the going concern basis to a liquidation basis. Under the liquidation basis of accounting assets are adjusted to amounts estimated to be realizable, liabilities are stated at anticipated settlement amounts and estimated costs of liquidating the Company are provided to the extent reasonably determinable. Accordingly, the Company has recorded a reserve for the estimated costs to sell or liquidate the Company. The historical cost basis balance sheet as of March 31, 1995 and the statements of operations, statements of stockholders' equity and cash flows for the years ended March 31, 1996, 1995 and 1994 have been prepared using the historical cost (going concern) basis of accounting on which the Company had previously been reporting its financial condition and results of operations.


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Organization  and  Business

         The Company was incorporated in Texas in December 1987 and reincorporated in Delaware in December 1993. The Company, which operates in a single industry segment, designed, manufactures, markets and distributes a variety of toy products for children.

         The Company is a 60.8%-owned subsidiary of USAT, a publicly-owned company (see Note 9).

Concentration of Credit Risk

         The Company sells its products to a number of retailers, with one customer Toys R Us, Inc. accounting for 51% of the fiscal 1996 sales. No significant amounts were outstanding from this major customer at March 31, 1996. The Company's customer base is comprised primarily of major national retailers. The financial strength of those customers are routinely reviewed and evaluated. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.

         Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, trade receivables and note receivable from USAT.

                          GOOD IDEAS ENTERPRISES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)



  Use of Estimates

         Liquidation accounting includes management's best estimates of the amounts expected to be realized on the sale or liquidation of the Company's business. The amounts the Company will ultimately receive could differ in the near term from the amounts assumed in evaluating the collectibility of accounts receivable and in arriving at the writedown of fixed assets and inventory to net realizable value and the projected costs through sale or liquidation.

  Cash and Cash Equivalents

         The Company considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents.

  Inventories

         In accordance with liquidation accounting described in Note 1, inventories at March 31, 1996 are stated at net realizable value. At March 31, 1995, inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

         In accordance with liquidation accounting described in Note 1, property and equipment is stated at net realizable value at March 31, 1996. At March 31, 1995, property and equipment were stated at cost. Depreciation is computed by straight-line method over the estimated useful lives of the related assets which range from 5 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.

  Management Services Agreement

         The amount of management fees charged to the Company by USAT has been determined by the anticipated diversion of USAT resources required to provide such services to the Company. Payments pursuant to this agreement were suspended after December 31, 1995 by USAT.

Stock Splits and Recapitalizations

         In December 1993, the Board of Directors approved the Company's reincorporation in the State of Delaware, including an increase in the common shares authorized from 1,000 shares, no par value, to 20,000,000 shares, $.001 par value, and 2,000,000 shares of preferred stock $.001 par value. The Board of Directors also approved a 27,875-for-1 stock split on the new Delaware common shares. All references to the number of shares of Common Stock and to per share data have been adjusted to reflect the stock split on a retroactive basis.

                          GOOD IDEAS ENTERPRISES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

         Sales are recorded as products are shipped. The Company provides a reserve for returns and allowances as a percentage of recorded sales. The Company does not make consignment sales.


   Income Taxes

         The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

   Accounting for Stock Based Compensation

         The Company accounts for shares of Common Stock and warrants issued to employees as compensation in accordance with the provisions of the Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its grants of Common Stock or warrants to employees in accordance with the provisions of APB 25. Accordingly, SFAS No. 123 is not expected to have any material impact on the Company's financial position or results of operations.


    Net Loss Per Common Share

         Loss per common share is based upon the weighted average number of common shares outstanding during the periods reported. Common stock equivalents have not been included in this calculation since their inclusion would be antidilutive.

                          GOOD IDEAS ENTERPRISES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996

NOTE 3--CASH AND CASH EQUIVALENTS

         Cash and cash equivalents are summarized as follows:

                                                             March 31,
                                                             ---------
                                                     1996                 1995
                                                   --------             --------
Cash in Banks                                      $ 77,951             $ 94,483
Money Market Funds                                    4,750              256,872
                                                   --------             --------

                                                   $ 82,701             $351,355
                                                   ========             ========

NOTE 4--INVENTORIES

         Inventories are summarized as follows:

                                                                                 March 31,
                                                                                 ---------
                                                                            1996            1995
                                                                          --------       ---------
Finished Goods                                                            $ 74,976       $ 293,282
Work in Process                                                             43,463          91,010
Raw Materials                                                              274,770         379,317
                                                                          --------       ---------

                                                                           393,209         763,609
Less:  Reserve for Writedown to Net Realizable Value                       197,000           --
                                                                          --------       ---------
                                                                          $196,209       $ 763,609
                                                                          ========       =========


NOTE 5--PROPERTY AND EQUIPMENT

         Property and equipment is summarized as follows:

                                                              March 31,
                                                              ---------
                                                         1996             1995
                                                       --------         --------
         Furniture and Fixtures                        $   --           $  7,233
         Office Equipment                                  --             46,567
         Warehouse Equipment                             27,088          176,685
         Vehicle                                           --             18,514
                                                       --------         --------
                                                         27,088          248,999
         Less: Accumulated Depreciation                  11,287           78,402
                                                       --------         --------

                                                       $ 15,801         $170,597
                                                       ========         ========

                          GOOD IDEAS ENTERPRISES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996

NOTE 6--NOTE RECEIVABLE - AFFILIATED COMPANY


         The note receivable from affiliated company at March 31, 1995 consisted of demand loans bearing interest at the rate of 8% per annum, due December 31, 1995 and was guaranteed by USAT, the common parent of both the Company and the affiliate. The note was assumed by USAT on September 30, 1995 (see note 7 below).


NOTE 7 --NOTE RECEIVABLE - PARENT


         The note receivable from USAT consisted of demand loans bearing interest at the rate of 8% per annum, due June 30, 1996 and secured by USAT's shares in the Company. The balance includes the assumption of a note receivable from an affiliated company (see Note 6). Subsequent to March 31, 1996, the due date of the note was extended to December 31, 1996 (see Note 15).


NOTE 8 --CAPITAL LEASE OBLIGATIONS

         As of March 31, 1996 and 1995, the Company had capital lease obligations totaling $22,519 and $31,627, respectively. The capital leases are payable in monthly installments due from February 1988 to January 1999.


NOTE 9--STOCKHOLDERS' EQUITY


         On May 7, 1992, the original two stockholders of the Company entered into a Stock Exchange Agreement and Plan of Reorganization with a subsidiary of USAT and an investor. This transaction made the Company a 55%-owned subsidiary of USAT, effective June 29, 1992. In November 1993, USAT acquired 100% ownership of the subsidiary and the subsidiary transferred all of its shares of Common Stock to USAT pursuant to the terms of a settlement agreement between USAT and the investor.

         In December 1993, William D. Robbins and Keith Parten surrendered to the Company for cancellation an aggregate of 157,500 shares of Common Stock as consideration for their new employment agreements.

         In December 1993, the Board of Directors approved the Company's reincorporation in the State of Delaware, including an increase in the common shares authorized from 1,000 shares, no par value, to 20,000,000 shares $.001 par value, and 2,000,000 shares of preferred stock, $.001 par value. The Board of Directors also approved a 27,875-for-1 stock split on the new Delaware common shares. All references to the number of shares of Common Stock and per share data have been adjusted to reflect the stock split on a retroactive basis.

         In December 1993, the Board of Directors approved the issuance of an additional 170,000 shares as payment for $749,000 of indebtedness to USAT. Concurrently therewith, capital contributions receivable were offset against loan payable-parent.

         On February 17, 1994, the Company completed an initial public offering of its Common Stock. The Company sold 1,200,000 shares at $5.00 per share and netted approximately $4,735,000. In connection with the offering, the underwriters were granted for a nominal fee Common Stock Purchase Warrants entitling the underwriters to purchase up to 120,000 shares at $7.50 per share. As a result of the sales of these securities, USAT had its ownership reduced to 60%.

                          GOOD IDEAS ENTERPRISES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996

NOTE 9--STOCKHOLDERS' EQUITY (CONTINUED)

         In April 1994, an additional 65,200 shares of Common Stock were sold pursuant to the initial public offering's over-allotment provision and the Company netted approximately $281,000. As a result of the sales of these securities, USAT had its ownership reduced to 59%.

         On May 5, 1995, Keith Parten resigned as director, Chief Operating Officer and President of the Company. Mr. Parten returned to the Company 126,520 shares of his Common Stock. Such shares were canceled by the Company. The cancellation of these shares increased USAT ownership interest in the Company from 59% to 60.8%.

         On December 1, 1995, 10,000 shares of Common Stock were issued to an officer for compensation.

NOTE 10--STOCK OPTION/STOCK ISSUANCE PLAN

         In December 1993, the Board of Directors approved a stock option/stock issuance plan which covers 500,000 shares of the Company's Common Stock. Both the Discretionary Option Grant Program and the Stock Issuance Program call for options to be granted at an exercise price not less than 85% of fair market value of such shares on the grant date. Each option granted will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company. The vesting period may vary subject to each program's terms.

         In December 1993, a total of 37,000 stock options with an exercise price of $4.40 per share were granted to five directors.

         A summary of stock option activity follows:



                                       Incentive Stock Options            Non-Statutory Options
                                       ------------------------       ------------------------------
                                       Number       Price Range       Number             Price Range
                                       of Shares    Per Share         of Shares          Per Share
                                       ---------    -----------       ---------          -----------
Outstanding - April 1, 1993                --            --               --               $  --
  Granted                                  --            --             37,500                4.40
                                                                       -------             -------
Outstanding - March 31, 1994               --            --             37,500                4.40
  Granted                                                                 --                  --
                                                                                           -------
Outstanding - March 31, 1995               --            --             37,500                4.40
  Granted                                  --            --               --                  --
  Expired                                  --            --            (15,000)               4.40
                                                                       -------             -------
Outstanding - March 31, 1996               --         $  --             22,500             $  4.40
                                        =======       =======          =======             =======

                          GOOD IDEAS ENTERPRISES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996


NOTE 11--MAJOR CUSTOMERS AND SUPPLIERS


         During the years ended March 31, 1996, 1995 and 1994, a small group of customers accounted for the major share of the Company's net sales for such periods. The following is a summary of customers comprising 10% or greater of the Company's net sales:

         Year Ended March 31,                  Number of  Customers           Percentage of  Net Sales
         --------------------                  --------------------           ------------------------
                 1996                                 One                              51%
                 1995                                 Two                              59% and 21%
                 1994                                 Two                              57% and 10%

         Included in account receivable as of March 31, 1996 and 1995 are amounts due from its major customers totaling $3,000 and $268,000, respectively.

         During the year ended March 31, 1996, the Company contracted for the manufacture of a majority of its products from three suppliers.


NOTE 12--COMMITMENTS AND CONTINGENCIES

  Concentration of Credit Risk

         The Company's financial instruments that are exposed to concentration of credit risk consist of cash and cash equivalents. At times, such amounts are in excess of the FDIC insurance limits.

         The Company's customer base is comprised primarily of major national retailers. The financial strength of those customers are routinely reviewed and evaluated.

  Employment Agreements

         In December 1993, the Company entered into a new employment agreement with one of its officers which became effective on January 1, 1994 and terminates on December 31, 1996. The agreement provides for an aggregate annual minimum salary of $160,000 as well as for reimbursement of related business expenses incurred.

         Effective April 1, 1994, the Company entered into a three-year employment agreement with an executive providing for an aggregate annual minimum salary of $55,000 as well as for reimbursement of related business expenses incurred. The executive resigned in April, 1996 (see Note 15).

         On May 12, 1995, the Company entered into a two-year employment agreement, effective June 1, 1995, with a new Chief Operating Officer. The agreement provides for an aggregate minimum annual salary of $110,000 as well as reimbursement of related business expenses incurred. The executive and his employment agreement were transferred to another subsidiary of USAT, the common Parent, during September 1995.

                          GOOD IDEAS ENTERPRISES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996

  Management Agreement - Parent

         On April 1, 1993, the Company entered into a Management Agreement with USAT which obligates the Company to pay ten (10.0%) percent of its product sales as consideration for administrative management services to be provided by USAT. Prior to April 1, 1993, the Company paid management fees at the rate of $25,000 per month.

         In December 1993, the Company entered into a new Management Services Agreement with USAT. Under the terms of the revised agreement, which is retroactive to October 1, 1993, the Company is obligated to pay a management fee of $25,000 per month plus five (5.0%) percent of its annual gross revenue in excess of $5,000,000. The new agreement expired on September 30, 1994, and pursuant to the terms of the agreement, was automatically renewed for one year. At September 30, 1995, the agreement was automatically renewed for another year. The Board of Directors of USAT suspended the management fee retroactive to January 1, 1996, at its February 26, 1996 meeting in view of its decision to sell or liquidate the Company by December 31, 1996.

NOTE 13--INCOME TAXES

         For income tax purposes the Company has net operating loss carryforwards at March 31, 1996 of approximately $3,085,000, expiring from December, 2007 to March 31, 2011 if not offset against future federal taxable income.

         Pursuant to Section 382 of the Internal Revenue Code, due to changes in the ownership of the Company, the utilization of these loss carryforwards may be subject to an annual limitation based on a long-term tax exempt rate.

         Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate as a result of the following:


                                                                                 March 31,
                                                              ----------------------------------------------
                                                                1996               1995               1994
                                                              ---------          ---------         ---------
Computed "Expected" Tax Benefit                               $ 401,000          $ 263,000         $ 204,000
Decrease in Tax Benefit Resulting from:
  Net Operating Loss for which no Benefit
  is Currently Available                                       (401,000)          (263,000)         (204,000)
                                                              ---------          ---------         ---------
                                                              $    --            $   --            $    --
                                                              ==========         =========         =========

         The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below.


                                                                                 March 31,
                                                            -----------------------------------------------
                                                               1996                1995              1994
                                                            ----------           --------          --------
Net Operating Loss Carryforward                             $1,085,000           $684,000          $421,000

Less:  Valuation Allowance Under SFAS No. 109                1,085,000            684,000           421,000
                                                            ----------           --------          --------

Net Deferred Tax Assets                                $     --                $    --                 $    --
                                                       ==========              ==========              =========

                          GOOD IDEAS ENTERPRISES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996



NOTE 14--SALE OR LIQUIDATION OF THE COMPANY

The Board of Directors of USAT, at its February 26, 1996, meeting reached a decision to either sell or liquidate the Company.

Accordingly, the financial statements reflect a writedown of inventory and fixed assets in the amount of approximately $258,000 to reduce the carrying values of these assets to estimated net realizable value.

In addition, the Company in fiscal 1996 projected cost of operations through the date of sale or liquidation totaling $110.000.



NOTE 15--SUBSEQUENT EVENTS


         During April 1996, USAT filed a Registration Statement on Form S-4 under the Securities Act in an attempt, through a consent solicitation, to acquire the common shares owned by the minority interest and thus own 100% of the Company. There is no assurance that such solicitation will be successfully completed.

         During April 1996, an executive of the Company with an employment contract scheduled to terminate on March 31, 1997 resigned her position and will receive $10,000 in severance compensation.

         On June 25, 1996, the Board of Directors extended the due date of the note receivable from USAT to December 31, 1996. All other terms and conditions of the note remain unchanged.

                                                                  Appendix A

                                     FORM OF
                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of April 12, 1996 by and among U.S. Alcohol Testing of America, Inc., a Delaware corporation ("USAT"), Good Ideas Acquisition Corp., a Delaware corporation ("Acquisition"), and Good Ideas Enterprises, Inc., a Delaware corporation ("Good Ideas").

                                   WITNESSETH:

         WHEREAS, of the 3,948,680 shares of the common stock, $.001 par value (the "Good Ideas Common Stock"), of Good Ideas outstanding as of the date hereof, USAT is the owner of 2,400,000 shares and 1,548,680 shares (the "Minority Good Ideas Common Stock") are owned by persons other than USAT (the "Good Ideas Minority Stockholders");

         WHEREAS, the Board of Directors of each of USAT and Acquisition have each adopted, approved and authorized the execution and delivery of this Agreement and Plan of Merger (the "Agreement") so as to implement the subject merger in compliance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the "GCL");

         WHEREAS, because of the relationships of three of the four directors of Good Ideas to USAT as current or former directors thereof and of all four Directors of Good Ideas as stockholders of USAT, the Board of Directors of Good Ideas has only authorized execution and delivery of the Agreement on the condition that approval of the subject merger by Good Ideas shall only be effected as a result of the obtaining of consents thereto from the holders of more than 50% of the Minority Good Ideas Common Stock;

         WHEREAS, the Board of Directors of Good Ideas intends to, and shall, submit this Agreement and the subject merger to the stockholders of Good Ideas for approval to the extent required by the applicable provision of GCL; and

         WHEREAS, in connection with the subject merger and solicitation of stockholder consent thereto, USAT shall file a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement to include as Part I thereof the prospectus and consent solicitation statement to be transmitted to the Good Ideas Minority Stockholders (such prospectus and consent solicitation statement, as from time to time amended and/or supplemented, hereinafter referred to as the "Consent Solicitation Statement-Prospectus") (a) with respect to the solicitation of consents from the Good Ideas Minority Stockholders to the subject merger pursuant to Section 228 of the GCL and Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (b) with respect to the distribution of the shares of the USAT common stock, $.01 par value (the "USAT Common Stock"), to the Good Ideas Minority Stockholders in exchange for their shares of the Good Ideas Common pursuant to the terms of this Agreement and the subject merger;

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto do hereby agree as follows:

         1. THE MERGER. Subject to the terms and conditions hereinbelow set forth, on the Effective Date (as hereinafter defined in Section 10 hereof) Acquisition shall be merged with and into Good Ideas (the "Merger") and, in connection therewith:

                  (a) except to the extent provided or permitted by applicable law, the separate existence of Acquisition shall cease and terminate;

                  (b) Good Ideas, as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware and shall possess all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of, and be subject to all of the restrictions, disabilities and duties of, Acquisition;

                  (c) all of the assets and property of Acquisition of every kind, nature and description (real, personal and mixed and both tangible and intangible) and every interest therein, wheresoever located, including, without limitation, all debts or other obligations belonging or due to Acquisition, all stock subscriptions, claims and choses in action shall be, and be deemed to be, vested, absolutely and unconditionally, in Good Ideas (to the same extent, degree and manner as previously vested in Acquisition); and

                  (d) all debts and obligations of Acquisition, all rights of creditors of Acquisition and all liens or security interests encumbering any of the property of Acquisition shall be vested in Good Ideas and shall remain in full force and effect without modification or impairment and shall be, and be deemed to be, enforceable against Good Ideas and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by Good Ideas in its own name and for its own behalf. Without limiting the generality of the foregoing, Good Ideas specifically assumes all continuing obligations which Good Ideas would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in Acquisition's By-Laws and/or by resolution of its Board of Directors and pursuant to the GCL, with respect to any and all claims arising out of actions taken or omitted by such officers and director prior to the Effective Date.

         2. INSTRUMENTS OF CONVEYANCE. Without limiting the generality of the provisions of Section 1 hereof and/or the succession provisions of applicable law, the officers and directors of Acquisition last in office shall (to the extent they, or any of them, possess and/or may exercise the power to do so) execute, deliver and/or record such deeds and/or other instruments of transfer and/or conveyance, and take or cause to be taken, such other and further actions, as the case may be, as shall be reasonably requested by Good Ideas or USAT, or their legal counsel, to vest, perfect, confirm, implement the transfer of, or establish in the name, on behalf or for the account or the benefit of Good Ideas, title and/or possession of any or all of the assets, property, property interests, rights, privileges, immunities, powers and franchises owned and/or exercisable by Acquisition (or in which Acquisition had an interest and/or the power to exercise immediately prior to the Effective Date) and which was vested, or intended to be vested, in Good Ideas pursuant to the provisions of this Agreement and the Merger.

         3. CONSTITUTIONAL DOCUMENTS, DIRECTORS AND OFFICERS. On and as of the Effective Date:

                  (a) The Certificate of Incorporation of Good Ideas on such date in full force and effect shall be the Certificate of Incorporation of Good Ideas, as the surviving corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided by the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by Good Ideas;

                  (b) The By-Laws of Good Ideas on such date in full force and effect shall be the By-Laws of Good Ideas, as the surviving corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided in the Certificate of Incorporation of Good Ideas and/or the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by Good Ideas.

                  (c) The members of the Board of Directors and the officers of Good Ideas, the surviving corporation, shall consist of the persons described on Exhibit "A" annexed hereto and made a part hereof, each of such persons to hold such membership and/or officership as provided in the By-Laws and/or the GCL.

                  (d) The Certificate of Incorporation of USAT on such date in full force and effect shall be the Certificate of

Incorporation of USAT until the same shall be altered, amended, modified, terminated or rescinded in the manner provided by the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by USAT.

                  (e) The By-Laws of USAT on such date in full force and effect shall be the By-Laws of USAT until the same shall be altered, amended, modified, terminated or rescinded in the manner provided in the Certificate of Incorporation of USAT and/or the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by USAT.

         4. CONVERSION RATES. On the Effective Date the shares of the Good Ideas Common Stock shall be converted and exchanged into shares of the USAT Common Stock (and options, warrants and similar rights exercisable with respect to shares of the Good Ideas Common Stock shall become exercisable with respect to shares of the USAT Common Stock) in the following manner:

                  (a) Each issued and outstanding share of the Good Ideas Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into a number of shares of the USAT Common Stock having a value of One Dollar ($1.00) per share; provided, however, that to the extent any holder of the Good Ideas Common Stock shall be entitled, as a result of the foregoing conversion and exchange, to receive less than a whole share of the USAT Common Stock, then and in any such event:

                           (i) no fractional share and/or fractional interest in
a whole share shall be issued and

                           (ii) the fractional interest of such holder shall be
liquidated for cash equivalent calculated on the basis of the closing sales price of the USAT Common Stock on the Effective Date or on the first day thereafter that such price is available.

The number of shares, or that portion of a share, of the USAT Common Stock that has a value of $1.00 per share shall be determined by computing the average of the closing sales prices per share of the USAT Common Stock as reported on the American Stock Exchange during the 30 days prior to the record date set by the Board of Directors of Good Ideas pursuant to Section 213 of the GCL for the solicitation of consents pursuant to Section 228 of the GCL for the adoption of the Merger pursuant to Section 251 of the GCL.

                  (b) Each outstanding warrant expiring February 16, 1999 (the "Warrant") to purchase shares of the Good Ideas Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into a warrant to purchase shares of the Good Ideas Common Stock equal to the number of shares that the holder would have received under Section 4(a) hereof had the warrant been exercised immediately prior to the Effective Date. The exercise price and the expiration date of the Warrant shall not be changed.

                  (c) Each option expiring December 17, 2003 (the "Option") to purchase shares of the Good Ideas Common Stock shall be canceled on the Effective Date.

                  (d) Anything in this Section 4 to the contrary notwithstanding:

                           (i) Any and all issued shares of the Good Ideas
Common Stock owned by Good Ideas and held as treasury stock shall be canceled and retired and no shares of the USAT Common Stock shall be issued with respect thereto;

                           (ii) Any and all issued shares of the Good Ideas
Common Stock owned by USAT, except for ten (10) shares, shall be canceled and retired and no shares of the USAT Common Stock shall be issued to USAT with respect thereto;

                           (iii) Good Ideas shall secure from each person who
holds an Option to purchase shares of the Good Ideas Common Stock and who is a current director of Good Ideas a waiver of the Option so that it is not assumed by USAT or exercisable by the holder thereof;

                           (iv) Upon the issuance of shares of the USAT Common
Stock to the Good Ideas Minority Stockholders in exchange for their shares of the Good Ideas Common Stock, there shall be credited to the capital account of USAT an amount equal to the average of the closing sales prices per share of the USAT Common Stock as determined in accordance with subsection (a) of this
Section 4 and, of the amount so credited, the portion thereof in excess of the aggregate par value thereof shall be credited to the capital surplus account; and

                           (v) Upon the issuance of shares of the USAT Common
Stock to the Good Ideas Minority Stockholders all shares of the Good Ideas Common Stock shall be canceled except for the ten (10) shares held by USAT as described in subsection (d)(ii) of this Section 4.

         5. APPOINTMENT OF EXCHANGE AGENT. Prior to the Effective Date USAT shall, subject to the provisions of Paragraph 8 hereof:

                  (a) Designate U.S. Stock Transfer Corporation (the "Exchange Agent") to implement the exchange (subsequent to the

Effective Date) of certificates representing shares of the Good Ideas Common Stock (the "Old Certificates") for certificates representing shares of the USAT Common Stock (the "New Certificates");

                  (b) engage the Exchange Agent for a period of the lesser of
(i) 12 consecutive months following the Effective Date and (ii) the date on which all of the Old Certificates held by the Good Ideas Minority Stockholders have been surrendered for the New Certificates; and

                  (c) provide to the Exchange Agent sufficient supplies of New Certificates so as to enable a holder of an Old Certificate(s) to surrender such Certificate(s) and receive New Certificate(s).

         6. CERTIFICATE EXCHANGE. Subsequent to the Effective Date the issuance and distribution of New Certificates in exchange for Old Certificates shall be implemented as follows:

                  (a) As promptly after the Effective Date as shall be reasonably possible, the Exchange Agent shall be directed to, and shall, notify (the "Notification") each holder of an Old Certificate of the consummation of the Merger, the availability of New Certificates and a description of the procedure to be followed (and documents to be executed and submitted) in connection with the surrender of the Old Certificate and the issuance of the New Certificate. Upon compliance by a holder thereof with the requirements for the certificate surrender and issuance specified in the Notification, the Exchange Agent shall be directed to, and shall, issue and transmit to such holder New Certificates (representing that number of shares of the USAT Common Stock to which such holder shall be entitled as herein provided). Until surrendered and replaced as aforesaid:

                           (i) each Old Certificate shall, and be deemed to,
represent and evidence (for all corporate purposes other than the payment of dividends and other distributions) that number of shares of the USAT Common Stock into which the shares of the Good Ideas Common Stock therein referred to are convertible and exchangeable as herein provided and

                           (ii) each Old Certificate shall not be transferable
on the books and records of Good Ideas and/or USAT.

                  (b) From and after the Effective Date any and all dividends and/or distributions of every kind, nature or description declared and payable by USAT on, or with respect to, the USAT Common Stock to any holder of an Old Certificate (collectively "Distributions") shall be paid, retained, invested and paid over as follows:

                           (i) Until such time as the Old Certificate is
surrendered for replacement by a New Certificate(s) as herein provided, no Distribution shall be paid over by USAT and/or the Exchange Agent to such holder on, or with respect to, the shares of the USAT Common Stock evidenced by such Old Certificate;

                           (ii) All Distributions payable on, or with respect
to, shares of the USAT Common Stock represented by Old Certificates shall be paid over by USAT to the Exchange Agent and dealt in and with by the Exchange Agent as follows:

                           (A) All Distributions in cash shall be deposited by
the Exchange Agent in an interest bearing account (the "Distribution Account") and retained and disposed of as hereinbelow provided;

                           (B) Upon surrender by, or on behalf of, a holder of
an Old Certificate for surrender and replacement as hereinabove provided (or satisfactory proof of loss and an indemnity in favor of, and acceptable to, USAT and the Exchange Agent), the Exchange Agent shall pay over and/or deliver to such holder (in addition to the New Certificate(s) to which such holder shall be entitled) (y) the principal amount of any cash dividends and any property (other than shares of the USAT Common Stock) previously received by the Exchange Agent with respect to the shares of the USAT Common Stock evidenced by such Old Certificate and (z) a certificate representing any shares of the USAT Common Stock forming part of any Distribution made prior to the date of any such surrender;

                           (C) Any and all interest earned and/or credited on,
or with respect to, Distributions shall be applied by the Exchange Agent to the payment of its fees and disbursements and the remainder, if any, paid over to USAT upon the termination of the engagement of the Exchange Agent.

                  (c) From and after the Effective Date the sole rights of the holders of Old Certificates (except as otherwise provided by law) shall be those to which they are entitled as owners of the USAT Common Stock into which the shares of the Good Ideas Common Stock evidenced by such Old Certificates shall have been converted as herein provided.

         7. TRANSFERS. If the holder of any Old Certificate desires that the New Certificate to be issued in replacement therefor (as hereinabove provided) is to be issued in a name other than that on the Old Certificate which it replaces, any such issuance shall be subject to and conditioned upon:

                  (a) Delivery to the Exchange Agent of the Old Certificate duly endorsed in blank or accompanied by a duly executed stock assignment power and otherwise in form for transfer acceptable to the Exchange Agent and

                  (b) Payment to USAT or the Exchange Agent of any and all transfer and/or other taxes payable, in the opinion of the Exchange Agent, by reason of the issuance and/or transfer of such New Certificate and/or the shares of the USAT Common Stock evidenced thereby.

         8. TERMINATION OF EXCHANGE AGENT. Upon the termination of the Exchange Agent's engagement as hereinabove provided, the Exchange Agent shall deliver to USAT the then balance of the Distribution Account and, upon such delivery, the Exchange Agent shall have no further duties or obligations as exchange agent to USAT, Acquisition, Good Ideas or their respective stockholders. Thereafter, the duties to be performed by the Exchange Agent as described in Sections 6 and 7 hereof shall be performed by USAT in lieu of, and instead of, the Exchange Agent. All blank stock certificates evidencing the USAT Common Stock shall be retained by the Exchange Agent for utilization by it in the performance of its duties as transfer agent for, and with respect to, the USAT Common Stock.

         9. THE CLOSING. The closing of the transactions contemplated by this Agreement shall take place on such date, at such place and at such time within five (5) business days after the satisfaction or waiver of the last of the conditions set forth in Sections 17 and 18 hereof as shall be designated by USAT. The closing of such transactions shall be referred to herein as the "Closing" and the date of the Closing shall be referred to herein as the "Closing Date"; and the Closing Date may be the same as the Effective Date.

         10. THE EFFECTIVE DATE. Subject to the satisfaction and/or waiver of the conditions herein described, the Merger shall become effective (the "Effective Date") as at the close of business on the date specified in the Certificate of Merger to be filed in the manner required by the GCL or, if none, on the date of filing. Upon the receipt by Good Ideas of consents from the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock held by the Good Ideas Minority Stockholders and of a consent from USAT to the Merger, Good Ideas and Acquisition shall cause to be filed the Certificate of Merger in the manner required by the GCL. Subject to the provisions of Section 19 hereof, such filing shall be made on, or as soon as practicable after, the Closing Date; and the parties hereto shall thereafter execute, acknowledge, deliver and/or record such other and further instruments, documents or certificates and/or take and perform such other and further actions as may be required to effect and/or implement the Merger. If the Merger is consummated, USAT will take such actions as are necessary to deregister the Good Ideas Common

Stock pursuant to Section 12(b) of the Exchange Act and to delist the Good Ideas Common Stock from the Pacific Stock Exchange.

         11. THE REGISTRATION STATEMENT AND CONSENT SOLICITATION STATEMENT. In connection with the preparation, utilization and/or distribution of the Consent Solicitation Statement-Prospectus to be issued and distributed to the Good Ideas Minority Stockholders in connection with the Merger and the preparation and utilization of the Registration Statement of which the Consent Solicitation Statement-Prospectus constitutes Part I thereof, the parties shall follow the procedures as provided in this Section 11.

                  (a) The parties hereto shall cooperate in the preparation thereof consistent with the applicable requirements of the GCL, the Securities Act and the Exchange Act and the rules and regulations promulgated under the Securities Act and the Exchange Act by the Securities and Exchange Commission (the "SEC"); and, without limiting the generality of the foregoing, each of USAT and Good Ideas shall promptly supply to the other any and all information and material (relating to itself and/or the subject transaction) as may be requested or required in connection with the preparation and filing of the Registration Statement, including, without limitation, all information concerning their respective officers, directors and principal stockholders that is reasonably requested for inclusion in the Consent Solicitation Statement- Prospectus; and each shall take and perform such other and further acts and actions as shall be necessary or appropriate to cause the prompt preparation, completion, filing, review, finalization and clearance of the Registration Statement.

                  (b) Subject to the Registration Statement being declared effective by the SEC, the Consent Solicitation Statement-Prospectus and any other communication required by the Exchange Act or the rules and regulations promulgated thereunder or reasonably requested by USAT shall be mailed by Good Ideas or its transfer agent to the Good Ideas Minority Stockholders as soon after such effective date as is reasonably possible. Subsequent thereto Good Ideas shall transmit to the Good Ideas Minority Stockholders such amended and/or supplemental consent solicitation materials as may be necessary, in light of subsequent developments or otherwise, to render the Consent Solicitation Statement-Prospectus, as so amended or supplemented, not false or misleading with respect to any material fact and so as not to omit to state any information necessary to make the statements made, within the context made, not misleading. Prior to the Effective Date (or earlier termination of this Agreement) neither party hereto shall distribute any material (other than the Consent Solicitation Statement-Prospectus as herein provided) which might constitute, or be deemed to constitute, a "prospectus" relating to the Merger within the meaning of the Securities Act without the prior written consent of all of the parties hereto in each instance.

                  (c) Good Ideas hereby authorizes the utilization by USAT in the Registration Statement or in any filing with a state securities administrator of all information concerning Good Ideas either provided to USAT by Good Ideas in connection with or contained in the Consent Solicitation Statement-Prospectus and/or contained in any filings heretofore made by Good Ideas pursuant to the Securities Act and/or the Exchange Act. Good Ideas shall promptly advise USAT if at any time any of such information or material is or becomes incorrect, inaccurate or incomplete in any material respect and, in connection therewith, Good Ideas shall provide USAT with such information and material as shall be needed to correct any such inaccuracy or omission. USAT shall promptly advise Good Ideas if at any time any of the information or material contained in the Registration Statement and supplied by USAT is or becomes incorrect, inaccurate or incomplete in any material respect. USAT shall cause the preparation, review, clearance, approval and distribution of such amended or supplemented material as shall be necessary to correct or eliminate any such inaccuracies and/or omissions as provided in this Section 11(c).

                  (d) Each of USAT and Good Ideas covenants and warrants to the other that any and all information and/or material supplied by it to the other and/or in connection with the Registration Statement and/or the within transactions (i) will, at the time made and at each Relevant Date (as hereinafter defined), be true and correct in all material respects; (ii) will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder by the SEC; and (iii) will not contain any statement which, at the time made and at each Relevant Date and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein made not false or misleading. For the purposes of this Agreement, the term "Relevant Date" shall be and mean each of (x) the effective date of the Registration Statement, (y) the mailing date of the Consent Solicitation Statement-Prospectus and (z) the Effective Date. Each of USAT and Good Ideas specifically agrees to indemnify and hold harmless the other (and their respective officers, directors, employees, agents and representatives) from and against any and all costs, expenses, losses, demands, claims and liabilities of every kind, nature and description (including reasonable attorneys' fees) arising out of, or relating to, any breach or anticipatory breach by it of its duties and obligations pursuant to this Section 11(d).

                  (e) USAT does hereby agree to indemnify and hold harmless Good Ideas and each of its directors and officers, and each person, if any, other than USAT who controls Good Ideas within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities, joint or several (including, without limitation, reasonable attorneys' fees as herein provided), to which they or any of them may become subject under the Securities Act, any other statute, common law or otherwise and, except as provided below, shall reimburse Good Ideas and each such director, officer or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions and/or claims, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions result from a breach or alleged breach of the representations and warranties contained in Sections 13 or 14 hereof or are based upon any untrue statement of alleged untrue statement of a material fact contained in the Registration Statement or the Consent Solicitation/Prospectus or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such untrue statement or omission or alleged untrue statement or omission is with respect to the description of USAT or as to the terms of its offer. Promptly after receipt by a party to be indemnified pursuant to this Section 11(e) (the "Indemnitee") of notice of the commencement of any action in respect of which indemnity may be sought against USAT hereunder, the Indemnitee will promptly notify USAT in writing of the commencement thereof and USAT shall, subject to the provisions stated below, assume the defense of the action (including the employment of counsel, who shall be counsel reasonable satisfactory to Good Ideas), and shall make payment of expenses (including attorneys' fees as herein provided) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against USAT. The Indemnitee or Indemnitees shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such separate counsel shall not be at the expense of USAT unless the employment of such separate counsel has been specifically authorized by USAT or there is a conflict of interest which under the canon of ethics requires the employment of separate counsel. USAT shall not be liable to any Indemnitee for any settlement of any action effected without USAT's consent. Notwithstanding any provision of this Agreement to the contrary, the obligations of USAT hereunder shall survive the consummation of the transactions contemplated by this Agreement.

         12. GOOD IDEAS REPRESENTATIONS AND WARRANTIES. In order to induce USAT and Acquisition to execute and perform this Agreement, Good Ideas does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective
Date) as follows:

                  (a) Good Ideas is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted.

                  (b) Subject only to the consent of its stockholders as required by the GCL: (i) Good Ideas has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by Good Ideas of the transactions herein contemplated and the compliance by Good Ideas with the terms of this Agreement have been duly authorized by Good Ideas; (iii) this Agreement is the valid and binding obligation of Good Ideas, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by Good Ideas and the consummation by Good Ideas of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or ByLaws of Good Ideas or (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Good Ideas pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Good Ideas is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected.

         13. USAT REPRESENTATIONS AND WARRANTIES. In order to induce Good Ideas to execute and perform this Agreement, USAT does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective Date) as follows:

                  (a) USAT is a corporation duly organized, validly existing and in standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. USAT is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties or financial conditions of USAT. USAT has no subsidiaries other than as set forth on Exhibit "B" annexed hereto and made a part hereof (the "Subsidiaries"). USAT owns and has and marketable title in and to 100% of the issued and outstanding capital stock (of all classes) of each of the Subsidiaries, free and clear of all liens, security interests, claims and encumbrances and rights and options of others, except as set forth on Exhibit "B".

                  (b) Each of the Subsidiaries (other than Good Ideas as to which USAT makes no representation) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties or finances of such Subsidiary.

                  (c) (i) USAT has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by USAT of the transactions herein contemplated and the compliance by USAT with the terms of this Agreement have been duly authorized by USAT; (iii) this Agreement is the valid and binding obligation of USAT, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by USAT and the consummation by USAT of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-Laws of USAT, (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of USAT pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which USAT is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected; (C) to the best knowledge of USAT, after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over USAT and/or any of the Subsidiaries (other than Good Ideas as to which USAT makes no representation), or any of their respective properties or businesses; or (D) have any effect on any license, permit, certification, registration, approval, consent or other authorization necessary for USAT and/or any of the Subsidiaries (other than Good Ideas as to which USAT makes no representation) to own or lease and operate any of its respective properties and to conduct its businesses or the ability of USAT and/or any of the Subsidiaries (other than Good Ideas as to which USAT makes no representation) to make use thereof. No consent, approval, authorization or order of any court, governmental agency, authority or body (other than as required pursuant to the Securities Act, the Exchange Act and/or state securities or "take over" statutes and the rules and regulations promulgated under any of the foregoing and/or any party to an agreement to which USAT is a party and/or by which it is bound) is required in connection with the execution, delivery and performance of this Agreement and/or the consummation by USAT of the transactions contemplated by this Agreement.

                  (d) Neither USAT nor any of the Subsidiaries (other than Good Ideas as to which USAT makes no representation) is in violation of, or in default under, (i) any term or provision of its Certificate of Incorporation or By-Laws; (ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties or business is, or may be, bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business, including, without limitation, all reporting obligations pursuant to the Exchange Act and the rules and regulations promulgated thereunder. USAT and each Subsidiary (other than Good Ideas as to which USAT makes no representation) owns, possesses or has obtained all governmental and other licenses, permits, certifications, registrations, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no proceedings pending or, to the best of its knowledge, threatened or any basis therefor existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

                  (e) Prior to the date hereof USAT has delivered to Good Ideas the audited consolidated financial statements (the "USAT Audited Financial Statements") and unaudited interim financial statements (the "USAT Interim Financial Statements") described on Exhibit "C" annexed hereto and made a part hereof (collectively the

"USAT Financial Statements). The USAT Audited Financial Statements fairly present the financial position of USAT and the Subsidiaries as of the respective dates thereof and the results of operations, and the changes in financial position of USAT and the Subsidiaries, for each of the periods covered thereby. The USAT Audited Financial Statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis throughout the entire periods involved. The USAT Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Item 310 of Regulation S-K of the SEC. Accordingly, the interim financial statements may not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of USAT's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. As of the date of any balance sheet forming a part of the USAT Financial Statements and, except as and to the extent reflected or reserved against therein, neither USAT nor any of the Subsidiaries (other than Good Ideas as to which USAT makes no representation) had any material liabilities, debts, obligations or claims (absolute or contingent) asserted against it or them and/or which should have been reflected in a balance sheet or the notes thereto; and all assets reflected thereon are properly reported and present fairly the value of the assets therein stated in accordance with generally accepted accounting principles.

                  (f) The financial and other books and records of USAT and each of the Subsidiaries (other than Good Ideas as to which USAT makes no representation) are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices.

                  (g) USAT and the Subsidiaries (other than Good Ideas as to which USAT makes no representation) own and have good and marketable title in and to all of their respective assets, properties and interests in properties (both real and personal) which are reflected in the latest balance sheet included in the USAT Financial Statements and/or are utilized in connection with the operation of the business of USAT and such Subsidiaries as presently constituted and/or acquired after that date (except to the extent any of the same were disposed of since such date in the ordinary course of business), in all cases free and clear of all liens, security interests, claims and encumbrances of every kind, nature and description and rights and options of others except as expressly set forth in such balance sheet.

                  (h) Except as is set forth on Exhibit "D" hereto, USAT and the Subsidiaries (other than Good Ideas as to which USAT makes no representation) own all trademarks, service marks, tradenames, copyrights, similar rights and their registrations, trade secrets, methods, practices, systems, ideas, know how and confidential materials used or proposed to be used in the conduct of their respective businesses as conducted as of the date hereof (collectively the "Intangibles") free and clear of all liens, security interests, claims and encumbrances and rights and options of third parties (including, without limitation, former or current officers, directors, stockholders, employees and agents); neither USAT nor any such Subsidiary has licensed or leased any of the Intangibles and/or any interest therein to any person and/or entity except a Subsidiary; neither USAT nor any such Subsidiary has infringed, nor is infringing, upon the rights of others with respect to the Intangibles; neither USAT nor any such Subsidiary has received any notice of conflict with the asserted rights of others with respect to the Intangibles which could, singly or in the aggregate, materially adversely affect its business as currently conducted or prospects, financial condition or results of operations and USAT knows of no basis therefor; and, to the best of the knowledge of USAT, no others have infringed upon the Intangibles.

                  (i) Except as and to the extent reflected or reserved against in the USAT Financial Statements and/or as set forth on Exhibit "E" annexed hereto and made a part hereof, neither USAT nor any of the Subsidiaries (other than Good Ideas as to which USAT makes no representation) had, as at the respective date of such USAT Financial Statements, any material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of due and unpaid taxes, other governmental charges or lawsuits.

                  (j) Since the date of the most recent balance sheet included in the USAT Financial Statements, neither USAT nor any Subsidiary (other than Good Ideas as to which USAT makes no representation) has, except as set forth on Exhibit "F" annexed hereto and made a part hereof, (i) incurred any obligation or liability (absolute or contingent, secured or unsecured) except obligations and liabilities incurred in the ordinary course of the operation of its business as carried on at and prior to such date; (ii) canceled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it other than in the ordinary course of business; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to lien or security interest any of its material properties, tangible or intangible, or rights under any contract, permit, license, franchise or other agreement other than sales or other dispositions of goods or services in the ordinary course of business at customary prices; (iv) entered into any line of business other than that conducted by it on such date or entered into any transaction not in the ordinary course of its business; (v) conducted any line of business in any manner except by transactions customary in the operation of its business as conducted on such date; or (vi) declared, made or paid, or set aside for payment, any cash or non-cash dividends or other distribution on any shares of its capital stock.

                  (k) Except as set forth on Exhibit "G" annexed hereto and made a part hereof, neither USAT nor any of the Subsidiaries (other than Good Ideas as to which USAT makes no representation) is in default, in any material respect, under the terms of any outstanding agreement which is material to the business, operations, properties, assets or condition of USAT and/or the Subsidiaries (other than Good Ideas as to which USAT makes no representation); and there exists no event of default or event which, with notice and/or the passage of time, or both, would constitute any such default.

                  (l) Except as reported in the USAT Financial Statements and/or as set forth on Exhibit "H" hereto and made a part hereof, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of USAT, threatened against USAT and/or any Subsidiary (other than Good Ideas as to which USAT makes no representation) or involving their respective properties or businesses which, if determined adversely to USAT or such Subsidiary, would, individually or in the aggregate, result in a material adverse change in the financial position, stockholders' equity, results of operations, properties, business, management or affairs of USAT or such Subsidiary, or which question the validity of this Agreement or of any action taken, or to be taken, by USAT pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of USAT, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity, including, without limitation, any customer, supplier, lender, stockholder, former or current employee, agent or landlord. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming USAT and/or any Subsidiary (other than Good Ideas as to which USAT makes no representation) and/or enjoining USAT and/or any such Subsidiary from taking, or requiring USAT and/or any such Subsidiary to take, any action and/or by which USAT and/or any such Subsidiary is, and/or their respective properties or businesses are, bound or subject.

                  (m) USAT and each of the Subsidiaries (other than Good Ideas as to which USAT makes no representation) has filed all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property or otherwise) required to be filed under the laws of the United States and all applicable states and has paid in full all taxes which are due pursuant to such returns or claimed to be due by any taxing authority or otherwise due and owing. No penalties or other charges are, or will become, due with respect to the late filing of any such return. To the best of the knowledge of USAT, after due investigation, each such tax return heretofore filed by USAT and each of such Subsidiaries correctly and accurately reflects the amount of its tax liability thereunder. USAT has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable.

                  (n) The authorized and outstanding capitalization of USAT is as set forth on Exhibit "I" annexed hereto and made a part hereof; as of the date hereof and the Closing Date, there shall not be authorized and/or issued and outstanding any shares of capital stock of USAT and/or rights to purchase shares of capital stock of USAT except as set forth on Exhibit "I". The issued and outstanding shares of the USAT Common Stock and outstanding options, warrants and other similar rights to purchase the USAT Common Stock have been duly authorized and validly issued. All such outstanding shares of the USAT Common Stock are fully paid and nonassessable. All such outstanding options, warrants and similar rights to purchase the USAT Common Stock constitute the valid and binding obligations of USAT, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies. There are no preemptive rights. USAT has no reason to believe that any holder of such outstanding shares of the USAT Common Stock is subject to personal liability solely by reason of being such a holder. The offers and sales of such outstanding shares of the USAT Common Stock and outstanding options, warrants and similar rights to purchase the USAT Common Stock were, at all relevant times, either registered under the applicable provisions of the Securities Act and the applicable state securities laws or exempt from such registration or prospectus filing requirements pursuant to an exemption for which USAT and/or such offering or sale fully qualified, or any claim arising out of, or relating to, any such offering and/or sale are barred by the statute of limitations. The authorized shares of the USAT Common Stock and outstanding options, warrants and similar rights to purchase the USAT Common Stock conform to the description thereof contained in the current filings by USAT pursuant to the Exchange Act. No dividends or other distributions of the assets of USAT have been or will be declared and/or paid prior to the Closing Date on or with respect to the USAT Common Stock.

                  (o) Except as is set forth on Exhibit "J" hereto, since the date of the most recent balance sheet included in the USAT Financial Statements, there has not been, with respect to USAT and/or the Subsidiaries (other than Good Ideas as to which USAT makes no representation), except as set forth in or permitted by this Agreement, or, in the ordinary course of business:

                           (i) Any change in their respective business,
operations or financial condition, or the manner of managing or conducting their respective business and operations; none of which changes, if any, has had a material adverse effect on such business, operations or financial condition, taken as a whole;

                           (ii) Any change in their respective accounting
methods or practices (including, without limitation, any change in depreciation, amortization and/or good will policies or rates);

                           (iii) Any damage, destruction or loss (whether or not
covered by insurance) materially and adversely affecting their respective assets, business, operations or financial condition;

                           (iv) Any declaration, setting, or payment of a
dividend or other distribution with respect to the USAT Common Stock or any direct or indirect redemption, purchase or other acquisition by USAT of any of the shares of the USAT Common Stock;

                           (v) Any issuance or sale of any shares of their
respective capital stock of any class or any other securities, except for the exercise of Warrants to purchase shares of the USAT Common Stock outstanding prior to the date hereof;

                           (vi) Any loan by any of them to any person or entity
and/or the issuance of any guaranty by any of them for or with respect to their own or another's obligations;

                           (vii) Any waiver or release of any material right or
claim;

                           (viii) Any sale, lease, abandonment, assignment,
transfer, license or other disposition (including any agreement and/or option for, or with respect to, any of the foregoing) by any of them of any material real property or tangible or intangible assets, property or rights (and/or interest therein);

                           (ix) Any incurrence of any material obligation or
liability, absolute or contingent;

                           (x) Any payment of any material obligation or
liability, absolute or contingent, except for current liabilities reflected in, or shown on, the USAT Financial Statements and/or incurred subsequent to the date thereof in the ordinary course of business and/or in connection with the transactions contemplated by this Agreement;

                           (xi) Any labor problems and/or other events or
conditions of any character materially and/or adversely affecting, or which might materially and/or adversely affect, the financial condition, business, assets or prospects of any of them;

                           (xii) Any amendment, termination or modification of
any material agreement or license to which any of them is a party which has or may have a material affect on the financial condition, business, assets or prospects of any of them; and

                           (xiii) Any agreement by any of them to do or perform
any of the things described in this Section 13(o).

                  (p) At the Closing, all of the shares of the USAT Common Stock to be issued by USAT pursuant to this Agreement shall be, and be deemed to be, duly and validly authorized and, when issued to the Good Ideas Minority Stockholders in exchange for their shares of the Good Ideas Common Stock, duly and validly issued, fully paid and nonassessable and free and clear of all federal and state issuance, stock and/or company taxes, liens, claims, encumbrances and charges.

         14. ACQUISITION REPRESENTATIONS AND WARRANTIES. In order to induce Good Ideas to execute and perform this Agreement, Acquisition does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective Date) as follows:

                  (a) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. Neither prior to the date hereof has Acquisition engaged, nor prior to the Closing Date will Acquisition engage, in any business activity of any kind nature or description except in connection with the implementation of the transactions herein described. Acquisition has no subsidiaries, nor, at the present time is it, or at the Closing will it be, a partner or joint venturer with any other person or entity.

                  (b) (i) Acquisition has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by Acquisition of the transactions herein contemplated and the compliance by Acquisition with the terms of this Agreement have been duly authorized by Acquisition; (iii) this Agreement is the valid and binding obligation of Acquisition, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies;
(iv) the execution, delivery and performance of this Agreement by Acquisition and the consummation by Acquisition of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-Laws of Acquisition, (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquisition pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Acquisition is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected; or (C) to the best knowledge of Acquisition, after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Acquisition or its assets. No consent, approval, authorization or order of any court, governmental agency, authority or body (other than as required pursuant to the Securities Act, the Exchange Act and/or state securities or "take over" statutes and/or any party to an agreement to which Acquisition is a party and/or by which it is bound, is required in connection with the execution, delivery and performance of this Agreement, and/or the consummation by Acquisition of the transactions contemplated by this Agreement.

                  (c) Acquisition is not in violation of, or in default under,
(i) any term or provision of its Certificate of Incorporation or By-Laws; (ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties is, or may be, bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its assets.

                  (d) Acquisition was incorporated on December 18, 1995 and its sole asset is the $1,000 which USAT paid in subscription for 100 shares of its authorized 1,500 shares of common stock, without par value, and it has incurred no liabilities other than its incorporation costs. Prior to the date hereof, Acquisition has conducted no business operations and, prior to the Effective Date, its sole activities will be in connection with the transactions contemplated by this Agreement.

                  (e) The financial and other books and records of Acquisition are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices.

                  (f) Except as set forth on Exhibit "K" hereto and made a part hereof, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of Acquisition, threatened against Acquisition or involving its assets which, if determined adversely to Acquisition, would, individually or in the aggregate, result in a material adverse change in the financial position, stockholders' equity, results of operations, properties, business, management or affairs of Acquisition, or which question the validity of this Agreement or of any action taken or to be taken by Acquisition pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of Acquisition, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming Acquisition and/or enjoining Acquisition from taking, or requiring Acquisition to take, any action, and/or by which Acquisition is, and/or its assets are, bound or subject.

         15. GOOD IDEAS COVENANTS, Good Ideas shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the Good Ideas Minority Stockholders to approve this Agreement and/or the termination of this Agreement as herein provided):

                  (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of Good Ideas herein contained and/or satisfy each covenant or condition required to be performed or satisfied by Good Ideas at or prior to the Closing and/or to cause or permit the implementation of the Merger;

                  (b) Not take or perform any action which would or might cause any representation or warranty made by Good Ideas herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by Good Ideas at or prior to the Closing and/or the implementation of the Merger;

                  (c) Carry on and maintain its business in substantially the same form, style and manner as heretofore operated by it; perform, in all material respects, all of its respective obligations under all material agreements, leases and documents relating to or affecting its respective assets, properties and businesses; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it.

                  (d) Not make, or permit to be made on its behalf, any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of USAT or, in the case of an announcement required by applicable securities laws, prior consultation with USAT; and

                  (e) Immediately advise USAT of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of Good Ideas herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit Good Ideas from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement.

         16. USAT COVENANTS. USAT shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the Good Ideas Minority Stockholders to approve this Agreement and/or the termination of this Agreement as herein provided):

                  (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of USAT herein contained and/or satisfy each covenant or condition required to be performed or satisfied by USAT at or prior to the Closing and/or to cause or permit the implementation of the Merger;

                  (b) Not take or perform any action which would or might cause any representation or warranty made by USAT herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by USAT at or prior to the Closing and/or the implementation of the Merger;

                  (c) Carry on and maintain its business in substantially the same form, style and manner as heretofore operated by it; perform, in all material respects, all of its obligations under all material agreements, leases and documents relating to or affecting its assets, properties and business; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it;

                  (d) Not make any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of Good Ideas or, in the case of an announcement required by applicable securities laws, prior consultation with Good Ideas; and

                  (e) Immediately advise Good Ideas of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of USAT herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit USAT from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement.

         17. USAT AND ACQUISITION CONDITIONS PRECEDENT. The obligations of USAT and Acquisition to implement this Agreement and consummate the Merger are, at their respective elections, subject to, and conditioned upon, the satisfaction (and/or waiver except as to Section 17(a), (b) and (h)) of each of the following conditions:

                  (a) Prior to the Closing Date the holders of more than 50% of the shares of the Good Ideas Common Stock owned by the Good Ideas Minority Stockholders shall have adopted this Agreement by consenting to the adoption of this Agreement pursuant to the Consent Solicitation Statement-Prospectus.

                  (b) The Registration Statement shall have been declared effective by the SEC and all appropriate state securities administrators and no "stop orders" shall have been issued and/or be in effect or a proceeding for such purpose shall have been instituted and be pending.

                  (c) The representations and warranties of Good Ideas contained in this Agreement shall be true and correct in all respects as of the Effective Date with the same effect as if made on and as of the Effective Date and Good Ideas shall have performed in all material respects all of its covenants and obligations contemplated hereunder to be performed on or prior to the Effective Date. At the Closing, USAT shall have received a certificate, executed by the President and the Secretary of Good Ideas (effective as of the Closing and the Effective Date) and in form reasonably acceptable to USAT, certifying as of both the date of this Agreement and the Closing Date, the truth and accuracy of (and the remaking of) the representations and warranties of Good Ideas herein contained, including, without limitation, those set forth in Section 12 hereof.

                  (d) Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business or operations of Good Ideas, nor shall any event have occurred or condition exist which, with the passage of time or the giving of notice, may cause or create any such adverse material change.

                  (e) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to USAT and its counsel and USAT and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

                  (f) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Closing.

                  (g) All statutory requirements for the valid consummation by Good Ideas of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Good Ideas of the transactions herein described and/or to permit the businesses currently carried on by Good Ideas to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.

                  (h) Good Ideas shall have received a written opinion from Whale Securities Co., L.P., satisfactory to USAT in form and content, regarding the fairness, from a financial point of view, to the Good Ideas Minority Stockholders of (i) the terms of the Merger and (ii) the agreements among USAT, Good Ideas and Acquisition described in this Agreement.

         18. GOOD IDEAS CONDITIONS PRECEDENT. The obligation of Good Ideas to implement this Agreement and consummate the Merger is, at its election, subject to, and conditioned upon, the satisfaction (and/or waiver except as to Section 18(a), (c) and (i)) of each of the following conditions:

                  (a) Prior to the Closing Date the holders of a majority of the shares of Good Ideas Common owned by the Good Ideas Minority Stockholders shall have adopted this Agreement by consenting to the adoption of this Agreement pursuant to the Consent Solicitation/Prospectus.

                  (b) Prior to the Closing Date USAT shall have adopted this Agreement by filing with Good Ideas a consent to its adoption.

                  (c) The Registration Statement shall have been declared effective by the SEC and all appropriate state securities administrators and no "stop orders" shall have been issued and/or be in effect or a proceeding for such purpose shall have been instituted and be pending.

                  (d) The representations and warranties of USAT and Acquisition contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if made on and as of the Effective Date. At the Closing, Good Ideas shall have received a certificate, executed by the President and the Secretary of USAT and Acquisition (effective as of the Closing and the Effective Date) and in form and content reasonably acceptable to Good Ideas, certifying, as to both the date of this Agreement and the Closing Date the truth and accuracy of (and the remaking of) the representations and warranties of USAT and Acquisition herein contained, including, without limitation, those set forth in Sections 13 and 14 hereof.

                  (e) Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business or operations of USAT and the Subsidiaries (excluding Good Ideas) as a consolidated entity, nor shall any event have occurred or condition exist which, with the passage of time or the giving of notice, may cause or create any such adverse material change.

                  (f) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to Good Ideas and its counsel and Good Ideas and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

                  (g) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Closing.

                  (h) All statutory requirements for the valid consummation by USAT of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by USAT of the transactions herein described and/or to permit the businesses currently carried on by USAT to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.

                  (i) Good Ideas shall have received a written opinion from Whale Securities Co., L.P., satisfactory to Good Ideas in form and content, regarding the fairness, from a financial point of view, to the Good Ideas Minority Stockholders of (i) the terms of the Merger and (ii) the agreements among USAT, Good Ideas and Acquisition described in this Agreement.

         19. TERMINATION.

                  (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after submission to, or approval by, the Good Ideas Minority Stockholders as herein provided either:
(a) by mutual agreement of the Boards of Directors of Good Ideas and USAT; or
(b) by the Board of Directors of either Good Ideas or USAT if either (i) by the board of directors of either USAT or Good Ideas if, based upon the opinion of its outside counsel, the board of directors determines that making a recommendation to the Good Ideas Minority Stockholders to adopt the Merger Agreement would reasonably cause the members of such board of directors to breach their fiduciary duties under applicable law to their respective stockholders or (ii) there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining USAT, Good Ideas or Acquisition from consummating the Merger is issued by a court of competent jurisdiction and such order, decree, injunction or judgment has become final and non-appealable. This Agreement shall terminate if the closing shall not have taken place on or prior to December 31, 1996.

                  (b) If this Agreement shall be terminated and/or the Merger abandoned pursuant to the provisions of subsection (a) of this Section 19 hereof (other than by reason of the default of any party hereunder), then and in that event USAT shall bear all of the costs and its special expenses except for those of Whale Securities Co., L.P. and of special counsel to Good Ideas and there shall be no liability on the part of any party hereto (and/or their respective officers, directors, agents and employees) to any other party hereto (and/or their respective officers, directors, agents and employees).

         20. COSTS AND EXPENSES. USAT shall pay all costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the costs and expenses relating to the preparation of this Agreement and the Registration Statement, such as attorneys' fees, accounting fees, printing expenses and consent solicitation expenses, except that Good Ideas will pay all costs and expenses of Whale Securities Co., L.P. and of its special counsel.

         21. NOTICES. Any and all notices, requests or instructions desired to be given by any party hereto to any other party hereto shall be in writing and shall be either be hand delivered or mailed to the recipient first class, postage prepaid, certified, return receipt requested at the following respective addresses:

         To:  Good Ideas Enterprises, Inc.
              10410 Trademark Street
              Rancho Cucamonga, California  91730
              Attn:  President

         With a copy to:

              Rosenman & Colin, LLP
              575 Madison Avenue
              New York, New York  10022
              Attn:  Edward H. Cohen, Esq.

         To:  USAT or Acquisition
              10410 Trademark Street
              Rancho Cucamonga, California  91730
              Attn: Chief Executive Officer

         With a copy to:

              Gold & Wachtel, LLP
              110 East 59th Street
              New York, New York  10022
              Attn:  Robert W. Berend, Esq.

or to such other address as any party hereto shall designate in a writing complying with the provisions of this Section 21.

         22. WAIVER. Each of the parties hereto may, by written instrument, (a) extend the time for the performance of any of the obligations or other acts of any party hereto; (b) waive any inaccuracies of such other party in the representations and warranties contained herein or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the covenants of such other party contained in this Agreement; (d) waive such other party's performance of any of such party's obligations set out in this Agreement; and (e) waive any condition to its obligation to effect the Merger. Anything in this Section 22 to the contrary notwithstanding, no party hereto may waive the requirement that the holders of a majority of the shares of the Good Ideas Common owned by the Good Ideas Minority Stockholders must consent to the adoption of this Agreement and the Merger.

         23. AMENDMENTS. This Agreement may be amended at any time prior to the Effective Date (whether before or after the consent of stockholders of Good Ideas as herein provided) by a writing executed by the respective Presidents of USAT, Good Ideas and Acquisition (upon due authorization by their respective Boards of Directors); provided, however, that after the satisfaction of the condition set forth in Sections 17(a) and 18(a) in no event may the amount or the form of the consideration to be received by the holders of the Good Ideas Minority Stockholders be changed without the approval of the Good Ideas Minority Stockholders.

         24. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be fully performed therein and without regard to principles of conflicts of laws.

         25. EFFECTIVENESS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and any controlling person of any party hereof as provided in Section 15 of the Securities Act and their respective successors, transferees, heirs, assigns and beneficiaries.

         26. COUNTERPARTS. This Agreement may be executed in multiple copies, each of which shall constitute an original, but all of which shall constitute one and the same agreement.

         27. PARTIAL INVALIDITY. If any term, covenant or condition in this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this Agreement shall be enforced to fullest extent permitted by law.

         28. INTEGRATION. This Agreement (including the Exhibits hereto, the documents and instruments delivered by the parties hereto and any other documents executed and delivered and/or to be executed and delivered pursuant to the provisions of this Agreement as herein provided) sets forth the entire agreement among the parties hereto with respect to the subject matter herein contained. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between or among the parties hereto with respect to the subject matter hereof except as herein and in such ancillary documents provided. This Agreement can only be altered, amended, modified, terminated or rescinded by a writing executed by the party to be charged.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

ATTEST:                                    U.S. ALCOHOL TESTING OF
                                               AMERICA, INC.



                                           By:
- ----------------------------------            ----------------------------------
Secretary

                                           GOOD IDEAS ACQUISITION CORP.




                                           By:
- ----------------------------------            ----------------------------------
Secretary

                                           GOOD IDEAS ENTERPRISES, INC.




                                           By:
- ----------------------------------            ----------------------------------
Secretary

DRAFT                                                                 APPENDIX B





                                                            August __, 1996

The Board of Directors
Good Ideas Enterprises, Inc.
10410 Trademark Street
Rancho Cucamonga, CA 91730

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness to the minority stockholders of Good Ideas Enterprises, Inc. ("Good Ideas"), from a financial point of view, of the exchange ratio to be offered to the minority stockholders of Good Ideas under the Agreement and Plan of Merger dated as of April 12, 1996 (the "Merger Agreement") among Good Ideas, U.S. Alcohol Testing of America, Inc. ("USAT") and Good Ideas Acquisition Corp., a wholly owned subsidiary of USAT ("Acquisition Corp."), pursuant to which Acquisition Corp. will be merged with and into Good Ideas (the "Proposed Merger"). As more specifically set forth in the Merger Agreement, holders of the 1,548,680 issued and outstanding shares of Good Ideas' common stock, par value $.001 per share, not owned by USAT (the "Minority Good Ideas Drug Common Stock"), will receive ___ of a share (the "Exchange Ratio") of USAT's common stock, par value $.01 per share (the "USAT Common Stock"), for each share of the Minority U.S. Drug Common Stock. The holders of the Minority Good Ideas Common Stock will thus receive an aggregate of _____________ shares of the USAT Common Stock, subject to adjustment for fractional shares. Cash will be paid in the Proposed Merger in lieu of fractional shares of the USAT Common Stock. The terms and conditions of the Proposed Merger are more fully set forth in the Merger Agreement.

     In arriving at our opinion, we have reviewed and considered, among other things: (i) the Merger Agreement; (ii) Good Ideas' and USAT's Annual Reports on Form 10-K for the three fiscal years ended March 31, 1996, 1995 and 1994 and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1995, September 30, 1995 and December 31, 1995; (iii) certain information, including financial forecasts, relating to the businesses, earnings and prospects of U.S. Drug and USAT, furnished to us by senior management; (iv) the historical market prices and trading activity for U.S. Drug and USAT shares; and (v) publicly available information concerning certain other companies and transactions we considered relevant to our analysis. In addition, we have held discussions with the managements of Good

Ideas and USAT for the purpose of reviewing the historical and current operations of such companies and the business prospects for each.

     In conducting our analysis and in arriving at our opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of the financial and other information that was publicly available or provided to us and we have not undertaken to independently verify the same. We have not prepared or obtained any independent evaluation or appraisal of Good Ideas' or USAT's assets or liabilities. We have assumed and relied upon the senior management of Good Ideas and USAT as to the reasonableness and achievability of the financial and operating forecasts furnished by management (and the assumptions and bases therefor). Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have been retained by the Board of Directors of Good Ideas to act as financial advisor to Good Ideas only with respect to this fairness opinion. We have not in the past three years previously acted on behalf of Good Ideas or USAT. We are currently separately engaged to render a fairness opinion to the Board of Directors of U.S. Drug Testing, Inc. ("U.S. Drug"), an affiliate of Good Ideas and USAT, for which we will receive a customary fee. In addition, in the ordinary course of our securities business, we may actively trade equity securities of Good Ideas and/or USAT and/or U.S. Drug for our own account and the accounts of customers, and we, therefore, may from time to time hold a long or short position in such securities. Our opinion is directed to the Board of Directors of Good Ideas and does not constitute a recommendation to any stockholder of Good Ideas as to how such a stockholder should consent on any matter submitted for Good Ideas stockholder consent in connection with the Proposed Merger.

     On the basis of and subject to the foregoing, as of the date hereof, we are of the opinion that the Exchange Ratio in the Proposed Merger is fair to the minority stockholders of Good Ideas from a financial point of view.

                                        Very truly yours,



                                        Whale Securities Co., L.P.

======================================================                        ======================================================

 No person has been authorized to give any information
 or to make any representations in connection with
 this offering other than those contained in this
 Consent Solicitation Statement/Prospectus and, if
 given or made, such information or representations                                       U.S. ALCOHOL TESTING OF
 must not be relied upon as having been authorized                                        AMERICA, INC.
 by USAT or Good Ideas. This Prospectus does not
 constitute an offer to sell or a solicitation of an
 offer to buy the securities offered hereby to any
 person in any state or other jurisdiction in which
 such offer or  solicitation would be unlawful.
 Neither the delivery of this Prospectus nor any sale
 made hereunder shall, under any circumstances, create
 any implication that the information contained herein
 is correct as of any time subsequent to the date
 hereof.
               _____________________

                 TABLE OF CONTENTS

                                              Page
                                              ----
 Available Information.......................   2
 Summary.....................................   3                                             CONSENT SOLICITATION
 Summary Historical and Proforma                                                                  STATEMENT/
   Combined Financial Data...................  17                                                  PROSPECTUS
 Risk Factors................................  23                                                      TO
 Terms of the Transaction....................  33                                            MINORITY STOCKHOLDERS
 The Merger and Related Matters..............  38                                                      OF
 Material Contacts of USAT with Good Ideas...  71                                         GOOD IDEAS ENTERPRISES, INC.
 Business of the Company.....................  74
 Business of Good Ideas......................  93
 USAT Principal Stockholders................. 101
                                                                                              --------------------
 Good Ideas Principal Stockholders........... 105
 USAT Market Information..................... 107
 Good Ideas Market Information............... 108
 USAT Management............................. 110
 Good Ideas Management....................... 119
 The Company's Selected Financial Data....... 123
 The Company's Management's Discussion
   of Financial Condition and Results of
   Operations................................ 125
 Good Ideas' Selected Financial Data......... 141
 Good Ideas' Management's Discussion of
   Financial Condition and Results of
   Operations................................ 142
 Commission Position on Indemnification...... 148
 Legal Matters............................... 149
 Experts..................................... 149
 Change in Accountants....................... 150                                                _________________, 1996
 Index to The Company's Financial
   Statements................................ 151
 Index to Good Ideas Financial
   Statements................................ 152
 Appendix A - The Merger Agreement...........
 Appendix B - Opinion of Whale
   Securities Co., L.P.......................

======================================================                        ======================================================


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Board of Directors of U.S. Alcohol Testing of America, Inc. (the "Registrant" or "USAT") has authorized indemnification of directors and officers of the Registrant to the fullest extent permitted by Delaware law.

         Section 145(a) of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM 21.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits


         All of the following exhibits designated with a footnote reference are incorporated herein by reference to a prior registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or a periodic report filed by USAT pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. An exhibit marked with an asterisk is filed with this Amendment No. 1 to this Registration Statement. If no footnote reference or marking with an asterisk is made, the exhibit was previously filed with this Registration Statement.



Number           Exhibits
- ------           --------
2(a)             Copy of Exchange of Stock Agreement and Plan of Reorganization dated May 7, 1992 between Good Ideas
                 Enterprises, Inc., a Texas corporation ("Good Ideas Texas"), U.S. Alcohol & Drug Testing International
                 N.V. and David Brooks. (1)

2(b)             Copy of Agreement and Plan of Merger dated as of April 12, 1996 by and among USAT, Good Ideas
                 Acquisition Corp. and Good Ideas Enterprises, Inc., a Delaware corporation ("Good Ideas").  (Reference is made to Appendix A to Part I of this Registration Statement.)

2(c)             Copy of Agreement and Plan of Merger dated as of April 23, 1996 by and among USAT, U.S. Drug
                 Acquisition Corp. and U.S. Drug Testing, Inc. ("U.S. Drug"). (2)

2(d)             Copy of the Certificate of Merger of Good Ideas Texas with and into Good Ideas as filed on December 17,
                 1992.(1)

3(a)             Copy of Certificate of Incorporation of USAT as filed in Delaware on April 15, 1987. (3)

3(a)(1)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on July 10, 1989. (3)

Number           Exhibits
- ------           --------
3(a)(2)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on September 25, 1989. (3)

3(a)(3)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on October 5, 1990. (3)

3(a)(4)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on December 26, 1990. (4)

3(a)(5)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on November 1, 1991. (4)

3(a)(6)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on May 20, 1992. (5)

3(b)             Copy of By-Laws of USAT. (3)

4(a)             Specimen of Common Stock certificate of USAT. (3)

4(b)             Specimen of Class "A" Cumulative and Convertible Preferred Stock certificate of USAT. (3)

4(c)             Specimen of Class "B" Non-Voting Preferred Stock certificate of USAT. (6)

4(d)*            Form of Common Stock purchase warrant expiring February 16, 1999 of USAT to be issued in lieu of the
                 Common Stock purchase warrant of Good Ideas filed as Exhibit 10(aa)(1) hereto.

5(a)             Opinion of Gold & Wachtel, LLP.

8*               Opinion of Rosenman & Colin, LLP.

10(a)            Form of the Company's Indemnification Agreement with Officers and Directors. (3)

10(b)            Copy of Employment Agreement dated December 13, 1993 between USAT and James C. Witham. (6)

10(c)            Copy of Employment Agreement dated December 13, 1993 between USAT and Karen B. Laustsen. (6)

10(d)            Copy of Employment Agreement dated December 13, 1993 between USAT and Gary S. Wolff. (6)

Number           Exhibits
- ------           --------
10(e)            Copy of Employment Agreement dated December 13, 1993 between USAT and Michael J. Witham. (6)

10(f)            Copy of Employment Agreement dated March 1, 1993 between Douglas G. Allen, USAT and U.S. Drug. (2)

10(g)            Copy of Employment Agreement dated as of December 15, 1993 between William D. Robbins and Good Ideas.
                 (1)

10(h)            Copy of License Agreement dated January 24, 1992 by and between the United States Department of the
                 Navy and USAT.  (Confidential Treatment Requested for Exhibit.) (7)

10(h)(1)         Copy of Amendment dated March 15, 1994 to License Agreement filed as Exhibit 10(h) hereto. (2)

10(h)(2)         Copy of Amendment dated June 16, 1995 to License Agreement filed as Exhibit 10(h) hereto. (2)

10(h)(3)         Copy of Letter dated May 15, 1995 from the USN to USAT. (2)

10(i)            Copy of Assignment dated as of January 1, 1993 between USAT and U.S. Drug of the Licensing Agreement filed as Exhibit 10(h) hereto. (7)

10(i)(1)         Copy of Amended Sublicense Agreement dated September 23, 1993 superseding the Assignment filed as
                 Exhibit 10(i) hereto. (2)

10(i)(2)         Copy of Approval dated September 24, 1993 by Department of the Navy of Amended Sublicense Agreement
                 filed as Exhibit 10(i) hereto. (2)

10(j)            Copy of Cooperative Research Agreement (the "CRDA Agreement") dated April 16, 1992 by and between Naval
                 Research Laboratory Section, United States Department of the Navy, and USAT. (7)

10(j)(1)         Copy of Assignment of CRDA Agreement dated as of January 1, 1993 by and between U.S. Drug and USAT. (7)

10(k)            Copy of Management Agreement dated April 1, 1993 by and between U.S. Drug and USAT. (7)

Number           Exhibits
- ------           --------
10(k)(1)         Copy of Amendment dated July 20, 1993 to Management Services Agreement filed as Exhibit 10(k) hereto.
(7)

10(l)            Copy of Management Services Agreement dated December 29, 1993 by and between Good Ideas and USAT. (1)

10(m)            Copy of Equipment, Licensing, Servicing and Maintenance Agreement dated as of December 13, 1994 by and between USAT and METPATH, Inc. (6)

10(n)            Copy of Equipment, Licensing, Servicing and Maintenance Agreement dated as of December 22, 1994 by and between USAT and National Health Laboratories Incorporated. (6)

10(o)            Copy of Lease dated March 18, 1991 by and between Rancho Cucamonga Business Park as landlord and USAT as tenant. (6)

10(o)(1)         Copy of Lease Modification Agreement to Lease filed as Exhibit 10(o) hereto. (6)

10(o)(2)         Sub-Lease Agreement dated as of January 1, 1993 by and between USAT as sublandlord and U.S. Drug as subtenant. (7)

10(p)            Copy of Lease dated December 9, 1992 by and between Melvin E. Evans as landlord and Good Ideas as tenant. (1)

10(q)            Copy of Lease expiring June 30, 1999 by and between Rancho Cucamonga Business Park as landlord and U.S.
                 Rubber Recycling, Inc. ("USRR") as tenant. (6)

10(r)            Copy of Asset Purchase Agreement dated June 20, 1988 between Luckey Laboratories, Inc. and USAT. (3)

10(r)(1)         Copy of Consulting and Royalty Agreement dated June 20, 1988 between Manley Luckey and USAT. (3)

10(r)(2)         Copy of Amendment dated August 1990 to Consulting and Royalty Agreement filed as Exhibit 10(r)(1)
                 hereto. (3)

Number           Exhibits
- ------           --------
10(s)            Copy of Investment Banking Agreement dated July 1, 1991, as revised October 1, 1991, between Jeffrey
                 Brooks Securities, Inc. and USAT. (3)

10(t)            Copy of Asset Purchase Agreement dated November 2, 1992 by and between Adflo International, Inc. and
                 USAT. (8)

10(u)            Copy of Stock Purchase Agreement dated March 30, 1995 between Alconet, Inc., Dakotanet, L.L.C. and
                 USAT. (9)

10(v)            Form of Warrant Agreement dated December 17, 1990 between J. Gregory & Company Inc. and USAT. (3)

10(v)(1)         Form of Underwriter's Warrant expiring December 17, 1997 of USAT. (3)

10(w)            Form of Common Stock purchase warrant expiring October 31, 1996 of USAT. (5)

10(x)            Form of Common Stock purchase warrant. (4)

                 USAT's Common Stock purchase warrants expiring August 28, 1996, September 1, 1996, September 16, 1996,
                 September 30, 1996, October 31, 1996, May 17, 1997, September 16, 1997, November 1, 1997, December 17,
                 1997, December 31, 1997, February 28, 1998, April 15, 1998, July 17, 1998, August 27, 1998, September
                 1, 1998, November 1, 1998, November 15, 1998, December 13, 1998, December 20, 1998, December 27, 1998,
                 January 2, 1999, January 31, 1999, February 26, 1999, February 28, 1999, March 31, 1999, April 14,
                 1999, April 17, 1999, May 12, 1999, July 17, 1999, July 19, 1999, August 11, 1999, December 31, 1999,
                 January 29, 2000, October 19, 2000, December 31, 2000 and December 31, 2001 are substantially identical to the form of Common Stock purchase warrant filed (by incorporation by reference) as Exhibit 10(x)
                 hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.

10(y)            Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan of USAT. (3)

Number           Exhibit
- ------           -------
10(y)(1)         Form of Stock Option expiring August 1, 2004 issued pursuant to Exhibit 10(y) hereto. (6)

10(z)            Form of Common Stock purchase warrant expiring December 17, 1999. (10)

10(aa)           Form of Warrant Agreement by and between Good Ideas and Baraban Securities, Incorporated. (1)

10(aa)(1)        Form of Common Stock purchase warrant expiring February 16, 1999 of Good Ideas. (1)

10(bb)           Good Ideas 1993 Stock Option Plan. (1)

10(bb)(1)        Form of Stock Option expiring December 17, 2003 of Good Ideas. (1)

10(cc)           Copy of Agreement made as of December 14, 1995 by and between USAT, ProActive Synergies, Inc., Robert
                 Stutman & Associates, Inc. and Robert Stutman. (10)

10(dd)           Copy of Asset Purchase Agreement dated April 30, 1996 by and among USRR, USAT and Reclamation Resources
                 Inc. (11)

10(ee)           Copy of Stock Purchase Agreement dated as of May 21, 996 by and among USAT, Robert Stutman, Brian
                 Stutman, Sandra DeBow, Michael Rochelle and Kimberly Rochelle. (11)

10(ee)(1)        Form of Secured Promissory Note dated May 21, 1996 is Exhibit A to Exhibit 10(ee) hereto.

10(ee)(2)        Form of Security Agreement dated May 21, 1996 by and among USAT, Robert Stutman and Brian Stutman is
                 Exhibit C to Exhibit 10(ee) hereto.

10(ee)(3)        Form of USAT Warrant expiring May 20, 1999 is Exhibit B to Exhibit 10(ee) hereto.

10(ee)(4)        Form of Registration Rights Agreement dated as of May 21, 1996 by and between USAT, Robert Stutman,
                 Brian Stutman, Michael Rochelle, Kimberly Rochelle and Sandra DeBow is Exhibit D to Exhibit 10(ee) hereto.

10(ff)           Copy of Severance Agreement dated May 21, 1996 by and between USAT and Robert Stutman. (11)

Number           Exhibits
- ------           --------
10(gg)           Copy of Severance Agreement dated May 21, 1996 by and between USAT and Brian Stutman.  (11)

10(hh)*          Copy of Severance Agreement dated June 27, 1996 by and between USAT and Linda H. Masterson.

10(ii)*          Copy of Sublease dated as of June 20, 1996 by and between Lifecare Investments, Inc. ("Lifecare"),
                 Sublessor, and USAT, Sublessee.

10(ii)(2)*       Copy of Wingate Commons Business Park Net Lease dated September 27, 1991 by and between Reynolds Metals
                 Development Company, Landlord, and Lifecare, Tenant.

10(ii)(3)*       Copy of First Addendum to the Lease filed as Exhibit 10(ii)(2) hereto.

10(ii)(4)*       Copy of Second Addendum to the Lease filed as Exhibit 10(ii)(2) hereto.

10(jj)           Copy of the Certificate of Incorporation of Good Ideas as filed in Delaware on June 5, 1992. (1)

10(jj)(1)        Copy of Restated Certificate of Incorporation of Good Ideas as filed in Delaware on February 3, 1994.
                 (1)

10(jj)(2)        Copy of By-Laws of Good Ideas. (1)

10(kk)           Copy of Employment Agreement dated as of June 1, 1995 between Richard Snyder and Good Ideas. (12)

10(ll)           Copy of Employment Agreement dated as of December 15, 1993 between William Rodish and Good Ideas. (1)

10(mm)           Copy of Employment Agreement dated April 1, 1994 between Jody Harding and Good Ideas. (13)

10(nn)           Copy of Demand Promissory Note dated March 31, 1995 executed by USAT in favor of Good Ideas. (12)

10(nn)(1)        Copy of Demand Promissory Note dated March 31, 1995 executed by USRR in favor of Good Ideas. (12)

10(oo)           Copy of Certificate of Incorporation of U.S. Drug as filed in Delaware on October 8, 1999. (7)

Number           Exhibits
- ------           --------
10(oo)(1)        Copy of Amendment to the Certificate of Incorporation of U.S. Drug as filed in Delaware on October 13,
                 1992. (7)

10(oo)(2)        Copy of By-Laws of U.S. Drug. (7)

16(a)            Letter dated November 16, 1995 from Wolinetz, Gottlieb & Lafazan, P.C. to the Securities and Exchange
                 Commission. (14)

21               Subsidiaries of USAT. (6)

23(a)            Consent of Wolinetz, Gottlieb & Lafazan, P.C.

23(b)            Consent of Gold & Wachtel, LLP is included on their opinion filed as Exhibit 5 hereto.

23(c)            Consent of Rosenman & Colin, LLP is included in their opinion filed as Exhibit 8 hereto.

23(d)            Consent of Ernst & Young LLP.



- ------------------


1. Filed as an exhibit to Good Ideas' Registration Statement on Form S-1, File No. 33-73494, and incorporated herein by this reference.


2. Filed as an exhibit to U.S. Drug's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.



3. Filed as an exhibit to USAT's Registration Statement on Form S-18, File No. 33-29718, and incorporated herein by this reference.



4. Filed as an exhibit to USAT's Registration Statement on Form S-1, File No. 33-43337, and incorporated herein by this reference.



5. Filed as an exhibit to USAT's Registration Statement on Form S-1, File No. 33-47855, and incorporated herein by this reference.



6. Filed as an exhibit to USAT's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by this reference.

7. Filed as an exhibit to U.S. Drug's Registration Statement on Form SB-2, File No. 33-61786, and incorporated herein by this reference.



8. Filed as an exhibit to USAT's Current Report on Form 8-K filed on November 2, 1992 and incorporated herein by this reference.



9. Filed as an exhibit to USAT's Current Report on Form 8-K dated April 12, 1995 and incorporated herein by this reference.



10. Filed as an exhibit to USAT's Registration Statement on Form S-8 filed on March 5, 1996 and incorporated herein by this reference.



11. Filed as an exhibit to USAT's Current Report on Form 8-K filed on June 5, 1996 and incorporated herein by this reference.



12. Filed as an exhibit to Good Ideas' Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by this reference.



13. Filed as an exhibit to Good Ideas' Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.



14. Filed as an exhibit to USAT's Current Report on Form 8-K/A filed on November 22, 1995 and incorporated herein by this reference.





(b)      FINANCIAL STATEMENT SCHEDULES


         Financial Statement Schedules are omitted as they are not required, are inapplicable, or the information is included in the financial statements or the notes thereto.


(c)      ITEM 4(b) INFORMATION

         The opinion of Whale Securities, Inc. is furnished as Appendix B to the Consent Solicitation Statement- Prospectus which is Part I of this Registration Statement.

ITEM 22.         UNDERTAKINGS.



         The undersigned Registrant hereby undertakes:



         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;



                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;



                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;



                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.



         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendments shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.


         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to a registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City
of New York, State of New York, on July   , 1996.



                                    U.S. ALCOHOL TESTING OF AMERICA, INC.
                                                (Registrant)



                                    By:     /s/ Robert Stutman
                                       ----------------------------------
                                            Robert Stutman
                                            Chairman, and
                                            Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this amendment to a registration statement has been signed by the following persons
in the capacities indicated on July    , 1996.


Signature                         Title
- ---------                         -----


/s/ Robert Stutman                Principal Executive Officer
- ----------------------------      and Director
Robert Stutman




/s/ Joseph Bradley                Acting Principal Financial and
- ----------------------------      Accounting Officer
Joseph Bradley




                                  Director
- ----------------------------
Alan I. Goldman




                                  Director
- ----------------------------
John C. Lawn




                                  Director
- ----------------------------
Peter M. Mark



/s/ Linda H. Masterson            Director
- ----------------------------
Linda H. Masterson



/s/ Lee S. Rosen                  Director
- ----------------------------
Lee S. Rosen

                                 EXHIBIT INDEX


                     U.S. ALCOHOL TESTING OF AMERICA, INC.
                          AMENDMENT NO. 1 TO FORM S-4
                       REGISTRATION STATEMENT ON FORM S-4
                      EXHIBITS FILED WITH AMENDMENT NO. 1
                       TO FORM S-4 REGISTRATION STATEMENT



Number           Exhibit                                         Page Number
- ------           -------                                         -----------
2(b)             Copy of Agreement and Plan of Merger            Appendix A
                 Appendix A dated as of April 12, 1996
                 by and among U.S. Alcohol Testing of
                 America, Inc. ("USAT"), Good Ideas
                 Acquisition Corp. and Good Ideas
                 Enterprises, Inc., a Delaware corporation
                 ("Good Ideas").

8                Opinion of Rosenman & Colin, LLP.

10(hh)           Copy of Severance Agreement dated
                 June 27, 1996 between USAT and Linda
                 H. Masterson.

10(ii)           Copy of Sublease dated as of June 20,
                 1996 by and between Lifecare
                 Investments, Inc. ("Lifecare"),
                 Sublessor, and USAT, Sublessee.

10(ii)(2)        Copy of Wingate Commons Business
                 Park Net Lease dated September 27,
                 1991 by and between Reynold Metals
                 Development Company, Landlord, and
                 Lifecare, Tenant.

10(ii)(3)        Copy of First Addendum to the Lease
                 Filed as Exhibit 10(ii)(2) hereto.

10(ii)(4)        Copy of Second Addendum to the Lease
                 filed as Exhibit 10(ii)(2) hereto.

23(a)            Consent of Wolinetz, Gottlieb &
                 Lafazan, P.C.

23(d)            Consent of Ernst & Young LLP.
